Form 10-K, Exhibit 13
period 1996-12-31
RELIASTAR FINANCIAL CORP
filed 1997-03-18
CIK 841528

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

(In Millions, Except Per Share Data)             1996              1995             1994              1993             1992
-----------------------------------------------------------------------------------------------------------------------------
REVENUES AND EARNINGS(1)
Premiums                                       $  836.9          $  851.5         $  726.9          $  659.6         $  589.9
Net Investment Income                             940.7             891.1            618.3             635.0            606.7
Realized Investment Gains (Losses)                 11.2               4.9            (27.4)            (32.4)           (33.7)
Other Income                                      401.8             342.9            253.0             228.2            215.1
-----------------------------------------------------------------------------------------------------------------------------
   Total Revenues                               2,190.6           2,090.4          1,570.8           1,490.4          1,378.0
Benefits and Expenses                           1,886.5           1,830.6          1,404.2           1,361.8          1,288.4
Income Tax Expense                                106.1              90.7             58.9              46.1             29.0
Net Dividends on Preferred Securities of Subsidiary 5.0              --               --                --               --
-----------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
   Extraordinary Charges and Cumulative Effect
   of Accounting Changes                          193.0             169.1            107.7              82.5             60.6
Loss from Discontinued Operations                  --                (5.4)            (2.6)             --               --
Extraordinary Charges                              --                --               --                (9.7)            (1.3)
Cumulative Effect of Accounting Changes            --                --               --                (7.5)            --
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                     $  193.0          $  163.7         $  105.1           $  65.3          $  59.3
-------------------------------------------------------------------------------------------------------------------------------
Operating Income(2)                            $  187.6          $  166.6         $  124.4          $  101.8          $  82.0
-------------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders    $  187.8          $  155.4          $  96.8           $  57.0          $  50.1
-------------------------------------------------------------------------------------------------------------------------------
Per Common Share (Fully Diluted)
Operating Income(2)                             $  4.60           $  4.03          $  3.59           $  3.08          $  2.70
Income from Continuing Operations Before
   Extraordinary Charges and Cumulative Effect
   of Accounting Changes                           4.73              4.10             3.08              2.45             1.93
Net Income                                         4.73              3.96             3.00              1.90             1.88
Dividends Paid Per Common Share                    1.09              .975             .875              .785              .73
FINANCIAL POSITION(1)
Assets                                       $ 16,707.0        $ 15,519.2       $ 10,366.8         $ 9,912.9        $ 9,075.2
Notes and Mortgages Payable                       407.5             422.3            194.6             230.3            220.5
Other Liabilities                              14,760.9          13,676.8          9,373.7           8,882.0          8,174.9
Trust-Originated Preferred Securities             120.9              --               --                --               --
Shareholders' Equity, as Reported
   Preferred                                       --                68.7             67.9              66.7             65.8
   Common(3)                                    1,417.7           1,351.4            730.6             733.9            614.0
Common Shareholders' Equity Excluding
   Unrealized Investment Gains and Losses(4)    1,276.9           1,104.6            810.0             733.9            614.0
OTHER DATA (UNAUDITED)(1)
Book Value Per Common Share(4,5)               $  31.91          $  28.54         $  25.14          $  22.98         $  20.85
Year-End Market Price Per Common Share           57-3/4            44-3/8            29                32             25-7/16
Assets Under Management(4)                     18,141.0          15,826.5         10,602.4           9,715.6          8,801.8
Statutory Premiums and Deposits                 2,603.2           2,467.4          1,810.1           1,587.8          1,382.2
INSURANCE PRODUCT SALES(6)
Individual Life                                $  119.0          $  104.2         $   74.2          $   63.5         $   60.2
Individual Annuity                                643.3             669.6            427.8             355.7            310.8
Group Life                                         43.5              23.0             30.5              26.3             29.1
Group Health                                       32.1              49.1             68.3              91.3             57.7
Life and Health Reinsurance                        70.2              46.5             57.5              32.2             27.7
Retirement Plan Sales                             315.7             255.2            201.3             110.9             74.9
-------------------------------------------------------------------------------------------------------------------------------
   Total                                      $ 1,223.8         $ 1,147.6         $  859.6          $  679.9         $  560.4
-------------------------------------------------------------------------------------------------------------------------------
LIFE INSURANCE IN-FORCE
Individual                                   $ 67,653.1        $ 66,399.5       $ 27,808.3        $ 26,761.6       $ 25,781.5
Group                                         117,342.1         106,873.7         96,503.8          88,784.6         78,796.5
Reinsurance                                     5,220.0           4,715.4          5,319.3           3,512.8          3,265.4
-------------------------------------------------------------------------------------------------------------------------------
   Total                                     $190,215.2        $177,988.6       $129,631.4        $119,059.0       $107,843.4
-------------------------------------------------------------------------------------------------------------------------------

(1) The acquisition of USLICO Corporation on January 17, 1995 was accounted for as a purchase and, accordingly, financial data prior to January 1995 have not been restated to reflect the acquisition.

(2) During 1996, the Company changed its definition of operating income to exclude realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs and present value of future profits. Prior period information has been restated to reflect this definition of operating income.

(3) Common shareholders' equity was increased by $140.8 million and $246.8 million at December 31, 1996 and 1995, respectively and reduced by $79.4 million at December 31, 1994 due to the effects of SFAS No. 115. In accordance with the requirements of SFAS No. 115, amounts for 1993 and prior years have not been restated.

(4) The December 31, 1996, 1995 and 1994 amounts exclude the impact of net unrealized investment gains and losses.

(5) Prior period amounts have been restated to reflect, on a pro forma basis, the December 31, 1996 conversion of the ESOP convertible preferred stock to common stock.

(6)  Represents   annualized  amounts  received  on  new  business  written  for individual and group life and health insurance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

The discussion of business segment results that follows refers to the above pretax segment results and, in each instance, amounts are before income taxes unless otherwise noted.

RESULTS OF OPERATIONS

Pretax results of operations by business segment are summarized below:

                                                                                        Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                       1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------
Pretax Operating Income (Loss)(1)
   Individual Insurance                                                             $204.5            $181.6           $118.8
   Employee Benefits                                                                  46.0              44.1             41.2
   Life and Health Reinsurance                                                        50.7              43.5             37.4
   Pension                                                                            14.0              10.3              7.6
   Corporate and Other                                                               (19.3)            (23.5)           (12.6)
-----------------------------------------------------------------------------------------------------------------------------
   Pretax Operating Income                                                           295.9             256.0            192.4
Pretax Net Realized Investment Gains (Losses)                                          8.2               3.8            (25.8)
-----------------------------------------------------------------------------------------------------------------------------
   Pretax Income before Net Dividends on Preferred Securities of Subsidiary          304.1             259.8            166.6
Tax Expense                                                                          106.1              90.7             58.9
Dividends on Preferred Securities of Subsidiary, Net of Tax                            5.0              --               --
-----------------------------------------------------------------------------------------------------------------------------
   Income from Continuing Operations                                                 193.0             169.1            107.7
Loss from Discontinued Operations                                                     --                (5.4)            (2.6)
-----------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                       $193.0            $163.7           $105.1
-----------------------------------------------------------------------------------------------------------------------------


(1) During 1996, the Company changed its definition of operating income to exclude realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs (DAC) and present value of future profits (PVFP).Prior period information has been restated to reflect this definition of operating income.


1996 COMPARED WITH 1995
INDIVIDUAL INSURANCE The Individual Insurance segment of ReliaStar Financial Corp. (the Company or ReliaStar) is composed of the individual insurance division of ReliaStar Life Insurance Company (ReliaStar Life), Northern Life Insurance Company (Northern), ReliaStar United Services Life Insurance Company (United Services) and ReliaStar Bankers Security Life Insurance Company (Bankers Security). These subsidiaries are sometimes collectively referred to as the Insurers. ReliaStar Life, United Services and Bankers Security were formerly known as Northwestern National Life Insurance Company, United Services Life Insurance Company and Bankers Security Life Insurance Society, respectively.
     Pretax operating income increased $22.9 million compared with 1995. The primary reason for the earnings increase was an increase in interest spreads and an 8% increase in assets under management. The average interest spread of 254 basis points increased 26 basis points compared to 1995. The increase in interest spreads was the result of a 23 basis point reduction in the average crediting rate, and a three basis point increase in the portfolio yield. For most of the business, crediting rates on in force business are reset annually at the beginning of the calendar year and are guaranteed for one year. Crediting rates offered on new business can be changed at any time in response to competition and market interest rates, and are guaranteed on most new premium received to the end of the calendar year.
     Total individual life insurance and annuity sales for 1996 (as measured by new premiums and deposits) decreased one percent compared with 1995. This reflects a 14% increase in life sales and a 4% decrease in annuity sales. Lower sales of individual fixed annuities were the primary reason for the sales decrease compared with 1995. The decline in fixed annuity sales was due to lower market interest rates and reflected an industry-wide trend.
     Sales of individual variable annuities increased 87% compared with 1995 primarily due to favorable stock market conditions and the low interest rate environment.
     The amount of business in force has a much larger impact on earnings during a year than the amount of new sales for the Individual Insurance segment. One measure of business in force is the amount of assets under management for the segment. Assets under management were $11.2 billion at December 31, 1996 compared with $10.4 billion at December 31, 1995.

EMPLOYEE BENEFITS Pretax operating income for the Employee Benefits segment increased $1.9 million compared with 1995. The increase in pretax income was primarily due to favorable morbidity experience and higher investment income which, in total, increased pretax operating income $9.8 million. These favorable impacts were partially offset by unfavorable mortality experience and higher expenses, which decreased pretax income $8.0 million. Pretax operating income in the group long-term disability line of business was $2.3 million in 1996 compared with a pretax operating loss of $5.4 million in 1995.

LIFE AND HEALTH REINSURANCE Pretax operating income of the Life and Health Reinsurance segment increased $7.2 million compared with 1995. Income for the segment was higher than 1995 due primarily to a 10% increase in earned premiums, increased investment income and a slightly more favorable overall loss ratio compared with 1995. Earnings in the reinsurance business can fluctuate based upon a number of factors, including pricing, market capacity, the availability and pricing of retrocessional programs, loss experience and the risk profile of the book of business.

PENSION The Pension segment is composed of the 401(k) retirement plan, participating pension and Guaranteed Investment Contract (GIC) lines of business. As of December 31, 1996, the amounts of contract liabilities of the 401(k) retirement plan, participating pension and GIC lines of business were $1,015.8 million, $454.0 million and $74.3 million, respectively. The Company is not issuing new participating pension or GIC contracts.
     Pretax operating income of the Pension segment increased $3.7 million compared with 1995. Pretax operating income from the 401(k) retirement plan line of business increased $2.2 million to $4.8 million. Income in this line was up primarily due to higher fee revenues attributable to a 65% increase in assets under management. Pretax operating income in the participating pension and GIC lines of business increased $1.5 million compared with 1995 primarily due to higher interest margins.

CORPORATE AND OTHER The pretax operating loss for Corporate and Other decreased $4.2 million compared with 1995. Operating losses were lower primarily due to a decrease in losses of $1.7 million from the Company's mutual fund operation-Northstar Investment Management Corporation (Northstar)-and short-term interest income on the proceeds from the issuance of $125.0 million in
Trust-Originated Preferred Securities (TOPrSsm) prior to the redemption of $63.25 million of 10% Senior Cumulative Preferred Stock (see Financial
Condition-Liquidity and Capital Resources-ReliaStar Financial Corp.). TOPrSsm dividend expense ($5.0 million, net of tax) is reported after operating income on a separate line on the results of operations table shown on the previous page.

1995 COMPARED WITH 1994
ACQUISITION On January 17, 1995, ReliaStar completed the acquisition of USLICO Corporation (USLICO). The acquisition was accounted for using the purchase method of accounting; accordingly, the 1995 results of operations include the operations of the former USLICO subsidiaries from the date of acquisition. Prior periods do not include the operating results of USLICO and, therefore, the 1995 operating results are not directly comparable with prior periods.

INDIVIDUAL INSURANCE Pretax operating income increased $62.8 million compared with 1994. The primary reason for the earnings increase was the additional pretax operating income from United Services and Bankers Security of approximately $60.1 million. The 1995 pretax operating income from United Services and Bankers Security includes pretax losses of $4.2 million from Bankers Security group life and long term disability business.
     Excluding the earnings of United Services and Bankers Security, pretax operating income of $121.5 million was up 2% compared with 1994. The earnings increase primarily reflects higher margins due to 12% growth in assets under management offset by a slight decrease in interest spreads. The average interest spread of 229 basis points in 1995 compares to 232 basis points in 1994.
     Total individual life insurance and annuity sales for 1995 (as measured by new premiums and deposits) increased 54% compared with 1994 excluding sales of United Services and Bankers Security in 1994. When sales of United Services and Bankers Security are included in both 1995 and 1994, the individual life insurance and annuity sales for 1995 increased 17%. This reflects a 6% increase in life sales and a 19% increase in annuity sales. Sales of individual fixed annuities were the primary reason for the sales increase over 1994. Sales of fixed annuities peaked in the second quarter of 1995 and then declined in the third and fourth quarters. The decline in fixed annuity sales was in response to lower market interest rates and reflects an industry-wide trend. Sales of individual fixed annuities for the fourth quarter of 1995 decreased 16% compared with either the third quarter of 1995 or the fourth quarter of 1994.
     Sales of individual variable annuities decreased 5% compared with 1994, including sales of United Services and Bankers Security in both years; however, sales of individual variable annuities in the fourth quarter of 1995 increased 18% and 54% compared with the third quarter of 1995 and the fourth quarter of 1994, respectively.

EMPLOYEE BENEFITS Pretax operating income for the Employee Benefits segment increased $2.9 million compared with 1994. The increase in pretax income was primarily due to favorable mortality and higher investment income which, in total, increased operating income $10.2 million. These favorable impacts were partially offset by unfavorable morbidity, which decreased pretax income $3.4 million, and by a decrease in operating earnings of $3.6 million in the HMO operations primarily due to adverse claims experience. The group long-term disability pretax operating loss was $5.4 million in 1995.
     The Company sold its HMO in the fourth quarter of 1995. Proceeds were insignificant and the sale was break-even on a pretax basis.

LIFE AND HEALTH REINSURANCE Pretax operating income of the Life and Health Reinsurance segment increased $6.1 million compared with 1994. Income for the segment was higher than 1994 due primarily to a 14% increase in earned premiums, increased investment income and a slightly more favorable overall loss ratio as compared with 1994. Loss ratios improved throughout the segment except long-term disability and managed care.

PENSION As of December 31, 1995, the amounts of contract liabilities of the 401(k) retirement plan, participating pension and GIC lines of business were $600.0 million, $539.3 million and $114.6 million, respectively.
     Pretax operating income of the Pension segment increased $2.7 million compared with 1994. Pretax operating income from the 401(k) retirement plan line of business increased $1.4 million to $2.6 million in 1995. Income in this line was up primarily due to higher levels of assets under management. Pretax operating income in the participating pension and GIC lines of business increased $1.3 million compared with 1994 primarily due to higher interest margins reflecting a reduction in lost investment income.

CORPORATE AND OTHER The pretax operating loss for Corporate and Other increased $10.9 million compared with 1994. Operating losses were higher primarily due to higher levels of interest expense (approximately $12.0 million) due to the debt assumed from USLICO (subsequently refinanced) and to short-term borrowings to fund the buyback of common stock completed during 1995. Also, gains on sales of servicing rights by ReliaStar Mortgage Corporation, the Company's mortgage banking subsidiary, were approximately $2.7 million lower in 1995 than in 1994. These unfavorable variances were partially offset by a decrease in losses of $.9 million from Northstar and a decrease in unrecovered Corporate costs of approximately $3.3 million primarily related to lower benefit costs and increased investment advisory fees charged to other business segments. Based on information received in the fourth quarter of 1995, the Company recorded an additional accrual of $3.5 million for estimated future guaranty association assessments for known insolvencies.

REALIZED INVESTMENT GAINS AND LOSSES
The sources of pretax net realized investment gains (losses) were as follows:

                                      Year Ended December 31
-------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
-------------------------------------------------------------------------------
Net Gains (Losses) on
   Sales of Investments
     Fixed Maturity Securities     $  3.2     $  3.3    $  2.1
     Equity Securities                1.3       12.6        .6
     Mortgage Loans                    .1        (.1)      --
     Foreclosed Real Estate           1.8         .6        .7
     Real Estate                      2.7        1.7       (.2)
     Other                           13.2        2.2       3.2
Provisions for Losses on Investments
     Fixed Maturity Securities       (2.6)      (3.0)    (13.9)
     Equity Securities                --         (.1)     (1.0)
     Mortgage Loans                  (3.5)      (6.3)     (4.9)
     Foreclosed Real Estate          (3.5)      (5.2)    (11.8)
     Real Estate                     (1.1)       (.8)      --
     Other                            (.4)       --       (2.2)
-------------------------------------------------------------------------------
Pretax Realized Investment
   Gains (Losses)                    11.2        4.9     (27.4)
DAC/PVFP Amortization(1)             (3.0)      (1.1)      1.6
-------------------------------------------------------------------------------
   Pretax Net Realized
     Investment Gains (Losses)     $  8.2     $  3.8    $(25.8)
-------------------------------------------------------------------------------

(1)  Due to realized investment gains and losses.


Gross realized investment gains and losses from the sale of available-for-sale fixed maturity securities were as follows:

                                      Year Ended December 31
-------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
-------------------------------------------------------------------------------
Gross Realized Gains                $ 8.7      $ 8.3     $ 5.0
Gross Realized Losses                (5.5)      (5.0)     (2.9)
-------------------------------------------------------------------------------

The Company establishes allowances and writes down the value of specific assets based upon its continuing review of individual problem investments. The
Company's recording of allowances and write-downs based upon a review of individual problem assets results in fluctuations in the level of the provision for losses on investments reported in each period. The provision for losses on investments is affected to a significant degree by general economic conditions and the status of the real estate market. While the Company believes it has set aside appropriate reserves and allowances for problem investments, subsequent economic and market conditions may require the establishment of additional reserves.

INCOME TAXES
The Company's effective tax rate was 34.9% for 1996 and 1995 and 35.4% for 1994 compared to the federal tax rate of 35.0%.

DISCONTINUED OPERATIONS
In connection with the March 1992 sale of Chartwell Re Corporation (Chartwell), the Company and the acquiring company entered into a separate reciprocal reserve indemnification agreement with respect to the adequacy of the loss and loss adjustment expense reserves of Chartwell. The amounts accrued under the indemnification agreement are presented as discontinued operations in the Consolidated Statements of Income. On June 28, 1996 a final settlement of the reserve indemnification agreement was reached. The Company's previous accruals for this liability were adequate.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES -
RELIASTAR FINANCIAL CORP.
ReliaStar, as parent, is dependent upon dividends, interest and payments for other charges received from its subsidiaries to pay dividends to shareholders, service its debt and pay other obligations. The payment of dividends, interest or other charges by the Insurers is subject to restrictions imposed by applicable insurance laws and regulations.
     The payment of future dividends by ReliaStar will be largely dependent upon the ability of ReliaStar Life to pay dividends to it. Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be in an amount deemed prudent by ReliaStar Life's board of directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to net unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 1997, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $144.0 million.
     ReliaStar has loaned $100.0 million to ReliaStar Life under a surplus note. The original note, dated April 1, 1989, was issued in connection with ReliaStar Life's demutualization and was used to offset the surplus reduction related to the cash distribution to the mutual policyholders in the demutualization. This original note was replaced by a successor surplus note (the 1994 Note) dated November 1, 1994. The 1994 Note provides, subject to the regulatory constraints discussed below, that (i) it is a surplus note which will mature on September 15, 2003 with principal due at maturity, but payable without penalty, in whole or in part before maturity; (ii) interest is at 6-5/8% payable semi-annually; and (iii) in the event that ReliaStar Life is in default in the payment of any required interest or principal, ReliaStar Life cannot pay cash dividends on its capital stock (all of which is owned directly by ReliaStar). The 1994 Note further provides that there may be no payment of interest or principal without the express approval of the Minnesota Department of Commerce.
     On December 18, 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission for the issuance of up to $250.0 million of debt or equity securities. This filing replaced and superseded the unused portion ($140.0 million) of a previous shelf registration. On March 29, 1996, the Company sold $125.0 million of 8.20% TOPrSsm due March 15, 2016. The Company used the proceeds from this offering to redeem, at par, all of the outstanding shares of its 10% Senior Cumulative Preferred Stock on July 1, 1996, repay short-term bank debt and for general corporate purposes.
     On February 1, 1995, in a transaction related to the acquisition of USLICO, the Company issued $110.0 million of 8-5/8% notes (8-5/8% Notes) at a price of 99.274% due February 15, 2005. A substantial portion of the proceeds from the sale of the 8-5/8% Notes was used to redeem approximately $96.0 million of convertible subordinated debentures that were assumed in conjunction with the acquisition of USLICO.
     The Company purchased 1,391,500 shares of its common stock at an average cost of $35.67 under the common stock buyback program announced January 17, 1995. No additional common stock will be repurchased under this program.
     The Company maintains a Dividend Reinvestment and Optional Cash Payment Plan. The plan provides shareholders with an opportunity to reinvest the dividends on their shares of the common stock of the Company and to make additional purchases of shares at a discount from the market based price. The amount of the discount may be changed or eliminated from time to time at the option of the Company. Pursuant to this program, the Company has issued 122,825, 67,627 and 65,953 shares for an aggregate purchase price of $5.5 million, $2.3 million and $2.0 million during the years ended December 31, 1996, 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES - INSURERS
Liquidity for life insurance companies is measured by their ability to pay scheduled contractual benefits, pay operating expenses and fund investment commitments. Sources of liquidity include scheduled and unscheduled principal and interest payments on investments, premium payments and deposits and the sale of liquid investments. These sources of liquidity for the Insurers significantly exceed scheduled uses.
     Liquidity is also affected by unscheduled benefit payments, including death benefits, benefits under insured accident and health policies and contract withdrawals and surrenders. The amount of withdrawals and surrenders is affected by a variety of factors such as credited interest rates for competing products, general economic conditions, the Insurers' claims paying ratings and events in the industry which affect policyholders' confidence.
     The Insurers' investment portfolios represent a significant source of liquid assets. As of December 31, 1996, the Insurers' investment portfolio included $6.7 billion (40% of total assets) of short-term investments and investment grade marketable bonds. The December 31, 1996 investment portfolio also included $2.2 billion of investment grade privately placed bonds which, while not publicly traded, are a source of liquidity.
     The policies and annuities issued by the Individual Insurance segment contain provisions which allow contractholders to withdraw or surrender their contracts under defined circumstances. These policies and annuities generally contain provisions which apply penalties or otherwise restrict the ability of contractholders to make such withdrawals or surrenders. The Insurers closely monitor the surrender and policy loan activity of their insurance products and manage the composition of their investment portfolios, including liquidity, in light of such activity. The Insurers have not experienced any material changes in withdrawal and surrender activity attributable to their individual insurance products which would have a material effect on liquidity.
     Changes in interest rates may affect the incidence of policy surrenders and other withdrawals. In addition to the potential impact on liquidity, unanticipated withdrawals in a changed interest rate environment could adversely affect earnings if the Company were required to sell investments at reduced values in order to meet liquidity demands. The Company manages the asset and liability portfolios in order to minimize the adverse earnings impact of changing market interest rates. The Company seeks assets which have duration characteristics similar to the liabilities which they support. The Company also uses derivative instruments, such as interest rate swaps and futures contracts, to adjust the duration of the asset and liability portfolios (see Investments-Derivative Financial Instruments). The Company closely monitors its derivative usage and has procedures in place to manage counter-party risks and related exposures.
     Statutory surplus is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by each Insurer's state of domicile. Statutory accounting rules are different from generally accepted accounting principles (GAAP) and are intended to reflect a more conservative perspective by, for example, requiring immediate recognition of selling expenses.
     The Company's long-term growth goals contemplate continued growth in its insurance businesses. To achieve these growth goals, the Insurers will need to increase their statutory surplus. Additional statutory surplus may be secured through various sources such as internally generated statutory earnings or equity infusions by the Company with funds generated through debt or equity offerings.
     The state of domicile of each of the Insurers imposes minimum risk-based capital requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of a company's regulatory total adjusted capital, as defined, to its authorized control level risk-based capital, as defined. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The risk-based capital ratio of each of the Insurers significantly exceeds the ratios at which regulatory corrective action would be required.

CONSOLIDATED CASH FLOWS
The Company's cash balance at December 31, 1996 was $32.4 million. During 1996, net cash provided by operating and financing activities was $361.2 million and $50.4 million, respectively, which was offset by net cash used by investing activities of $427.7 million.
     The $361.2 million of net cash provided by operating activities was primarily the result of positive cash flow from premiums and investment income in excess of cash outflows for insurance benefits and sales and operating expenses. Net cash provided by financing activities of $50.4 million was primarily the result of positive cash flow from the net proceeds from the issuance of the TOPrSs securities offset by the redemption of the 10% Senior Cumulative Preferred Stock and dividends on common stock.

INVESTMENTS

The current investment strategy for the Company is designed to maintain the overall quality of the portfolios, to maintain an appropriate liquidity position, to assure appropriate asset/liability structures, to achieve asset type diversification and to avoid issuer concentration.
     The Company intends to direct most of its new investment cash flow in 1997 to the acquisition of investment grade marketable and privately placed bonds. The marketable bonds category includes both corporate issues and structured finance securities such as collateralized mortgage obligations (CMOs) and other mortgage-backed securities. The Company will make new investments in commercial mortgages and below investment grade bonds subject to overall limitations.
     The assets held by each of the Insurers are legally segregated and support only their respective contractual obligations. The investment portfolios of each Insurer are structured to reflect the characteristics of the liabilities which they support. The Company internally allocates assets within ReliaStar Life, United Services and Bankers Security to facilitate segment asset/liability matching. These segment allocations are solely for portfolio management purposes, and generally all of the assets allocated to a segment are available to satisfy the respective liabilities of all segments within each Insurer. Assets within these portfolios are selected to provide compatible duration, cash flow and return characteristics. All of the investments in the Insurers' portfolios are subject to diversification, quality and reserving requirements of state laws regulating the Insurers.

     The following table provides information regarding the composition of the Company's invested assets as of the indicated dates:


                                                                                         December 31
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                              1996                               1995
-----------------------------------------------------------------------------------------------------------------------------
Investment Grade Bonds:
   Marketables                                                  $ 6,604.9             55.0%        $ 6,551.5             55.5%
   Private Placements                                             2,156.2             18.0           2,062.1             17.4
-----------------------------------------------------------------------------------------------------------------------------
     Subtotal                                                     8,761.1             73.0           8,613.6             72.9
Below Investment Grade Bonds:
   Marketables                                                      279.7              2.4             198.8              1.7
   Private Placements                                               255.4              2.1             239.3              2.0
-----------------------------------------------------------------------------------------------------------------------------
     Subtotal                                                       535.1              4.5             438.1              3.7
Equity Securities                                                    36.9               .3              35.9               .3
Commercial Mortgages                                              1,359.6             11.3           1,465.0             12.4
Mortgages, Residential and Other                                    495.8              4.1             483.4              4.1
Real Estate                                                          77.5               .7              97.9               .8
Short-Term Investments                                              119.4              1.0             131.5              1.1
Other                                                               610.9              5.1             548.8              4.7
-----------------------------------------------------------------------------------------------------------------------------
   Total Invested Assets                                        $11,996.3            100.0%        $11,814.2            100.0%
-----------------------------------------------------------------------------------------------------------------------------


FIXED MATURITY SECURITIES
The amounts invested in fixed maturity securities as of December 31, 1996 and December 31, 1995 were $9.3 and $9.1 billion, respectively. The average marketable and private placement bond investments in a single corporate issuer (excluding structured finance securities such as CMOs, mortgage-backed pass throughs and asset-backed securities) as of December 31, 1996 were $9.4 million and $7.8 million, respectively.
     All of the Company's marketable and privately placed bonds are required to be evaluated by the Securities Valuation Office (SVO) of the NAIC. The SVO evaluates the investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories. The NAIC's categories closely follow the public rating agencies' definition for marketable bonds. NAIC categories 1 and 2 include bonds considered investment grade (BBB or higher) by the public rating agencies. Categories 3 through 6 are referred to as below investment grade (BB or lower).
     As of December 31, 1996, the weighted average book yields of the Company's investment grade portfolio and below investment grade portfolio were 7.8% and 9.0%, respectively. The weighted average book yield is not necessarily reflective of the net investment income ultimately realized by the Company. Investments with greater credit risk have a greater risk of default than investment grade securities, and, accordingly, some of the incremental book yield of the below investment grade portfolio may not be realized.

     The following  tables identify the amortized cost and the fair value of the
Company's   fixed  maturity   securities   with  respect  to  each  NAIC  credit
classification as of the indicated dates:


(In Millions)                                                              December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------
                                                         Marketables                            Private Placements
-----------------------------------------------------------------------------------------------------------------------------
NAIC                                         Amortized  Gross Unrealized     Fair    Amortized    Gross Unrealized    Fair
-----------------------------------------------------------------------------------------------------------------------------
Rating                                         Cost      Gains   (Losses)     Value       Cost     Gains  (Losses)     Value
-----------------------------------------------------------------------------------------------------------------------------
1                                             $4,738.4    $189.6    $(20.6) $4,907.4   $  779.7     $29.4    $ (3.6) $  805.5
2                                              1,633.7      70.2      (6.4)  1,697.5    1,311.3      43.0      (3.6)  1,350.7
3                                                252.3       8.3      (1.6)    259.0      158.2       3.0      (1.4)    159.8
4                                                 18.9        .3       (.3)     18.9       58.7       1.5       (.7)     59.5
5                                                  1.8        .1       (.1)      1.8       35.9        .2      (2.5)     33.6
6                                                 --        --        --        --          2.5      --        --         2.5
Redeemable Preferred Stock                          .5      --        --          .5        1.6      --         (.1)      1.5
-----------------------------------------------------------------------------------------------------------------------------
     Total                                    $6,645.6    $268.5    $(29.0) $6,885.1   $2,347.9     $77.1    $(11.9) $2,413.1
-----------------------------------------------------------------------------------------------------------------------------



(In Millions)                                                              December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                         Marketables                            Private Placements
-----------------------------------------------------------------------------------------------------------------------------
NAIC                                         Amortized  Gross Unrealized     Fair    Amortized    Gross Unrealized    Fair
-----------------------------------------------------------------------------------------------------------------------------
Rating                                         Cost      Gains   (Losses)     Value       Cost     Gains  (Losses)     Value
-----------------------------------------------------------------------------------------------------------------------------
1                                             $4,578.5    $309.7    $ (8.3) $4,879.9   $  810.2    $ 59.9    $ (1.0) $  869.1
2                                              1,546.9     126.6      (1.9)  1,671.6    1,113.9      79.4       (.3)  1,193.0
3                                                175.7       8.4      (2.6)    181.5      143.5       7.2      (3.0)    147.7
4                                                 17.1        .5      (2.2)     15.4       22.3       1.0       (.1)     23.2
5                                                  2.0        .1       (.2)      1.9       72.4        .8      (5.6)     67.6
6                                                 --        --        --        --           .8      --        --          .8
Redeemable Preferred Stock                          .5      --        --          .5        1.6      --         (.1)      1.5
-----------------------------------------------------------------------------------------------------------------------------
     Total                                    $6,320.7    $445.3    $(15.2) $6,750.8   $2,164.7    $148.3    $(10.1) $2,302.9
-----------------------------------------------------------------------------------------------------------------------------


     The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                   December 31, 1996                  December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                              Amortized             Fair         Amortized             Fair
(In Millions)                                                      Cost            Value              Cost            Value
-----------------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                          $  155.8         $  157.4          $  123.1         $  122.8
Due After One Year Through Five Years                             2,967.6          3,057.0           2,497.4          2,634.3
Due After Five Years Through Ten Years                            2,622.4          2,723.6           2,750.4          2,965.4
Due After Ten Years                                               1,055.3          1,108.7           1,056.5          1,172.9
Mortgage-Backed/Structured Finance Securities                     2,192.4          2,251.5           2,058.0          2,158.3
-----------------------------------------------------------------------------------------------------------------------------
     Total                                                       $8,993.5         $9,298.2          $8,485.4         $9,053.7
-----------------------------------------------------------------------------------------------------------------------------


The fair values for the marketable bonds are based upon the quoted market prices for bonds actively traded. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair market values for privately placed bonds which are not considered problems are determined utilizing a commercially available pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Utilizing these data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in the relevant market (see Problem Investments).
     Fair values of fixed income securities fluctuate due to a number of factors, including the market level of interest rates, fluctuations in the corporate spreads over the risk-free rate and changes in the credit quality of specific investments.
     The Company's marketable and private placement bond portfolios are diversified by industry (based upon amortized cost) as set forth in the following table:


                                                                                         December 31
                                                                                         -----------
-----------------------------------------------------------------------------------------------------------------------------
                                                                        Marketables                    Private Placements
-----------------------------------------------------------------------------------------------------------------------------
                                                                     1996             1995              1996             1995
-----------------------------------------------------------------------------------------------------------------------------
Basic Materials                                                       6.7%             4.2%              9.5%             7.1%
Consumer Non-Cyclical                                                 6.0              5.8              18.4             18.4
Consumer Products/Services                                            7.3              6.9              18.4             18.9
Energy                                                                6.2              6.4               6.9              7.1
Financial Services                                                   19.3             17.9              18.6             16.3
Government                                                            3.5              4.4                .8              1.0
Industrial                                                            3.6              6.3              10.3             11.4
Mortgage-Backed/Structured Finance Securities                        32.2             31.9               1.2              1.4
Real Estate                                                            .3               .1               1.3              1.6
Retailing                                                             2.3              2.6               5.9              6.4
Technology                                                            2.5              2.4               3.2              4.6
Utilities                                                            10.1             11.1               5.5              5.8
-----------------------------------------------------------------------------------------------------------------------------
     Total                                                          100.0%           100.0%            100.0%           100.0%
-----------------------------------------------------------------------------------------------------------------------------


BELOW INVESTMENT GRADE INVESTMENTS
Issuers of below investment grade debt frequently have relatively high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are issuers of investment grade securities.
     The largest investment in below investment grade bonds of any one borrower was approximately two-tenths of one percent of invested assets at December 31, 1996. The largest investment in below investment grade bonds of any one industry grouping was approximately 1.8% of invested assets at December 31, 1996. Concentrations of the portfolio in below investment grade bonds are regularly analyzed and adjusted as appropriate.

MORTGAGE-BACKED SECURITIES
The Company's investment policy permits the acquisition of mortgage-backed securities and collateralized mortgage obligations (collectively referred to as MBS securities) provided that the Company's aggregate investment in MBS securities shall not exceed 50% of its statutory assets and the Company shall not acquire any interests in residual, interest only, principal only or inverse floater tranches of MBS securities. The Company's investment strategy has been to invest primarily in actively traded MBS securities which are structured to reduce prepayment risk as compared to direct investments in the underlying mortgage collateral. The amortized cost and estimated fair value of investments in MBS securities categorized by interest rates on the underlying collateral were comprised of the following:

                                          December 31, 1996
-------------------------------------------------------------------------------
                                         Amortized      Fair
(In Millions)                                 Cost     Value
-------------------------------------------------------------------------------
Adjustable Rate Pass Through MBS Securities:
   Below 6%                                 $   45.1  $   45.2
   6% - 7%                                     109.9     111.0
   7% - 8%                                     350.5     351.1
   Above 8%                                     38.1      38.5
Fixed Rate Pass Through MBS Securities:
   Below 9%                                     10.4      11.0
   Above 9%                                      9.3      10.0
Planned Amortization Class MBS Securities:
   Below 7%                                    313.0     322.0
   7% - 8%                                     346.1     361.4
   8% - 9%                                     115.5     121.2
   Above 9%                                     18.6      19.1
Other MBS Securities:
   Below 7%                                    204.8     211.0
   7% - 8%                                      91.9      98.3
   8% - 9%                                      20.0      21.4
   Above 9%                                     12.6      13.1
-------------------------------------------------------------------------------
     Total MBS Securities                   $1,685.8  $1,734.3
-------------------------------------------------------------------------------

The Company invests in asset-backed securities in addition to the MBS securities described above. As of December 31, 1996, the Insurers held asset-backed securities with an amortized cost of $506.6 million and a fair value of $517.2 million.

MORTGAGE LOANS
The Company's commercial mortgage loans generally range in size from $1 million to $10 million, with the average commercial mortgage loan investment as of December 31, 1996 being approximately $2.1 million.
     The commercial mortgage loan portfolio diversification by property type and geographic region of the country was as follows:

Property Type                                   December 31
-------------------------------------------------------------------------------
                                              1996      1995
-------------------------------------------------------------------------------
Office                                          24.6%     30.0%
Industrial                                      23.5      26.2
Special Purpose                                 17.3      17.1
Retail                                          16.1      12.8
Apartment                                       15.7       9.4
Hotel/Motel                                      2.8       4.5
-------------------------------------------------------------------------------
   Total                                       100.0%    100.0%
-------------------------------------------------------------------------------

Geographic Region                               December 31
-------------------------------------------------------------------------------
                                              1996      1995
-------------------------------------------------------------------------------
Midwest                                         31.6%     32.5%
Pacific                                         30.1      30.7
Southeast                                       18.2      18.9
Northeast                                        8.7       5.9
Mountain                                         6.5       7.1
Southwest                                        4.9       4.9
-------------------------------------------------------------------------------
   Total                                       100.0%    100.0%
--------------------------------------------------------------------------------
The weighted average yield of the commercial mortgage loan portfolio as of December 31, 1996 was 8.7%. The weighted average maturity of these loans was 6.4 years.
     The Company invests in individual and pools of individual residential mortgage loans in addition to the structured finance securities backed by residential mortgages (see Fixed Maturity Securities). As of December 31, 1996 and 1995, the Insurers held $493.9 and $480.8 million, respectively, of non-securitized residential mortgage loans.

UNREALIZED INVESTMENT GAINS AND LOSSES
All of the Company's debt and equity securities are classified as available-for-sale and carried at fair value on the Consolidated Balance Sheets with unrealized investment gains and losses excluded from income and reported as a separate component of shareholders' equity.
     The components of net unrealized investment gains reported in shareholders' equity are shown below:

                                                December 31
-------------------------------------------------------------------------------
(In Millions)                                 1996      1995
-------------------------------------------------------------------------------
Unrealized Investment Gains                   $310.5   $ 569.9
DAC/PVFP Adjustment                            (93.8)   (189.4)
Deferred Income Taxes                          (75.9)   (133.7)
-------------------------------------------------------------------------------
   Net Unrealized Investment Gains            $140.8   $ 246.8
-------------------------------------------------------------------------------

Changes in net unrealized investment gains or losses are primarily the result of fluctuations in market interest rates which impact the market value of fixed interest rate securities. The change in market value of the Company's fixed maturity securities is not expected to have a significant effect on results of operations or liquidity because: 1) the Company has the present intent and practice to hold most of its available-for-sale fixed maturity securities to maturity and 2) the Company's asset/liability management activity is designed to monitor and adjust for the effects of changes in market interest rates.

DERIVATIVE FINANCIAL INSTRUMENTS
The Company has an established program prescribing the use of derivatives in its asset/liability management activity. The investment policy of each of the
Insurers  expressly  precludes  the  use of  such  instruments  for  speculative purposes. The policy details permissible uses and instruments and contains accounting and management controls designed to assure compliance with these policies. The Company is not a party to leveraged derivatives.
     The insurance liabilities of the Company are sensitive to changes in market interest rates. The Company has established procedures for evaluating these liabilities and structures investment asset portfolios with compatible characteristics. Investment assets are selected which provide yield, cash flow and interest rate sensitivities appropriate to support the insurance products.
     The Company uses interest rate swaps and interest rate futures as part of this asset/liability management program. The Company has acquired a significant amount of certain shorter duration investments, such as floating rate or adjustable rate investments. Acquisition of these assets shortens the duration of an asset portfolio. The Company uses interest rate swaps to extend the duration of these portfolios as an alternative to purchasing longer duration investments.
     The Company uses duration analysis to estimate the amount of sensitivity to market interest rate changes. Duration of a bond or portfolio can be thought of as the life in years of a notional zero-coupon bond whose fair value would change by the same amount in response to any change in market interest rates. The portfolio duration includes the duration impact added by interest rate swaps and interest rate futures contracts. Target durations are determined by the Company based upon the subjective evaluation of a number of characteristics of the liabilities, including such factors as the ability of the Company to modify interest crediting rates, the presence and magnitude of surrender charges, historical and projected lapse experience, the level of market interest rates and competition.
     The following table sets forth the asset duration, portfolio duration and target duration for the investment portfolio of each business segment:

                                       December 31, 1996
-------------------------------------------------------------------------------
                                    Asset    Portfolio    Target
(In Years)                         Duration   Duration   Duration
-------------------------------------------------------------------------------
Individual Insurance                  3.9        4.1       3.5-5.0
Employee Benefits                     3.4        3.8       3.5-8.0
Life and Health Reinsurance           4.3        4.4       3.5-8.0
Pension                               2.3        3.0       2.5-3.5
-------------------------------------------------------------------------------

At December 31, 1996, the Company had 69 interest rate swap contracts in effect with a notional amount of $1.11 billion. At December 31, 1995, the Company had 73 interest rate swap contracts in effect with a notional amount of $1.22 billion. During 1996, 4 new interest rate swap contracts were entered into with a notional amount of $70.0 million and 8 interest rate swap contracts matured with a notional amount of $183.0 million. There were no terminations of interest rate swap contracts prior to maturity during 1996. The Company had no deferred gains or losses at December 31, 1996 related to interest rate swap contracts terminated early. The estimated fair value of the interest rate swap contracts in effect at December 31, 1996 was an unrealized gain of $10.8 million.
     All of the interest rate swap contracts are standard contracts whereby the Company pays a floating rate of interest (generally based upon the LIBOR rate as determined from time to time) and receives a fixed rate (generally a specified contract rate). The following table details the characteristics of the Company's interest rate swap contracts at December 31, 1996.

                                                          Range of
                                      Notional           Fixed Rates
(In Millions)                          Amount             Received
--------------------------------------------------------------------------------
Maturing in One Year
   or Less                             $  87.0             6.9-9.3%
Maturing After One Year
   Through Three Years                   422.0             5.2-8.7
Maturing After Three Years
   Through Five Years                    510.5             5.3-8.1
Maturing After Five Years
   Through Seven Years                    90.0             6.3-8.2
--------------------------------------------------------------------------------
   Total Notional Amount              $1,109.5
--------------------------------------------------------------------------------

The Company closely monitors the effect of the swap position on reported income. The Company's investment portfolio includes a substantial amount of floating rate investments. Changes in market interest rates have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. Accordingly, the reported investment income (or losses) attributable to the Company's swap position will be approximately offset by the changed investment income of the Company's floating or adjustable rate investments in a changing rate environment. At December 31, 1996 the Company held $1.28 billion of adjustable rate invested assets, short-term investments and cash.
     The Company also enters into futures contracts, which are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a U.S. Treasury Bond at a specified price or yield. These contracts are entered into to manage interest rate risk of the Company's GIC operations. The contracts that the Company has entered into are exchange traded and marked to market daily. The contract value of these futures contracts at December 31, 1996 was $76.6 million.

PROBLEM INVESTMENTS
The Company classifies invested assets of the Insurers as problem investments where: (i) an asset is delinquent in a required payment of principal or interest; (ii) an asset is the subject of a foreclosure action or the borrower is in bankruptcy; (iii) a loan has been restructured; or (iv) a loan has been foreclosed and the collateral is owned (Problem Investments). The Company reports a mortgage loan as delinquent when a required payment of principal or interest is 60 days past due. Fixed maturity securities are reported as delinquent following the contractual grace period allowed for any required payment of principal or interest. The Company generally considers a loan as restructured when one or more of the following terms is changed for the benefit of the borrower: (i) interest rate for a specified period of time or for the life of the loan; (ii) maturity date; (iii) the principal face amount or timing of principal repayments on a contingent or absolute basis; or (iv) amount or timing of payment of accrued interest.
     The amortized cost of Problem Investments, net of related write-offs and allowances and non-recourse debt, was as follows:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                 1996      1995
--------------------------------------------------------------------------------
Fixed Maturity Securities(1)                   $15.5    $ 23.9
Commercial Mortgage Loans                       22.4      21.9
Residential and Other Mortgage Loans             4.2       8.1
Investment Real Estate(2)                       12.3      14.9
Foreclosed Real Estate                          37.4      50.2
--------------------------------------------------------------------------------
   Total                                       $91.8    $119.0
--------------------------------------------------------------------------------

(1)  All problem fixed maturity securities were private placements.

(2) The amounts shown represent real estate acquired as an investment which the Company has determined to be Problem Investments.

The amortized cost of Problem Investments in the preceding table reflects reductions for write-offs and allowances taken by the Company. The cumulative amounts of such write-offs and allowances on problem invested assets of the Insurers on the Consolidated Balance Sheets were as follows:

                                                December 31
-------------------------------------------------------------------------------
(In Millions)                                 1996      1995
-------------------------------------------------------------------------------

Fixed Maturity Securities                      $ 8.3     $ 8.0
Commercial Mortgage Loans                       10.5      10.9
Residential and Other Mortgage Loans              .7        .4
Investment Real Estate                          --         1.0
Foreclosed Real Estate                          24.7      29.3
-------------------------------------------------------------------------------

The Company establishes the carrying value of all Problem Investments. For problem marketable securities, the fair value is the quoted market value. For problem private placement debt securities, the fair value is determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in the relevant market.
     For problem and potential problem securities, the Company determines whether a decline in fair value below the amortized cost is other than temporary. If the decline in fair value is determined to be other than temporary, the Company writes down the cost basis to fair value and the amount of the write-down is recorded as a realized loss. Subsequent changes in the fair value of problem available-for-sale securities which are determined to be temporary are reflected directly in equity as unrealized investment gains or losses.
     Fair value for problem real estate and problem mortgage loans is determined taking into consideration one or more of the following factors, depending on the circumstances for each property, including: (i) property valuation techniques utilizing discounted cash flows at the time of stabilization including capital expenditures and stabilization costs; (ii) sales of comparable properties; (iii) geographic location of the property and related market conditions; and (iv) disposition costs. In many instances, there is not an active market for such properties. Therefore, the fair value determined by the Company may be greater than the price which may be realized if the Company were forced to liquidate such properties on an immediate sale basis. If fair value of a problem mortgage loan or real estate investment is less than the carrying value, the Company records a write-off or an increase in the allowance for uncollectible amounts. Foreclosed properties are actively managed by the Company in order to maximize net realizable value. The Company has the intent and ability to hold these assets until appropriate sales opportunities arise.
     The following tables set forth the distribution of problem commercial mortgage loans by property type and geographic region:

Property Type                                   December 31
--------------------------------------------------------------------------------
                                              1996      1995
--------------------------------------------------------------------------------
Office                                          67.9%     72.8%
Retail                                          15.4       6.1
Industrial                                      13.2      18.1
Hotel/Motel                                      3.5       3.0
--------------------------------------------------------------------------------
   Total                                       100.0%    100.0%
--------------------------------------------------------------------------------

Geographic Region                               December 31
--------------------------------------------------------------------------------
                                              1996      1995
--------------------------------------------------------------------------------
Midwest                                         51.5%     39.2%
Southeast                                       21.0      28.4
Pacific                                         17.2      28.0
Southwest                                        6.3       3.4
Northeast                                        2.7        --
Mountain                                         1.3       1.0
--------------------------------------------------------------------------------
   Total                                       100.0%    100.0%
--------------------------------------------------------------------------------

The Company also monitors its portfolios in an attempt to identify loans which are not currently classified as Problem Investments, but where the Company has knowledge which causes it to have serious doubts as to the ability of borrowers to comply with the present loan repayment terms. These loans (Potential Problem Investments) are subject to increased scrutiny and review by the Company. The amounts of private placements and mortgage loan Potential Problem Investments were $10.3 million and $12.4 million, respectively, at December 31, 1996.

INFLATION

The primary direct effect on the Company of inflation is the increase in operating expenses. A large portion of the Company's operating expenses consists of salaries which are subject to wage increases at least partly affected by the rate of inflation. The Company attempts to minimize the impact of inflation on operating expenses through programs to improve productivity.
     The rate of inflation also has an indirect effect on the Company. To the extent that the government's policies to control the level of inflation results in changes in interest rates, the Company's new sales of insurance products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

KNOWN TRENDS AND UNCERTAINTIES WHICH MAY AFFECT FUTURE REPORTED RESULTS

SUBSEQUENT EVENT
On February 23, 1997, the Company signed a definitive agreement to acquire and merge Security-Connecticut Corporation (SRC) into ReliaStar. SRC is a holding company with two primary subsidiaries: Security-Connecticut Life Insurance Company of Avon, Connecticut, and Lincoln Security Life Insurance Company of Brewster, New York. As of December 31, 1996, SRC had assets of $2.3 billion and total shareholders' equity of $355 million. The transaction will be effected through a stock-for-stock exchange. The exchange ratio will be determined based upon the average price of the Company's common stock during the twenty-day trading period concluding six days prior to the closing of the transaction and is subject to adjustments based upon changes in the market value of the Company's common stock. The definitive agreement also includes a breakup provision that would result in a payment of $8 million to ReliaStar under certain circumstances if the transaction is not completed. The acquisition will be accounted for as a purchase.
     Based on the closing price of $59.25 for ReliaStar common stock on February 21, 1997, SRC shareholders would receive .7932 of a share of ReliaStar common stock for each share of SRC common stock. Assuming the February 21 closing price, ReliaStar would issue approximately seven million additional shares of ReliaStar common stock, and the purchase price would be approximately $417 million, including transaction costs. Completion of the merger is expected in the second or third quarter of 1997, and is subject to normal closing conditions, including approval by SRC shareholders and various regulatory approvals.

HEALTH CARE MARKETPLACE ENVIRONMENT
The marketplace for the provision of health care employee benefits is changing in response to legislative and regulatory initiatives and a market trend toward capitated and managed care plans. The Company has determined that it will not seek to directly provide capitated plans, but, rather, will market plans maintained by third-party managed care organizations through a series of strategic alliances in selected markets. The Company intends to jointly market its group life coverage with its strategic partners in these markets. The Company expects that its book of insured health and health related business will decline over the next several years and the Company does not expect significant new sales of insured health and health related products. The Company cannot predict the impact that these market developments will have on future reported earnings. Excluding the earnings of the United Services and Bankers Security operations acquired in 1995, the health insurance and managed care businesses have, over the past three years, on average, represented approximately 8% of the Company's after tax earnings.

GUARANTY ASSOCIATION ASSESSMENTS
The Insurers are subject to state guaranty association assessments in all states in which they are admitted. Generally these associations guarantee specified amounts (commonly $100,000 of surrender values or $300,000 of other benefits) payable to residents of the state under policies of insolvent insurers. State laws vary widely on coverage (and inclusion in the assessment base) of GICs. Most state laws permit assessments or some portion thereof to be credited against future premium taxes. However, several states do not permit such a credit. While the Company believes that it has accrued appropriate amounts based upon currently available information, the Company could be subject to additional future assessments in amounts which may be material.

LITIGATION
The Company is a defendant in a number of lawsuits arising out of the normal course of the business of the Insurers. While the nature and amount of the Company's outstanding litigation has been fairly constant over the past several years, some life insurers have recently been subjected to significant punitive damages awards in certain jurisdictions. The Company is not aware of any actions or allegations which should reasonably give rise to any punitive damages liability. However, it is possible that in the future the Company could be subjected to such a liability in an amount which could be material.

IMPACT OF ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED IN THE FUTURE
In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities," which requires a company to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. This pronouncement is effective for certain transactions occurring after December 31, 1996 and the Company will adopt the provisions of this statement which have not been deferred by SFAS No. 127 in the first quarter of 1997. In December 1996, FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The effective date for transfers of financial assets covered by SFAS No. 127 is deferred for one year to transactions occurring after December 31, 1997. The Company will adopt the deferred provisions of SFAS No. 125 in the first quarter of 1998. The Company has not yet completed its analysis of the impact, if any, to future financial results as a result of applying SFAS No. 125 to future transactions.

FINANCIAL SERVICES DEREGULATION
The United States Congress is currently considering a number of legislative proposals intended to reduce or eliminate restrictions on affiliations among financial services organizations. Proposals are extant which would allow banks to own or affiliate with insurers and securities firms. An increased presence of banks in the life insurance and annuity businesses may increase competition in these markets. Because the Company currently provides insurance products for sale by banks, the adoption of these proposals could have a positive impact on the Company's sales through this venue. The Company cannot predict the impact of these proposals on the earnings of the Company.

CONSOLIDATED BALANCE SHEETS
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES


                                                                                                         December 31
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                                         1996             1995
-----------------------------------------------------------------------------------------------------------------------------
Assets
Fixed Maturity Securities (Amortized Cost: 1996, $8,993.5; 1995, $8,485.4)                         $ 9,298.2        $ 9,053.7
Equity Securities (Cost: 1996, $32.0; 1995, $34.8)                                                      36.9             35.9
Mortgage Loans on Real Estate                                                                        1,855.4          1,948.4
Real Estate and Leases                                                                                  77.5             97.9
Policy Loans                                                                                           549.0            499.8
Other Invested Assets                                                                                   59.9             47.0
Short-Term Investments                                                                                 119.4            131.5
---------------------------------------------------------------------------------------------------------------------------00
   Total Investments                                                                                11,996.3         11,814.2
-----------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                    32.4             48.5
Accounts and Notes Receivable                                                                          171.0            165.3
Reinsurance Receivable                                                                                 199.0            162.9
Deferred Policy Acquisition Costs                                                                    1,006.0            860.7
Present Value of Future Profits                                                                        220.2            192.0
Property and Equipment, Net                                                                            121.3            123.2
Accrued Investment Income                                                                              164.7            164.7
Other Assets                                                                                           383.9            299.1
Participation Fund Account Assets                                                                      316.2            319.6
Assets Held in Separate Accounts                                                                     2,096.0          1,369.0
-----------------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                                    $16,707.0        $15,519.2
-----------------------------------------------------------------------------------------------------------------------------
Liabilities
Future Policy and Contract Benefits                                                                $11,332.2        $11,033.2
Pending Policy Claims                                                                                  287.6            257.7
Other Policyholder Funds                                                                               190.6            174.4
Notes and Mortgages Payable                                                                            407.5            422.3
Income Taxes                                                                                           133.8            170.2
Other Liabilities                                                                                      410.0            358.8
Participation Fund Account Liabilities                                                                 316.2            319.6
Liabilities Related to Separate Accounts                                                             2,090.5          1,362.9
-----------------------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                                                15,168.4         14,099.1
-----------------------------------------------------------------------------------------------------------------------------
Company-Obligated Mandatorily Redeemable Preferred
   Securities Issued by a Consolidated Subsidiary                                                      120.9             --
Shareholders' Equity
10% Senior Cumulative Preferred Stock                                                                   --               63.2
ESOP Convertible Preferred Stock                                                                        --               28.9
Note Receivable from ESOP                                                                              (21.6)           (23.4)
Common Stock (Shares Issued: 1996, 42.4; 1995, 39.8)                                                   572.3            566.5
Unamortized Restricted Stock Awards                                                                     (1.8)            (3.0)
Net Unrealized Investment Gains                                                                        140.8            246.8
Retained Earnings                                                                                      794.2            647.2
Less Treasury Common Stock, at Cost (Shares Held: 1996, 2.4; 1995, 3.5)                                (66.2)          (106.1)
-----------------------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                                                        1,417.7          1,420.1
-----------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                                                      $16,707.0        $15,519.2
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.





CONSOLIDATED STATEMENTS OF INCOME
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

                                                                                             Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------
(In Millions, Except Per Share Data)                                                1996              1995             1994
------------------------------------------------------------------------------------------------------------------------------
Revenues
Premiums                                                                          $  836.9          $  851.5         $  726.9
Net Investment Income                                                                940.7             891.1            618.3
Realized Investment Gains (Losses)                                                    11.2               4.9            (27.4)
Policy and Contract Charges                                                          245.9             218.5            136.2
Other Income                                                                         155.9             124.4            116.8
------------------------------------------------------------------------------------------------------------------------------
   Total                                                                           2,190.6           2,090.4          1,570.8
------------------------------------------------------------------------------------------------------------------------------
Benefits and Expenses
Benefits to Policyholders                                                          1,287.7           1,321.2          1,025.3
Sales and Operating Expenses                                                         437.4             368.5            289.8
Amortization of Deferred Policy Acquisition Costs and
   Present Value of Future Profits                                                   113.0              90.5             56.7
Interest Expense                                                                      28.7              27.0             13.4
Dividends and Experience Refunds to Policyholders                                     19.7              23.4             19.0
------------------------------------------------------------------------------------------------------------------------------
   Total                                                                           1,886.5           1,830.6          1,404.2
------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Income Taxes and
   Dividends on Preferred Securities of Subsidiary                                   304.1             259.8            166.6
Income Tax Expense                                                                   106.1              90.7             58.9
Dividends on Preferred Securities of Subsidiary, Net of Tax                            5.0              --               --
------------------------------------------------------------------------------------------------------------------------------
Income From Continuing Operations                                                    193.0             169.1            107.7
------------------------------------------------------------------------------------------------------------------------------
Loss from Discontinued Operations, Net of Tax                                         --                (5.4)            (2.6)
------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                     $  193.0          $  163.7         $  105.1
------------------------------------------------------------------------------------------------------------------------------
Per Common Share
Primary
Income from Continuing Operations                                                  $   5.03          $   4.36         $   3.30
Loss from Discontinued Operations                                                      --                (.15)            (.09)
------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                      $   5.03          $   4.21         $   3.21
------------------------------------------------------------------------------------------------------------------------------
Fully Diluted
Income from Continuing Operations                                                  $   4.73          $   4.10         $   3.08
Loss from Discontinued Operations                                                     --                 (.14)            (.08)
------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                      $   4.73          $   3.96         $   3.00
------------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                       $  187.8          $  155.4         $   96.8
------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares
   Common and Common Equivalent Shares (Primary)                                      37.3              36.9             30.1
   Common Shares Assuming Maximum Dilution (Fully Diluted)                            40.1              39.7             32.8
------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

                                                                                           Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------
(In Millions, Except Per Share Data)                                                1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------
10% Senior Cumulative Preferred Stock
Beginning of Year                                                                  $  63.2           $  63.2          $  63.2
Redeemed                                                                             (63.2)             --               --
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                        --                63.2             63.2
-----------------------------------------------------------------------------------------------------------------------------
ESOP Convertible Preferred Stock
Beginning of Year                                                                     28.9              29.3             29.6
Conversion to Common Stock                                                           (28.7)             --               --
Redeemed                                                                               (.2)              (.4)             (.3)
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                        --                28.9             29.3
-----------------------------------------------------------------------------------------------------------------------------
Note Receivable From ESOP
Beginning of Year                                                                    (23.4)            (24.6)           (26.1)
Repayments, Accrued or Paid                                                            1.8               1.2              1.5
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                       (21.6)            (23.4)           (24.6)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock
Beginning of Year                                                                    566.5             293.4            289.0
Conversion of ESOP Convertible Preferred Stock                                        28.7              --               --
Issued for Acquisition                                                                --               265.9             --
Gain (Loss) on Treasury Shares Reissued for Benefit Plans                             (4.1)             (3.6)             3.7
Gain (Loss) on Treasury Shares Reissued for Acquisitions                             (23.9)             10.1             --
Other                                                                                  5.1                .7               .7
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                       572.3             566.5            293.4
-----------------------------------------------------------------------------------------------------------------------------
Unamortized Restricted Stock Awards
Beginning of Year                                                                     (3.0)             (2.1)            (1.2)
Awards, Net                                                                            (.1)             (2.1)            (1.5)
Amortization of Restricted Stock Awards                                                1.3               1.2               .6
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                        (1.8)             (3.0)            (2.1)
-----------------------------------------------------------------------------------------------------------------------------
Net Unrealized Investment Gains (Losses)
Beginning of Year                                                                    246.8             (79.4)             1.8
Cumulative Effect of Accounting Change - Securities                                   --                --               85.3
Change for the Year                                                                 (106.0)            326.2           (166.5)
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                       140.8             246.8            (79.4)
-----------------------------------------------------------------------------------------------------------------------------
Retained Earnings
Beginning of Year                                                                    647.2             528.4            458.2
Net Income                                                                           193.0             163.7            105.1
Dividends to Shareholders
   10% Senior Cumulative Preferred Stock
     (Per Share: 1996, $5.00; 1995 and 1994, $10.00)                                  (3.2)             (6.3)            (6.3)
   ESOP Convertible Preferred Stock ($2.19 Per Share)                                 (2.8)             (2.8)            (2.9)
   Common Stock (Per Share: 1996, $1.09; 1995, $.975; 1994, $.875)                   (40.0)            (35.8)           (25.9)
Tax Benefit on ESOP Convertible Preferred Stock Dividend                                .8                .8               .9
Redemption of ESOP Convertible Preferred Stock                                         (.8)              (.8)             (.7)
-----------------------------------------------------------------------------------------------------------------------------
   End of Year                                                                       794.2             647.2            528.4
-----------------------------------------------------------------------------------------------------------------------------
Treasury Common Stock
Beginning of Year                                                                   (106.1)             (9.7)           (13.9)
Acquired with Acquisition                                                             --               (72.7)            --
Acquired, Other                                                                       (5.6)            (52.2)             (.9)
Reissued for Acquisitions                                                             25.2               9.7             --
Reissued, Other                                                                       20.3              18.8              5.1
   End of Year                                                                       (66.2)           (106.1)            (9.7)
-----------------------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                                     $1,417.7          $1,420.1          $ 798.5
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

                                                                                           Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                       1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                       $   193.0         $   163.7          $ 105.1
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities
     Interest Credited to Insurance Contracts                                        500.1             500.1            364.7
     Future Policy Benefits                                                         (238.9)           (117.5)           (60.1)
     Capitalization of Policy Acquisition Costs                                     (196.2)           (176.6)          (119.0)
     Amortization of Deferred Policy Acquisition Costs and
       Present Value of Future Profits                                               113.0              90.5             56.7
     Deferred Income Taxes                                                            20.6              13.1             13.9
     Net Change in Receivables and Payables                                           63.8               2.5             51.7
     Other Assets                                                                    (84.8)            (97.4)            (1.4)
     Realized Investment (Gains) Losses, Net                                         (11.2)             (4.9)            27.4
     Other                                                                             1.8               1.7             15.8
-----------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                                         361.2             375.2            454.8
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from Sales of Fixed Maturity Securities                                     204.1             190.5            158.5
Proceeds from Maturities or Repayment of Fixed Maturity Securities
   Available-for-Sale                                                                882.3             329.9            177.2
   Held-to-Maturity                                                                   --               415.6            390.2
Cost of Fixed Maturity Securities Acquired
   Available-for-Sale                                                             (1,594.7)           (972.5)          (720.7)
   Held-to-Maturity                                                                   --              (519.8)          (617.5)
Sales (Purchases) of Equity Securities, Net                                            5.6              31.0             (9.0)
Proceeds of Mortgage Loans Sold, Matured or Repaid                                   483.8             314.2            358.2
Cost of Mortgage Loans Acquired                                                     (407.3)           (385.2)          (149.4)
Sales of Real Estate and Leases, Net                                                  35.7              28.8             14.5
Policy Loans Issued, Net                                                             (49.2)            (63.0)           (49.4)
Sales (Purchases) of Other Invested Assets, Net                                        (.1)             39.0             19.6
Sales (Purchases) of Short-Term Investments, Net                                      12.1             (50.2)            13.0
-----------------------------------------------------------------------------------------------------------------------------
   Net Cash Used by Investing Activities                                            (427.7)           (641.7)          (414.8)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Deposits to Insurance Contracts                                                    1,173.3           1,265.6            862.6
Maturities and Withdrawals from Insurance Contracts                               (1,133.0)         (1,015.3)          (849.7)
Redemption of 10% Senior Cumulative Preferred Stock                                  (63.2)             --               --
Net Proceeds from Issuance of Trust-Originated Preferred Securities                  120.8              --               --
Increase in Notes and Mortgages Payable                                               51.5             238.4             --
Repayment of Notes and Mortgages Payable                                             (66.3)           (106.7)           (35.8)
Payments Received on Note Receivable from ESOP                                          .4                .9               .7
Issuance of Common Stock Under Stock Option and Other Plans                           18.5               8.9              4.5
Dividends on 10% Senior Cumulative Preferred Stock                                    (3.2)             (6.3)            (6.3)
Dividends on ESOP Convertible Preferred Stock                                         (2.8)             (2.8)            (2.9)
Dividends on Common Stock                                                            (40.0)            (35.8)           (25.9)
Acquisition of Treasury Common Stock                                                  (5.6)            (52.2)             (.9)
-----------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Financing Activities                                   50.4             294.7            (53.7)
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash                                                          (16.1)             28.2            (13.7)
Cash at Beginning of Year                                                             48.5              20.3             34.0
-----------------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                              $    32.4         $    48.5          $  20.3
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES


NOTE 1.
--------------------------------------------------------------------------------

CHANGES IN ACCOUNTING PRINCIPLES

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF
Effective January 1, 1996, ReliaStar Financial Corp. (ReliaStar or the Company) adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less cost to sell. The adoption of this standard did not have a significant effect on the financial results of the Company.

ACCOUNTING FOR STOCK-BASED COMPENSATION
Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board (APB) Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and directors.

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN
Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 114 and SFAS No. 118 require a company to measure impairment based upon the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If foreclosure is probable, the measurement of impairment must be based upon the fair value of the collateral. The adoption of these standards did not have a significant effect on the financial results of the Company.

ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES
Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires a company to classify its securities into categories based upon the company's intent relative to the eventual disposition of the securities.
     SFAS No. 115 establishes three categories of securities. The first category, held-to-maturity securities, is composed of debt securities which a company  has  the  positive  intent  and  ability  to hold  to  maturity.  These securities are carried at amortized cost. The second category, available-for-sale securities, may be sold to address the liquidity and other needs of a company. Debt and equity securities classified as available-for-sale are carried at fair value on the balance sheet with unrealized investment gains and losses excluded from income and reported as a separate component of shareholders' equity. The third category, trading securities, is for debt and equity securities acquired for the purpose of selling them in the near term. The Company has classified all of its securities as available-for-sale.


NOTE 2.
--------------------------------------------------------------------------------

NATURE OF OPERATIONS AND
SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
The Company is principally engaged in the business of providing life insurance and related financial services products. Through its subsidiaries, the Company issues and distributes individual life insurance and annuities; group life and health insurance; life and health reinsurance; and markets and manages mutual funds. The Company operates primarily in the United States and, through its subsidiaries, is authorized to do business in all 50 states.
     The Company operates in four business segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance and Pension. The business operations of these segments are conducted through the Company's four life insurance subsidiaries.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. References to the Company relate to ReliaStar and all subsidiaries. These consolidated financial statements exclude the effects of all material intercompany transactions.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS
Fixed maturity securities (bonds and redeemable preferred stocks) are classified as available-for-sale and are valued at fair value.
     Equity securities (common stocks and nonredeemable preferred stocks) are valued at fair value.
     Mortgage loans on real estate are carried at amortized cost less an impairment allowance for estimated uncollectible amounts.
     Investment real estate owned directly by the Company is carried at cost less accumulated depreciation and allowances for estimated losses. Investments in real estate joint ventures are accounted for using the equity method. Real estate acquired through foreclosure is carried at the lower of fair value less estimated costs to sell or cost.
     Short-term investments are carried at amortized cost.
     Unrealized investment gains and losses of equity securities and fixed maturity securities classified as available-for-sale, net of related deferred policy acquisition costs (DAC), present value of future profits (PVFP) and tax effects, are accounted for as a direct increase or decrease in shareholders' equity.
     Realized investment gains and losses enter into the determination of net income. Realized investment gains and losses on sales of securities are determined on the specific identification method. Write-offs of investments that decline in value below cost on other than a temporary basis and the change in the allowance for mortgage loans and wholly owned real estate are included with realized investment gains and losses in the Consolidated Statements of Income.
     The Company records write-offs or allowances for its investments based upon an evaluation of specific problem investments. The Company reviews, on a continual basis, all invested assets (including marketable bonds, private placements, mortgage loans and real estate investments) to identify investments where the Company has credit concerns. Investments with credit concerns include those the Company has identified as problem investments, which are issues delinquent in a required payment of principal or interest, issues in bankruptcy or foreclosure and restructured or foreclosed assets. The Company also identifies investments as potential problem investments, which are investments where the Company has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.

PROPERTY AND EQUIPMENT
Property and equipment are carried at cost, net of accumulated depreciation of $94.9 million and $79.9 million at December 31, 1996 and 1995, respectively. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over 35 to 50 years. Depreciation expense for 1996, 1995 and 1994 amounted to $6.6 million, $9.3 million and $8.4 million, respectively.

PARTICIPATION FUND ACCOUNT
On January 3, 1989, the Commissioner of Commerce of the State of Minnesota approved a Plan of Conversion and Reorganization (the Plan) which provided, among other things, for the conversion of ReliaStar Life Insurance Company (ReliaStar Life), formerly known as Northwestern National Life Insurance Company, from a combined stock and mutual insurance company to a stock life insurance company.
     The Plan provided for the  establishment  of a  Participation  Fund Account
(PFA) for the benefit of certain participating individual life insurance policies and annuities issued by ReliaStar Life prior to the effective date of the Plan. Under the terms of the PFA, the insurance liabilities and assets with respect to such policies are segregated in the accounting records of ReliaStar Life to assure the continuation of current policyholder dividend practices. Assets and liabilities of the PFA are presented in accordance with statutory accounting practices. Earnings derived from the operation of the PFA will inure solely to the benefit of the policies covered by the PFA and no benefit will inure to the Company. Accordingly, results of operations for the PFA are excluded from the Company's Consolidated Statements of Income. In the event that the assets of the PFA are insufficient to provide the contractual benefits guaranteed by the affected policies, ReliaStar Life must provide such contractual benefits from its general assets.

SEPARATE ACCOUNTS
The Company operates separate accounts. The assets (principally investments) and liabilities (principally to contractholders) of each account are clearly identifiable and distinguishable from other assets and liabilities of the Company. Assets are carried at fair value.

PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS
RECOGNITION OF TRADITIONAL LIFE, GROUP AND ANNUITY PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of whole life insurance policies and certain annuities with life contingencies (immediate annuities). Life insurance premiums and immediate annuity premiums are recognized as premium revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for liabilities for future policy benefits and the amortization of DAC and PVFP.

RECOGNITION OF UNIVERSAL LIFE-TYPE CONTRACTS REVENUE AND BENEFITS TO POLICYHOLDERS Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed could include one or more of the amounts assessed the policyholder, premiums paid by the policyholder or interest accrued to policyholder balances. Amounts received as payments for such contracts are not reported as premium revenues.
     Revenues for universal life-type policies consist of charges assessed against policy account values for deferred policy loading and the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

RECOGNITION OF INVESTMENT CONTRACT REVENUE AND BENEFITS TO POLICYHOLDERS Contracts that do not subject the Company to risks arising from policyholder mortality or morbidity are referred to as investment contracts. Guaranteed Investment Contracts (GICs) and certain deferred annuities are considered investment contracts. Amounts received as payments for such contracts are not reported as premium revenues.
     Revenues for investment products consist of investment income and policy administration charges. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances, and interest credited to contract balances.

POLICY ACQUISITION COSTS
Those costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable. Such costs include commissions, certain costs of policy issuance and underwriting and certain variable agency expenses.
     Costs deferred related to traditional life insurance are amortized over the premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. Such anticipated premium revenues are estimated using the same assumptions used for computing liabilities for future policy benefits.
     Costs deferred related to universal life-type policies and investment contracts are amortized over the lives of the policies, in relation to the present value of estimated gross profits from mortality, investment, surrender and expense margins.

PRESENT VALUE OF FUTURE PROFITS
The present value of future profits reflects the estimated fair value of acquired insurance business in force and represents the portion of the acquisition cost that was allocated to the value of future cash flows from insurance contracts existing at the date of acquisition. Such value is the present value of the actuarially determined projected net cash flows from the acquired insurance contracts. The weighted average discount rate used to determine such value was approximately 15%.
     An analysis of the PVFP asset account is presented below:

                                            Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                                  1996      1995
--------------------------------------------------------------------------------
Balance, Beginning of Year                    $192.0       --
Additions Arising from Acquisitions
   of Life Insurance Companies                  --      $300.0
Imputed Interest                                16.4      17.6
Amortization                                   (37.5)    (32.6)
Impact of Net Unrealized Investment
   Gains and Losses                             49.3     (93.0)
--------------------------------------------------------------------------------
Balance, End of Year                          $220.2    $192.0
--------------------------------------------------------------------------------

Based on current conditions and assumptions as to future events on acquired policies in force, the Company expects that the net amortization of the initial PVFP balance will be between 5% and 6% in each of the years 1997 through 2001. The interest rates used to determine the amount of imputed interest on the unamortized PVFP balance ranged from 5% to 8%.

GOODWILL
Goodwill is the excess of the amount paid to acquire a company over the fair value of the net assets acquired and is amortized on a straight-line basis over 15 to 40 years. The carrying value of goodwill is monitored for impairment of value based on the Company's estimate of future earnings. The carrying value of goodwill is reduced and a charge to income is recorded when an impairment in value is identified. No such goodwill impairment charges have been recorded.

FUTURE POLICY AND CONTRACT BENEFITS
Liabilities for future policy benefits for traditional life contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on projections of past experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for purchased contracts, at the date of acquisition.
     Liabilities for future policy and contract benefits on universal life-type and investment contracts are based on the policy account balance.
     The liabilities for future policy and contract benefits for group disabled life reserves and long-term disability reserves are based upon interest rate assumptions and morbidity and termination rates from published tables, modified for Company experience.

INCOME TAXES
The provision for income taxes includes amounts currently payable and deferred income taxes resulting from the cumulative differences in the assets and liabilities determined on a tax return and financial statement basis.

STOCK-BASED COMPENSATION
The Company recognizes compensation cost for its stock-based compensation plans based on the intrinsic value of the equity instrument awarded in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

INTEREST RATE SWAP AGREEMENTS
Interest rate swap agreements are used as hedges for asset/liability management of adjustable rate and short-term invested assets. The Company does not enter into any interest rate swap agreements for trading purposes. The interest rate swap transactions involve the exchange of fixed and floating rate interest payments without the exchange of underlying principal amounts and do not contain other optional provisions. The difference between amounts paid and amounts received on interest rate swaps is reflected in net investment income.

INTEREST RATE FUTURES CONTRACTS
Futures contracts are used as hedges for asset/liability management of fixed maturity securities and liabilities arising from GICs. Realized and unrealized gains and losses on futures contracts are deferred and amortized over the life of the hedged asset or liability.

EARNINGS PER COMMON SHARE
Earnings per common share were calculated by dividing net income, as adjusted, by the applicable weighted average common shares outstanding.

PRIMARY Reported income is adjusted to exclude dividends on preferred stock and to include the tax benefit on dividends on unallocated ESOP Convertible Preferred Stock, which is credited directly to shareholders' equity. The weighted average common shares outstanding include the dilutive effect of all common stock equivalents (stock options).

FULLY DILUTED Reported income is adjusted to exclude dividends on nonconvertible preferred stock and to include any additional compensation expense due to the assumed conversion of the ESOP Convertible Preferred Stock (prior to conversion). The weighted average common shares outstanding includes the dilutive effect of all common stock equivalents (stock options) and all other potentially dilutive securities (ESOP Convertible Preferred Stock, prior to conversion).

NOTE 3.
--------------------------------------------------------------------------------

ACQUISITIONS

During October 1996, the Company completed the acquisition of PrimeVest Financial Services, Inc. (PrimeVest). PrimeVest is a full-service, third-party marketing firm located in St. Cloud, Minnesota, which specializes in distributing mutual funds, stocks and bonds, variable and fixed annuities and other financial products and services through a network of financial institutions. The acquisition was accounted for using the purchase method of accounting. The purchase price was approximately $16 million and resulted in the recording of goodwill totaling $11 million.

     During September 1996, the Company acquired Successful Money Management Seminars, Inc. (SMMS). SMMS, headquartered in Portland, Oregon, develops and distributes educational materials used primarily in the presentation of seminars to consumers on personal financial planning. The acquisition was effected through an exchange of stock whereby the Company issued 663,050 shares of common stock from treasury. The acquisition was accounted for using the pooling-of-interest method of accounting. Prior period financial statements were not restated due to immateriality.
     On January 17, 1995, the Company acquired USLICO Corporation (USLICO). USLICO was a holding company with two primary subsidiaries: United Services Life Insurance Company of Arlington, Virginia, and Bankers Security Life Insurance Society of Uniondale, New York.
     The acquisition was accounted for using the purchase method of accounting and, therefore, the consolidated financial statements include the accounts of USLICO since the date of acquisition. The acquisition was effected through a stock-for-stock transaction whereby the Company issued .69 shares of ReliaStar common stock for each USLICO share, or approximately 7.4 million additional ReliaStar common shares.
     An additional 2.5 million common shares were issued to certain USLICO subsidiaries which held USLICO shares prior to the acquisition; 2.3 million of these shares are reflected as Treasury Common Stock on the Consolidated Balance Sheets.
     The purchase price of approximately $217 million, which includes approximately $4 million of other direct costs of acquisition, resulted in the recording of goodwill totaling $44.3 million representing the excess of the amount paid to acquire USLICO over the fair value of the net assets acquired.

NOTE 4.
--------------------------------------------------------------------------------

INVESTMENTS

Investment income summarized by type of investment was as follows:

                                     Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
--------------------------------------------------------------------------------
Fixed Maturity Securities          $709.4     $673.4    $449.6
Equity Securities                     4.1        3.1       1.6
Mortgage Loans on Real Estate       187.6      184.3     160.0
Real Estate and Leases               18.0       16.8      15.7
Policy Loans                         32.2       28.9      17.6
Other Invested Assets                 7.3        7.8       3.6
Short-Term Investments                9.2        8.4       4.4
--------------------------------------------------------------------------------
   Gross Investment Income          967.8      922.7     652.5
Investment Expenses                  27.1       31.6      34.2
--------------------------------------------------------------------------------
   Net Investment Income           $940.7     $891.1    $618.3
--------------------------------------------------------------------------------
Net pretax realized investment gains (losses) were as follows:


                                    Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                      1996       1995      1994
--------------------------------------------------------------------------------
Net Gains (Losses) on Sales
     Fixed Maturity Securities     $  3.2     $  3.3    $  2.1
     Equity Securities                1.3       12.6        .6
     Mortgage Loans                    .1        (.1)     --
     Foreclosed Real Estate           1.8         .6        .7
     Real Estate                      2.7        1.7       (.2)
     Other                           13.2        2.2       3.2
--------------------------------------------------------------------------------
                                     22.3       20.3       6.4
--------------------------------------------------------------------------------
Provisions for Losses
     Fixed Maturity Securities       (2.6)      (3.0)    (13.9)
     Equity Securities                --          (.1)     (1.0)
     Mortgage Loans                  (3.5)      (6.3)     (4.9)
     Foreclosed Real Estate          (3.5)      (5.2)    (11.8)
     Real Estate                     (1.1)       (.8)      --
     Other                            (.4)       --        (2.2)
--------------------------------------------------------------------------------
                                    (11.1)     (15.4)    (33.8)
--------------------------------------------------------------------------------
   Pretax Realized
     Investment Gains (Losses)     $ 11.2     $  4.9    $(27.4)
--------------------------------------------------------------------------------
Gross realized investment gains of $8.7 million, $8.3 million and $5.0 million and gross realized investment losses of $5.5 million, $5.0 million and $2.9 million were recognized on sales of fixed maturity securities during the years ended December 31, 1996, 1995 and 1994, respectively. All 1996, 1995 and 1994 fixed maturity securities sales were from the available-for-sale portfolio.

     The amortized cost and fair value of investments in fixed maturity securities by type of investment were as follows:


                                                                                     December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------
                                                              Amortized               Gross Unrealized                 Fair
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                      Cost            Gains          (Losses)            Value
-----------------------------------------------------------------------------------------------------------------------------
United States Government and Government
   Agencies and Authorities                                      $  130.8          $   6.5             $ (.1)        $  137.2
States, Municipalities and Political Subdivisions                    56.7              2.8               (.2)            59.3
Foreign Governments                                                  82.9              4.2               (.1)            87.0
Public Utilities                                                    754.6             42.2              (3.0)           793.8
Corporate Securities                                              5,800.4            223.9             (29.1)         5,995.2
Mortgage-Backed/Structured Finance Securities                     2,166.0             66.0              (8.3)         2,223.7
Redeemable Preferred Stock                                            2.1             --                 (.1)             2.0
-----------------------------------------------------------------------------------------------------------------------------
     Total                                                       $8,993.5           $345.6            $(40.9)        $9,298.2
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                              Amortized               Gross Unrealized                 Fair
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                      Cost            Gains          (Losses)            Value
-----------------------------------------------------------------------------------------------------------------------------
United States Government and Government
   Agencies and Authorities                                      $  172.8           $ 13.2              --           $  186.0
States, Municipalities and Political Subdivisions                    64.4              4.2          $  (.1)              68.5
Foreign Governments                                                  82.1              6.8               (.2)            88.7
Public Utilities                                                    775.3             74.5               (.9)           848.9
Corporate Securities                                              5,330.7            392.2             (21.6)         5,701.3
Mortgage-Backed/Structured Finance Securities                     2,058.0            102.7              (2.4)         2,158.3
Redeemable Preferred Stock                                            2.1             --                 (.1)             2.0
-----------------------------------------------------------------------------------------------------------------------------
     Total                                                       $8,485.4           $593.6            $(25.3)        $9,053.7
-----------------------------------------------------------------------------------------------------------------------------


The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                   December 31, 1996                  December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                              Amortized             Fair         Amortized             Fair
(In Millions)                                                      Cost            Value              Cost            Value
-----------------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                          $  155.8         $  157.4          $  123.1         $  122.8
Due After One Year Through Five Years                             2,967.6          3,057.0           2,497.4          2,634.3
Due After Five Years Through Ten Years                            2,622.4          2,723.6           2,750.4          2,965.4
Due After Ten Years                                               1,055.3          1,108.7           1,056.5          1,172.9
Mortgage-Backed/Structured Finance Securities                     2,192.4          2,251.5           2,058.0          2,158.3
-----------------------------------------------------------------------------------------------------------------------------
     Total                                                       $8,993.5         $9,298.2          $8,485.4         $9,053.7
-----------------------------------------------------------------------------------------------------------------------------


The fair values for the marketable bonds are determined based upon the quoted market prices for bonds actively traded. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds which are not considered problems are determined using a commercially available pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in the relevant market.
     At December 31, 1996, the largest industry concentration of the private placement portfolio was financial services, where 18.6% of the portfolio was invested, and the largest industry concentration of the marketable bond portfolio was mortgage-backed/structured finance securities, where 32.2% of the portfolio was invested. At December 31, 1996, the largest geographic concentration of commercial mortgage loans was in the midwest region of the United States, where approximately 31.6% of the commercial mortgage loan portfolio was invested.
     At December 31, 1996 and 1995, gross unrealized appreciation of equity securities was $5.2 million and $3.0 million, respectively, and gross unrealized depreciation was $.3 million and $1.9 million, respectively.
     Invested assets which were nonincome producing (no income received for the 12 months preceding the balance sheet date) were as follows:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Fixed Maturity Securities                       $ .6      $ .7
Mortgage Loans on Real Estate                    1.2       2.8
Real Estate and Leases                          16.0      17.6
--------------------------------------------------------------------------------
   Total                                       $17.8     $21.1
--------------------------------------------------------------------------------

Allowances for losses on investments are reflected on the Consolidated Balance Sheets as a reduction of the related assets and were as follows:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Mortgage Loans                                 $11.7    $ 12.4
Foreclosed Real Estate                          11.2      10.6
Investment Real Estate                           2.1       1.0
Other Invested Assets                            2.6       2.3
--------------------------------------------------------------------------------

At December 31, 1996 and 1995, the total investment in impaired mortgage loans (before allowances for credit losses), the related allowance for credit losses and the average investment related to impaired mortgage loans and the interest income recognized on impaired mortgage loans during 1996 and 1995 were as follows:

(In Millions)                                   1996      1995
--------------------------------------------------------------------------------

Impaired Mortgage Loans
   Total Investment                            $22.3     $25.4
   Allowance for Credit Losses                  11.7      12.4
   Average Investment                            1.9       2.0
   Interest Income Recognized                    1.4       1.7
--------------------------------------------------------------------------------

Increases to the allowance for credit losses account were $2.9 million and $6.3 million, and the amount of decreases to the allowance account were $3.6 million and $9.5 million for the years ended December 31, 1996 and 1995, respectively. The Company does not accrue interest income on impaired mortgage loans when the likelihood of collection is doubtful. Cash receipts for interest payments are recognized as income in the period received.
     Noncash investing activities consisted of the following:

                                      Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
--------------------------------------------------------------------------------
Real Estate Assets Acquired
   Through Foreclosure              $14.8      $28.0     $24.9
Mortgage Loans Acquired in
   Sales of Real Estate Assets       11.2       15.3      27.9
--------------------------------------------------------------------------------

During 1994, the Company transferred four fixed maturity securities with an amortized cost of $31.0 million and a fair value of $27.1 million from the held-to-maturity portfolio to the available-for-sale portfolio. Each of the securities transferred were private placement securities which experienced a significant deterioration in the issuers' creditworthiness during the period. None of the securities transferred were sold during 1994.
     Effective December 31, 1995, the Company adopted the implementation guidance contained in the Financial Accounting Series Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Concurrent with the adoption of this implementation guidance, the Company reclassified all of its held-to-maturity securities to available-for-sale based upon a reassessment of the appropriateness of the classifications of all securities held at that time. The amortized cost and net unrealized appreciation of the securities reclassified were $2.42 billion and $108.1 million, respectively, at December 31, 1995.
     The components of net unrealized investment gains reported in shareholders' equity are shown below:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Unrealized Investment Gains                   $310.5   $ 569.9
DAC/PVFP Adjustment                            (93.8)   (189.4)
Deferred Income Taxes                          (75.9)   (133.7)
--------------------------------------------------------------------------------
   Net Unrealized Investment Gains            $140.8   $ 246.8
--------------------------------------------------------------------------------

NOTE 5.
--------------------------------------------------------------------------------

INCOME TAXES

The income tax liability as reflected on the Consolidated Balance Sheets consisted of the following:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Current Income Taxes                           $ 4.3     $ 3.1
Deferred Income Taxes                          129.5     167.1
--------------------------------------------------------------------------------
   Total                                      $133.8    $170.2
--------------------------------------------------------------------------------

The provision for income taxes reflected on the Consolidated Statements of Income consisted of the following:

                                      Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
--------------------------------------------------------------------------------
Currently Payable                  $ 85.5      $77.6     $43.6
Deferred                             20.6       13.1      15.3
--------------------------------------------------------------------------------
   Total                           $106.1      $90.7     $58.9
--------------------------------------------------------------------------------

The Internal Revenue Service has completed its review of the Company's tax returns for all years through 1991.
     Deferred income taxes reflect the impact for financial statement reporting purposes of "temporary differences" between the financial statement carrying amounts and tax bases of assets and liabilities. The "temporary differences" that give rise to a significant portion of the deferred tax liabilities relate to the following:

                                                  December 31
--------------------------------------------------------------------------------
(In Millions)                                    1996      1995
--------------------------------------------------------------------------------
Future Policy and Contract Benefits          $(265.1)  $(269.7)
Investment Write-Offs and Allowances           (39.0)    (35.0)
Pension and Postretirement Benefit Plans       (10.4)     (9.8)
Employee Benefits                              (11.1)     (9.3)
Deferred Futures Gains                          (1.8)     (1.8)
Other                                          (58.8)    (49.7)
--------------------------------------------------------------------------------
Gross Deferred Tax Asset                      (386.2)   (375.3)
--------------------------------------------------------------------------------
Deferred Policy Acquisition Costs              296.0     267.9
Present Value of Future Profits                 92.4      99.0
Net Unrealized Investment Gains                 32.1      90.2
Property and Equipment                          28.5      27.1
Real Estate Joint Ventures                      12.0      12.2
Accrual of Market Discount                       7.9       8.4
Policyholder Dividends                           5.2       4.4
Other                                           41.6      33.2
--------------------------------------------------------------------------------
Gross Deferred Tax Liability                   515.7     542.4
--------------------------------------------------------------------------------
   Net Deferred Tax Liability                $ 129.5   $ 167.1
--------------------------------------------------------------------------------

Federal income tax regulations allowed certain special deductions for 1983 and prior years which are accumulated in a memorandum tax account designated as "policyholders' surplus." Generally, this policyholders' surplus account will become subject to tax at the then current rates only if the accumulated balance exceeds certain maximum limitations or if certain cash distributions are deemed to be paid out of the account. At December 31, 1996, ReliaStar Life and its life insurance subsidiaries have accumulated approximately $51 million in their separate policyholders' surplus accounts. Deferred taxes have not been provided on this temporary difference.
     There have been no deferred taxes recorded for the unremitted equity in subsidiaries as the earnings are considered to be permanently invested or will be remitted only when tax effective to do so.
     The difference between the U.S. federal income tax rate and the consolidated tax provision rate is summarized as follows:

                                       Year Ended December 31
--------------------------------------------------------------------------------
                                      1996       1995      1994
--------------------------------------------------------------------------------
Statutory Tax Rate                   35.0%      35.0%     35.0%
Other                                 (.1)       (.1)       .4
--------------------------------------------------------------------------------
   Effective Tax Rate                34.9%      34.9%     35.4%
--------------------------------------------------------------------------------

The Company had approximately $19.2 million of non-life net operating loss carryforwards for tax purposes available as of December 31, 1996.
     Cash paid for federal income taxes was $71.0 million, $79.9 million and $28.4 million for 1996, 1995 and 1994, respectively.

NOTE 6.
--------------------------------------------------------------------------------

NOTES AND MORTGAGES PAYABLE

A summary of notes and mortgages payable is as follows:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Commercial Paper                              $146.5    $135.6
Bank Borrowings                                 22.9      48.5
Other Indebtedness - Current Portion              .6        .1
--------------------------------------------------------------------------------
   Short-Term Debt                             170.0     184.2
--------------------------------------------------------------------------------
6-5/8% Notes Payable                           119.9     119.9
8-5/8% Notes Payable                           109.3     109.3
Other Indebtedness - Noncurrent Portion          8.3       8.9
--------------------------------------------------------------------------------
   Long-Term Debt                              237.5     238.1
--------------------------------------------------------------------------------
   Total                                      $407.5    $422.3
--------------------------------------------------------------------------------

In September 1993, the Company issued $120.0 million of 65/8% notes payable at a price of 99.829% (the 65/8% Notes). The 65/8% Notes are due on September 15, 2003.
     In February 1995, the Company issued $110.0 million of 85/8% notes payable at a price of 99.274% (the 85/8% Notes). The 85/8% Notes are due on February 15, 2005. The Company used a substantial portion of the proceeds to redeem approximately $96.0 million of convertible subordinated debentures assumed in conjunction with the acquisition of USLICO.
     At December 31, 1996 and 1995, other indebtedness is primarily mortgage notes assumed in connection with certain real estate investments with interest rates ranging from 6.2% to 9.6% at December 31, 1996.
     The weighted average interest rate on the commercial paper outstanding at December 31, 1996 and 1995 was 5.56% and 6.06%, respectively, with maturities ranging from 2 to 55 days at December 31, 1996. The Company has unsecured revolving credit facilities with banks totaling $275.0 million for commercial paper back-up and general corporate purposes. At December 31, 1996, $22.9 million was borrowed under these facilities with interest rates ranging from 5.7% to 5.8%. The facilities require an annual commitment fee of 1/10%.
     Principal payments required in each of the next five years and thereafter are as follows:

(In Millions)
--------------------------------------------------------------------------------
1997 - $170.0                                    2000 - $ 5.8
1998 - $   .1                                    2001 - $ 1.9
1999 - $   .2                                    2002 and thereafter - $229.5
--------------------------------------------------------------------------------

Interest paid on debt was $28.0 million, $23.2 million and $13.7 million for 1996, 1995 and 1994, respectively.

NOTE 7.
--------------------------------------------------------------------------------

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY A CONSOLIDATED SUBSIDIARY
On March 29, 1996, ReliaStar Financing I (the "Subsidiary Trust"), a consolidated wholly owned subsidiary of ReliaStar, issued $125.0 million of 8.20% Trust-Originated Preferred Securities (the "Preferred Securities"). In connection with the Subsidiary Trust's issuance of the Preferred Securities and the related purchase by ReliaStar of all of the Subsidiary Trust's common securities (the "Common Securities"), ReliaStar issued to the Subsidiary Trust $128.9 million principal amount of its 8.20% Subordinated Deferrable Interest Notes, due March 15, 2016 (the "Junior Subordinated Debt Securities"). The sole assets of the Subsidiary Trust are and will be the Junior Subordinated Debt Securities. The interest and other payment dates on the Junior Subordinated Debt Securities correspond to the distribution and other payment dates on the Preferred Securities and the Common Securities. Under certain circumstances, the Junior Subordinated Debt Securities may be distributed to holders of Preferred Securities and holders of the Common Securities in liquidation of the Subsidiary Trust. The Junior Subordinated Debt Securities are redeemable at the option of ReliaStar on or after March 29, 2001, at a redemption price of $25 per Junior Subordinated Debt Security plus accrued and unpaid interest. The Preferred Securities and the Common Securities will be redeemed on a pro rata basis to the same extent that the Junior Subordinated Debt Securities are repaid, at $25 per Preferred Security and Common Security plus accumulated and unpaid distributions. ReliaStar's obligations under the Junior Subordinated Debt Securities and related agreements, taken together, constitute a full and unconditional guarantee by ReliaStar of payments due on the Preferred Securities. On March 29, 1996, 5,000,000 shares of Preferred Securities were issued and all remain outstanding.

NOTE 8.
--------------------------------------------------------------------------------

EMPLOYEE BENEFIT PLANS

PENSION PLANS
The Company has noncontributory defined benefit retirement plans covering substantially all employees. The plans, which may be terminated as to accrual of additional benefits at any time by the Board of Directors, provide benefits to employees upon retirement.
     The benefits under the plans are based on years of service and the employee's compensation during the last five years of employment. The Company's policy is to fund the minimum required contribution necessary to meet the present and future obligations of the plans. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Contributions are made to a tax-exempt trust. Plan assets consist principally of investments in stock and bond mutual funds, common stock and corporate bonds. Included in plan assets are 616,491 shares of Company common stock with a fair value of $35.6 million.
     The Company also has unfunded noncontributory defined benefit plans providing for benefits to employees in excess of limits for qualified retirement plans and for benefits to nonemployee members of the Board of Directors.
     Net periodic pension expense for the Company included the following components:

                                      Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
--------------------------------------------------------------------------------
Service Cost - Benefits
   Earned during the Year          $  3.8     $  3.4     $ 3.1
Interest Cost on Projected
   Benefit Obligation                13.6       11.9       5.2
Actual Return on Plan Assets        (23.0)     (33.7)      2.4
Net Amortization and Deferral         8.4       19.1      (7.5)
--------------------------------------------------------------------------------
   Net Periodic Pension Expense    $  2.8    $  .7       $ 3.2
--------------------------------------------------------------------------------

The following table sets forth the funded status of the Company's plans as of December 31:


                                                                      Funded Plans                       Unfunded Plans
                                                                      ------------                       --------------
(In Millions)                                                      1996             1995              1996             1995
-----------------------------------------------------------------------------------------------------------------------------
Accumulated Benefit Obligation
   Vested                                                         $(164.7)         $(157.1)           $(11.8)          $(10.7)
   Nonvested                                                         (4.0)            (5.1)              (.5)            (1.2)
Effect of Projected Future Compensation Increases                   (12.7)           (10.6)             (2.1)            (2.1)
------------------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation                                       (181.4)          (172.8)            (14.4)           (14.0)
Plan Assets at Fair Value                                           184.9            169.9              --               --
------------------------------------------------------------------------------------------------------------------------------

Plan Assets Greater (Less) Than Projected Benefit Obligation          3.5             (2.9)            (14.4)           (14.0)
Unrecognized Net Loss and Prior Service Cost                         19.0             24.2               5.3              6.2
Unrecognized Transition Obligation (Asset)                            (.4)             (.8)             --                 .1
Additional Minimum Liability                                         --               --                (3.5)            (4.2)
------------------------------------------------------------------------------------------------------------------------------
   Net Pension Asset (Liability)                                  $  22.1          $  20.5            $(12.6)          $(11.9)
------------------------------------------------------------------------------------------------------------------------------


The projected benefit obligation was determined using an assumed discount rate of 7.50% and 7.25% at January 1, 1997 and 1996, respectively, and a weighted-average assumed long-term rate of compensation increase of 4.5%. The assumed long-term rate of return on plan assets was 10%.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company provides certain health care and life insurance benefits to retired employees (and their eligible dependents). Substantially all of the Company's employees will become eligible for those benefits if they meet specified age and service requirements and reach retirement age while working for the Company, unless the plans are terminated or amended. The postretirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan provides a flat amount of noncontributory life benefits and optional contributory coverage.
     During 1996, the Company amended its plans to reduce the level of benefits provided to current and future retirees. The amendment resulted in a reduction of the accumulated postretirement benefit obligation of approximately $9.9 million. The plan amendment will also reduce current and future net periodic postretirement benefit costs as the unrecognized prior service cost is amortized.
     The Company's postretirement health care plans currently are not funded. The accumulated postretirement benefit obligation (APBO) and the accrued postretirement benefit liability were as follows:

                                                December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Retirees                                       $ 7.3     $11.8
Fully Eligible Active Plan Participants           .9       4.8
Other Active Plan Participants                   1.6       5.5
--------------------------------------------------------------------------------
   Unfunded APBO                                 9.8      22.1
Unrecognized Prior Service Cost                  8.9        .1
Unrecognized Gain (Loss)                         1.5      (1.5)
--------------------------------------------------------------------------------
   Accrued Postretirement
     Benefit Liability                         $20.2     $20.7
--------------------------------------------------------------------------------
Net periodic postretirement benefit costs consisted of the following components:

                                      Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
--------------------------------------------------------------------------------
Service Cost - Benefits Earned      $  .6       $1.3      $1.2
Interest Cost on APBO                 1.0        1.4       1.1
Amortization of Prior Service Cost   (1.2)       (.1)      (.1)
--------------------------------------------------------------------------------
   Net Periodic Postretirement
     Benefit Costs                  $  .4       $2.6      $2.2
--------------------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the APBO as of January 1, 1997 was 7.0%, decreasing gradually to 5.0% in the year 1999 and thereafter. The assumed health care cost trend rate used in measuring the APBO as of January 1, 1996 was 10.0%, decreasing gradually to 5.0% in the year 2010 and thereafter. The assumed discount rate used in determining the APBO was 7.50% and 7.25% at January 1, 1997 and 1996, respectively. The assumed health care cost trend rate has a significant effect on the amounts reported. For example, a one-percentage-point increase in the assumed health care cost trend rate for each year would increase the APBO as of December 31, 1996 by approximately $.3 million and 1996 net postretirement health care costs by approximately $.1 million.

SUCCESS SHARING PLAN AND ESOP
The Success Sharing Plan and ESOP (Success Sharing Plan) was designed to increase employee ownership and reward employees when certain Company performance objectives are met. Essentially all employees are eligible to participate in the Success Sharing Plan. The Success Sharing Plan has both qualified and nonqualified components. The nonqualified component is equal to 25% of the annual award and is paid in cash to employees. The qualified component is equal to 75% of the annual award, with 25% contributed to a deferred investment account and the remaining 50% contributed to the ESOP portion of the Success Sharing Plan.
     In 1991, the Company issued to the ESOP 1.3 million shares of a new series of preferred stock in exchange for a $30.0 million note. The stock portion of the Company's Success Sharing Plan contributions were met through an allocation of 52,852, 58,218 and 46,067 shares in 1996, 1995 and 1994, respectively, of
ESOP Convertible Preferred stock to participants' accounts.
     On December 31, 1996, all of the outstanding shares of the ESOP Convertible Preferred Stock were converted into 2,556,380 shares of the Company's common stock.
     Costs charged to expense for the Success Sharing Plan were $4.2 million, $4.0 million and $6.4 million in 1996, 1995 and 1994, respectively.

STOCK INCENTIVE PLAN
The ReliaStar 1993 Stock Incentive Plan (Stock Incentive Plan) provides for awards of stock options and restricted and unrestricted shares of the Company's common stock to officers and key employees in connection with the Company's incentive compensation programs.
     The Stock  Incentive Plan  authorizes the grant of Incentive  Stock Options
(ISO) or nonqualified options with such vesting provisions as may be determined at the time of grant. The exercise price for all options granted was the market price of the common stock at the date of grant. The options must be exercised within 10 years of the date of grant.
     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the optional accounting methodology prescribed under SFAS No. 123, the Company's net income would have been reduced by approximately $2.3 million, or approximately $.06 per fully diluted common share, and $.9 million, or $.02 per fully diluted common share for the years ended December 31, 1996 and 1995, respectively. The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants prior to 1995. The fair value of the options granted during 1996 and 1995 is estimated as $9.45 and $8.64, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 2.0%, volatility ranging from
 .19% to .21%, risk-free interest rates of 5.1% to 5.3% for 1996 and 7.4% for 1995, and an expected life of 3.65 to 5.65 years.
   Stock option transactions are shown in the table below:

                                                  Weighted-Average
                                    Shares         Exercise Price
--------------------------------------------------------------------------------
Balance, December 31, 1993       1,402,992            $19.12
   Granted                         410,347             30.45
   Exercised                      (165,751)            12.15
   Cancelled                       (41,602)            28.53
--------------------------------------------------------------------------------
Balance, December 31, 1994       1,605,986             22.14
   Granted                         648,207             33.22
   Exercised                      (310,011)            17.00
   Cancelled                       (41,933)            32.04
--------------------------------------------------------------------------------
Balance, December 31, 1995       1,902,249             25.92
   Granted                         725,648             47.06
   Exercised                      (420,814)            24.84
   Cancelled                       (97,083)            40.39
--------------------------------------------------------------------------------
Balance, December 31, 1996       2,110,000            $32.64
--------------------------------------------------------------------------------

The number of options exercisable at December 31, 1995 was 1,113,012 with a weighted-average exercise price of $22.08. The following table summarizes information concerning options outstanding and exercisable options as of December 31, 1996:


                                         Weighted-Average        Weighted-Average                          Weighted-Average
   Range of             Number               Remaining               Exercise              Number              Exercise
Exercise Prices       Outstanding        Contractual Life              Price             Exercisable             Price
---------------------------------------------------------------------------------------------------------------------------
$10 - $30               561,904                 3.1                   $15.38               561,904              $15.38
$30 - $40               828,352                 7.0                    32.14               487,869               31.37
$40 - $50               650,936                 8.4                    45.88               122,448               44.62
$50 - $60                68,808                 6.9                    53.49                 2,483               50.69
---------------------------------------------------------------------------------------------------------------------------


During  1996,  1995  and  1994 the  Company  issued  9,870,  68,719  and  53,304 restricted shares of common stock to officers under the terms of the Company's Deposit Share Program. This program, which is part of the Company's incentive compensation arrangements, allows eligible officers to deposit certain unrestricted shares of the Corporation's common stock with the Company and receive up to one share of restricted stock for each share deposited. One-half of the matching restricted shares vests in three years and the remainder vests in five years after the date of issue. The restricted shares may not be sold, exchanged, transferred or otherwise disposed of prior to vesting. The Company has also issued 133,233 restricted shares of common stock to officers and key employees which cannot be sold or transferred by the recipient prior to April 1997. The value of restricted shares at issuance has been recorded as unearned compensation and is reflected as a reduction in equity as unamortized restricted stock awards. The unearned compensation is being amortized as a charge to income over the vesting periods.
     Effective January 1, 1997, the Stock Incentive Plan provides for annual increases to shares available for award based on a percentage of the Company's common shares outstanding. The cumulative number of shares which may be issued under the Stock Incentive Plan for awards of stock options, restricted shares and unrestricted shares of the common stock is 3,200,334. The number of shares remaining available for awards under the Stock Incentive Plan was 1,137,586 at January 1, 1997.

STOCK OWNERSHIP PLAN FOR NONEMPLOYEE DIRECTORS
Under the ReliaStar Stock Ownership Plan for Nonemployee Directors, the Company pays certain amounts of each non-employee director's retainer in the form of restricted shares of the Company's common stock and nonqualified stock options. The Company issued 1,827, 3,831 and 3,909 restricted shares to its nonemployee directors under this plan in 1996, 1995 and 1994, respectively. In 1996, 1995 and 1994, the Company granted 17,500, 17,500 and 13,000 nonqualified stock options, respectively, to its nonemployee directors. The exercise price for all stock options granted was the market price at the date of the grant and no compensation expense was recorded. The stock options must be exercised within 10 years and vest at the rate of one-third of the grant on each of the first three anniversaries of the grant. The total number of shares which may be issued under the ReliaStar Stock Ownership Plan for Nonemployee Directors for awards of stock options and restricted shares is 300,000. The number of shares remaining available for awards was 226,211 at December 31, 1996.

NOTE 9.
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

DIVIDEND RESTRICTIONS
The ability of ReliaStar to pay cash dividends to shareholders is primarily dependent upon the amount of dividends received from ReliaStar Life. ReliaStar Life's ability to pay cash dividends to ReliaStar is, in turn, restricted by law or subject to approval of the insurance regulatory authorities of Minnesota. These authorities recognize only statutory accounting practices for the ability of an insurer to pay dividends to its shareholders.
     Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be an amount deemed prudent by ReliaStar Life's board of directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 1997, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $144.0 million.

STATUTORY SURPLUS AND NET INCOME
Net income of the insurance subsidiaries, as determined in accordance with statutory accounting practices, was $150.4 million, $97.8 million and $57.6 million for 1996, 1995 and 1994, respectively. ReliaStar Life's statutory capital and surplus was $783.4 million and $728.3 million at December 31, 1996 and 1995, respectively.

SHARE RIGHTS PLAN
ReliaStar has a share rights plan which provides for one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder to buy one-twentieth of a share of a new series of junior participating preferred stock at an exercise price of $100, subject to adjustment.
     The rights, which are attached to the common stock, will be detached and become exercisable only after a person or group (Acquirer) acquires ownership of 20% or more of the common stock or announces a tender offer which, if consummated, would give the offerer ownership of 20% or more of the common stock. The rights will expire September 8, 2004, and ReliaStar may redeem the rights under certain circumstances. The share rights plan also provides for the right of shareholders, other than an Acquirer, to acquire additional common shares of ReliaStar or an Acquirer in certain merger or similar transactions.

SHARE DATA
The authorized capital stock of ReliaStar consists of 100,000,000 common shares and 7,000,000 preferred shares, all without par value.

     A summary of common share activity is as follows:

                                                         Treasury
                                            Issued        Stock
--------------------------------------------------------------------------------
Balance, December 31, 1993              30,479,254     (1,032,868)
--------------------------------------------------------------------------------
   Reissued from Treasury                       --        369,828
   Canceled Shares                             (20)        --
   Treasury Stock Acquired                      --        (28,419)
--------------------------------------------------------------------------------
Balance, December 31, 1994              30,479,234       (691,459)
   Reissued from Treasury                       --        537,698
   Issued for Acquisition                9,269,098     (1,845,057)
   Issued for Benefit Plans                 15,114         --
   Treasury Stock Acquired                      --     (1,447,929)
--------------------------------------------------------------------------------
Balance, December 31, 1995              39,763,446     (3,446,747)
--------------------------------------------------------------------------------
   Conversion of ESOP Convertible
     Preferred Stock                     2,556,380         --
   Issued for Acquisition                       --        663,050
   Issued for Benefit Plans                 73,312        530,091
   Treasury Stock Acquired                      --       (122,847)
--------------------------------------------------------------------------------
Balance December 31, 1996               42,393,138     (2,376,453)
--------------------------------------------------------------------------------

10% SENIOR CUMULATIVE PREFERRED STOCK
There were 2.5 million depositary shares outstanding at December 31, 1995, each representing one-quarter share of 10% senior cumulative preferred stock. The nonconvertible preferred shares had an annual dividend of $10 per preferred share, paid quarterly. The Company redeemed at par all of the outstanding shares on July 1, 1996.

ESOP CONVERTIBLE PREFERRED STOCK
On December 31, 1996, the ESOP converted all of the outstanding shares of ESOP Convertible Preferred Stock into ReliaStar Common Stock at a rate of two ReliaStar common shares for each ESOP Convertible Preferred share.

NOTE RECEIVABLE FROM ESOP
To finance the shares held by the ESOP, the ESOP borrowed $30.0 million from the Company under a 20-year, 9.5% note. The Company will pay dividends on the shares held by the ESOP plus additional cash contributions in amounts necessary to enable the ESOP to meet its obligations under the note.

NOTE 10.
--------------------------------------------------------------------------------

REINSURANCE

The Company is a member of reinsurance associations established for the purpose of ceding the excess of life insurance over retention limits. In addition, the Life and Health Reinsurance Division of ReliaStar Life assumes and cedes
reinsurance  on  certain  life  and  health  risks  as  its  primary   business.
Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The amount of the allowance for uncollectible reinsurance receivables was immaterial at December 31, 1996 and 1995. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. The Company's retention limit is $500,000 per life for individual coverage and, to the extent that ReliaStar Life reinsures life policies written by Northern and Bankers Security, the limit is increased to $600,000 per life. For group coverage and reinsurance assumed, the retention is $500,000 per life with per occurrence limitations, subject to certain maximums. As of December 31, 1996, $12.5 billion of life insurance in force was ceded to other companies. The Company has assumed $38.5 billion of life insurance in force as of December 31, 1996 (including $33.3 billion of reinsurance assumed pertaining to Federal Employees' Group Life Insurance and Servicemans' Group Life Insurance). Also included in these amounts are $722.5 million of reinsurance ceded and $5.2 billion of reinsurance assumed by the Life and Health Reinsurance Division of ReliaStar Life.
     The effect of reinsurance on premiums and recoveries is as follows:

                                      Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                        1996       1995      1994
--------------------------------------------------------------------------------
Direct Premiums                   $ 609.9     $643.8    $533.2
Reinsurance Assumed                 334.3      297.6     261.8
Reinsurance Ceded                  (107.3)     (89.9)    (68.1)
--------------------------------------------------------------------------------
   Net Premiums                   $ 836.9     $851.5    $726.9
--------------------------------------------------------------------------------
   Reinsurance Recoveries         $  96.3     $ 80.4    $ 59.0
--------------------------------------------------------------------------------


NOTE 11.
--------------------------------------------------------------------------------

LIABILITY FOR UNPAID ACCIDENT AND HEALTH CLAIMS
AND CLAIM ADJUSTMENT EXPENSE

The change in the liability for unpaid accident and health claims and claim adjustment expenses is summarized as follows:

(In Millions)                      1996       1995      1994
--------------------------------------------------------------------------------
Balance at January 1               $369.4     $322.9    $244.6
Less Reinsurance Recoverables        81.6       59.5      32.8
--------------------------------------------------------------------------------
Net Balance at January 1            287.8      263.4     211.8
Incurred Related to:
   Current Year                     223.5      273.1     266.2
   Prior Year                        (5.7)      (2.7)    (16.6)
--------------------------------------------------------------------------------
Total Incurred                      217.8      270.4     249.6
Paid Related to:
   Current Year                     127.8      157.0     140.3
   Prior Year                        97.1       89.0      66.7
--------------------------------------------------------------------------------
Total Paid                          224.9      246.0     207.0
Net Balance at December 31          280.7      287.8     254.4
Plus Reinsurance Recoverables       102.6       81.6      50.5
--------------------------------------------------------------------------------
   Balance at December 31          $383.3     $369.4    $304.9
--------------------------------------------------------------------------------

The liability for unpaid accident and health claims and claim adjustment expenses is included in Future Policy and Contract Benefits on the Consolidated Balance Sheets.

NOTE 12.
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

LITIGATION
The Company is a defendant in a number of lawsuits arising out of the normal course of the business of the Insurers, some of which include claims for punitive damages. In the opinion of management, the ultimate resolution of such litigation will not result in any material adverse impact to operations or financial condition of the Company.

JOINT GROUP LIFE AND ANNUITY CONTRACTS
ReliaStar Life has issued certain participating group annuity and group life insurance contracts jointly with another insurance company. ReliaStar Life has entered into an arrangement with this insurer whereby ReliaStar Life will gradually transfer these liabilities (approximately $281.9 million at December 31, 1996) to the other insurer over a ten-year period which commenced in 1993. The terms of the arrangement specify the interest rate on the liabilities and provide for a transfer of assets and liabilities scheduled in a manner consistent with the expected cash flows of the assets allocated to support the liabilities. A contingent liability exists with respect to the joint obligor's portion of the contractual liabilities attributable to contributions received prior to July 1, 1993 in the event the joint obligor is unable to meet its obligations.

RESERVE INDEMNIFICATION AGREEMENT
In connection with the March 1992 sale of Chartwell Re Corporation (Chartwell), the Company and the acquiring company entered into a separate reciprocal reserve indemnification agreement with respect to the adequacy of the loss and loss adjustment expense reserves of Chartwell. On June 28, 1996, a final settlement of the reserve indemnification agreement was reached. The Company's previous accruals for this liability were adequate.
     Amounts previously charged against income for the reserve indemnification agreement are presented as discontinued operations in the Consolidated Statements of Income.

FINANCIAL INSTRUMENTS
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, financial guarantees, futures contracts and interest rate swaps. Those instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the Consolidated Balance Sheets.
     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For futures contracts and interest rate swap transactions, the contract or notional amounts do not represent exposure to credit loss. For swaps, the Company's exposure to credit loss is limited to those swaps where the Company has an unrealized gain. For future contracts, the Company has no exposure to credit risk as the contracts are marked to market daily.
     Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Contract or Notional Amount                     December 31
--------------------------------------------------------------------------------
(In Millions)                                   1996      1995
--------------------------------------------------------------------------------
Financial Instruments Whose Contract
   Amounts Represent Credit Risk
     Commitments to Extend Credit           $  181.6   $  82.6
     Financial Guarantees                       40.9      41.8
Financial Instruments Whose
   Notional or Contract Amounts
   Exceed the Amount of Credit Risk
     Futures Contracts                          76.6      80.4
     Interest Rate Swap Agreements           1,109.5   1,222.5
--------------------------------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT Commitments to extend credit are legally binding agreements to lend to a customer. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. They generally may be terminated by the Company in the event of deterioration in the financial condition of the borrower. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

FINANCIAL GUARANTEES Financial guarantees are conditional commitments issued by the Company guaranteeing the performance of the borrower to a third party. Those guarantees are primarily issued to support public and private commercial mortgage borrowing arrangements. The credit risk involved is essentially the same as that involved in issuing commercial mortgage loans.
     ReliaStar Life is a partner in eight real estate joint ventures where it has guaranteed the repayment of loans of the partnership. As of December 31, 1996, ReliaStar Life had guaranteed repayment of $40.9 million ($41.8 million at December 31, 1995) of such loans including the portion allocable to the PFA. If any payment were made under these guarantees, ReliaStar Life would be allowed to make a claim for repayment from the joint venture, foreclose on the assets of the joint venture including its real estate investment and, in certain instances, make a claim against the joint venture's general partner.
     For certain of these partnerships, ReliaStar Life has made capital contributions from time to time to provide the partnerships with sufficient cash to meet its obligations, including operating expenses, tenant improvements and debt service. Capital contributions during 1996 and 1995 were insignificant. Further capital contributions are likely to be required in future periods for certain of the joint ventures with the guarantees. The Company cannot predict the amount of such future contributions.

FUTURES CONTRACTS Futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. These contracts are entered into to manage interest rate risk as part of the Company's asset and liability management. Risks arise from the movements in securities values and interest rates.

INTEREST RATE SWAP AGREEMENTS The Company also enters into interest rate swap agreements to manage interest rate exposure. The primary reason for the interest rate swap agreements is to extend the duration of adjustable rate investments. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Changes in market interest rates impact income from adjustable rate investments and have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. The risks under interest rate swap agreements are generally similar to those of futures contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk.

LEASES
The Company has operating leases for office space and certain computer processing and other equipment. Rental expense for these items was $14.2 million, $13.8 million and $11.1 million for 1996, 1995 and 1994, respectively.
     Future minimum aggregate rental commitments at December 31, 1996 for operating leases were as follows:

(In Millions)
--------------------------------------------------------------------------------
1997 - $7.8                                    2000 - $4.7
1998 - $7.0                                    2001 - $4.0
1999 - $5.8                                    2002 and thereafter - $4.7
================================================================================

NOTE 13.
--------------------------------------------------------------------------------

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures are made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.
     SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
     The fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1996 and 1995. Although Management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; therefore, current estimates of fair value may differ significantly from the amounts presented herein.
     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

FIXED MATURITY SECURITIES The estimated fair value disclosures for debt securities satisfy the fair value disclosure requirements of SFAS No. 107 (see
Note 4).

EQUITY SECURITIES Fair value equals carrying value as these securities are carried at quoted market value.

MORTGAGE LOANS ON REAL ESTATE The fair values for mortgage loans on real estate are estimated using discounted cash flow analyses, using interest rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

CASH, SHORT-TERM INVESTMENTS AND POLICY LOANS The carrying amounts for these assets approximate the assets' fair values.

OTHER FINANCIAL INSTRUMENTS Reported as Assets The carrying amounts for these financial instruments (primarily premiums and other accounts receivable and accrued investment income) approximate those assets' fair values.

INVESTMENT CONTRACT LIABILITIES The fair value for deferred annuities was estimated to be the amount payable on demand at the reporting date, as those investment contracts have no defined maturity and are similar to a deposit liability. The amount payable at the reporting date was calculated as the account balance less applicable surrender charges.
     The fair value for GICs was estimated using discounted cash flow analyses. The discount rate used was based upon current industry offering rates on GICs of similar durations.
     The fair values for supplementary contracts without life contingencies and immediate annuities were estimated using discounted cash flow analyses. The discount rate was based upon treasury rates plus a pricing margin.
     The carrying amounts reported for other investment contracts, which includes participating pension contracts and retirement plan deposits, approximate those liabilities' fair value.

CLAIM AND OTHER DEPOSIT FUNDS The carrying amounts for claim and other deposit funds approximate the liabilities' fair value.

NOTES AND MORTGAGES PAYABLE The fair value for publicly traded debt was based upon quoted market prices. For other debt obligations, discounted cash flow analyses were used. The discount rate was based upon the Company's estimated current incremental borrowing rates.

TRUST-ORIGINATED   PREFERRED   SECURITIES  The  fair  value  for  the  Preferred
Securities was based upon quoted market prices.

OTHER FINANCIAL INSTRUMENTS REPORTED AS LIABILITIES The carrying amounts for other financial instruments (primarily normal payables of a short-term nature) approximate those liabilities' fair values.

FINANCIAL GUARANTEES The fair values of financial guarantees were estimated using discounted cash flow analyses based upon the expected future net amounts to be expended. The estimated net amounts to be expended were determined based on projected cash flows and a valuation of the underlying collateral.

INTEREST RATE SWAPS The fair value for interest rate swaps was estimated using discounted cash flow analyses. The discount rate was based upon rates currently being offered for similar interest rate swaps available from similar counterparties.

The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:


                                                                         1996                                1995
-----------------------------------------------------------------------------------------------------------------------------
                                                               Carrying             Fair          Carrying             Fair
(In Millions)                                                    Amount            Value            Amount            Value
-----------------------------------------------------------------------------------------------------------------------------
Financial Instruments Recorded as Assets
   Fixed Maturity Securities                                    $ 9,298.2        $ 9,298.2         $ 9,053.7        $ 9,053.7
   Equity Securities                                                 36.9             36.9              35.9             35.9
   Mortgage Loans on Real Estate
     Commercial                                                   1,359.6          1,391.9           1,465.0          1,525.8
     Residential and Other                                          495.8            507.4             483.4            496.1
   Policy Loans                                                     549.0            549.0             499.8            499.8
   Cash and Short-Term Investments                                  151.8            151.8             180.0            180.0
   Other Financial Instruments Recorded as Assets                   576.5            576.5             508.0            508.0
Financial Instruments Recorded as Liabilities
   Investment Contracts
     Deferred Annuities                                          (6,970.9)        (6,547.9)         (6,704.9)        (6,285.6)
     GICs                                                           (74.7)          (102.0)           (115.0)          (148.6)
     Supplementary Contracts and Immediate Annuities               (134.5)          (131.4)            (99.8)           (99.7)
     Other Investment Contracts                                    (488.3)          (488.3)           (529.2)          (529.2)
   Claim and Other Deposit Funds                                   (123.6)          (123.6)           (114.9)          (114.9)
   Notes and Mortgages Payable                                     (406.0)          (412.2)           (421.3)          (436.4)
   Trust-Originated Preferred Securities                           (120.9)          (125.0)             --               --
   Other Financial Instruments Recorded as Liabilities             (289.0)          (289.0)           (255.3)          (255.3)
Off-Balance Sheet Financial Instruments
   Financial Guarantees                                              --               (4.5)             --               (4.6)
   Interest Rate Swaps                                               --               10.8              --               42.7
------------------------------------------------------------------------------------------------------------------------------


Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized investment gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 14.
--------------------------------------------------------------------------------

SUBSEQUENT EVENT

On February 23, 1997, the Company signed a definitive agreement to acquire and merge Security-Connecticut Corporation (SRC) into ReliaStar. SRC is a holding company with two primary subsidiaries: Security-Connecticut Life Insurance Company of Avon, Connecticut, and Lincoln Security Life Insurance Company of Brewster, New York. As of December 31, 1996, SRC had assets of $2.3 billion and total shareholders' equity of $355 million. The transaction will be effected through a stock-for-stock exchange. The exchange ratio will be determined based upon the average price of the Company's common stock during the twenty-day trading period concluding six days prior to the closing of the transaction and is subject to adjustments based upon changes in the market value of the Company's common stock. The definitive agreement also includes a breakup provision that would result in a payment of $8 million to ReliaStar under certain circumstances if the transaction is not completed. The acquisition will be accounted for as a purchase.
     Based on the closing price of $59.25 for ReliaStar common stock on February 21, 1997, SRC shareholders would receive .7932 of a share of ReliaStar common stock for each share of SRC common stock. Assuming the February 21 closing price, ReliaStar would issue approximately seven million additional shares of ReliaStar common stock, and the purchase price would be approximately $417 million, including transaction costs. Completion of the merger is expected in the second or third quarter of 1997, and is subject to normal closing conditions, including approval by SRC shareholders and various regulatory approvals.

NOTE 15.
--------------------------------------------------------------------------------

SEGMENT INFORMATION

The Company operates in four reportable segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance and Pension.
     Financial information by industry segment is summarized as follows:

                                   Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                       1996       1995       1994
--------------------------------------------------------------------------------
REVENUES
Individual Insurance           $ 1,222.8  $ 1,147.0   $  665.6
Employee Benefits                  643.5      661.9      651.3
Life and Health Reinsurance        200.3      180.9      157.5
Pension                             68.4       76.6       69.9
Other                               55.6       24.0       26.5
--------------------------------------------------------------------------------
   Revenues                    $ 2,190.6  $ 2,090.4  $ 1,570.8
--------------------------------------------------------------------------------
Pretax Income (Loss) From
   Continuing Operations
Individual Insurance            $  212.2   $  186.0   $  113.7
Employee Benefits                   47.7       46.2       37.5
Life and Health Reinsurance         50.8       43.7       37.6
Pension                             12.9       10.1       (9.5)
Other                              (19.5)     (26.2)     (12.7)
--------------------------------------------------------------------------------
   Pretax Income From
     Continuing Operations      $  304.1   $  259.8   $  166.6
--------------------------------------------------------------------------------
Identifiable Assets
   (as of December 31)
Individual Insurance           $13,022.8  $12,378.0  $ 7,621.6
Employee Benefits                  906.1      883.0      801.8
Life and Health Reinsurance        417.8      357.5      267.0
Pension                          1,681.9    1,389.5    1,190.8
Other                              678.4      511.2      485.6
--------------------------------------------------------------------------------
   Identifiable Assets         $16,707.0  $15,519.2  $10,366.8
--------------------------------------------------------------------------------

Revenues include premium income, net investment income, pretax realized investment gains and losses and other income. "Other" includes amounts from operations not deemed to be reportable segments, corporate operations and assets and inter-segment eliminations and adjustments. Identifiable assets are those assets that are used in the Company's operations in each segment.

NOTE 16.
-------------------------------------------------------------------------------

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited quarterly results of operations:


                                                                                            1996
------------------------------------------------------------------------------------------------------------------------------
                                                                  First           Second             Third           Fourth
(In Millions)                                                   Quarter          Quarter           Quarter          Quarter
------------------------------------------------------------------------------------------------------------------------------
Revenues                                                           $533.4           $546.7            $544.6           $565.9
Income Taxes                                                         26.2             26.7              26.3             26.9
Net Income                                                         $ 48.0           $ 47.8            $ 47.9           $ 49.3
------------------------------------------------------------------------------------------------------------------------------
Net Income Per Common Share
   Primary                                                          $ 1.24           $ 1.23            $ 1.26           $ 1.29
   Fully Diluted                                                    $ 1.17           $ 1.17            $ 1.19           $ 1.22
------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares
   Common and Common Equivalent Shares (Primary)                     36.9             37.0              37.7             37.9
   Common Shares Assuming Maximum Dilution (Fully Diluted)           39.5             39.5              40.3             40.6
------------------------------------------------------------------------------------------------------------------------------
                                                                                            1995
------------------------------------------------------------------------------------------------------------------------------
                                                                  First           Second             Third           Fourth
(In Millions)                                                   Quarter          Quarter           Quarter          Quarter
------------------------------------------------------------------------------------------------------------------------------
Revenues                                                           $505.2           $520.4            $522.7           $542.1
Income Taxes                                                         20.6             24.7              23.5             21.9
Income from Continuing Operations                                    37.8             44.8              42.7             43.8
Loss from Discontinued Operations                                    --               --                --               (5.4)
Net Income                                                         $ 37.8           $ 44.8            $ 42.7           $ 38.4
------------------------------------------------------------------------------------------------------------------------------
Per Common Share
Primary
Income from Continuing Operations                                 $ .98              $ 1.15            $ 1.10           $ 1.13
Loss from Discontinued Operations                                    --               --                --                (.15)
------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                     $ .98              $ 1.15            $ 1.10            $ .98
------------------------------------------------------------------------------------------------------------------------------
Fully Diluted
Income from Continuing Operations                                 $ .93              $ 1.08            $ 1.03           $ 1.06
Loss from Discontinued Operations                                    --               --                --                (.14)
------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                     $ .93              $ 1.08            $ 1.03            $ .92
------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares
   Common and Common Equivalent Shares (Primary)                     36.3             37.3              37.0             37.0
   Common Shares Assuming Maximum Dilution (Fully Diluted)           38.9             40.0              39.7             39.7
------------------------------------------------------------------------------------------------------------------------------


REPORT OF MANAGEMENT
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

Management of the Company is responsible for the financial information and representations contained in the consolidated financial statements and other sections of the Annual Report.The consolidated financial statements have been prepared in conformity with generally accepted accounting principles to reflect in all material respects the substance of transactions that should be included, and the other information in the Annual Report is consistent with those statements. In preparing the consolidated financial statements, Management makes informed estimates and judgments based on currently available information of the effects of certain events and transactions.
     The Company maintains accounting and other control systems which Management believes provide reasonable assurance that transactions are properly recorded in the books and records and that the assets are properly safeguarded. The systems of internal control include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures and a broad program of internal audits. The costs of the control system are balanced against the expected benefits. During 1996, the Audit Committee of the Board of Directors, composed solely of outside directors, met three times with Management, the Company's internal auditors and the independent auditors to review the scope of the audits, discuss the evaluation of internal accounting controls and discuss financial reporting matters. The independent auditors and internal auditors have free access to the Audit
Committee and meet with it, without Management present, to discuss any appropriate matters.
     The independent auditors are responsible for expressing an informed judgment as to whether the consolidated financial statements present fairly, in accordance with generally accepted accounting principles, the financial position, results of operations and cash flows of the Company. They obtain an understanding of the Company's internal accounting controls and conduct such tests and related procedures as they deem necessary to provide reasonable assurance, giving due consideration to materiality, that the consolidated financial statements contain neither misleading nor erroneous data.



John G. Turner, FSA
Chairman and Chief Executive Officer


Independent Auditors' Report

Board of Directors and Shareholders
ReliaStar Financial Corp.
Minneapolis, Minnesota

We have  audited  the  accompanying  consolidated  balance  sheets of  ReliaStar
Financial Corp. and Subsidiaries as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReliaStar
Financial Corp. and Subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                   /s/Deloitte & Touche LLP


Minneapolis, Minnesota
January 31, 1997, except for Note 14,
as to which the date is February 23, 1997


COMMON STOCKHOLDER INFORMATION


Market for the Company's Common Equity and Related
Stockholder Matters
     The common stock of ReliaStar Financial Corp. is traded on the New York Stock Exchange under the symbol RLR. The following table sets forth the amounts of cash dividends per common share and the high and low prices of ReliaStar Financial Corp. common stock for each quarter of 1995 and 1996.

                      1995 Market Price           Dividends
Quarter                   Per Share               Per Share
--------------------------------------------------------------------------------
                     High             Low
--------------------------------------------------------------------------------
1st                 $35-1/2           $29         $.225
2nd                  39-5/8            33-3/4       .25
3rd                  41-1/2            36           .25
4th                  44-1/2            39-7/8       .25
Year                                              $.975


                      1996 Market Price           Dividends
Quarter                   Per Share               Per Share
--------------------------------------------------------------------------------
                     High             Low
--------------------------------------------------------------------------------
1st                 $51-5/8           $41-1/2      $.25
2nd                  47                41-3/8       .28
3rd                  48-1/8            40           .28
4th                  58-3/8            47-5/8       .28
Year                                              $1.09


For restrictions on dividends, see Note 9 of Notes to Consolidated Financial Statements.

There were approximately 26,048 common stockholders of record as of February 20, 1997.

CORPORATE INFORMATION

Employees and Agents At year-end 1996, ReliaStar Financial Corp. had 3,467 employees and had 29,329 agents under contract.

Auditors  Deloitte & Touche LLP

Stock Transfer Agent Norwest Bank Minnesota, P.O. Box 738, South St. Paul, Minnesota 55075. (612) 450-4064, (800) 468-9716. Communications regarding stock transfer requirements, lost certificates, dividend payments and change of address should be directed to the transfer agent or to the Office of the Corporate Secretary, ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401.

Trading Market   New York Stock Exchange

Common Stock Trading Symbol   RLR

Trust-Originated Preferred Securities
Trading Symbol   RLR pf-a

Annual Meeting  Thursday, May 8, 1997, 10 a.m.,
ReliaStar Financial Corp., Home Office, 20 Washington Avenue South, Minneapolis, Minnesota.

Investor Relations Security analysts, investment professionals and shareholders should direct their inquiries about financial performance to Scott H. DeLong, FSA, Vice President and Corporate Actuary, at (612) 372-5574.

Media Relations and General Information Members of the news media should direct their inquiries to Susan W. A. Mead, Vice President, Communications and Community Relations, at (612) 342-3051. For general information, call the company's main number at (612) 372-5432.

ReliaStar Line Consumers who have questions about ReliaStar products or about financial needs in general should call the ReliaStar Line toll-free at (888) 757-5757.

Form 10-K Report SHAREHOLDERS MAY OBTAIN A COPY OF THE CURRENT FORM 10-K REPORT WITHOUT CHARGE UPON WRITTEN REQUEST TO WAYNE R. HUNEKE, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, RELIASTAR FINANCIAL CORP., 20 WASHINGTON AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55401.