Form 10-K, Exhibit 13
period 1997-12-31
RELIASTAR FINANCIAL CORP
filed 1998-03-23
CIK 841528

                                                                     Exhibit 13

ReliaStar Financial Corp. and Subsidiaries
Five-Year Consolidated Financial Highlights


(In Millions, Except Per Share Data)1, 2, 3               1997         1996         1995         1994         1993
----------------------------------------------------  -----------  -----------  -----------  -----------  -----------
REVENUES AND EARNINGS
Premiums                                              $    887.9   $    836.9   $    851.5   $    726.9   $    659.6
Net Investment Income                                    1,025.0        940.7        891.1        618.3        635.0
Realized Investment Gains (Losses)                          11.7         11.2          4.9        (27.4)       (32.4)
Other Income                                               585.7        401.8        342.9        253.0        228.2
                                                      ----------   ----------   ----------   ----------   ----------
  Total Revenues                                         2,510.3      2,190.6      2,090.4      1,570.8      1,490.4
Benefits and Expenses                                    2,150.4      1,886.5      1,830.6      1,404.2      1,361.8
Income Tax Expense                                         127.5        106.1         90.7         58.9         46.1
Dividends on Preferred Securities of Subsidiaries,
  Net of Tax                                                10.4          5.0           --           --           --
                                                      ----------   ----------   ----------   ----------   ----------
Income from Continuing Operations                          222.0        193.0        169.1        107.7         82.5
Loss from Discontinued Operations                             --           --         (5.4)        (2.6)          --
Extraordinary Charges                                         --           --           --           --         (9.7)
Cumulative Effect of Accounting Changes                       --           --           --           --         (7.5)
                                                      ----------   ----------   ----------   ----------   ----------
Net Income                                            $    222.0   $    193.0   $    163.7   $    105.1   $     65.3
                                                      ----------   ----------   ----------   ----------   ----------
Net Income Available to Common Shareholders           $    222.0   $    187.8   $    155.4   $     96.8   $     57.0
                                                      ----------   ----------   ----------   ----------   ----------
Per Common Share
Income from Continuing Operations (Diluted)           $     2.55   $     2.37   $     2.06   $     1.54   $     1.22
Net Income (Diluted)                                        2.55         2.37         1.99         1.50          .94
Dividends Paid                                              .605         .545         .488         .438         .393
FINANCIAL POSITION
Assets                                                $ 21,000.8   $ 16,707.0   $ 15,519.2   $ 10,366.8   $  9,912.9
Notes and Mortgages Payable                                593.5        407.5        422.3        194.6        230.3
Trust-Originated Preferred Securities                      241.9        120.9           --           --           --
Other Liabilities                                       18,154.4     14,760.9     13,676.8      9,373.7      8,882.0
Common Shareholders' Equity                              2,011.0      1,417.7      1,351.4        730.6        733.9
Preferred Shareholders' Equity                                --           --         68.7         67.9         66.7
Common Shareholders' Equity Excluding
  Unrealized  Investment Gains and Losses                1,784.8      1,276.9      1,104.6        810.0        733.9
OTHER DATA (Unaudited)
Operating Income 4                                    $    216.0   $    187.6   $    166.6   $    124.4   $    101.8
Operating Income Per Diluted Common Share 4                 2.48         2.30         2.02         1.80         1.54
Statutory Premiums and Deposits and Fee
     Revenues 6                                       $  3,243.8   $  2,750.3   $  2,577.0   $  1,916.0   $  1,678.7
Return on Equity - Operating Income 4, 5                    15.0%        16.6%        16.2%        16.1%        15.1%
Year-End Market Price Per Common Share                $  41 3/16   $   28 7/8   $  22 3/16   $   14 1/2   $       16
Book Value Per Common Share 5                              19.74        15.95        14.27        12.57        11.49
Assets Under Management 5                               20,336.9     18,141.0     15,826.5     10,602.4      9,715.6
Insurance Product Sales 7
Individual Life                                       $    140.6   $    119.0   $    104.2   $     74.2   $     63.5
Individual Annuity                                         762.3        643.3        669.6        427.8        355.7
Group Life                                                  64.7         43.5         23.0         30.5         26.3
Group Health                                                16.7         32.1         49.1         68.3         91.3
Life and Health Reinsurance                                 98.1         70.2         46.5         57.5         32.2
Retirement Plan Sales                                      405.8        315.7        255.2        201.3        110.9
                                                      ----------   ----------   ----------   ----------   ----------
  Total                                               $  1,488.2   $  1,223.8   $  1,147.6   $    859.6   $    679.9
                                                      ----------   ----------   ----------   ----------   ----------
Life Insurance In Force
Individual                                            $118,485.2   $ 67,653.1   $ 66,399.5   $ 27,808.3   $ 26,761.6
Group                                                  141,311.4    117,342.1    106,873.7     96,503.8     88,784.6
Reinsurance                                              7,228.3      5,220.0      4,715.4      5,319.3      3,512.8
                                                      ----------   ----------   ----------   ----------   ----------
  Total                                               $267,024.9   $190,215.2   $177,988.6   $129,631.4   $119,059.0
----------------------------------------------------  ----------   ----------   ----------   ----------   ----------

---------------
/1/ Security-Connecticut Corporation and USLICO Corporation were acquired effective July 1, 1997, and January 1, 1995, respectively. The financial data does not include the contributions of the acquired entities prior to their respective acquisition dates.
/2/ During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share," for all periods presented.
/3/ All share and per common share amounts reflect the 2:1 common stock split that occurred in September 1997.
/4/ Operating Income excludes realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs and present value of future profits.
During the fourth quarter of 1997, the Company incurred a $14 million after-tax charge to earnings related to restructuring and other non-recurring expenses. Excluding the charge, 1997 operating income per diluted common share and return on equity, based on operating income, were $2.64 and 15.9%, respectively.
/5/ Amounts exclude the balance sheet effect of net unrealized investment gains and losses recorded in accordance with SFAS No. 115.
/6/ Premiums and deposits of life insurance subsidiaries are presented in accordance with statutory insurance accounting practices. Fee revenues are presented in accordance with generally accepted accounting principles.
/7/ Represents annualized amounts of new premiums and deposits.

ReliaStar Financial Corp. and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

Pretax results of operations by business segment are summarized below:

Year Ended December 31 (In Millions)                                          1997     1996     1995
--------------------------------------------------------------------------  -------  -------  -------
Pretax Operating Income (Loss)1
  Individual Insurance                                                      $228.8   $204.5   $181.6
  Employee Benefits                                                           52.1     46.0     44.1
  Life and Health Reinsurance                                                 57.5     50.7     43.5
  Pension                                                                     15.9     14.0     10.3
  Corporate and Other                                                         (3.6)   (19.3)   (23.5)
                                                                            ------   ------   ------
  Pretax Operating Income                                                    350.7    295.9    256.0
Pretax Net Realized Investment Gains                                           9.2      8.2      3.8
                                                                            ------   ------   ------
  Pretax Income Before Dividends on Preferred Securities of Subsidiaries     359.9    304.1    259.8
Tax Expense                                                                  127.5    106.1     90.7
Dividends on Preferred Securities of Subsidiaries, Net of Tax                 10.4      5.0       --
                                                                            ------   ------   ------
  Income from Continuing Operations                                          222.0    193.0    169.1
Loss from Discontinued Operations                                               --       --     (5.4)
                                                                            ------   ------   ------
  Net Income                                                                $222.0   $193.0   $163.7
----------------------------------------------------------------------------------------------------

/1/ Operating income excludes realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs and present value of future profits.

ReliaStar Financial Corp. (the Company or ReliaStar) conducts its operations in four business segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance, and Pension; through its life insurance companies: ReliaStar Life Insurance Company (ReliaStar Life), Northern Life Insurance Company (Northern), ReliaStar United Services Life Insurance Company (United Services), ReliaStar Life Insurance Company of New York (RLNY) and Security-Connecticut Life Insurance Company (Security-Connecticut). Effective January 1, 1998, Lincoln Security Life Insurance Company (Lincoln Security) merged with and into ReliaStar Bankers Security Life Insurance Company and the surviving entity was renamed RLNY. These subsidiaries are sometimes collectively referred to as the Insurers.

  The discussion of business segment results that follows, refers to the above pretax segment results and, in each instance, amounts are before income taxes unless otherwise noted.

1997 COMPARED WITH 1996

On July 1, 1997, ReliaStar completed the acquisition of Security-Connecticut Corporation (SCC) (see Note 3 of Notes to Consolidated Financial Statements). The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations prior to July 1, 1997 do not include the results of the former SCC subsidiaries. Therefore, current period operating results are not directly comparable with those of prior periods. The operating results of Security-Connecticut and Lincoln Security are reflected in the Individual Insurance segment.

Individual Insurance   Pretax operating income of the Individual Insurance
segment for 1997 increased $24.3 million, or 12%, compared with 1996. The increase in pretax operating income is primarily due to the additional pretax earnings in 1997 of Security-Connecticut and Lincoln Security, which totaled $29.4 million.

Excluding Security-Connecticut and Lincoln Security, pretax operating income decreased $5.1 million compared with the prior year. The decrease was primarily due to the impact of restructuring and other non-recurring expenses totaling $9.7 million (after-tax) incurred in the fourth quarter of 1997. The restructuring expenses were primarily for severance and facilities costs, and relate primarily to efforts to eliminate redundancies and create operational efficiencies in the Individual Insurance segment. These actions are expected to result in an after-tax earnings benefit to the Individual Insurance segment of more than $4 million in 1998 and $6 million per year in future years.

  Excluding Security-Connecticut, Lincoln Security and the restructuring and other non-recurring expenses, 1997 pretax operating income increased $9.8 million compared with 1996. The increase was primarily due to a 9% increase in assets under management and improved mortality experience, partially offset by reduced interest spreads and increased noncapitalized expenses, including expenses related to new product development and introduction and information technology. The average interest spread of 246 basis points for 1997 compares to 254 basis points for 1996. This decrease in spreads reflects a 16 basis point reduction in the portfolio yield, offset in part by an 8 basis point decrease in the average crediting rate. Assets under management grew from $11.2 billion as of December 31, 1996, to $12.2 billion as of December 31, 1997.

  For some of the business included in the Individual Insurance segment, crediting rates on in force business are reset annually at the beginning of the calendar year and are guaranteed for one year. The balance of the business has crediting rates that can be changed on the policy anniversary or some other date. Crediting rates offered on new business can be changed at any time in response to competition and market interest rates and are guaranteed on most new premiums received to the end of the calendar year.

  Excluding sales from Security-Connecticut and Lincoln Security, total 1997 individual life and annuity sales (annualized new premiums and deposits) increased 14% compared with 1996, reflecting a 39% increase in individual variable annuity sales, a 5% increase in individual fixed annuities and a 1% increase in individual life insurance sales.

Employee Benefits   Pretax operating income of the Employee Benefits segment for
1997 increased $6.1 million, or 13%, compared with 1996. The increase in pretax operating income was primarily due to improved mortality and morbidity experience, partially offset by higher expense levels. Pretax operating income from group life products increased $4.8 million compared with 1996 and pretax operating income from group health and other businesses increased $1.3 million compared with 1996 primarily due to improved results from the group long-term disability line of business.

  Group life sales were $64.7 million in 1997 an increase of 49% compared to 1996. Group health sales of $16.7 million decreased 48% compared with 1996, due primarily to a decrease in emphasis on sales of insured health products.

Life and Health Reinsurance   Pretax operating income of the Life and Health
Reinsurance segment for 1997 increased $6.8 million, or 13%, compared with 1996. The increase in pretax operating income is primarily due to a 21% increase in earned premiums, partially offset by higher experience rating refunds and higher commission expenses. Earnings in the reinsurance business can fluctuate based upon a number of factors, including pricing, market capacity, the availability and pricing of retrocessional programs, loss experience and the risk profile of the book of business included in this segment.

Pension   Pretax operating income of the Pension segment for 1997 increased $1.9 million, or 14%, compared with 1996. Pretax operating income from the small employer 401(k) line of business increased $3.6 million to $8.4 million for 1997. Pretax operating income in the 401(k) line of business increased primarily due to higher fee revenues reflecting the growth in assets under management. Retirement plan sales of $405.8 million increased 29% compared to 1996. Assets under management in the 401(k) line of business were $1.53 billion at December 31, 1997, compared with $1.02 billion at December 31, 1996. Pretax operating income from the Company's closed block of pension contract liabilities was $7.5 million for 1997, a decrease of $1.7 million compared with 1996.

Corporate and Other   Pretax operating losses of Corporate and Other for 1997
decreased $15.7 million compared with 1996. This favorable variance was primarily due to increased operating earnings from the Company's mutual fund operations, which included a $4.6 million pretax gain on the sale of 12b-1 fees attributable to a portion of their Class B shares, a $4.5 million pretax gain on the sale of substantially all of the assets of Washington Square Advisers, Inc., the Company's fixed income fund investment manager for unaffiliated institutions, increased earnings from PrimeVest Financial Services, Inc., the Company's broker/dealer specializing in bank marketing of insurance and other investment products, that was acquired in the fourth quarter of 1996, improved operating results of the Company's mortgage operations and increased recovery of corporate costs from other business segments. Partially offsetting these favorable items were increased interest costs associated with debt assumed from SCC and lower operating results from Successful Money Management Seminars, Inc.

  Dividends on preferred securities ($10.4 million, net of tax) is reported on a separate line in the results of operations table. Dividend expense increased $5.4 million compared with 1996 due primarily to the issuance of $125.0 million of 8.10% Trust-Originated Preferred Securities in June 1997. (see Liquidity and Capital Resources -- ReliaStar Financial Corp.)

1996 COMPARED WITH 1995

Individual Insurance   Pretax operating income of the Individual Insurance
segment increased $22.9 million compared with 1995. The primary reason for the earnings increase was an increase in interest spreads and an 8% increase in assets under management. The average interest spread of 254 basis points increased 26 basis points compared to 1995. The increase in interest spreads was the result of a 23 basis point reduction in the average crediting rate and a three basis point increase in the portfolio yield.

  Total individual life insurance and annuity sales for 1996 (annualized new premiums and deposits) decreased 1% compared with 1995. This reflects a 14% increase in life sales and a 4% decrease in annuity sales. Lower sales of individual fixed annuities were the primary reason for the sales decrease compared with 1995. The decline in fixed annuity sales was due to lower market interest rates and reflected an industry-wide trend.

  Sales of individual variable annuities increased 87% compared with 1995 primarily due to favorable stock market conditions and the low interest rate environment.

Employee Benefits   Pretax operating income of the Employee Benefits segment
increased $1.9 million compared with 1995. The increase in pretax income was primarily due to favorable morbidity experience and higher investment income which, in total, increased pretax operating income $9.8 million. These favorable impacts were partially offset by unfavorable mortality experience and higher expenses, which decreased pretax income $8.0 million. Pretax operating income in the group long-term disability line of business was $2.3 million in 1996 compared with a pretax operating loss of $5.4 million in 1995.

Life and Health Reinsurance   Pretax operating income of the Life and Health
Reinsurance segment increased $7.2 million compared with 1995. Income for the segment was higher than 1995 due primarily to a 10% increase in earned premiums, increased investment income and a slightly more favorable overall loss ratio as compared with 1995.

Pension   Pretax operating income of the Pension segment increased $3.7 million compared with 1995. Pretax operating income from the 401(k) retirement plan line of business increased $2.2 million to $4.8 million. Income in this line was up primarily due to higher fee revenues attributable to a 65% increase in assets under management. Pretax operating income in the participating pension and GIC lines of business increased $1.5 million compared with 1995 primarily due to higher interest margins.

Corporate and Other   The pretax operating loss of Corporate and Other decreased
$4.2 million compared with 1995. Operating losses were lower primarily due to a decrease in losses of $1.7 million from the Company's mutual fund operations and short-term interest income on the proceeds from the issuance of $125.0 million in 8.20% Trust-Originated Preferred Securities prior to the redemption of $63.25 million of 10% Senior Cumulative Preferred Stock (see Financial Condition - Liquidity and Capital Resources - ReliaStar Financial Corp.). Dividends on preferred securities ($5.0 million, net of tax) is reported on a separate line in the results of operations table.

REALIZED INVESTMENT GAINS AND LOSSES

The sources of pretax net realized investment gains (losses) were as follows:

Year Ended December 31 (In Millions)                      1997    1996    1995
------------------------------------------------------  ------  ------  ------
Net Gains (Losses) on Sales of Investments
 Fixed Maturity Securities
  Gross Gains                                           $10.3   $ 8.7   $ 8.3
  Gross Losses                                           (6.4)   (5.5)   (5.0)
 Equity Securities                                        5.1     1.3    12.6
 Mortgage Loans                                            --      .1     (.1)
 Foreclosed Real Estate                                    .1     1.8      .6
 Real Estate                                               .6     2.7     1.7
 Other                                                    9.8    13.2     2.2
Provisions for Losses on Investments
 Fixed Maturity Securities                               (3.0)   (2.6)   (3.0)
 Equity Securities                                        (.1)     --     (.1)
 Mortgage Loans                                          (2.4)   (3.5)   (6.3)
 Foreclosed Real Estate                                  (1.6)   (3.5)   (5.2)
 Real Estate                                              (.7)   (1.1)    (.8)
 Other                                                     --     (.4)     --
                                                        -----   -----   -----
Pretax Realized Investment Gains                         11.7    11.2     4.9
DAC/PVFP Amortization /1/                                (2.5)   (3.0)   (1.1)
                                                        -----   -----   -----
 Pretax Net Realized
  Investment Gains                                      $ 9.2   $ 8.2   $ 3.8
-----------------------------------------------------------------------------
/1/ Due to pretax realized investment gains and losses.

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

INCOME TAXES

The Company's effective tax rate was 35.4% for 1997 and 34.9% for 1996 and 1995 compared to the federal tax rate of 35.0%. The Company's effective tax rate for 1997 is higher than the federal tax rate primarily due to non-deductible goodwill amortization.

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

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES -- RELIASTAR FINANCIAL CORP.

ReliaStar, as parent, is dependent upon dividends, interest and payments for other charges received from its subsidiaries to pay dividends to shareholders, service its debt and pay other obligations. The payment of dividends, interest or other charges by the Insurers is subject to restrictions imposed by applicable insurance laws and regulations.

  The payment of future dividends by ReliaStar will be largely dependent upon the ability of ReliaStar Life to pay dividends to the Company. Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be in an amount deemed prudent by ReliaStar Life's Board of Directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to net unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 1998, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $186.4 million.

  ReliaStar has loaned $100.0 million to ReliaStar Life under a surplus note. The surplus note was issued in connection with ReliaStar Life's demutualization and was used to offset the surplus reduction related to the cash distribution to the mutual policyholders in the demutualization. The surplus note provides that there may be no payment of interest or principal without the express approval of the Minnesota Department of Commerce.

  The Company maintains a $75.0 million unsecured revolving credit facility with a group of banks. As of December 31, 1997, $38.0 million remained available for borrowing under this facility.

  The Company also maintains a Dividend Reinvestment and Optional Cash Payment Plan. The plan provides shareholders with an opportunity to reinvest the dividends on their shares of the common stock of the Company and to make additional purchases of shares at a discount from the market based price. The amount of the discount may be changed or eliminated from time to time at the option of the Company. Pursuant to this program, the Company has issued 258,637, 245,650 and 135,254 shares for an aggregate purchase price of $8.3 million, $5.5 million and $2.3 million during the years ended December 31, 1997, 1996 and 1995, respectively.

  On May 9, 1997, the Company filed a shelf registration with the Securities and Exchange Commission for the issuance of up to $400.0 million of debt securities and other securities. As of December 31, 1997, $275.0 million of debt securities and other securities remain available for issuance under the shelf registration.

  On June 3, 1997, the Company completed the issuance of $125.0 million of 8.10% Trust-Originated Preferred Securities (8.10% Preferred Securities) due June 3, 2027. The Company used the proceeds from this offering to repurchase 3,252,200 of its common shares in a $125.0 million common stock buyback program that was completed during the third quarter of 1997 in conjunction with the acquisition of SCC.

  Also in conjunction with the acquisition of SCC, the Company assumed $75.0 million of 7 1/8% notes (the 7 1/8% Notes) due March 1, 2003.

  During December 1997, the Company repurchased 466,000 of its common shares at an average price of $39.21 per share in a common stock buyback program completed in conjunction with the acquisition of the common stock held by the minority interest shareholders of the Company's mutual fund company.

  On March 29, 1996, the Company completed the issuance of $125.0 million of 8.20% Trust-Originated Preferred Securities (8.20% Preferred Securities) due March 15, 2016. The Company used the proceeds from this offering to redeem, at par, all of the outstanding shares of its 10% Senior Cumulative Preferred Stock on July 1, 1996, repay short-term bank debt and for general corporate purposes.

  On February 1, 1995, in a transaction related to the acquisition of USLICO Corporation (USLICO), the Company issued $110.0 million of 8 5/8% notes (the 8 5/8% Notes) at a price of 99.274% due February 15, 2005. A substantial portion of the proceeds from the sale of the 8 5/8% Notes was used to redeem approximately $96.0 million of convertible subordinated debentures that were assumed in conjunction with the acquisition of USLICO.

  During 1995, the Company repurchased 2,783,000 of its common shares in a $50.0 million common stock buyback program completed in conjunction with the acquisition of USLICO.

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

  The Insurers' investment portfolios represent a significant source of liquid assets. As of December 31, 1997, the Insurers' investment portfolios included $8.0 billion (38% of total assets) of short-term investments and investment grade marketable bonds. The December 31, 1997 investment portfolio also included $2.6 billion of investment grade privately placed bonds which, while not publicly traded, are an additional source of liquidity.

  The policies and annuities issued by the Individual Insurance segment contain provisions which allow contractholders to withdraw or surrender their contracts under defined circumstances. These policies and annuities generally contain provisions which apply penalties or otherwise restrict the ability of contract-holders to make such withdrawals or surrenders. The Insurers monitor the surrender and policy loan activity of their insurance products and manage the composition of their investment portfolios, including liquidity, in light of such activity. While the

Insurers have recently experienced an increase in withdrawal and surrender activity attributable to their individual fixed annuity products, the surrender activity is well below a level which would have a material effect on liquidity.

  Changes in interest rates may affect the incidence of policy surrenders and other withdrawals. In addition to the potential impact on liquidity, unanticipated withdrawals in a changed interest rate environment could adversely affect earnings if the Company were required to sell investments at reduced values in order to meet liquidity demands. The Company seeks assets which have duration characteristics similar to the liabilities which they support. The Company also uses derivative instruments, such as interest rate swaps, to adjust the duration of the asset and liability portfolios (see Investments - Derivative Financial Instruments).

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

  The state of domicile of each of the Insurers imposes NAIC developed minimum risk-based capital requirements on insurance enterprises. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances and various levels of activity, based upon the nature and perceived degree of risk associated with such balances and levels of activity. Regulatory compliance is measured by a company's risk-based capital ratio, which is calculated as a company's regulatory total adjusted capital, as defined, divided by its authorized control level risk-based capital, as defined. Companies with ratios below specific trigger points are classified within certain regulatory action levels, each of which requires specified corrective action. The risk-based capital ratio of each of the Insurers significantly exceeds the ratio at which regulatory corrective action would be required.

CONSOLIDATED CASH FLOWS

The Company's cash balance at December 31, 1997 was $46.4 million. During 1997, net cash provided by operating and financing activities was $220.6 million and $181.3 million, respectively, which was offset by net cash used by investing activities of $387.9 million.

  The $220.6 million of net cash provided by operating activities was primarily the result of positive cash flow from premiums, policy contract charges and investment income in excess of cash outflows for insurance benefits and sales and operating expenses. Net cash provided by financing activities of $181.3 million was primarily the result of the issuance of the 8.10% Preferred Securities, proceeds from short-term borrowings and issuance of commercial paper, partially offset by funds used for the repurchase of common stock in conjunction with purchase business combinations.

INVESTMENTS

The current investment strategy for the Company is designed to maintain the overall quality of the portfolios, to maintain an appropriate liquidity position, to assure appropriate asset/liability structures, to achieve asset type diversification and to avoid issuer concentration.

  The Company intends to direct most of its new investment cash flow in 1998 to the acquisition of investment grade marketable and privately placed bonds and commercial mortgages. The marketable bonds category includes both corporate issues and structured finance securities such as collateralized mortgage obligations (CMOs) and other mortgage backed securities. The Company will make new investments in below investment grade bonds subject to overall limitations.

  The assets held by each of the Insurers are legally segregated and support only their respective contractual obligations. The investment portfolios of each Insurer are structured to reflect the characteristics of the liabilities which they support. The Company internally allocates assets within the Insurers to facilitate segment asset/liability matching. These segment allocations are solely for portfolio management purposes, and generally all of the assets allocated to a segment are available to satisfy the respective liabilities of all segments within each Insurer. Assets within these portfolios are selected to provide duration, cash flow and return characteristics which are compatible with the liabilities they support. All of the investments in the Insurers' portfolios are subject to diversification, quality and reserving requirements of state laws regulating the Insurers.

  The following table provides information regarding the composition of the Company's invested assets as of the indicated dates:

December 31  (In Millions)                  1997               1996
---------------------------------------------------------------------------
Investment Grade Bonds:
  Marketables                       $ 7,824.4   54.2%  $ 6,604.9   55.0%
  Private Placements                  2,619.4   18.2     2,156.2   18.0
                                    ---------  -----   ---------  -----
   Subtotal                          10,443.8   72.4     8,761.1   73.0
Below Investment Grade Bonds:
  Marketables                           296.7    2.0       279.7    2.4
  Private Placements                    400.6    2.8       255.4    2.1
                                    ---------  -----   ---------  -----
   Subtotal                             697.3    4.8       535.1    4.5
Equity Securities                        27.0     .2        36.9     .3
Commercial Mortgages                  1,594.9   11.1     1,359.6   11.3
Mortgages, Residential and Other        675.8    4.7       495.8    4.1
Real Estate                              74.5     .5        77.5     .7
Short-Term Investments                  157.2    1.1       119.4    1.0
Other                                   750.0    5.2       610.9    5.1
                                    ---------  -----   ---------  -----
  Total Invested Assets             $14,420.5  100.0%  $11,996.3  100.0%
------------------------------------------------------------------------

FIXED MATURITY SECURITIES

The amounts invested in fixed maturity securities as of December 31, 1997 and 1996, were $11.1 billion and $9.3 billion, respectively. The average marketable and private placement bond investments in a single corporate issuer (excluding structured finance securities such as CMOs, mortgage-backed pass throughs and asset-backed securities) as of December 31, 1997 were $9.3 million and $6.8 million, respectively.

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

  As of December 31, 1997, the weighted average book yields of the Company's investment grade portfolio and below investment grade portfolio were 7.7% and 8.7%, respectively. The weighted average book yield is not necessarily reflective of the net investment income ultimately realized by the Company. Investments with greater credit risk have a greater risk of default than investment grade securities, and, accordingly, some of the incremental book yield of the below investment grade portfolio may not be realized.

  The following tables identify the amortized cost and the fair value of the Company's fixed maturity securities with respect to each NAIC credit classification as of the indicated dates:

December 31  (In Millions)                                                      1997
------------------------------------------------------------------------------------------------------------------------------
                                                       Marketables                                Private Placements
                                       ------------------------------------------       --------------------------------------
                                                     Gross   Unrealized                              Gross  Unrealized
                                       Amortized     ------------------      Fair        Amortized   -----------------    Fair
NAIC Rating                               Cost       Gains    (Losses)      Value           Cost     Gains   (Losses)    Value
------------------------------------------------------------------------------------------------------------------------------
1                                         $5,306.0  $260.8     $ (6.6)    $5,560.2        $  877.0  $ 41.6   $ (2.0)  $  916.6
2                                          2,154.5   114.1       (4.4)     2,264.2         1,634.2    71.7     (3.1)   1,702.8
3                                            264.2    11.5        (.8)       274.9           244.7     5.2      (.6)     249.3
4                                             19.0      .5        (.2)        19.3           137.5     3.9     (1.2)     140.2
5                                              1.6      .1        (.1)         1.6            10.2      .1      (.1)      10.2
6                                               .9      --         --           .9              .9      --       --         .9
Redeemable Preferred Stock                     3.7      .4         --          4.1             1.5      --       --        1.5
                                          --------  ------     ------     --------        --------  ------   ------   --------
  Total                                   $7,749.9  $387.4     $(12.1)    $8,125.2        $2,906.0  $122.5   $ (7.0)  $3,021.5
------------------------------------------------------------------------------------------------------------------------------
December 31  (In Millions)                                                      1996
------------------------------------------------------------------------------------------------------------------------------
                                                       Marketables                                Private Placements
                                       ------------------------------------------       --------------------------------------
                                                     Gross   Unrealized                              Gross  Unrealized
                                       Amortized     ------------------      Fair        Amortized   -----------------    Fair
NAIC Rating                               Cost       Gains    (Losses)      Value           Cost     Gains   (Losses)    Value
------------------------------------------------------------------------------------------------------------------------------
1                                         $4,738.4  $189.6    $(20.6)    $4,907.4        $  779.7  $ 29.4   $ (3.6)  $  805.5
2                                          1,633.7    70.2      (6.4)     1,697.5         1,311.3    43.0     (3.6)   1,350.7
3                                            252.3     8.3      (1.6)       259.0           158.2     3.0     (1.4)     159.8
4                                             18.9      .3       (.3)        18.9            58.7     1.5      (.7)      59.5
5                                              1.8      .1       (.1)         1.8            35.9      .2     (2.5)      33.6
6                                               --      --        --           --             2.5      --       --        2.5
Redeemable Preferred Stock                      .5      --        --           .5             1.6      --      (.1)       1.5
                                          --------  ------      -----    --------        --------  ------   ------   --------
  Total                                   $6,645.6  $268.5     $(29.0)   $6,885.1        $2,347.9  $ 77.1   $(11.9)  $2,413.1
------------------------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              1997                  1996
                                     ------------------------------------------
                                      Amortized     Fair    Amortized    Fair
December 31 (In Millions)                Cost       Value      Cost      Value
-------------------------------------------------------------------------------
Maturing  in:
  One Year or Less                    $   199.9  $   200.9   $  155.8  $  157.4
  One to Five Years                     3,651.3    3,789.2    2,967.6   3,057.0
  Five to Ten Years                     3,006.4    3,180.7    2,622.4   2,723.6
  Ten Years or Later                    1,244.0    1,324.4    1,055.3   1,108.7
Mortgage-Backed/Structured Finance      2,554.3    2,651.5    2,192.4   2,251.5
                                      ---------  ---------   --------  --------
  Total                               $10,655.9  $11,146.7   $8,993.5  $9,298.2
-------------------------------------------------------------------------------


The fair values for the marketable bonds are based upon the quoted market prices for bonds actively traded. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair market values for privately placed bonds which are not considered problems are determined utilizing a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Utilizing these data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market (see Problem Investments).

  Fair values of fixed income securities fluctuate due to a number of factors, including the market level of interest rates, fluctuations in the corporate spreads over the risk-free rate and changes in the credit quality of specific investments.

  The Company's marketable and private placement bond portfolios were diversified by industry (based upon amortized cost) as of the indicated dates as set forth in the following table:

                                          Marketables         Private Placements
                                        ------------------  --------------------
December 31                             1997       1996        1997       1996
--------------------------------------------------------------------------------
Basic Materials                         6.7%          6.7%       8.9%       9.5%
Consumer Non-Cyclical                   5.7           6.0       18.0       18.4
Consumer Products/Services              7.5           7.3       16.8       18.4
Energy                                  5.7           6.2        6.6        6.9
Financial Services                     20.8          19.3       20.5       18.6
Government                              3.2           3.5         .6         .8
Industrial                              3.9           3.6        9.3       10.3
Mortgage Backed/Structured Finance     31.4          32.2        4.3        1.2
Real Estate                              .7            .3        1.5        1.3
Retailing                               2.1           2.3        5.6        5.9
Technology                              1.8           2.5        2.5        3.2
Utilities                              10.5          10.1        5.4        5.5
                                      -----         -----      -----      -----
  Total                               100.0%        100.0%     100.0%     100.0%
------------------------------------  -----         -----      -----      -----

BELOW INVESTMENT GRADE INVESTMENTS

Issuers of below investment grade debt frequently have relatively high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are issuers of investment grade securities.

  The largest investment in below investment grade bonds of any one borrower was approximately two-tenths of one percent of invested assets at December 31, 1997. The largest investment in below investment grade bonds of any one industry grouping was approximately 1.3% of invested assets at December 31, 1997. The portfolio of below investment grade bonds is regularly analyzed and managed in an effort to avoid concentration risks.

MORTGAGE-BACKED/STRUCTURED FINANCE SECURITIES

The Company's investment policy permits the acquisition of mortgage-backed securities and collateralized mortgage obligations (collectively referred to as MBS securities) provided that the Company's aggregate investment in MBS securities shall not exceed 50% of its statutory assets and the Company shall not acquire any interests in residual, interest only, principal only or inverse floater tranches of MBS securities. The Company's investment strategy has been to invest primarily in actively traded MBS securities which are structured to reduce prepayment risk as compared to direct investments in the underlying mortgage collateral. The amortized cost and estimated fair value of investments in MBS securities, categorized by interest rates on the underlying collateral, were comprised of the following:

                                   Amortized    Fair
December 31, 1997 (In Millions)      Cost      Value
---------------------------------  ---------  --------
Adjustable Rate Pass Through:
  Below 6%                          $   15.1  $   15.3
  6% - 7%                               89.9      90.6
  7% - 8%                              255.5     255.5
  Above 8%                              40.1      40.6
Fixed Rate Pass Through:
  Below 9%                              98.6     100.9
  Above 9%                              10.3      10.9
Planned Amortization Class:
  Below 7%                             314.8     333.3
  7% - 8%                              391.0     412.4
  8% - 9%                              123.8     129.8
  Above 9%                               6.7       7.0
Other:
  Below 7%                             211.2     225.2
  7% - 8%                               93.1     101.4
  8% - 9%                               28.2      29.7
  Above 9%                              13.0      13.6
                                    --------  --------
  Total                             $1,691.3  $1,766.2
---------------------------------   --------  --------

The Company invests in asset-backed securities in addition to the MBS securities described above. As of December 31, 1997, the Insurers held asset-backed securities with an amortized cost of $863.0 million and a fair value of $885.3 million.

MORTGAGE LOANS

The Company's commercial mortgage loans generally range in size from $4 million to $7 million, with the average commercial mortgage loan investment as of December 31, 1997 being approximately $2.5 million.

  The commercial mortgage loan portfolio diversification by property type and geographic region of the United States was as follows:

December 31                                1997    1996
---------------------------------------  ------  ------
Property Type
Apartment                                 20.9%   15.7%
Industrial                                20.8    23.5
Office                                    20.4    24.6
Retail                                    18.4    16.1
Special Purpose                           18.2    17.3
Hotel/Motel                                1.3     2.8
                                         -----   -----
  Total                                  100.0%  100.0%
---------------------------------------  ------  ------

December 31                               1997    1996
---------------------------------------  ------  ------
Geographic Region
Midwest                                   32.7%   31.6%
Pacific                                   25.3    30.1
Southeast                                 18.5    18.2
Northeast                                  9.9     8.7
Mountain                                   7.5     6.5
Southwest                                  6.1     4.9
                                         -----   -----
  Total                                  100.0%  100.0%
---------------------------------------  ------  ------

The weighted average yield of the commercial mortgage loan portfolio as of December 31, 1997 was 8.5%. The weighted average maturity of these loans was 7.4 years.

  The Company invests in individual and pools of individual residential mortgage loans in addition to the structured finance securities backed by residential mortgages. As of December 31, 1997 and 1996, the Insurers held $674.6 million and $493.9 million, respectively, of non-securitized residential mortgage loans.

UNREALIZED INVESTMENT GAINS AND LOSSES

All of the Company's debt and equity securities are classified as available-for-sale and carried at fair value on the Consolidated Balance Sheets with unrealized investment gains and losses excluded from income and reported as a separate component of shareholders' equity.

  The components of net unrealized investment gains reported in shareholders' equity are shown below:

December 31 (In Millions)                            1997       1996
-------------------------------------------------  --------  -------
Unrealized Investment Gains                        $ 489.1   $310.5
DAC/PVFP Adjustment                                 (138.8)   (93.8)
Deferred Income Taxes                               (124.1)   (75.9)
                                                   -------   ------
  Net Unrealized Investment Gains                  $ 226.2   $140.8
-------------------------------------------------  -------   ------

Changes in unrealized investment gains or losses are primarily the result of fluctuations in market interest rates which impact the market value of fixed interest rate securities. The change in market value of the Company's fixed maturity securities is not expected to have a significant effect on results of operations or liquidity because: (i) the Company has the present intent and practice to hold most of its available-for-sale fixed maturity securities to maturity and (ii) the Company's asset/liability management activity is designed to monitor and adjust for the effects of changes in market interest rates.

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

  The insurance liabilities of the Company are sensitive to changes in market interest rates. The Company has established procedures for evaluating these liabilities and attempts to structure investment asset portfolios with compatible characteristics. Investment assets are selected in an effort to provide yield, cash flow and interest rate sensitivities appropriate to support the insurance products.

  The Company manages its interest rate risk by managing its assets within target duration ranges, based on the Company's liability profile. The Company uses duration analysis to estimate the amount of sensitivity to market interest rate changes. The duration of a bond or a portfolio can be thought of as the life in years of a notional zero-coupon bond whose fair value would change by the same amount in response to any change in market interest rates. The portfolio duration includes the duration impact added by interest rate swaps and caps.

  The target duration ranges are determined by the Company based upon the subjective evaluation of a number of characteristics of the liabilities, including such factors as the ability of the Company to modify interest crediting rates, the presence and magnitude of surrender charges, historical and projected lapse experience, the level of market interest rates and competition. A goal of this risk control process is to optimize portfolio performance relative to the product liability requirements.

  The following table sets forth the asset duration, portfolio duration and target duration for the investment portfolio of each business segment at December 31, 1997:

                                 Asset    Portfolio   Target
(In Years)                      Duration  Duration   Duration
-----------------------------  --------  ---------  --------
Individual Insurance                3.9        4.0  3.5- 5.0
Employee Benefits                   3.2        3.4  3.5- 8.0
Life and Health Reinsurance         4.5        4.6  3.5- 8.0
Pension                             2.0        2.7  2.5- 3.5
-----------------------------       ---        ---  --------

The Company uses interest rate swaps as part of this asset/liability management program. The Company has acquired a significant amount of certain shorter duration investments, such as floating rate or adjustable rate investments. Acquisition of these assets shortens the duration of an asset portfolio. The Company uses interest rate swaps to extend the duration of these portfolios as an alternative to purchasing longer duration investments.

  At December 31, 1997, the Company had 71 interest rate swap contracts in effect with a notional amount of $1.16 billion. At December 31, 1996, the Company had 69 interest rate swap contracts in effect with a notional amount of $1.11 billion. During 1997, seven new interest rate swap contracts were entered into with a notional amount of $140.0 million and five interest rate swap contracts matured with a notional amount of $87.0 million. There were no terminations of interest rate swap contracts prior to maturity during 1997. The Company has no deferred gains or losses at December 31, 1997 related to interest rate swap contracts terminated early. The estimated fair value of the interest rate swap contracts in effect at December 31, 1997 was an unrealized gain of $13.3 million.

  All of the interest rate swap contracts are standard contracts whereby the Company pays a floating rate of interest (generally based upon the LIBOR rate as determined from time to time) and receives a fixed rate (generally a specified contract rate).

  The following table details the characteristics of the Company's interest rate swap contracts at December 31, 1997.

                                                                         Range of
                                                             Notional  Fixed Rates
(In Millions)                                                 Amount     Received
-----------------------------------------------------------  --------  ------------
Maturing in:
  One Year or Less                                           $  315.0     5.2- 8.7%
  One to Three Years                                            382.5     5.2- 6.9
  Three to Five Years                                           315.0     5.5- 8.2
  Five to Seven Years                                           150.0     6.3- 6.8
                                                             --------
  Total                                                      $1,162.5
-----------------------------------------------------------  --------  -----------

The Company monitors the effect of the swap position on reported income. The Company's investment portfolio includes a substantial amount of floating rate investments. Changes in market interest rates have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. Accordingly, the reported investment income (or loss) attributable to the Company's swap position will be approximately offset by the changed investment income of the Company's floating or adjustable rate investments in a changing rate environment. At December 31, 1997, the Company held $1.5 billion of adjustable rate invested assets, short-term investments and cash.

  The Company also uses interest rate caps as part of its overall interest rate risk management strategy for certain annuity products primarily to hedge the risk of investment losses due to product surrenders in an increasing interest rate environment. The Company held eight interest rate caps with a notional amount of $510.0 million and a fair value of $.2 million as of December 31, 1997.

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

  The amortized cost of Problem Investments, net of related write-offs and allowances and non-recourse debt, is shown below:

December 31 (In Millions)                                1997   1996
-----------------------------------------------------   -----  -----
Private Placement Bonds                                 $ 6.2  $15.5
Marketable Bonds                                          2.7     --
Commercial Mortgage Loans                                12.5   22.4
Residential and Other Mortgage Loans                      7.3    4.2
Investment Real Estate1                                   8.4   12.3
Foreclosed Real Estate                                   42.3   37.4
                                                        -----  -----
  Total                                                 $79.4  $91.8
-----------------------------------------------------   -----  -----

/1/ The amounts shown represent real estate acquired as an investment which the Company has determined to be Problem Investments.

The amortized cost of Problem Investments in the preceding table reflects reductions for write-offs and allowances taken by the Company. The cumulative amounts of such write-offs and allowances on problem invested assets of the Insurers on the Consolidated Balance Sheets were as follows:

December 31 (In Millions)                             1997   1996
--------------------------------------------------   -----  -----
Private Placement Bonds                              $ 6.0  $ 8.3
Marketable Bonds                                        .8     --
Commercial Mortgage Loans                              9.0   10.5
Residential and Other Mortgage Loans                   1.1     .7
Foreclosed Real Estate                                23.6   24.7
-------------------------------------------------    -----  -----

The Company establishes the carrying value of all Problem Investments. For problem marketable securities, the fair value is the quoted market value. For problem private placement debt securities, the fair value is determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market.

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

  Fair value for problem real estate and problem mortgage loans is determined taking into consideration one or more of the following factors, depending on the circumstances for each property, including: (i) property valuation techniques utilizing discounted cash flows at the time of stabilization including capital expenditures and stabilization costs; (ii) sales of comparable properties; (iii) geographic location of the property and related market conditions; and (iv) disposition costs. In many instances, there is not an active market for such properties. Therefore, the fair value determined by the Company may be greater than the price which may be realized if the Company were forced to liquidate such properties on an immediate sale basis. If fair value of a problem mortgage loan or real estate investment is less than the carrying value, the Company records a write-off or an increase in the allowance for uncollectible amounts. Foreclosed properties are managed by the Company in order to maximize net realizable value. The Company has the intent and ability to hold these assets until appropriate sales opportunities arise.

  The Company also monitors its portfolios in an attempt to identify loans which are not currently classified as Problem Investments, but where the Company has knowledge which causes it to have serious doubts as to the ability of borrowers to comply with the present loan repayment terms. These loans (Potential Problem Investments) are subject to increased scrutiny and review by the Company. The amounts of private placements, marketable bonds and mortgage loan Potential Problem Investments were $26.8 million, $1.4 million and $12.3 million, respectively, at December 31, 1997.

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

KNOWN TRENDS AND UNCERTAINTIES WHICH MAY AFFECT FUTURE REPORTED RESULTS

HEALTH CARE MARKETPLACE ENVIRONMENT

The marketplace for the provision of health care employee benefits is changing in response to legislative and regulatory initiatives and a market trend toward capitated and managed care plans. The Company has determined that it will not seek to directly provide capitated plans, but, rather has marketed plans maintained by third party managed care organizations through a series of strategic alliances in selected markets. The Employee Benefits segment has experienced a significant decline in sales of insured health and health related products and expects that its book of insured health and health related business will decline over the next several years. The Company does not expect significant new sales of insured health and health related products. The Company cannot predict the impact that these market developments will have on future reported earnings. The health insurance and health related businesses of the Employee Benefits segment represented approximately 5% of the Company's after tax earnings in 1997.

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

LITIGATION

The Company is a defendant in a number of lawsuits arising out of the normal course of its businesses, including several class action suits which seek both compensatory and punitive damages. The Company believes the results of litigation will not have a material adverse effect on the financial position of the Company. Some financial services companies have recently been subjected to significant awards in connection with class actions and/or suits seeking punitive damages. While the Company is not aware of any actions or allegations which should reasonably give rise to any material adverse effect, it is possible that the Company could be subjected to such a claim in an amount which could be material.

FINANCIAL SERVICES DEREGULATION

The United States Congress is currently considering a number of legislative proposals intended to reduce or eliminate restrictions on affiliations among financial services organizations. Proposals are extant which would allow banks to own or affiliate with insurers and securities firms. An increased presence of banks in the life insurance and annuity businesses may increase competition in these markets. The Company cannot predict the impact of these proposals on future earnings of the Company.

YEAR 2000 SYSTEMS MODIFICATIONS

The Company's business units utilize data processing systems in the production of new business and to service business after it is sold. Many of the Company's data processing systems require modifications to enable them to process dates including the year 2000 and beyond. The Company has a thorough and complete plan to address the year 2000 issue and that work is progressing on schedule.

          During 1998, the Company expects to redirect certain internal and external data processing resources to efforts which will enable its data processing systems to process dates including the year 2000 and beyond. The Company expects its Year 2000 work will be substantially complete by the end of 1998. The Company believes the net effect of these efforts will not materially impact the Company's 1998 consolidated financial statements, however, some additional expenditure for external resources will be incurred.

IMPACT OF ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED IN THE FUTURE

In December 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." SFAS No. 127 delayed the effective date of certain provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The Company will adopt the deferred provisions of SFAS No. 125 in the first quarter of 1998. The adoption of this standard will not have a material effect on the results of operations of the Company

          In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes new rules for the reporting and display of comprehensive income and its components in a company's financial statements. The Company will adopt SFAS No. 130 in the first quarter of 1998. The adoption of this standard will not have an effect on the results of operations of the Company.

          In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires a company to utilize a "management approach" to reporting segment information. The Company will adopt SFAS No. 131 in the first quarter of 1998. The adoption of this standard will not have an effect on the results of operations of the Company.

ReliaStar Financial Corp. and Subsidiaries
Consolidated Balance Sheets

December 31  (In Millions)                                                                    1997        1996
---------------------------------------------------------------------------------------  ---------   ---------
ASSETS
Fixed Maturity Securities (Amortized Cost: 1997, $10,655.9; 1996, $8,993.5)              $11,146.7   $ 9,298.2
Equity Securities (Cost: 1997, $25.2; 1996, $32.0)                                            27.0        36.9
Mortgage Loans on Real Estate                                                              2,270.7     1,855.4
Real Estate and Leases                                                                        74.5        77.5
Policy Loans                                                                                 663.3       549.0
Other Invested Assets                                                                         81.1        59.9
Short-Term Investments                                                                       157.2       119.4
                                                                                         ---------   ---------
  TOTAL INVESTMENTS                                                                       14,420.5    11,996.3

Cash                                                                                          46.4        32.4
Accounts and Notes Receivable                                                                217.5       171.0
Reinsurance Receivable                                                                       324.4       199.0
Deferred Policy Acquisition Costs                                                          1,091.9     1,006.0
Present Value of Future Profits                                                              480.0       220.2
Property and Equipment, Net                                                                  112.4       121.3
Accrued Investment Income                                                                    200.6       164.7
Other Assets                                                                                 641.2       383.9
Participation Fund Account Assets                                                            316.6       316.2
Assets Held in Separate Accounts                                                           3,149.3     2,096.0
                                                                                         ---------   ---------
  TOTAL ASSETS                                                                           $21,000.8   $16,707.0
                                                                                         ---------   ---------

LIABILITIES
Future Policy and Contract Benefits                                                      $13,329.4   $11,332.2
Pending Policy Claims                                                                        340.5       287.6
Other Policyholder Funds                                                                     286.5       190.6
Notes and Mortgages Payable                                                                  593.5       407.5
Income Taxes                                                                                 192.1       133.8
Other Liabilities                                                                            545.5       410.0
Participation Fund Account Liabilities                                                       316.6       316.2
Liabilities Related to Separate Accounts                                                   3,143.8     2,090.5
                                                                                         ---------   ---------
  TOTAL LIABILITIES                                                                       18,747.9    15,168.4
                                                                                         ---------   ---------
Company-Obligated Mandatorily Redeemable Preferred
  Securities Issued by Consolidated Subsidiaries                                             241.9       120.9
                                                                                         ---------   ---------
SHAREHOLDERS' EQUITY
Common Stock  (Shares Issued:  1997, 98.1;1996, 84.8)                                           .9          .4
Additional Paid-in Capital                                                                 1,019.8       571.9
Note Receivable from ESOP                                                                    (20.8)      (21.6)
Unamortized Restricted Stock Awards                                                           (1.0)       (1.8)
Net Unrealized Investment Gains                                                              226.2       140.8
Retained Earnings                                                                            964.8       794.2
Less Treasury Common Stock, at Cost (Shares Held: 1997, 7.7; 1996, 4.8)                     (178.9)      (66.2)
                                                                                         ---------   ---------
  TOTAL SHAREHOLDERS' EQUITY                                                               2,011.0     1,417.7
                                                                                         ---------   ---------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $21,000.8   $16,707.0
---------------------------------------------------------------------------------------  ---------   ---------
The accompanying notes are an integral part of the consolidated financial statements.

ReliaStar Financial Corp. and Subsidiaries
Consolidated Statements of Income

Year Ended December 31  (In Millions, Except Per Share Data)                               1997      1996      1995
---------------------------------------------------------------------------------------  --------  --------  ---------
REVENUES
Premiums                                                                                 $  887.9  $  836.9  $  851.5
Net Investment Income                                                                     1,025.0     940.7     891.1
Realized Investment Gains, Net                                                               11.7      11.2       4.9
Policy and Contract Charges                                                                 332.9     245.9     218.5
Other Income                                                                                252.8     155.9     124.4
                                                                                         --------  --------  --------
  TOTAL                                                                                   2,510.3   2,190.6   2,090.4
                                                                                         --------  --------  --------
BENEFITS AND EXPENSES
Benefits to Policyholders                                                                 1,372.0   1,287.7   1,321.2
Sales and Operating Expenses                                                                572.6     437.4     368.5
Amortization of Deferred Policy Acquisition Costs and
  Present Value of Future Profits                                                           146.1     113.0      90.5
Interest Expense                                                                             34.9      28.7      27.0
Dividends and Experience Refunds to Policyholders                                            24.8      19.7      23.4
                                                                                         --------  --------  --------
  TOTAL                                                                                   2,150.4   1,886.5   1,830.6
                                                                                         --------  --------  --------
Income from Continuing Operations Before Income Taxes and
  Dividends on Preferred Securities of Subsidiaries                                         359.9     304.1     259.8
Income Tax Expense                                                                          127.5     106.1      90.7
Dividends on Preferred Securities of Subsidiaries, Net of Tax                                10.4       5.0        --
                                                                                         --------  --------  --------
INCOME FROM CONTINUING OPERATIONS                                                           222.0     193.0     169.1
Loss from Discontinued Operations, Net of Tax                                                  --        --      (5.4)
                                                                                         --------  --------  --------
  NET INCOME                                                                             $  222.0  $  193.0  $  163.7
                                                                                         --------  --------  --------
PER COMMON SHARE
Basic
Income from Continuing Operations                                                        $   2.59  $   2.54  $   2.21
Loss from Discontinued Operations                                                              --        --      (.07)
                                                                                         --------  --------  --------
  Net Income                                                                             $   2.59  $   2.54  $   2.14
                                                                                         --------  --------  --------
Diluted
Income from Continuing Operations                                                        $   2.55  $   2.37  $   2.06
Loss from Discontinued Operations                                                              --        --      (.07)
                                                                                         --------  --------  --------
  Net Income                                                                             $   2.55  $   2.37  $   1.99
                                                                                         --------  --------  --------
Net Income Available to Common Shareholders                                              $  222.0  $  187.8  $  155.4
                                                                                         --------  --------  --------
Weighted Average Common Shares
  Basic                                                                                      85.6      73.8      72.6
  Diluted                                                                                    87.1      80.0      79.1
---------------------------------------------------------------------------------------  --------  --------  --------
The accompanying notes are an integral part of the consolidated financial statements.



ReliaStar Financial Corp. and Subsidiaries
Consolidated Statements of Shareholders' Equity

Year Ended December 31 (In Millions, Except Per Share Data)                                 1997       1996       1995
---------------------------------------------------------------------------------------  ---------  ---------  ---------
10% SENIOR CUMULATIVE PREFERRED STOCK
Beginning of Year                                                                              --   $   63.2   $   63.2
Redeemed                                                                                       --      (63.2)        --
                                                                                         --------   --------   --------
  End of Year                                                                                  --         --       63.2
                                                                                         --------   --------   --------
ESOP CONVERTIBLE PREFERRED STOCK
Beginning of Year                                                                              --       28.9       29.3
Redeemed                                                                                       --        (.2)       (.4)
Conversion to Common Stock                                                                     --      (28.7)        --
                                                                                         --------   --------   --------
  End of Year                                                                                  --         --       28.9
                                                                                         --------   --------   --------
COMMON STOCK
Beginning of Year                                                                        $     .4         .4         .3
Issued for Acquisitions                                                                        .1         --         .1
Issued for Common Stock Split                                                                  .4         --         --
                                                                                         --------   --------   --------
  End of Year                                                                                  .9         .4         .4
                                                                                         --------   --------   --------
ADDITIONAL PAID-IN-CAPITAL
Beginning of Year                                                                           571.9      566.1      293.1
Issued for Acquisitions                                                                     428.3         --      265.8
Issued for Benefit Plans                                                                     11.7        2.4         .1
Loss on Treasury Shares Reissued for Benefit Plans                                           (8.1)      (4.1)      (3.6)
Gain (Loss) on Treasury Shares Reissued for Acquisitions                                      9.5      (23.9)      10.1
Tax Benefit on Stock Options Exercised                                                        6.9        2.7        1.4
Conversion of ESOP Convertible Preferred Stock                                                 --       28.7         --
Other                                                                                         (.4)        --        (.8)
                                                                                         --------   --------   --------
  End of Year                                                                             1,019.8      571.9      566.1
                                                                                         --------   --------   --------
NOTE RECEIVABLE FROM ESOP
Beginning of Year                                                                           (21.6)     (23.4)     (24.6)
Repayments, Accrued or Paid                                                                    .8        1.8        1.2
                                                                                         --------   --------   --------
  End of Year                                                                               (20.8)     (21.6)     (23.4)
                                                                                         --------   --------   --------
UNAMORTIZED RESTRICTED STOCK AWARDS
Beginning of Year                                                                            (1.8)      (3.0)      (2.1)
Awards, Net                                                                                   (.1)       (.1)      (2.1)
Amortization of Restricted Stock Awards                                                        .9        1.3        1.2
                                                                                         --------   --------   --------
  End of Year                                                                                (1.0)      (1.8)      (3.0)
                                                                                         --------   --------   --------
NET UNREALIZED INVESTMENT GAINS (LOSSES)
Beginning of Year                                                                           140.8      246.8      (79.4)
Change for the Year                                                                          85.4     (106.0)     326.2
                                                                                         --------   --------   --------
  End of Year                                                                               226.2      140.8      246.8
                                                                                         --------   --------   --------
RETAINED EARNINGS
Beginning of Year                                                                           794.2      647.2      528.4
Net Income                                                                                  222.0      193.0      163.7
Dividends to Shareholders
  10% Senior Cumulative Preferred Stock (Per Share: 1996,
    $5.00; 1995, $10.00)                                                                       --       (3.2)      (6.3)
  ESOP Convertible Preferred Stock (1996 and 1995, $2.19 Per Share)                            --       (2.8)      (2.8)
  Common Stock (Per Share: 1997, $.605; 1996, $.545; 1995, $.488)                           (52.0)     (40.0)     (35.8)
Other, Net                                                                                     .6         --         --
                                                                                         --------   --------   --------
  End of Year                                                                               964.8      794.2      647.2
                                                                                         --------   --------   --------
TREASURY COMMON STOCK
Beginning of Year                                                                           (66.2)    (106.1)      (9.7)
Acquired with Acquisition                                                                      --         --      (72.7)
Acquired, Other                                                                            (151.0)      (5.6)     (52.2)
Reissued for Acquisitions                                                                    17.6       25.2        9.7
Reissued, Other                                                                              20.7       20.3       18.8
                                                                                         --------   --------   --------
  End of Year                                                                              (178.9)     (66.2)    (106.1)
                                                                                         --------   --------   --------
  TOTAL SHAREHOLDERS' EQUITY                                                             $2,011.0   $1,417.7   $1,420.1
---------------------------------------------------------------------------------------  --------   --------   --------
The accompanying notes are an integral part of the consolidated financial statements.


ReliaStar Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows

Year Ended December 31  (In Millions)                                                       1997        1996        1995
---------------------------------------------------------------------------------------  ----------  ----------  ----------
OPERATING ACTIVITIES
Net Income                                                                               $   222.0   $   193.0   $   163.7
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities
   Interest Credited to Insurance Contracts                                                  548.9       500.1       500.1
   Future Policy Benefits                                                                   (396.9)     (238.9)     (117.5)
   Capitalization of Policy Acquisition Costs                                               (212.7)     (196.2)     (176.6)
   Amortization of Deferred Policy Acquisition Costs and
     Present Value of Future Profits                                                         146.1       113.0        90.5
   Deferred Income Taxes                                                                       7.7        20.6        13.1
   Net Change in Receivables and Payables                                                      7.0        63.8         2.5
   Other Assets                                                                              (91.5)      (84.8)      (97.4)
   Realized Investment Gains, Net                                                            (11.7)      (11.2)       (4.9)
   Other                                                                                       1.7         1.8         1.7
                                                                                         ---------   ---------   ---------
  Net Cash Provided by Operating Activities                                                  220.6       361.2       375.2
                                                                                         ---------   ---------   ---------
INVESTING ACTIVITIES
Proceeds from Sales of Fixed Maturity Securities                                             474.0       204.1       190.5
Proceeds from Maturities or Repayment of Fixed Maturity Securities
  Available-for-Sale                                                                         910.7       882.3       329.9
  Held-to-Maturity                                                                              --          --       415.6
Cost of Fixed Maturity Securities Acquired
  Available-for-Sale                                                                      (1,431.6)   (1,594.7)     (972.5)
  Held-to-Maturity                                                                              --          --      (519.8)
Sales of Equity Securities, Net                                                               14.8         5.6        31.0
Proceeds of Mortgage Loans Sold, Matured or Repaid                                           350.4       483.8       314.2
Cost of Mortgage Loans Acquired                                                             (649.4)     (407.3)     (385.2)
Sales of Real Estate and Leases, Net                                                          14.1        35.7        28.8
Policy Loans Issued, Net                                                                     (41.5)      (49.2)      (63.0)
Sales (Purchases) of Other Invested Assets, Net                                              (10.1)        (.1)       39.0
Sales (Purchases) of Short-Term Investments, Net                                             (37.8)       12.1       (50.2)
Cash Acquired with Acquisition of Security-Connecticut Corp.                                  18.5          --          --
                                                                                         ---------   ---------   ---------
  Net Cash Used by Investing Activities                                                     (387.9)     (427.7)     (641.7)
                                                                                         ---------   ---------   ---------
FINANCING ACTIVITIES
Deposits to Insurance Contracts                                                            1,429.3     1,173.3     1,265.6
Maturities and Withdrawals from Insurance Contracts                                       (1,299.5)   (1,133.0)   (1,015.3)
Redemption of 10% Senior Cumulative Preferred Stock                                             --       (63.2)         --
Net Proceeds from Issuance of Trust-Originated Preferred Securities                          120.8       120.8          --
Increase in Notes and Mortgages Payable                                                      132.2        51.5       238.4
Repayment of Notes and Mortgages Payable                                                     (20.4)      (66.3)     (106.7)
Payments Received on Note Receivable from ESOP                                                  .1          .4          .9
Issuance of Common Stock Under Stock Option and Other Plans                                   21.8        18.5         8.9
Dividends on 10% Senior Cumulative Preferred Stock                                              --        (3.2)       (6.3)
Dividends on ESOP Convertible Preferred Stock                                                   --        (2.8)       (2.8)
Dividends on Common Stock                                                                    (52.0)      (40.0)      (35.8)
Acquisition of Treasury Common Stock                                                        (151.0)       (5.6)      (52.2)
                                                                                         ---------   ---------   ---------
  Net Cash Provided by Financing Activities                                                  181.3        50.4       294.7
                                                                                         ---------   ---------   ---------
Increase (Decrease) in Cash                                                                   14.0       (16.1)       28.2
Cash at Beginning of Year                                                                     32.4        48.5        20.3
                                                                                         ---------   ---------   ---------
Cash at End of Year                                                                      $    46.4   $    32.4   $    48.5
---------------------------------------------------------------------------------------  ---------   ---------   ---------
The accompanying notes are an integral part of the consolidated financial statements.

ReliaStar Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 CHANGES IN ACCOUNTING PRINCIPLES

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

Effective for transactions occurring on or after January 1, 1997, ReliaStar Financial Corp. (ReliaStar or the Company) adopted those provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which have not been deferred by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 125 requires a company to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. The adoption of this standard did not have a significant effect on the financial results of the Company.

EARNINGS PER SHARE

During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share." SFAS No. 128 requires the computation and disclosure of basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. Income available to common stockholders is computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back any convertible preferred dividends and any other changes in income or loss that would result from the assumed conversion of those potential common shares. All EPS amounts for all periods presented have been computed in accordance with the provisions of SFAS No. 128.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less estimated costs to sell. The adoption of this standard did not have a significant effect on the financial results of the Company.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company applies APB Opinion No. 25 to its stock-based compensation awards to employees and directors.

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 and SFAS No. 118 require a company to measure impairment based upon the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If foreclosure is probable, the measurement of impairment must be based upon the fair value of the collateral. The adoption of these standards did not have a significant effect on the financial results of the Company.

NOTE 2 NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Company is principally engaged in the business of providing life insurance and related financial services products. Through its subsidiaries, the Company provides and distributes individual life insurance and annuities; employee benefit products and services; life and health reinsurance; retirement plans; mutual funds; residential mortgages and personal finance education. The Company operates primarily in the United States and, through its subsidiaries, is authorized to do business in all 50 states.

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

          Short-term investments are carried at amortized cost which approximates fair value.

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

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, net of accumulated depreciation of $102.2 million and $94.9 million at December 31, 1997 and 1996, respectively. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over 35 to 50 years. Depreciation expense for 1997, 1996 and 1995 amounted to $7.1 million, $6.6 million and $9.3 million, respectively.

PARTICIPATION FUND ACCOUNT

On January 3, 1989, the Commissioner of Commerce of the State of Minnesota approved a Plan of Conversion and Reorganization (the Plan) which provided, among other things, for the conversion of ReliaStar Life Insurance Company (ReliaStar Life) from a combined stock and mutual life insurance company to a stock life insurance company.

          The Plan provided for the establishment of a Participation Fund Account (PFA) for the benefit of certain participating individual life insurance policies and annuities issued by ReliaStar Life prior to the effective date of the Plan. Under the terms of the PFA, the insurance liabilities and assets with respect to such policies are segregated in the accounting records of ReliaStar Life to assure the continuation of policyholder dividend practices. Assets and liabilities of the PFA are presented in accordance with statutory accounting practices. Earnings derived from the operation of the PFA will inure solely to the benefit of the policies covered by the PFA and no benefit will inure to the Company. Accordingly, results of operations for the PFA are excluded from the Company's Consolidated Statements of Income. In the event that the assets of the PFA are insufficient to provide the contractual benefits guaranteed by the affected policies, ReliaStar Life must provide such contractual benefits from its general assets.

SEPARATE ACCOUNTS

The Company operates separate accounts. The assets and liabilities of the separate accounts are primarily related to variable annuity, variable life and 401(k) contracts and represent policyholder directed funds that are separately administered. The assets (principally investments) and liabilities (principally to contractholders) of each account are clearly identifiable and distinguishable from other assets and liabilities of the Company. Assets are valued at fair value. Revenues from these separate account contracts consist primarily of charges for mortality risk and expenses, cost of insurance, contract administration and surrender charges. Revenue for these products is recognized when due.

PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS

RECOGNITION OF TRADITIONAL LIFE, GROUP AND ANNUITY PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of term and whole life insurance policies and certain annuities with life contingencies (immediate annuities). Life insurance premiums and immediate annuity premiums are recognized as premium revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for liabilities for future policy benefits and the amortization of DAC and PVFP.

RECOGNITION OF UNIVERSAL LIFE-TYPE CONTRACTS REVENUE AND BENEFITS TO
POLICYHOLDERS   Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed could include one or more of the amounts assessed the policyholder, premiums paid by the policyholder or interest accrued to policyholder balances. Amounts received as deposits to such contracts are not reported as premium revenues.

          Revenues for universal life-type policies consist of charges assessed against policy account values for deferred policy loading and the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

RECOGNITION OF INVESTMENT CONTRACT REVENUE AND BENEFITS TO POLICYHOLDERS Contracts that do not subject the Company to risks arising from policyholder mortality or morbidity are referred to as investment contracts. Guaranteed Investment Contracts (GICs) and certain deferred annuities are considered investment contracts. Amounts received as deposits to such contracts are not reported as premium revenues.

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

          Costs deferred related to traditional life insurance products are amortized over the premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. Such anticipated premium revenues are estimated using the same assumptions used for computing liabilities for future policy benefits.

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

        An analysis of the PVFP asset account is presented below:

  Year Ended December 31  (In Millions)   1997     1996     1995
---------------------------------------  -------  -------  -------
Balance, Beginning of Year               $220.2   $192.0       --
Acquisition                               323.6       --   $300.0
Imputed Interest                           25.5     16.4     17.6
Amortization                              (66.0)   (37.5)   (32.6)
Impact of Net Unrealized Investment
  Gains and Losses                        (23.3)    49.3    (93.0)
                                         ------   ------   ------
Balance, End of Year                     $480.0   $220.2   $192.0
---------------------------------------  ------   ------   ------

Based on current conditions and assumptions as to future events on acquired policies in force, the Company expects that the net amortization of the December 31, 1997 PVFP balance will be between 6% and 8% in each of the years 1998 through 2002. The interest rates used to determine the amount of imputed interest on the unamortized PVFP balance ranged from 5% to 8%.

GOODWILL

Goodwill is the excess of the amount paid to acquire a company over the fair value of the net assets acquired and is amortized on a straight-line basis over 15 to 40 years. The carrying value of goodwill is monitored for indicators of impairment of value. No events or circumstances were identified which warrant consideration of impairment or a revised estimate of useful lives.

FUTURE POLICY AND CONTRACT BENEFITS

Liabilities for future policy benefits for traditional life insurance contracts are calculated using the net level premium method and assumptions as to investment yields, mortality, withdrawals and dividends. The assumptions are based on projections of past experience and include provisions for possible unfavorable deviation. These assumptions are made at the time the contract is issued or, for purchased contracts, at the date of acquisition.

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

STOCK-BASED COMPENSATION

The Company recognizes compensation cost for its stock-based compensation plans based on the intrinsic value of the equity instrument awarded in accordance with APB Opinion No. 25.

INTEREST RATE SWAP AGREEMENTS

Interest rate swap agreements are used as hedges for asset/liability management of adjustable rate and short-term invested assets. The Company does not enter into any interest rate swap agreements for trading purposes. The interest rate swap transactions involve the exchange of fixed and floating rate interest payments without the exchange of underlying principal amounts and do not contain other optional provisions. The Company utilizes the settlement method of accounting for its interest rate swap agreements whereby the difference between amounts paid and amounts received or accrued on interest rate swap agreements is reflected in net investment income.

          The characteristics (notional amount, maturity and payment dates) of the interest rate swap agreements are similar to the characteristics of the designated hedged assets. In the event an interest rate swap agreement would cease to be an effective hedge, the affected interest rate swap agreement would be recorded as an asset or liability at fair value with changes in fair value recorded as income or expense. There were no terminations of interest rate swap agreements during 1997, 1996 and 1995. The fair value and changes in fair value of interest rate swap agreements are not recognized in the consolidated financial statements.

SPLIT OF COMMON STOCK

In August 1997, the Company's Board of Directors approved a 2:1 split of the Company's common stock. The split was effected by a 100% dividend of the Company's common stock on September 10, 1997 for each common share owned by shareholders of record at the close of business August 19, 1997. All share and per common share amounts have been restated to reflect the 2:1 common stock split.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to current-year presentation.

NOTE 3 ACQUISITIONS

On July 1, 1997, the Company completed the acquisition of Security-Connecticut Corporation (SCC). SCC was a holding company with two primary subsidiaries:
Security-Connecticut Life Insurance Company (Security-Connecticut) of Avon, Connecticut, and Lincoln Security Life Insurance Company (Lincoln Security) of Brewster, New York.

          The acquisition was accounted for using the purchase method of accounting. Therefore, the consolidated financial statements include the accounts of SCC since the date of acquisition. The acquisition was effected through a stock-for-stock exchange whereby the Company issued 1.4734 shares of its common stock for each issued and outstanding share of SCC common stock, or approximately 12.7 million additional ReliaStar common shares. The purchase price was approximately $433 million and included approximately $4 million of other direct costs of acquisition. Goodwill of approximately $140 million was recorded.

          The following pro forma consolidated financial information was prepared, assuming the acquisition of SCC had taken place at the beginning of each period presented:

Year Ended December 31  (In Millions)       1997       1996
---------------------------------------  ---------  ---------
Revenues                                  $2,668.3   $2,523.3
Net Income                                   237.3      224.6
Net Income per Common Share (Diluted)         2.54       2.39
---------------------------------------   --------   --------

The pro forma consolidated financial information is not necessarily indicative of either the results of operations that would have occurred if this acquisition had been completed at the beginning of each year presented or of future operations of the combined companies.

          On December 1, 1997, the Company acquired the common stock of Northstar Holding, Inc. (Northstar) held by minority shareholders. Prior to the acquisition, the Company was the majority shareholder and held 80% of Northstar's common stock. Northstar's principal subsidiary, Northstar Investment Management Corporation, is the investment advisor, manager, and distributor of the Company's mutual fund family, the Northstar Funds. The acquisition was effected through a stock-for-stock exchange whereby the Company issued approximately .5 million shares of ReliaStar common stock from treasury. The acquisition was accounted for using the purchase method of accounting. Goodwill recorded as a result of this transaction was approximately $27 million.

          During October 1996, the Company completed the acquisition of PrimeVest Financial Services, Inc. (PrimeVest). PrimeVest is a full-service, third party marketing firm located in St. Cloud, Minnesota, which specializes in distributing mutual funds, stocks and bonds, variable and fixed annuities and other financial products and services through a network of financial institutions. The acquisition was accounted for using the purchase method of accounting. The cash purchase price was approximately $16 million and goodwill of $11 million was recorded.

          During September 1996, the Company acquired Successful Money Management Seminars, Inc. (SMMS). SMMS, headquartered in Portland, Oregon, develops and distributes educational materials used primarily in the presentation of seminars to consumers on personal financial planning. The acquisition was effected through an exchange of stock whereby the Company issued approximately 1.3 million shares of common stock from treasury. The acquisition was accounted for using the pooling of interests method of accounting. Prior period financial statements were not restated due to immateriality.

          Effective January 1, 1995, the Company acquired USLICO Corporation (USLICO). USLICO was a holding company with two primary subsidiaries: United Services Life Insurance Company of Arlington, Virginia and Bankers Security Life Insurance Society of Uniondale, New York. The acquisition was accounted for using the purchase method of accounting and, therefore, the consolidated financial statements include the accounts of USLICO since the date of acquisition. The acquisition was effected through a stock-for-stock exchange whereby the Company issued 1.38 shares of ReliaStar common stock for each USLICO share, or approximately 14.8 million additional ReliaStar common shares. An additional 4.7 million common shares were issued to and are currently held by a former USLICO subsidiary which held USLICO shares prior to the acquisition; these shares are reflected as Treasury Common Stock on the Consolidated Balance Sheets. The purchase price of approximately $217 million, which includes approximately $4 million of other direct costs of acquisition, resulted in the recording of goodwill of $44.3 million.

NOTE 4 INVESTMENTS

Investment income summarized by type of investment was as follows:

Year Ended December 31 (In Millions)        1997        1996       1995
---------------------------------------------------------------------------
Fixed Maturity Securities                $  787.9       $709.4   $   673.4
Equity Securities                             2.2          4.1         3.1
Mortgage Loans on Real Estate               197.6        187.6       184.3
Real Estate and Leases                       16.1         18.0        16.8
Policy Loans                                 34.3         32.2        28.9
Other Invested Assets                         3.6          7.3         7.8
Short-Term Investments                        9.3          9.2         8.4
                                        ---------       ------   ---------
  Gross Investment Income               $ 1,051.0        967.8       922.7
Investment Expenses                          26.0         27.1        31.6
                                        ---------       ------   ---------
  NET INVESTMENT INCOME                 $ 1,025.0       $940.7   $   891.1
---------------------------------------------------------------------------

Net pretax realized investment gains (losses) were as follows:

Year Ended December 31 (In Millions)        1997        1996        1995
--------------------------------------------------------------------------
Net Gains (Losses) on Sales
  Fixed Maturity Securities
   Gross Gains                            $ 10.3       $  8.7    $     8.3
   Gross Losses                             (6.4)        (5.5)        (5.0)
  Equity Securities                          5.1          1.3         12.6
  Mortgage Loans                              --           .1          (.1)
  Foreclosed Real Estate                      .1          1.8           .6
  Real Estate                                 .6          2.7          1.7
  Other                                      9.8         13.2          2.2
                                          ------       ------    ---------
                                            19.5         22.3         20.3
                                          ------       ------    ---------
Provisions for Losses
  Fixed Maturity Securities                 (3.0)        (2.6)       (3.0)
  Equity Securities                          (.1)          --         (.1)
  Mortgage Loans                            (2.4)        (3.5)       (6.3)
  Foreclosed Real Estate                    (1.6)        (3.5)       (5.2)
  Real Estate                                (.7)        (1.1)        (.8)
  Other                                      --           (.4)         --
                                          ------       ------   ---------
                                            (7.8)       (11.1)      (15.4)
                                          ------       ------   ---------
  PRETAX REALIZED INVESTMENT GAINS        $ 11.7       $ 11.2   $     4.9
-------------------------------------------------------------------------
All fixed maturity securities sales were from the available-for-sale portfolio.

    The amortized cost and fair value of investments in fixed maturity securities by type of investment were as follows:

                                                                                   1997
                                                                 ---------------------------------------
                                                                 Amortized  Gross Unrealized       Fair
                                                                            ----------------
December 31  (In Millions)                                         Cost     Gains   (Losses)      Value
--------------------------------------------------------------------------------------------------------
United States Government and Government Agencies and Authorities  $ 128.8  $  9.3    $  (.3)   $   137.8
States, Municipalities and Political Subdivisions                    66.8     4.5       (.3)        71.0
Foreign Governments                                                  94.8     7.3       (.1)       102.0
Public Utilities                                                    895.0    61.4       (.9)       955.5
Corporate Securities                                              6,911.0   327.2     (14.9)     7,223.3
Mortgage-Backed/Structured Finance                                2,554.3    99.8      (2.6)     2,651.5
Redeemable Preferred Stock                                            5.2      .4        --          5.6
                                                                ---------  ------     ------   ---------
  TOTAL                                                         $10,655.9   509.9    $(19.1)   $11,146.7
--------------------------------------------------------------------------------------------------------

                                                                                   1996
                                                                 ---------------------------------------
                                                                            Gross Unrealized
                                                                 Amortized  ----------------       Fair
December 31  (In Millions)                                         Cost     Gains   (Losses)      Value
--------------------------------------------------------------------------------------------------------
United States Government and Government Agencies and Authorities $  130.8     6.5    $  (.1)   $   137.2
States, Municipalities and Political Subdivisions                    56.7     2.8       (.2)        59.3
Foreign Governments                                                  82.9     4.2       (.1)        87.0
Public Utilities                                                    754.6    42.2      (3.0)       793.8
Corporate Securities                                              5,800.4   223.9     (29.1)     5,995.2
Mortgage-Backed/Structured Finance                                2,166.0    66.0      (8.3)     2,223.7
Redeemable Preferred Stock                                            2.1     --        (.1)         2.0
                                                                ---------  ------    ------   ---------
  TOTAL                                                         $ 8,993.5   345.6    $(40.9)   $ 9,298.2
--------------------------------------------------------------------------------------------------------

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               1997                1996
                                      -----------------------------------------
                                      Amortized      Fair   Amortized    Fair
December 31  (In Millions)               Cost       Value      Cost      Value
------------------------------------  ---------  ---------  ---------  --------
Maturing  in:
  One Year or Less                    $   199.9  $   200.9   $  155.8  $  157.4
  One to Five Years                     3,651.3    3,789.2    2,967.6   3,057.0
  Five to Ten Years                     3,006.4    3,180.7    2,622.4   2,723.6
  Ten Years or Later                    1,244.0    1,324.4    1,055.3   1,108.7
Mortgage-Backed/Structured Finance      2,554.3    2,651.5    2,192.4   2,251.5
                                      ---------  ---------   --------  --------
  TOTAL                               $10,655.9  $11,146.7   $8,993.5  $9,298.2
------------------------------------  ---------  ---------   --------  --------

The fair values for the marketable bonds are determined based upon the quoted market prices for bonds actively traded. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds which are not considered problems are determined using a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market.

  At December 31, 1997, the largest industry concentration in the private placement portfolio was financial services, where 20.5% of the portfolio was invested, and the largest industry concentration in the marketable bond portfolio was mortgage backed/structured finance, where 31.4% of the portfolio was invested. At December 31, 1997, the largest geographic concentration of commercial mortgage loans was in the Midwest region of the United States, where approximately 32.7% of the commercial mortgage loan portfolio was invested.

  At December 31, 1997 and 1996, gross unrealized appreciation of equity securities was $2.3 million and $5.2 million, respectively, and gross unrealized depreciation was $.5 million and $.3 million, respectively.

  Invested assets which were nonincome producing (no income received for the 12 months preceding the balance sheet date) were as follows:

December 31 (In Millions)                            1997   1996
--------------------------------------------------- -----  -----
Fixed Maturity Securities                           $ 1.5  $  .6
Mortgage Loans on Real Estate                         1.1    1.2
Real Estate and Leases                               21.5   16.0
                                                    -----  -----
  Total                                             $24.1  $17.8
--------------------------------------------------- -----  -----

Allowances for losses on investments are reflected on the Consolidated Balance Sheets as a reduction of the related assets and were as follows:


December 31 (In Millions)                            1997   1996
--------------------------------------------------  -----  -----
Mortgage Loans                                      $10.5  $11.7
Foreclosed Real Estate                                9.1   11.2
Investment Real Estate                                2.8    2.1
Other Invested Assets                                 2.7    2.6
--------------------------------------------------  -----  -----

At December 31, 1997 and 1996, the total investment in impaired mortgage loans (before allowances for credit losses), the related allowance for credit losses and the average investment related to impaired mortgage loans and the interest income recognized on impaired mortgage loans during 1997 and 1996 were as follows:

(In Millions)                                         1997   1996
---------------------------------------------------  -----  -----
Impaired Mortgage Loans
  Total Investment                                   $14.4  $22.3
  Allowance for Credit Losses                         10.5   11.7
  Average Investment                                   1.6    1.9
  Interest Income Recognized                           1.3    1.4
---------------------------------------------------  -----  -----

Increases to the allowance for credit losses account were $2.4 million and $2.9 million, and the amount of decreases to the allowance account were $3.6 million and $3.6 million for the years ended December 31, 1997 and 1996, respectively. The Company does not accrue interest income on impaired mortgage loans when the likelihood of collection is doubtful. Cash receipts for interest payments are recognized as income in the period received.

  Noncash investing activities consisted of the following:

Year Ended December 31 (In Millions)                  1997      1996      1995
----------------------------------------------------------------------------------
Real Estate Assets Acquired Through Foreclosure     $  11.3    $  14.8   $  28.0
Mortgage Loans Acquired in
 Sales of Real Estate Assets                             --       11.2      15.3
---------------------------------------------------------------------------------

The components of net unrealized investment gains reported in shareholders' equity are shown below:

December 31  (In Millions)                                     1997      1996
----------------------------------------------------------    -------   -------
Unrealized Investment Gains                                   $ 489.1   $ 310.5
DAC/PVFP Adjustment                                            (138.8)    (93.8)
Deferred Income Taxes                                          (124.1)    (75.9)
                                                              -------   -------
  NET UNREALIZED INVESTMENT GAINS                             $ 226.2   $ 140.8
---------------------------------------------------------     -------   -------

NOTE 5 INCOME TAXES

The income tax liability as reflected on the Consolidated Balance Sheets consisted of the following:

December 31 (In Millions)                                        1997      1996
---------------------------------------------------------      -------   -------
Current Income Taxes                                           $  14.8   $   4.3
Deferred Income Taxes                                            177.3     129.5
                                                               -------   -------
  TOTAL                                                        $ 192.1   $ 133.8
---------------------------------------------------------      -------   -------


The provision for income taxes reflected on the Consolidated Statements of Income consisted of the following:

Year Ended December 31 (In Millions)                   1997     1996      1995
---------------------------------------------         ------   ------   --------
Currently Payable                                   $  119.8  $  85.5   $  77.6
Deferred                                                 7.7     20.6      13.1
                                                      ------  -------   -------
  TOTAL                                             $  127.5  $ 106.1   $  90.7
---------------------------------------------         ------  -------   -------

The Internal Revenue Service has completed its review of the Company's tax returns for all years through 1993.


    Deferred income taxes reflect the impact for financial statement reporting purposes of "temporary differences" between the financial statement carrying amounts and tax bases of assets and liabilities. The "temporary differences" that give rise to the net deferred tax liability relate to the following:


December 31  (In Millions)                                       1997      1996
---------------------------                                    -------   -------
Future Policy and Contract Benefits                            $(363.6)  $(265.1)
Investment Write-Offs and Allowances                             (41.4)    (39.0)
Pension and Postretirement Benefit Plans                          (7.7)    (10.4)
Employee Benefits                                                (12.8)    (11.1)
Other                                                            (73.6)    (60.6)
                                                               -------   -------
Gross Deferred Tax Asset                                        (499.1)   (386.2)
                                                               -------   -------
Deferred Policy Acquisition Costs                                322.9     296.0
Present Value of Future Profits                                  142.8      92.4
Net Unrealized Investment Gains                                   95.6      32.1
Property and Equipment                                            22.9      28.5
Real Estate Joint Ventures                                        16.5      12.0
Accrual of Market Discount                                         9.1       7.9
Policyholder Dividends                                             7.9       5.2
Other                                                             58.7      41.6
                                                               -------   -------
Gross Deferred Tax Liability                                     676.4     515.7
                                                               -------   -------
  NET DEFERRED TAX LIABILITY                                   $ 177.3   $ 129.5
----------------------------------------------------------     -------   -------

Federal income tax regulations allowed certain special deductions for 1983 and prior years which are accumulated in a memorandum tax account designated as "policyholders' surplus." Generally, this policyholders' surplus account will become subject to tax at the then current rates only if the accumulated balance exceeds certain maximum limitations or if certain cash distributions are deemed to be paid out of the account. At December 31, 1997, ReliaStar Life and its life insurance subsidiaries have accumulated approximately $51 million in their separate policyholders' surplus accounts. Deferred taxes have not been provided on this temporary difference.

  There have been no deferred taxes recorded for the unremitted equity in subsidiaries as the earnings are considered to be permanently invested or will be remitted only when tax effective to do so.

  The difference between the U.S. federal income tax rate and the consolidated tax provision rate is summarized as follows:

Year Ended December 31                            1997   1996   1995
------------------------------------------------  -----  -----  -----
Statutory Tax Rate                                35.0%  35.0%  35.0%
Other                                               .4    (.1)   (.1)
                                                  ----   ----   ----
  Effective Tax Rate                              35.4%  34.9%  34.9%
------------------------------------------------  ----   ----   ----

The Company had approximately $41 million of non-life net operating loss carryforwards for tax purposes available as of December 31, 1997.

  Cash paid for federal income taxes was $88.2 million, $71.0 million and $79.9 million for 1997, 1996 and 1995, respectively.

NOTE 6 NOTES AND MORTGAGES PAYABLE

A summary of notes and mortgages payable is as follows:

December 31  (In Millions)                   1997    1996
-----------------------------------------  ------  ------
Commercial Paper                           $218.5  $146.5
Bank Borrowings                              63.0    22.9
Other Indebtedness - Current Portion           .3      .6
                                           ------  ------
  Short-Term Debt                           281.8   170.0
                                           ------  ------
6 5/8% Notes Payable                        119.9   119.9
8 5/8% Notes Payable                        109.4   109.3
7 1/8% Notes Payable                         74.2      --
Other Indebtedness - Noncurrent Portion       8.2     8.3
                                           ------  ------
  Long-Term Debt                            311.7   237.5
                                           ------  ------
  Total                                    $593.5  $407.5
-----------------------------------------  ------  ------


  In September 1993, the Company issued $120.0 million of 6 5/8% notes payable at a price of 99.829% (the 6 5/8% Notes). The 6 5/8% Notes are due on September 15, 2003.

  In February 1995, the Company issued $110.0 million of 8 5/8% notes payable at a price of 99.274% (the 8 5/8% Notes). The 8 5/8% Notes are due on February 15, 2005.

  In conjunction with the acquisition of SCC, the Company assumed $75.0 million of 7 1/8% notes payable (the 7 1/8% Notes). The 7 1/8% Notes are due on March 1, 2003.

  At December 31, 1997 and 1996, other indebtedness is primarily mortgage notes assumed in connection with certain real estate investments with interest rates ranging from 6.2% to 9.6% at December 31, 1997.

  The weighted average interest rate on the commercial paper outstanding at December 31, 1997 and 1996 was 6.18% and 5.56%, respectively, with maturities ranging from 2 to 14 days at December 31, 1997. The Company has unsecured revolving credit facilities with banks totaling $425.0 million for commercial paper back-up and general corporate purposes. At December 31, 1997, $63.0 million was borrowed under these facilities with interest rates ranging from 5.8% to 6.2%. At December 31, 1997, $143.5 million remains available under the revolving credit facilities. The facilities require annual commitment fees ranging from 7/100% to 1/10%.

  Principal payments required in each of the next five years and thereafter are as follows:

(In Millions)
-----------------------------------------------------
1998 - $281.8                            2001 -  $1.9
1999 - $   .1                            2002 -  $ .1
2000 - $  5.8            2002 and thereafter - $303.8
-----------------------------------------------------

Interest paid on debt was $32.5 million, $28.0 million and $23.2 million for 1997, 1996 and 1995, respectively.

NOTE 7 COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY CONSOLIDATED SUBSIDIARIES

On June 3, 1997, ReliaStar Financing II (Subsidiary Trust II) issued $125.0 million (5 million shares) of 8.10% Trust-Originated Preferred Securities (the 8.10% Preferred Securities). In connection with Subsidiary Trust II's issuance of the 8.10% Preferred Securities and the related purchase by ReliaStar of all of Subsidiary Trust II's common securities (Common Securities II), ReliaStar issued to Subsidiary Trust II $128.9 million principal amount of its 8.10% Subordinated Deferrable Interest Notes, due June 3, 2027, (the Junior Subordinated Debt Securities II). ReliaStar, at its option, may extend the maturity date of the Junior Subordinated Debt Securities II to a date not later than June 3, 2046. All issued shares remain outstanding.

          On March 29, 1996, ReliaStar Financing I (Subsidiary Trust I), issued $125.0 million (5 million shares) of 8.20% Trust-Originated Preferred Securities (the 8.20% Preferred Securities). In connection with Subsidiary Trust I's issuance of the 8.20% Preferred Securities and the related purchase by ReliaStar of all of Subsidiary Trust I's common securities (Common Securities I), ReliaStar issued to Subsidiary Trust I $128.9 million principal amount of its 8.20% Subordinated Deferrable Interest Notes, due March 15, 2016 (the Junior Subordinated Debt Securities I). All issued shares remain outstanding.

          Subsidiary Trust I and II (the Subsidiary Trusts) are wholly owned subsidiaries of ReliaStar. The sole assets of Subsidiary Trust I and II are and will be the Junior Subordinated Debt Securities I and II (the Junior Subordinated Debt Securities). The interest and other payment dates on the Junior Subordinated Debt Securities correspond to the distribution and other payment dates on the 8.20% and 8.10% Preferred Securities (the Preferred Securities) and the Common Securities I and II (the Common Securities). Under certain circumstances, the Junior Subordinated Debt Securities may be distributed to holders of the Preferred Securities and holders of the Common Securities in liquidation of the Subsidiary Trusts.

          The Junior Subordinated Debt Securities I are redeemable at the option of ReliaStar on or after March 29, 2001, at a redemption price of $25 per Junior Subordinated Debt Securities I plus accrued and unpaid interest. The Junior Subordinated Debt Securities II are redeemable at the option of ReliaStar on or after June 3, 2002 at a redemption price of $25 per Junior Subordinated Debt Securities II plus accrued and unpaid interest. The Preferred Securities and the Common Securities will be redeemed on a pro rata basis to the same extent that the Junior Subordinated Debt Securities are repaid, at $25 per Preferred Security and Common Security plus accumulated and unpaid distributions.

          ReliaStar's obligations under the Junior Subordinated Debt Securities and related agreements, taken together, constitute a full and unconditional guarantee by ReliaStar of payments due on the Preferred Securities.

NOTE 8 EMPLOYEE BENEFIT PLANS

PENSION PLANS

The Company has noncontributory defined benefit retirement plans covering substantially all employees. The plans, which may be terminated as to accrual of additional benefits at any time by the Company's Board of Directors, provide benefits to employees upon retirement.

          The benefits under the plans are based on years of service and the employee's compensation during the last five years of employment. The Company's policy is to fund the minimum required contribution necessary to meet the present and future obligations of the plans. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Contributions are made to a tax-exempt trust. Plan assets consist principally of investments in stock mutual funds, common stock and corporate bonds. As of December 31, 1997, plan assets included 1,232,982 shares of Company common stock with a fair value of $50.8 million.

          The Company also has unfunded noncontributory defined benefit plans providing for benefits to employees in excess of limits for qualified retirement plans and for benefits to nonemployee members of the Company's Board of Directors.

          Net periodic pension expense for the Company included the following components:

Year Ended December 31 (In Millions)     1997     1996     1995
-----------------------------------     ------   ------   ------
Service Cost - Benefits Earned
  During the Year                       $  4.9   $  3.8   $  3.4
Interest Cost on Projected
  Benefit Obligation                      15.2     13.6     11.9
Actual Return on Plan Assets             (45.2)   (23.0)   (33.7)
Net Amortization and Deferral             30.8      8.4     19.1
                                        ------   ------   ------
  Net Periodic Pension Expense          $  5.7   $  2.8   $   .7
-----------------------------------     ------   ------   ------

The following table sets forth the funded status of the Company's plans:

                                                                    Funded Plans         Unfunded Plans
                                                                ----------------------  -----------------
December 31 (In Millions)                                         1997        1996        1997     1996
--------------------------------------------------------------  -------   ------------   ------   ------
Accumulated Benefit Obligation
  Vested                                                        $(197.2)  $     (164.7)  $(15.0)  $(11.8)
  Nonvested                                                        (4.7)          (4.0)     (.7)     (.5)
Effect of Projected Future Compensation Increases                 (18.0)         (12.7)    (1.5)    (2.1)
                                                                -------   ------------   ------   ------
Projected Benefit Obligation                                     (219.9)        (181.4)   (17.2)   (14.4)
Plan Assets at Fair Value                                         229.1          184.9       --       --
                                                                -------   ------------   ------   ------
Plan Assets Greater (Less) than Projected Benefit Obligation        9.2            3.5    (17.2)   (14.4)
Unrecognized Net Loss and Prior Service Cost                       13.4           19.0      5.4      5.3
Unrecognized Transition Asset                                       (.1)           (.4)      --       --
Additional Minimum Liability                                         --             --     (3.9)    (3.5)
                                                                -------   ------------   ------   ------
Net Pension Asset (Liability)                                   $  22.5   $       22.1   $(15.7)  $(12.6)
--------------------------------------------------------------  -------   ------------   ------   ------

The projected benefit obligation was determined using an assumed discount rate of 7.25% at January 1, 1998 and 7.50% at January 1, 1997 and a weighted-average assumed long-term rate of compensation increase of 4.5%. The assumed long-term rate of return on plan assets was 10%.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides certain health care and life insurance benefits to retired employees (and their eligible dependents). Substantially all of the Company's employees will become eligible for those benefits if they meet specified age and service requirements and reach retirement age while working for the Company, unless the plans are terminated or amended. The postretirement health care plan is contributory, with retiree contribution levels adjusted annually; the life insurance plan provides a flat amount of noncontributory life benefits and optional contributory coverage.

  During 1996, the Company amended its plans to reduce the level of benefits provided to current and future retirees. The amendment resulted in a reduction of the accumulated postretirement benefit obligation of approximately $9.9 million. The plan amendment also reduces net periodic postretirement benefit costs as the unrecognized prior service cost is amortized.

  The Company's postretirement health care plans currently are not funded. The accumulated postretirement benefit obligation (APBO) and the accrued postretirement benefit liability were as follows:

December 31  (In Millions)                                                                   1997    1996
----------------------------------------------------------------------------------          ------  ------
Retirees                                                                                    $ 7.2   $ 7.3
Fully Eligible Active Plan Participants                                                       1.2      .9
Other Active Plan Participants                                                                2.5     1.6
                                                                                            -----   -----
  Unfunded APBO                                                                              10.9     9.8
Unrecognized Prior Service Cost                                                               7.2     8.9
Unrecognized Gain                                                                             1.7     1.5
                                                                                            -----   -----
  Accrued Postretirement Benefit Liability                                                  $19.8   $20.2
----------------------------------------------------------------------------------          -----   -----

Net periodic postretirement benefit costs consisted of the following components:

Year Ended December 31  (In Millions)                                                1997    1996    1995
----------------------------------------------------------------------------------  -----   -----   -----
Service Cost - Benefits Earned                                                      $  .4   $  .6   $ 1.3
Interest Cost on APBO                                                                  .7     1.0     1.4
Amortization of Prior Service Cost                                                   (1.7)   (1.2)    (.1)
                                                                                    -----   -----   -----
  Net Periodic Postretirement Benefit Expense                                       $ (.6)  $  .4   $ 2.6
----------------------------------------------------------------------------------  -----   -----   -----

The assumed health care cost trend rate used in measuring the APBO as of January 1, 1998 was 6.0%, decreasing to 5.0% in the year 1999 and thereafter. The assumed health care cost trend rate used in measuring the APBO as of January 1, 1997 was 7.0%, decreasing gradually to 5.0% in the year 1999 and thereafter. The assumed discount rate used in determining the APBO was 7.25% at January 1, 1998 and 7.50% at January 1, 1997. The assumed health care cost trend rate has an effect on the amounts reported.

  For example, a one-percentage-point increase in the assumed health care cost trend rate for each year would increase the APBO as of December 31, 1997 by approximately $.4 million and 1997 net postretirement health care cost by approximately $.1 million.

SUCCESS SHARING PLAN AND ESOP

The Success Sharing Plan and ESOP (Success Sharing Plan) was designed to increase employee ownership and reward employees when certain Company performance objectives are met. Essentially all employees are eligible to participate in the Success Sharing Plan. The Success Sharing Plan has both qualified and nonqualified components. The nonqualified component is equal to 25% of the annual award and is paid in cash to employees. The qualified component is equal to 75% of the annual award, with 25% of the annual award contributed to a deferred investment account and the remaining 50% of the annual award contributed to the ESOP portion of the Success Sharing Plan.

  In 1991, the Company issued to the ESOP 1.3 million shares of a new series of preferred stock in exchange for a $30.0 million note. On December 31, 1996, all of the outstanding shares of the ESOP Convertible Preferred Stock were converted into 5,112,760 shares of the Company's common stock. The stock portion of the Company's Success Sharing Plan contributions were met through an allocation of 139,594, 105,704 and 116,436 shares in 1997, 1996 and 1995, respectively, of stock to participants' accounts.

  Costs charged to expense for the Success Sharing Plan were $2.8 million, $4.2 million and $4.0 million in 1997, 1996 and 1995, respectively.

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

  The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the optional accounting methodology prescribed under SFAS No. 123, the Company's net income would have been reduced by approximately $4.9 million, $2.3 million, and $.9 million in 1997, 1996 and 1995, respectively; or approximately $0.05, $0.03 and $0.01 per diluted common share for 1997, 1996 and 1995, respectively. The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants prior to 1995. The fair value per option granted during 1997, 1996 and 1995 is estimated as $9.17, $4.72 and $4.32, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield ranging from 1.675% to 2.0%, volatility factors ranging from .1868 to .2065, risk-free interest rates of 6.157% for 1997, 5.1% to 5.3% for 1996 and 7.4% for 1995, and an expected life of 2.65 to
5.83 years.

  Stock option transactions are shown in the table below:

                                         Weighted-Average
                                Shares    Exercise Price
                              ----------  --------------
Balance, December 31, 1994    3,211,972           $11.07
  Granted                     1,296,414            16.61
  Exercised                    (620,022)            8.50
  Canceled                      (83,866)           16.02
                              ---------           ------
Balance, December 31, 1995    3,804,498            12.96
  Granted                     1,451,296            23.53
  Exercised                    (841,628)           12.42
  Canceled                     (194,166)           20.20
                              ---------           ------
Balance, December 31, 1996    4,220,000            16.32
  Granted                     2,662,745            26.98
  Exercised                    (934,903)           14.42
  Canceled                     (177,479)           29.92
                              ---------           ------
Balance, December 31, 1997    5,770,363           $21.12
----------------------------  ---------           ------
Options exercisable at:
  December 31, 1995           2,226,024           $11.04
  December 31, 1996           2,349,408            12.57
  December 31, 1997           3,032,472            15.12
----------------------------  ---------           ------

The following table summarizes information concerning options outstanding and exercisable options as of December 31, 1997:

                                 Options Outstanding                      Options Exercisable
                    ------------------------------------------------  ---------------------------
                                Weighted-Average    Weighted-Average             Weighted-Average
Range of                      Remaining Contractual         Exercise                     Exercise
Exercise Prices      Number      Life (In Years)               Price    Number              Price
-----------------  ---------  --------------------  ----------------  ---------  ----------------
$ 4.83 - $ 8.37    1,118,771                  3.3             $ 6.97    971,620            $ 7.29
$ 8.38 - $17.22    1,617,928                  6.2              15.89  1,327,030             15.67
$17.23 - $29.94    2,032,064                  7.3              24.86    643,082             23.42
$29.95 - $40.06    1,001,600                  9.1              37.77     90,740             31.96
---------------    ---------                  ---             ------  ---------            ------

During 1997, 1996 and 1995, the Company issued, 13,438, 19,740 and 137,438 restricted shares of common stock to officers under the terms of the Company's Deposit Share Program. This program, which is part of the Company's incentive compensation arrangements, allows eligible officers to deposit certain unrestricted shares of the Company's common stock with the Company and receive up to one share of restricted stock for each share deposited. One-half of the matching restricted shares vests in three years and the remainder vests in five years after the date of issue. The restricted shares may not be sold, exchanged, transferred or otherwise disposed of prior to vesting. The value of restricted shares at issuance has been recorded as unearned compensation and is reflected as a reduction in equity as unamortized restricted stock awards. The unearned compensation is amortized as a charge to income over the vesting periods.

          Effective January 1, 1997, the Stock Incentive Plan provides for annual increases in the number of shares available for award based on a percentage of the Company's common shares outstanding. As of January 1, 1998, the cumulative number of shares which may be issued under the Stock Incentive Plan for award of stock options, restricted shares and unrestricted shares of common stock is 8,209,453. The number of shares remaining available for awards under the Stock Incentive Plan was 2,823,880 at January 1, 1998.

STOCK OWNERSHIP PLAN FOR NONEMPLOYEE DIRECTORS

Under the ReliaStar Stock Ownership Plan for Nonemployee Directors, the Company pays certain amounts of each non-employee director's retainer in the form of restricted shares of the Company's common stock and nonqualified stock options. The Company issued 3,654 and 7,662 restricted shares to its nonemployee directors under this plan in 1996 and 1995, respectively. In 1997, 1996 and 1995, the Company granted 27,500, 35,000 and 35,000 nonqualified stock options, respectively, to its nonemployee directors. The exercise price for all stock options granted was the market price at the date of the grant and no compensation expense was recorded. The stock options must be exercised within 10 years and vest at the rate of one-third of the grant on each of the first three anniversaries of the grant. The total number of shares which may be issued under the ReliaStar Stock Ownership Plan for Nonemployee Directors for awards of stock options and restricted shares is 600,000. The number of shares remaining available for awards was 429,089 at December 31, 1997.

NOTE 9 SHAREHOLDERS' EQUITY

DIVIDEND RESTRICTIONS

The ability of ReliaStar to pay cash dividends to shareholders is primarily dependent upon the amount of dividends received from ReliaStar Life. ReliaStar Life's ability to pay cash dividends to ReliaStar is, in turn, restricted by law or subject to approval of the insurance regulatory authorities of the state of Minnesota. These authorities recognize only statutory accounting practices for the ability of an insurer to pay dividends to its shareholders.

          Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be an amount deemed prudent by ReliaStar Life's Board of Directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 1998, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $186.4 million.

STATUTORY SURPLUS AND NET INCOME

Net income of the insurance subsidiaries, as determined in accordance with statutory accounting practices, was $185.4 million, $150.4 million and $97.8 million for 1997, 1996 and 1995, respectively. ReliaStar Life's statutory capital and surplus was $1,031.8 million and $783.4 million at December 31, 1997 and 1996, respectively.

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

SHARE DATA

The authorized capital stock of ReliaStar consists of 200,000,000 common shares and 7,000,000 preferred shares, all with a par value of $.01 per share.

          A summary of common share activity is as follows:

                                                               Treasury
                                                    Issued       Stock
                                                  ----------  -----------
Balance, December 31, 1994                        60,958,468  (1,382,918)
Reissued from Treasury                                    --   1,075,396
Issued for Acquisition                            18,538,196  (3,690,114)
Issued for Benefit Plans                              30,228          --
Treasury Stock Acquired                                   --  (2,895,858)
                                                  ----------  ----------
Balance, December 31, 1995                        79,526,892  (6,893,494)
Conversion of ESOP Convertible Preferred Stock     5,112,760          --
Issued for Acquisition                                    --   1,326,100
Issued for Benefit Plans                             146,624   1,060,182
Treasury Stock Acquired                                   --    (245,694)
                                                  ----------  ----------
Balance, December 31, 1996                        84,786,276  (4,752,906)
Issued for Acquisitions                           12,667,718     466,199
Issued for Benefit Plans                             653,384     581,687
Treasury Stock Acquired                                   --  (3,963,096)
                                                  ----------  ----------
Balance, December 31, 1997                        98,107,378  (7,668,116)
------------------------------------------------  ----------  ----------

10% SENIOR CUMULATIVE PREFERRED STOCK

There were 2.5 million depository shares outstanding at December 31, 1995, each representing one-quarter share of 10% senior cumulative preferred stock. The Company redeemed, at par, all of the outstanding shares on July 1, 1996.

ESOP CONVERTIBLE PREFERRED STOCK

On December 31, 1996, the ESOP converted all outstanding ESOP Convertible Preferred Stock into ReliaStar Common Stock at a rate of four ReliaStar common shares for each ESOP Convertible Preferred share.

NOTE RECEIVABLE FROM ESOP

To finance the shares held by the ESOP, the ESOP borrowed $30.0 million from the Company under a 20-year, 9.5% note. The Company will pay dividends on the shares held by the ESOP plus additional cash contributions in amounts necessary to enable the ESOP to meet its obligations under the note.

NOTE 10 REINSURANCE

The Company is a member of reinsurance associations established for the purpose of ceding the excess of life insurance over retention limits. In addition, the Life and Health Reinsurance Division of ReliaStar Life assumes and cedes reinsurance on certain life and health risks as its primary business. Premium amounts received for prospective reinsurance that meet conditions for reinsurance accounting are recorded as unearned premium revenue and amortized into earned premium revenue ratably over the remaining reinsurance contract period. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The amount of the allowance for uncollectible reinsurance receivables was immaterial at December 31, 1997 and 1996. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. The Company's retention limit is $500,000 per life for individual coverage and, to the extent that ReliaStar Life reinsures life policies written by Northern Life Insurance Company and ReliaStar Life Insurance Company of New York, (subsidiaries of ReliaStar Life), the limit is $400,000 per life. For group coverage and reinsurance assumed, the retention is $500,000 per life with per occurrence limitations, subject to certain maximums. As of December 31, 1997, $34.3 billion of life insurance in force was ceded to other companies. The Company has assumed $43.0 billion of life insurance in force as of December 31, 1997 (including $35.8 billion of reinsurance assumed pertaining to Federal Employees' Group Life Insurance and Servicemans' Group Life Insurance). Also included in these amounts are $817.2 million of reinsurance ceded and $7.2 billion of reinsurance assumed by the Life and Health Reinsurance Division of ReliaStar Life.

          The effect of reinsurance on premiums and recoveries is as follows:

Year Ended December 31 (In Millions)      1997      1996     1995
--------------------------------------  --------  --------  -------
Direct Premiums                         $ 675.6   $ 609.9   $643.8
Reinsurance Assumed                       386.2     334.3    297.6
Reinsurance Ceded                        (173.9)   (107.3)   (89.9)
                                        -------   -------   ------
  Net Premiums                          $ 887.9   $ 836.9   $851.5
--------------------------------------  -------   -------   ------
  Reinsurance Recoveries                $ 114.4   $  96.3   $ 80.4
--------------------------------------  -------   -------   ------

NOTE 11 LIABILITY FOR UNPAID ACCIDENT AND HEALTH CLAIMS AND CLAIM ADJUSTMENT EXPENSE

The change in the liability for unpaid accident and health claims and claim adjustment expenses is summarized as follows:

(In Millions)                      1997     1996     1995
-------------------------------  -------  -------  -------
Balance at January 1             $383.3   $369.4   $322.9
Less Reinsurance Recoverables     102.6     81.6     59.5
                                 ------   ------   ------
Net Balance at January 1          280.7    287.8    263.4

Incurred Related to:
  Current Year                    178.6    223.5    273.1
  Prior Year                       (3.0)    (5.7)    (2.7)
                                 ------   ------   ------
Total Incurred                    175.6    217.8    270.4
Paid Related to:
  Current Year                    107.4    127.8    157.0
  Prior Year                       82.1     97.1     89.0
                                 ------   ------   ------
Total Paid                        189.5    224.9    246.0

Net Balance at December 31        266.8    280.7    287.8
Plus Reinsurance Recoverables     120.2    102.6     81.6
                                 ------   ------   ------
  Balance at December 31         $387.0   $383.3   $369.4
-------------------------------  ------   ------   ------

The liability for unpaid accident and health claims and claim adjustment expenses is included in Future Policy and Contract Benefits on the Consolidated Balance Sheets.

NOTE 12 COMMITMENTS AND CONTINGENCIES

LITIGATION

The Company is a defendant in a number of lawsuits arising out of the normal course of the business of the Company, some of which include claims for punitive damages. In the opinion of management, the ultimate resolution of such litigation will not result in any material adverse impact to the financial position of the Company.

JOINT GROUP LIFE AND ANNUITY CONTRACTS

ReliaStar Life has issued certain participating group annuity and group life insurance contracts jointly with another insurance company. ReliaStar Life has entered into an arrangement with this insurer whereby ReliaStar Life will gradually transfer these liabilities (approximately $236.4 million at December 31, 1997) to the other insurer over a ten year period which commenced in 1993. The terms of the arrangement specify the interest rate on the liabilities and provide for a transfer of assets and liabilities scheduled in a manner consistent with the expected cash flows of the assets allocated to support the liabilities. A contingent liability exists with respect to the joint obligor's portion of the contractual liabilities attributable to contributions received prior to July 1, 1993 ($604.5 million) in the event the joint obligor is unable to meet its obligations.

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

FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, financial guarantees, futures contracts, interest rate swaps and interest rate caps. Those instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the Consolidated Balance Sheets.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate swap and interest rate cap transactions, the contract or notional amounts do not represent exposure to credit loss. For swaps and caps, the Company's exposure to credit loss is limited to those swaps and caps where the Company has an unrealized gain. The Company has no remaining futures contracts as of December 31, 1997.

  Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

December 31  (In Millions)                            1997      1996
--------------------------------------------------  --------  --------
CONTRACT OR NOTIONAL AMOUNT
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
   Commitments to Extend Credit                     $  156.3  $  181.6
   Financial Guarantees                                 40.0      40.9
Financial Instruments Whose Notional or Contract
  Amounts Exceed the Amount of Credit Risk
   Futures Contracts                                      --      76.6
   Interest Rate Swap Agreements                     1,162.5   1,109.5
   Interest Rate Cap Agreements                        510.0        --
--------------------------------------------------  --------  --------

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

  ReliaStar Life is a partner in eight real estate joint ventures where it has guaranteed the repayment of loans of the partnership. As of December 31, 1997, ReliaStar Life had guaranteed repayment of $40.0 million ($40.9 million at December 31, 1996) of such loans including the portion allocable to the PFA. If any payment were made under these guarantees, ReliaStar Life would be allowed to make a claim for repayment from the joint venture, foreclose on the assets of the joint venture including its real estate investment and, in certain instances, make a claim against the joint venture's general partner.

  For certain of these partnerships, ReliaStar Life has made capital contributions from time to time to provide the partnerships with sufficient cash to meet their obligations, including operating expenses, tenant improvements and debt service. Capital contributions during 1997 and 1996 were insignificant. Further capital contributions are likely to be required in future periods for certain of the joint ventures with the guarantees. The Company cannot predict the amount of such future contributions.

INTEREST RATE SWAP AGREEMENTS   The Company enters into interest rate swap
agreements to manage interest rate exposure. The primary reason for the interest rate swap agreements is to extend the duration of adjustable rate investments. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Changes in market interest rates impact income from adjustable rate investments and have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. The risks under interest rate swap agreements are generally similar to those of futures contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The amount subject to credit risk is approximately equal to the unrealized gain on the agreements which was $13.3 million at December 31, 1997.

INTEREST RATE CAP AGREEMENTS The Company has entered into interest rate cap agreements as a hedge against the effects of rising interest rates on the invested assets supporting a portfolio of single premium deferred annuity contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The amount subject to credit risk is approximately equal to the unrealized gain on the agreements which was $.2 million at December 31, 1997.

FUTURES CONTRACTS Futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. These contracts were entered into to manage interest rate risk as part of the Company's asset and liability management. Risks arise from the movements in securities values and interest rates.

  During 1997, the Company closed out all of its futures contracts and immediately entered into zero coupon interest rate swaps with similar maturities. The deferred gain on the closed futures contracts was approximately $22 million, which is being amortized into income over the life of the liabilities whose cash flows they supported.

LEASES

The Company has operating leases for office space and certain computer processing and other equipment. Rental expense for these items was $17.0 million, $14.2 million and $13.8 million for 1997, 1996 and 1995, respectively.

  Future minimum aggregate rental commitments at December 31, 1997 for operating leases were as follows:

(In Millions)
----------------------------------------------
1998 -    $11.7                 2001 -   $ 7.4
1999 -    $ 9.7                 2002 -   $ 4.5
2000 -    $ 8.1  2003 and thereafter -   $13.7
  ------  -----  ---------------------   -----

NOTE 13 FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1997 and 1996. Although Management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

FIXED MATURITY SECURITIES   The estimated fair value disclosures for debt
securities satisfy the fair value disclosure requirements of SFAS No. 107. (see
Note 4.)

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

          The carrying amounts reported for other investment contracts, which include participating pension contracts and retirement plan deposits, approximate those liabilities' fair value.

CLAIN AND OTHER DEPOSIT FUNDS   The carrying amounts for claim and other deposit
funds approximate the liabilities' fair value.

NOTES AND MORTGAGE PAYABLE   The fair value for publicly traded debt was based
upon quoted market prices. For other debt obligations, discounted cash flow analyses were used. The discount rate was based upon the Company's estimated current incremental borrowing rates.

TRUST-ORIGINATED PREFERRED SECURITIES   The fair value was based upon quoted
market prices.

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

          The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                   1997                   1996
                                                               -----------             ----------
                                                          Carrying      Fair      Carrying      Fair
December 31  (In Millions)                                 Amount      Value       Amount      Value
-------------------------------------------------------  ----------  ----------  ----------  ----------
Financial Instruments Recorded as Assets
  Fixed Maturity Securities                              $11,146.7   $11,146.7   $ 9,298.2   $ 9,298.2
  Equity Securities                                           27.0        27.0        36.9        36.9
  Mortgage Loans on Real Estate
   Commercial                                              1,594.9     1,679.1     1,359.6     1,391.9
   Residential and Other                                     675.8       687.3       495.8       507.4
  Policy Loans                                               663.3       663.3       549.0       549.0
  Cash and Short-Term Investments                            203.6       203.6       151.8       151.8
  Other Financial Instruments Recorded as Assets             749.8       749.8       576.5       576.5
Financial Instruments Recorded as Liabilities
  Investment Contracts
   Deferred Annuities                                     (7,753.1)   (7,321.6)   (6,970.9)   (6,547.9)
   GICs                                                      (62.5)      (90.0)      (74.7)     (102.0)
   Supplementary Contracts and Immediate Annuities          (337.1)     (330.5)     (134.5)     (131.4)
   Other Investment Contracts                               (454.9)     (454.9)     (488.3)     (488.3)
  Claim and Other Deposit Funds                             (148.1)     (148.1)     (123.6)     (123.6)
  Notes and Mortgages Payable                               (592.4)     (609.8)     (406.0)     (412.2)
  Trust-Originated Preferred Securities                     (241.9)     (256.9)     (120.9)     (125.0)
  Other Financial Instruments Recorded as Liabilities       (349.6)     (349.6)     (289.0)     (289.0)
Off-Balance Sheet Financial Instruments
  Financial Guarantees                                          --        (3.5)         --        (4.5)
  Interest Rate Swaps                                           --        13.3          --        10.8
-------------------------------------------------------  ---------   ---------   ---------   ---------

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

  Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 14 EARNINGS PER COMMON SHARE

The following table provides a reconciliation of the numerator and denominator for the basic and diluted earnings per common share computation:

Year Ended December 31  (In Millions)     1997    1996     1995
---------------------------------------  ------  -------  -------
Numerator - Basic
Income from Continuing Operations        $222.0  $193.0   $169.1
Net Dividends on ESOP Convertible
  Preferred Stock                            --    (2.0)    (2.0)
Dividends on 10% Senior Cumulative
  Preferred Stock                            --    (3.2)    (6.3)
                                         ------  ------   ------
Income from Continuing Operations
  Available to Common
  Shareholders (Basic)                   $222.0  $187.8   $160.8
---------------------------------------  ------  ------   ------
Numerator - Diluted
Income from Continuing Operations        $222.0  $193.0   $169.1
Dividends on 10% Senior Cumulative
  Preferred Stock                            --    (3.2)    (6.3)
Additional Compensation Expense
  due to Assumed Conversion of
  ESOP Convertible Preferred Stock           --      --      (.2)
                                         ------  ------   ------
Income from Continuing Operations
  Available to Common Shareholders
  (Diluted)                              $222.0  $189.8   $162.6
---------------------------------------  ------  ------   ------
Denominator
Weighted Average Common Shares
  During the Period (Basic)                85.6    73.8     72.6
Dilutive Effect of:
  Stock Options                             1.4     1.0      1.3
  ESOP Convertible Preferred Stock           --     5.2      5.2
  Other                                      .1      --       --
                                         ------  ------   ------
Weighted Average Common Shares
  During the Period (Diluted)              87.1    80.0     79.1
---------------------------------------  ------  ------   ------

NOTE 15 SEGMENT INFORMATION

The Company operates in four reportable segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance and Pension.
  Financial information by industry segment is summarized as follows:

Year Ended December 31  (In Millions)                 1997        1996        1995
-------------------------------------------------  ----------  ----------  ----------
Revenues
Individual Insurance                               $ 1,437.4   $ 1,222.8   $ 1,147.0
Employee Benefits                                      627.2       643.5       661.9
Life and Health Reinsurance                            240.7       200.3       180.9
Pension                                                 65.1        68.4        76.6
Other                                                  139.9        55.6        24.0
                                                   ---------   ---------   ---------
  Revenues                                         $ 2,510.3   $ 2,190.6   $ 2,090.4
                                                   ---------   ---------   ---------
Pretax Income (Loss) From Continuing Operations
Individual Insurance                               $   237.0   $   212.2   $   186.0
Employee Benefits                                       53.3        47.7        46.2
Life and Health Reinsurance                             57.8        50.8        43.7
Pension                                                 13.7        12.9        10.1
Other                                                   (1.9)      (19.5)      (26.2)
                                                   ---------   ---------   ---------
  Pretax Income From Continuing Operations         $   359.9   $   304.1   $   259.8
                                                   ---------   ---------   ---------
Identifiable Assets (as of December 31)
Individual Insurance                               $16,570.8   $13,022.8   $12,378.0
Employee Benefits                                      921.2       906.1       883.0
Life and Health Reinsurance                            530.0       417.8       357.5
Pension                                              2,144.3     1,681.9     1,389.5
Other                                                  834.5       678.4       511.2
                                                   ---------   ---------   ---------
  Identifiable Assets                              $21,000.8   $16,707.0   $15,519.2
-------------------------------------------------  ---------   ---------   ---------

Revenues include premiums, net investment income, realized investment gains and losses, policy and contract charges and other income. "Other" includes amounts from operations not deemed to be reportable segments, corporate operations and assets and inter-segment eliminations and adjustments. Identifiable assets are those assets that are used in the Company's operations in each segment.

NOTE 16 QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited quarterly results of operations:

                                                                  1997
                                        ------------------------------------------------------------
(In Millions, Except per Share Data)    First Quarter  Second Quarter  Third Quarter  Fourth Quarter
--------------------------------------  -------------  --------------  -------------  --------------
Revenues                                       $563.2          $580.8         $676.4          $689.9
Income Taxes                                     28.4            30.0           34.7            34.4
Net Income                                       51.3            51.9           61.5            57.3
--------------------------------------         ------          ------         ------          ------
Net Income Per Common Share
 Basic                                         $  .64          $  .65         $  .67          $  .63
 Diluted                                       $  .63          $  .64         $  .66          $  .62
--------------------------------------         ------          ------         ------          ------
Weighted Average Common Shares
 Basic                                           80.2            80.4           91.3            90.4
 Diluted                                         81.4            81.7           93.0            92.2
--------------------------------------         ------          ------         ------          ------

                                                                   1996
                                        ------------------------------------------------------------
(In Millions, Except per Share Data)    First Quarter  Second Quarter  Third Quarter  Fourth Quarter
--------------------------------------  -------------  --------------  -------------  --------------
Revenues                                       $533.4          $546.7         $544.6          $565.9
Income Taxes                                     26.2            26.7           26.3            26.9
Net Income                                       48.0            47.8           47.9            49.3
--------------------------------------         ------          ------         ------          ------
Net Income Per Common Share
 Basic                                         $  .63          $  .62         $  .64          $  .65
 Diluted                                       $  .59          $  .58         $  .59          $  .61
--------------------------------------         ------          ------         ------          ------
Weighted Average Common Shares
 Basic                                           72.8            73.1           74.6            74.8
 Diluted                                         79.0            79.1           80.6            81.0
--------------------------------------         ------          ------         ------          ------

REPORT OF MANAGEMENT

Management of the Company is responsible for the financial information and representations contained in the consolidated financial statements and other sections of the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles to reflect in all material respects the substance of transactions that should be included, and the other information in the Annual Report is consistent with those statements. In preparing the consolidated financial statements, Management makes informed estimates and judgments based on currently available information of the effects of certain events and transactions.

  The Company maintains accounting and other control systems which Management believes provide reasonable assurance that transactions are properly recorded in the books and records and that the assets are properly safeguarded. The systems of internal control include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures and a broad program of internal audits. The costs of the control systems are balanced against the expected benefits. During 1997, the Audit Committee of the Board of Directors, composed solely of outside directors, met two times with Management, the Company's internal auditors and the independent auditors to review the scope of the audits, discuss the evaluation of internal accounting controls and discuss financial reporting matters. The independent auditors and internal auditors have free access to the Audit Committee and meet with it, without Management present, to discuss any appropriate matters.

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

/s/ John G. Turner

John G. Turner, FSA
Chairman and Chief Executive Officer



INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
ReliaStar Financial Corp. and Subsidiaries
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of ReliaStar Financial Corp. and Subsidiaries as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReliaStar Financial Corp. and Subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 3, 1998

COMMON STOCKHOLDER INFORMATION

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTER. The common stock of ReliaStar Financial Corp. is traded on the New York Stock Exchange under the symbol RLR. The following table sets forth the amounts of cash dividends per common share and the high and low prices of ReliaStar Financial Corp. common stock for each quarter of 1996 and 1997. All per share amounts reflect the 2:1 common stock split that occurred in September 1997.

                              1996
----------------------------------------------------------------
                         Market Price                  Dividends
Quarter                    Per Share                   Per Share
-------              -----------------------           ---------
                       High         Low
                     ---------  ------------
1st                   $ 25 13/16     $ 20  3/4             $.125
2nd                     23 1/2         20 11/16             .14
3rd                     24 1/16        20                   .14
4th                     29 3/16        23 13/16             .14
Year                                                        .545
----------------------------------------------------------------

                              1997
----------------------------------------------------------------
                         Market Price                  Dividends
Quarter                    Per Share                   Per Share
-------              -----------------------           ---------
                       High         Low
                     ---------  ------------
1st                   $ 32 11/16     $ 27                 $ .14
2nd                     36 3/4        28 5/8                .155
3rd                     40 3/16       35 21/32              .155
4th                     41 9/16       33 5/8                .155
Year                                                        .605
----------------------------------------------------------------

For restrictions on dividends, see Note 9 of Notes to Consolidated Financial Statements.

SHAREHOLDERS. There were approximately 22,740 common stockholders of record as of February 13, 1998.

CORPORATE INFORMATION

EMPLOYEES AND AGENTS. At year-end 1997, ReliaStar Financial Corp. had 4,093 employees and 25,793 agents under contract.

AUDITORS.  Deloitte & Touche LLP

STOCK TRANSFER AGENT.   Norwest Bank Minnesota, P.O. Box 738, South St. Paul,
Minnesota 55075, (612) 450-4064 or (800) 468-9716. Communications regarding stock transfer requirements, lost certificates, dividend payments and change of address should be directed to the transfer agent or to the Office of the Corporate Secretary, ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401.

TRADING MARKET.  New York Stock Exchange

COMMON STOCK TRADING SYMBOL.  RLR

TRUST-ORIGINATED PREFERRED SECURITIES SYMBOLS.
RLR PrA, RLR PrB

ANNUAL MEETING.  Thursday, May 14, 1998, 10 a.m.,
Central Time, ReliaStar Financial Corp. Home Office,
20 Washington Avenue South, Minneapolis, Minnesota.

INVESTOR RELATIONS. Security analysts, investment professionals and shareholders should direct their inquiries about financial performance to Scott
H. DeLong, FSA,
Vice President and Corporate Actuary, at (612) 372-5574.

MEDIA RELATIONS AND GENERAL INFORMATION. Members of the news media should direct their inquiries to Ruth Weber Kelley, Second Vice President, Corporate Communications, at (612) 372-5628. For general information, call the company's main switchboard at (612) 372-5432.

RELIASTAR LINE. Consumers who have questions about ReliaStar products or about financial needs in general should call the ReliaStar line toll-free at (888) 757-5757.

FORM 10-K REPORT. Shareholders may obtain a copy of the current Form 10-K report without charge upon written request to James R. Miller, Senior Vice President, Chief Financial Officer and Treasurer, ReliaStar Financial Corp.,
20 Washington Avenue South, Minneapolis, Minnesota 55401.