Form 10-K, Exhibit 13
period 1998-12-31
RELIASTAR FINANCIAL CORP
filed 1999-03-22
CIK 841528

==============================================================================================================================
                                                                                                                    EXHIBIT 13

Five-Year Consolidated Financial Highlights
ReliaStar Financial Corp. and Subsidiaries

(In millions, except per share data)                          1998           1997           1996           1995           1994
==============================================================================================================================
Revenues and Earnings
Premiums                                                $  1,014.1     $    887.9     $    836.9     $    851.5     $    726.9
Net Investment Income                                      1,116.9        1,006.3          929.6          884.3          613.4
Realized Investment Gains (Losses)                            17.6           11.7           11.2            4.9          (27.4)
Policy and Contract Charges                                  427.6          332.9          245.9          218.5          136.2
Other Income                                                 272.0          238.8          143.4          114.4          102.4
------------------------------------------------------------------------------------------------------------------------------
  Total Revenues                                           2,848.2        2,477.6        2,167.0        2,073.6        1,551.5
Benefits and Expenses                                      2,447.1        2,122.7        1,866.1        1,816.7        1,391.5
Income Tax Expense                                           143.0          125.7          105.0           89.7           56.6
Dividends on Preferred Securities of Subsidiaries,
  Net of Tax                                                  13.2           10.4            5.0             --             --
------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                            244.9          218.8          190.9          167.2          103.4
Income (Loss) from Discontinued Operations,
  Net of Tax                                                  (7.2)           3.2            2.1           (3.5)           1.7
------------------------------------------------------------------------------------------------------------------------------
Net Income                                              $    237.7     $    222.0     $    193.0     $    163.7     $    105.1
------------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders             $    237.7     $    222.0     $    187.8     $    155.4     $     96.8
------------------------------------------------------------------------------------------------------------------------------
Per Common Share
Income from Continuing Operations (Diluted)             $     2.64     $     2.51     $     2.35     $     2.04     $     1.47
Net Income (Diluted)                                          2.56           2.55           2.37           1.99           1.50
Dividends Paid                                                .710           .605           .545           .488           .438

Financial Position
Assets                                                  $ 22,608.7     $ 21,000.8     $ 16,707.0     $ 15,519.2     $ 10,366.8
Notes and Mortgages Payable                                  509.4          593.5          407.5          422.3          194.6
Trust-Originated Preferred Securities                        242.3          241.9          120.9             --             --
Other Liabilities                                         19,736.8       18,154.4       14,760.9       13,676.8        9,373.7
Common Shareholders' Equity                                2,120.2        2,011.0        1,417.7        1,351.4          730.6
Preferred Shareholders' Equity                                  --             --             --           68.7           67.9

Other Data
Operating Income/1/                                     $    235.2     $    212.8     $    185.5     $    164.7     $    120.1
Operating Income Before Special Charges/1, 2/                269.5          226.8          185.5          164.7          120.1
Operating Income Per Diluted Common Share/1/                  2.54           2.44           2.28           2.00           1.73
Operating Income Before Special Charges
  Per Diluted Common Share/1, 2/                              2.91           2.60           2.28           2.00           1.73
Statutory Premiums and Deposits and Fee Revenues/3/     $  3,543.2     $  3,211.1     $  2,726.7     $  2,560.2     $  1,896.7
Return on Equity--Operating Income/1, 4/                      13.3%          14.7%          16.4%          16.0%          15.4%
Return on Equity--Operating Income
  Before Special Charges/1, 2, 4/                             15.2%          15.7%          16.4%          16.0%          15.4%
Year-End Market Price Per Common Share                  $   46 1/8     $  41 3/16     $   28 7/8     $  22 3/16     $   14 1/2
Book Value Per Common Share/4/                               20.96          19.74          15.95          14.27          12.57
Assets Under Management/5/                                22,711.9       20,336.9       18,141.0       15,826.5       10,602.4
Common Shareholders' Equity, Excluding
  Accumulated Other Comprehensive Income                   1,863.0        1,784.8        1,276.9        1,104.6          810.0

Insurance Product Sales/6/
Individual Life                                         $    192.7     $    140.6     $    119.0     $    104.2     $     74.2
Individual Annuity                                           840.7          762.3          643.3          669.6          427.8
Group Life                                                    66.0           64.7           43.5           23.0           30.5
Group Health                                                  16.9           16.7           32.1           49.1           68.3
Life and Health Reinsurance                                  205.6           98.1           70.2           46.5           57.5
Retirement Plans                                             453.1          405.8          315.7          255.2          201.3
------------------------------------------------------------------------------------------------------------------------------
  Total                                                 $  1,775.0     $  1,488.2     $  1,223.8     $  1,147.6     $    859.6
------------------------------------------------------------------------------------------------------------------------------
Life Insurance in Force
Individual                                              $123,947.9     $118,485.2     $ 67,653.1     $ 66,399.5     $ 27,808.3
Group                                                    166,979.7      141,311.4      117,342.1      106,873.7       96,503.8
Reinsurance                                                5,598.5        7,228.3        5,220.0        4,715.4        5,319.3
------------------------------------------------------------------------------------------------------------------------------
  Total                                                 $296,526.1     $267,024.9     $190,215.2     $177,988.6     $129,631.4
------------------------------------------------------------------------------------------------------------------------------

Note: ReliaStar Mortgage Corporation was sold during 1998, and accordingly, previously reported financial data has been restated to present our former mortgage banking company's results as discontinued operations. Security-Connecticut Corporation and USLICO Corporation were acquired effective July 1, 1997, and January 1, 1995, respectively. The financial data includes the contributions of the acquired entities subsequent to their respective acquisition dates.

/1/Operating Income excludes realized investment gains and losses and their impact on deferred policy acquisition costs and present value of future profits.

/2/Excludes special charges of $34.3 million (after-tax) and $14.0 million (after-tax) recorded in the fourth quarter of 1998 and fourth quarter of 1997, respectively.

/3/Premiums and deposits of life insurance subsidiaries are presented on a statutory insurance accounting basis. Fee revenues are presented in accordance with generally accepted accounting principles.

/4/Amounts exclude the accumulated other comprehensive income component of shareholders' equity.

/5/Amounts exclude unrealized investment gains and losses on invested assets recorded in accordance with SFAS No. 115.

/6/Represents annualized amounts of new premiums and deposits.

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries

RESULTS OF OPERATIONS

Results of operations by operating segment are summarized below:

                                                        Year Ended December 31
                                                       ------------------------
(In millions)                                           1998     1997     1996
===============================================================================
Operating Income (Loss) Before Special Charges/1/
Reportable Segments:
 Personal Financial Services                           $ 97.8   $ 71.2   $ 50.5
 Worksite Financial Services                             60.5     51.4     44.1
 Tax-Sheltered and Fixed Annuities                       76.5     74.3     72.9
 Reinsurance                                             42.4     37.2     32.9
Other Business Units                                     11.4      9.4      (.1)
Corporate                                               (19.1)   (16.7)   (14.8)
-------------------------------------------------------------------------------
                                                        269.5    226.8    185.5
Special Charges                                         (34.3)   (14.0)      --
-------------------------------------------------------------------------------
Operating Income                                        235.2    212.8    185.5
Net Realized Investment Gains, Net of Tax                 9.7      6.0      5.4
-------------------------------------------------------------------------------
Income From Continuing Operations                       244.9    218.8    190.9
Income (Loss) From Discontinued Operations, Net of Tax   (7.2)     3.2      2.1
-------------------------------------------------------------------------------
 Net Income                                            $237.7   $222.0   $193.0
-------------------------------------------------------------------------------

/1/Operating income is after-tax and excludes realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs (DAC) and present value of future profits (PVFP). Special charges are presented separately to be consistent with the presentation of operating segment results for internal management purposes.

Effective January 1, 1998, ReliaStar Financial Corp. (the Company or ReliaStar) adopted Statement of Financial Accounting Standard (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." As a result, the Company now reports its segment results consistent with the way it manages its businesses. The Company has four reportable operating segments: Personal Financial Services, Worksite Financial Services, Tax-Sheltered and Fixed Annuities, and Reinsurance. The Personal Financial Services segment sells life insurance and annuity products to individuals. The Worksite Financial Services segment sells group and individual life insurance products, retirement plans and financial services to employers and their employees at the worksite. The Tax-Sheltered and Fixed Annuities segment sells 403(b) annuities and other retirement products, primarily to the K-12 schoolteacher market. The Reinsurance segment sells group life, health and special risk reinsurance and special insurance products in the United States and internationally. Other Business Units include the Company's mutual fund operation, broker/dealer operations, banking operation and personal finance education company. These business units are not large enough to be classified as reportable segments. Prior period segment information has been restated to conform to the current presentation.

   The Company conducts its operations primarily through its life insurance subsidiaries: ReliaStar Life Insurance Company (ReliaStar Life), Northern Life Insurance Company (Northern), Security-Connecticut Life Insurance Company (Security-Connecticut), and ReliaStar Life Insurance Company of New York (RLNY). Effective December 31, 1998, ReliaStar United Services Life Insurance Company was merged with and into ReliaStar Life. These subsidiaries are sometimes collectively referred to as the Insurers.

   During the fourth quarter of 1998, the Company recorded $34.3 million (after-tax) of special charges related to updating certain assumptions affecting deferred acquisition costs for interest sensitive products (primarily lapse assumptions for fixed annuities), an accrual for life insurance litigation settlement costs and certain costs associated with restructuring activities. The restructuring charges relate to the Company's decision to consolidate certain activities, primarily customer service functions. Accrued costs associated with these restructuring activities are primarily employee related termination costs and non-cancellable lease contract costs associated with vacated facilities.

   During the fourth quarter of 1997, the Company recorded $14.0 million (after-tax) of special charges related to updating certain assumptions affecting deferred acquisition costs for interest sensitive products and for costs related to restructuring and other activities. The costs related to restructuring and other activities were primarily related to the Company's decision to consolidate certain financial, underwriting and claims activities. Costs associated with these restructuring activities were primarily employee related termination costs and non-cancellable lease contract costs associated with vacated facilities. These restructuring actions were substantially complete as of December 31, 1998, and the remaining accrued costs are considered adequate for remaining obligations.

   Special charges are presented separately in the "Results of Operations" table to be consistent with the presentation of operating segment results for internal management purposes.

   On July 1, 1997, ReliaStar completed the acquisition of Security-Connecticut Corporation (SCC). The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations prior to July 1, 1997 do not include the results of SCC or its former subsidiaries.

===============================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries

   The discussion of segment operating results that follows refers to the above after-tax segment results and, in each instance, amounts are after-tax and before special charges unless otherwise indicated.

1998 COMPARED WITH 1997
Personal Financial Services

Operating income before special charges of the Personal Financial Services (PFS) segment for 1998 increased $26.6 million, or 37%, compared with 1997. Of the total increase, $18.4 million was due to including twelve months of 1998 earnings from the SCC life insurance subsidiaries compared with including six months of 1997 earnings from the SCC life insurance subsidiaries. The remaining $8.2 million increase in operating income before special charges was primarily due to an increase in interest spreads, growth in assets under management and lower expense levels, partially offset by less favorable mortality experience.

   The interest spread for the PFS segment, excluding the former SCC life insurance subsidiaries, was 257 basis points in 1998 compared to 231 basis points in 1997. This increase in spreads reflects an 18 basis point increase in the portfolio yield and an 8 basis point reduction in the average crediting rate. For approximately one-half of the business included in the PFS segment, crediting rates on in force business are reset annually at the beginning of the calendar year and are guaranteed for one year. The balance of the business has crediting rates that can be changed on the policy anniversary or some other date. Crediting rates offered on new business can be changed at any time in response to competition and market interest rates and are guaranteed to the end of the calendar year on most new premiums received.

   Total assets under management increased to $7.1 billion as of December 31, 1998, from $6.7 billion as of December 31, 1997. Separate account assets under management increased to $2.1 billion as of December 31, 1998, from $1.6 billion as of December 31, 1997.

   Total sales (annualized new premiums and deposits) for 1998 were $457.3 million compared to $362.0 million in 1997. The increase in sales reflects a 41% increase in individual life insurance sales and a 37% increase in fixed annuity sales. Variable annuity sales increased 15% in 1998 compared to 1997. Included in the sales results are $34.1 million of sales from the SCC life insurance subsidiaries in the first six months of 1998 for which there are no comparable sales in the first six months of 1997, as SCC was acquired on July 1, 1997.

   During the fourth quarter of 1998, special charges totaling $25.2 million were recorded by the PFS segment related to updating certain assumptions (primarily lapse assumptions for fixed annuities) affecting deferred acquisition costs for interest sensitive products ($3.2 million), an accrual for life insurance litigation settlement costs ($10.0 million) and certain costs associated with restructuring activities ($12.0 million).

Worksite Financial Services

Operating income before special charges of the Worksite Financial Services (WFS) segment for 1998 increased $9.1 million, or 18%, compared with 1997. The increase in operating income before special charges was primarily due to increased investment income and lower expenses in the employee benefits unit; higher fee income in the retirement plans unit, reflecting growth in assets under management; favorable mortality experience and lower expenses in the pension lines of business; partially offset by increased start-up costs in the Worksite Advisory Services unit.

   Total sales for 1998 were $551.7 million compared with $502.7 million in 1997. The increase in sales was primarily due to higher retirement plan sales.

   During the fourth quarter of 1998, special charges totaling $1.3 million were recorded by the WFS segment related to certain costs associated with restructuring activities.

   During September 1998, the Company entered into a strategic alliance with Trustmark Insurance Co. (Trustmark) related to its insured group medical and Administrative Services Only (ASO) product lines. Under the alliance, ReliaStar transferred to Trustmark the claims processing and administration for its insured group medical, ASO and split risk product lines. The group medical contracts will continue to be underwritten by ReliaStar Life until a future renewal date, at which time Trustmark will directly provide products and services to these customers, in addition to handling claims processing and administration. As a result of the alliance, approximately 380 ReliaStar employees were terminated and most were hired by Trustmark. The termination and other costs incurred were offset by payments to ReliaStar as part of this alliance. The alliance did not materially impact 1998 operating earnings of this segment and it is not expected to materially impact future operating results.

Tax-Sheltered and Fixed Annuities

Operating income before special charges of the Tax-Sheltered and Fixed Annuities (TSA/FA) segment for 1998 increased $2.2 million, or 3%, compared with 1997. The increase in operating income before special charges was primarily due to increased interest spreads and growth in assets under management.

   The interest spread for the TSA/FA segment was 256 basis points in 1998 compared to 252 basis points in 1997. This increase in spreads reflects a 14 basis point reduction in the average crediting rate and a 10 basis point decrease in the portfolio yield. For most of the business included in the TSA/FA segment, crediting rates on in force business are reset annually at the beginning of the calendar year and are guaranteed for one year. The balance of the business has crediting rates that can be changed on the policy anniversary or some other date. Crediting rates offered on new business can be changed at any time in response to competition and market interest rates and are guaranteed on most new deposits received to the end of the calendar year.

   Total assets under management increased to $7.4 billion as of December 31, 1998 from $6.8 billion as of December 31, 1997. Separate account assets under management increased to $378 million at December 31, 1998 from $142 million at December 31, 1997.

   Total sales for 1998 were $560.4 million compared with $525.4 million in 1997. The increase in sales reflects a

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries


74% increase in sales of variable annuities partially offset by an 11% decrease in fixed annuity sales.

   During the fourth quarter of 1998, special charges totaling $7.8 million were recorded by the TSA/FA segment related to updating certain assumptions (primarily lapse assumptions for fixed annuities) affecting deferred acquisition costs and present value of future profits (PVFP) for interest sensitive products ($5.0 million) and certain costs associated with restructuring activities ($2.8 million).

Reinsurance

Operating income before special charges of the Reinsurance segment for 1998 increased $5.2 million, or 14%, compared with 1997. The increase in operating income before special charges was primarily due to a 44% increase in net earned premiums, partially offset by higher commission expenses and a higher overall loss ratio. Earnings in the reinsurance business can fluctuate based upon a number of factors, including pricing, market capacity, the availability and pricing of retrocessional programs, loss experience and the risk profile of the book of business included in this segment.

   Total sales for 1998 were $205.6 million compared with $98.1 million in 1997, an increase of 110%, primarily due to strong sales of group life and managed care reinsurance.

Other Business Units

These business units are not large enough to be classified as reportable segments. Other Business Units include the Company's mutual fund operation, broker/dealer operations, banking operation and personal finance education company. Operating income before special charges of the Other Business Units for 1998 increased $2.0 million compared with 1997. The increase in operating income before special charges was primarily due to higher revenues from increased broker/dealer volume.

Corporate

Corporate includes financing costs, goodwill amortization and other unallocated costs. Operating losses before special charges of Corporate for 1998 increased $2.4 million compared with 1997. The increase in operating losses before special charges was primarily due to increased financing costs and goodwill amortization related to purchase acquisitions and the financing costs associated with common stock buybacks completed in 1998.

1997 COMPARED WITH 1996

Personal Financial Services

Operating income before special charges of the Personal Financial Services segment for 1997 increased $20.7 million, or 41%, compared with 1996. The increase in operating income before special charges was primarily due to the $19.3 million of additional 1997 operating income from the acquired SCC life insurance subsidiaries. The remaining $1.4 million increase in operating income before special charges was primarily due to more favorable mortality experience and increased interest spreads, partially offset by increased noncapitalized expenses, including expenses related to new product development and introduction, and information technology.

   The interest spread for the Personal Financial Services segment, excluding the SCC life insurance subsidiaries, was 231 basis points in 1997 compared to 230 basis points in 1996. This increase in spreads reflects a 14 basis point decrease in the average crediting rate and a 13 basis point reduction in the portfolio yield.

   Total assets under management increased to $6.7 billion as of December 31, 1997, from $4.5 billion as of December 31, 1996. This increase includes $1.8 billion of assets under management related to the acquisition of SCC. Separate account assets under management increased to $1.6 billion as of December 31, 1997, from $1.1 billion as of December 31, 1996.

   Total sales, excluding the former SCC life insurance subsidiaries, for 1997 were $330.9 million compared to $324.0 million in 1996. The increase in sales reflects a 10% increase in variable annuity sales. Fixed annuity sales declined by 29% in 1997 compared with 1996. Sales of individual life insurance were essentially unchanged in 1997 compared with 1996. Sales by the former SCC life insurance subsidiaries in 1997 subsequent to the completion of the acquisition totaled $31.1 million.

   During the fourth quarter of 1997, special charges totaling $12.3 million were recorded by the PFS segment related to updating certain assumptions (primarily lapse and mortality) affecting deferred acquisition costs for interest sensitive products ($6.8 million) and restructuring and other non-recurring costs ($5.5 million).

Worksite Financial Services

Operating income before special charges of the Worksite Financial Services segment for 1997 increased $7.3 million, or 17%, compared with 1996. The increase in operating income before special charges was primarily due to improved mortality and morbidity experience in the employee benefits unit and higher fee income, reflecting growth in assets under management in the retirement plans unit. Partially offsetting these variances were lower earnings from the Company's closed block of pension contract liabilities.

   Total sales for 1997 were $502.7 million compared with $403.5 million in 1996. The increase in sales was primarily due to a 29% increase in retirement plan sales, a 49% increase in group life sales and a 27% increase in individual life insurance sales.

   During the fourth quarter of 1997, special charges totaling $8.1 million were recorded by the WFS segment related to updating certain assumptions (primarily mortality) affecting deferred acquisition costs and PVFP for interest sensitive products ($4.9 million) and restructuring and other non-recurring costs
($3.2 million).

Tax-Sheltered and Fixed Annuities

Operating income before special charges of the Tax-Sheltered and Fixed Annuities segment for 1997 increased $1.4 million, or 2%, compared with 1996. The increase in operating income before special charges was primarily due to growth in assets under management, partially offset by lower interest spreads.

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries


   The interest spread for the TSA/FA segment was 252 basis points in 1997 compared to 267 basis points in 1996. This decrease in spreads reflects an 18 basis point decrease in the portfolio yield, partially offset by a 3 basis point reduction in the average crediting rate.

   Total assets under management increased to $6.8 billion as of December 31, 1997, from $6.3 billion as of December 31, 1996. Separate account assets under management increased to $142 million at December 31, 1997, from $38 million at December 31, 1996.

   Total sales for 1997 were $525.4 million compared with $426.1 million in 1996. The increase in sales reflects a 171% increase in sales of variable annuities and an 8% increase in fixed annuity sales.

   During the fourth quarter of 1997, the TSA/FA segment recorded a charge to earnings for restructuring and other non-recurring costs ($1.4 million) and a benefit to earnings related to updating certain assumptions (primarily mortality) affecting deferred acquisition costs for interest sensitive products ($10.4 million). These items were included in the special charges.

Reinsurance

Operating income before special charges of the Reinsurance segment for 1997 increased $4.3 million, or 13%, compared with 1996. The increase in operating income before special charges was primarily due to a 21% increase in earned premiums, partially offset by higher experience rating refunds and higher commission expenses.

   Total sales for 1997 were $98.1 million compared with $70.2 million in 1996, an increase of 40%, primarily due to increased sales of group medical and special risks products.

Other Business Units

Operating income before special charges of the Other Business Units for 1997 increased $9.5 million compared with 1996. The increase in operating income was primarily due to increased earnings from the Company's mutual fund operations, which included a $4.6 million pretax gain on the sale of 12b-1 fees attributable to a portion of their Class B shares and increased earnings from PrimeVest Financial Services, Inc., the Company's broker/dealer specializing in bank marketing of insurance and other investment products, that was acquired in the fourth quarter of 1996. Partially offsetting these favorable items were lower operating results from Successful Money Management Seminars, Inc, the Company's personal finance education provider. During the fourth quarter of 1997, special charges of $1.3 million were recorded related to restructuring and other non-recurring costs.

Corporate

Operating losses before special charges for 1997 increased $1.9 million compared with 1996. The increase in operating losses before special charges was primarily due to increased financing costs and goodwill amortization related to purchase acquisitions, partially offset by a $2.9 million gain on the sale of substantially all of the assets of Washington Square Advisers, Inc., the Company's fixed income fund investment manager for unaffiliated institutions, and increased recovery of corporate costs from other business units. During the fourth quarter of 1997, special charges of $1.3 million were recorded related to restructuring and other non-recurring costs.

REALIZED INVESTMENT GAINS AND LOSSES

The sources of pretax net realized investment gains (losses) were as follows:

                                                     Year Ended December 31
                                                 ------------------------------
(In millions)                                      1998        1997        1996
===============================================================================
Net Gains (Losses) on
  Sales of Investments
    Fixed Maturity Securities
     Gross Gains                                 $ 26.3       $10.3       $ 8.7
     Gross Losses                                 (13.2)       (6.4)       (5.5)
    Equity Securities                               (.3)        5.1         1.3
    Mortgage Loans                                  (.2)         --          .1
    Foreclosed Real Estate                          2.8          .1         1.8
    Real Estate                                     2.1          .6         2.7
    Other                                          15.3         9.8        13.2

Provisions for Losses on Investments
  Fixed Maturity Securities                        (8.4)       (3.0)       (2.6)
  Equity Securities                                  --         (.1)         --
  Mortgage Loans                                     --        (2.4)       (3.5)
  Foreclosed Real Estate                           (2.2)       (1.6)       (3.5)
  Real Estate                                       (.2)        (.7)       (1.1)
  Other                                            (4.4)         --         (.4)
-------------------------------------------------------------------------------
Pretax Realized Investment Gains                   17.6        11.7        11.2
DAC/PVFP Amortization/1/                           (2.7)       (2.5)       (3.0)
-------------------------------------------------------------------------------
  Pretax Net Realized Investment Gains           $ 14.9       $ 9.2       $ 8.2
-------------------------------------------------------------------------------

/1/Due to pretax realized investment gains and losses.

The Company establishes allowances and writes down the value of specific assets based upon its periodic review of individual problem investments. The Company's recording of allowances and write-downs based upon a review of individual problem assets results in fluctuations in the level of the provision for losses on investments reported in each period. The provision for losses on investments is affected to a significant degree by general economic conditions and the status of the real estate market. While the Company believes it has set aside appropriate reserves and allowances for problem investments, subsequent economic and market conditions may require the establishment of additional reserves.

INCOME TAXES

The Company's effective tax rate was 35.7% for 1998, 35.4% for 1997 and 34.9% for 1996 compared to the federal tax rate of 35.0%. The Company's effective tax rate for 1998 and 1997 is higher than the federal tax rate primarily due to non-deductible goodwill amortization.

DISCONTINUED OPERATIONS

In December 1998, the Company completed the sale of its mortgage banking subsidiary. The results of the mortgage banking subsidiary are presented as discontinued operations in the Consolidated Statements of Income and prior period financial information has been restated to reflect this presentation.

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries


FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES--
RELIASTAR FINANCIAL CORP.

ReliaStar, as parent, is dependent upon dividends, interest, and payments for other charges received from its subsidiaries to pay dividends to shareholders, service its debt and pay other obligations. The payment of dividends, interest or other charges is subject to restrictions imposed by applicable laws and regulations.

   The payment of future dividends by ReliaStar to its shareholders will be largely dependent upon the ability of ReliaStar Life to pay dividends to the Company. Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be in an amount deemed prudent by ReliaStar Life's Board of Directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to net unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 1999, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $156.4 million.

   ReliaStar has loaned $100.0 million to ReliaStar Life under a surplus note with a stated interest rate of 6.625%. The surplus note was issued in connection with ReliaStar Life's demutualization and was used to offset the surplus reduction related to the cash distribution to the mutual policyholders in the demutualization. The surplus note provides that there may be no payment of interest or principal without the express approval of the Minnesota Department of Commerce.

   The Company has unsecured revolving credit facilities with banks totaling $225.0 million for general corporate purposes. As of December 31, 1998, all $225.0 million remained available for borrowing under these facilities.

   The Company also maintains a Dividend Reinvestment and Optional Cash Payment Plan. The plan provides shareholders with an opportunity to reinvest the dividends on their shares of the common stock of the Company and to make additional purchases of shares at a discount from the market based price. The amount of the discount may be changed or eliminated from time to time at the option of the Company. Pursuant to this program, the Company has issued 207,527, 258,637 and 245,650 shares for an aggregate purchase price of $8.9 million, $8.3 million and $5.5 million during the years ended December 31, 1998, 1997 and 1996, respectively.

   During February 1999, the Company announced that it would begin a systematic program to repurchase shares of stock in open market transactions. The shares repurchased will be used for the Company's stock option plans, stock compensation programs and the dividend reinvestment program. The Company estimates it will repurchase shares systematically in amounts initially ranging from 100,000 to 300,000 shares per month.

   On May 9, 1997, the Company filed a shelf registration with the Securities and Exchange Commission for the issuance of up to $400.0 million of debt securities and other securities. As of December 31, 1998, $75.0 million of debt securities and other securities remain available for issuance under this shelf registration.

   On November 18, 1998, the Company completed the issuance of $200.0 million of 6.5% Notes (6.5% Notes) due November 15, 2008. The Company used the proceeds from this offering to repurchase 2,889,400 of its common shares in a $125.0 million common stock buyback program that was completed during the fourth quarter of 1998, to repay short-term bank debt and for general corporate purposes.

   During the first quarter of 1998, the Company repurchased 560,000 of its common shares at an average price of $46.58 per share in a common stock buyback program completed in conjunction with the acquisitions of ReliaStar Managing Underwriters, Inc. and ReliaStar Bancshares, Inc.

   During December 1997, the Company repurchased 466,000 of its common shares at an average price of $39.21 per share in a common stock buyback program completed in conjunction with the acquisition of the common stock held by the minority interest shareholders of the Company's mutual fund company.

   On June 3, 1997, the Company completed the issuance of $125.0 million of 8.1% Trust-Originated Preferred Securities due June 3, 2027. The Company used the proceeds from this offering to repurchase 3,252,200 of its common shares in a $125.0 million common stock buyback program that was completed during the third quarter of 1997 in conjunction with the acquisition of SCC.

   Also in conjunction with the acquisition of SCC, the Company assumed $75.0 million of 7.125% notes due March 1, 2003.

   On March 29, 1996, the Company completed the issuance of $125.0 million of 8.2% Trust-Originated Preferred Securities due March 15, 2016. The Company used the proceeds from this offering to redeem, at par, all of the outstanding shares of its 10% Senior Cumulative Preferred Stock on July 1, 1996, repay short-term bank debt and for general corporate purposes.

LIQUIDITY AND CAPITAL RESOURCES--INSURERS

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

     The Insurers' investment portfolios represent a significant source of liquid assets. As of December 31, 1998, the Insurers' investment portfolios included $8.0 billion (35.3% of consolidated assets) of short-term investments and investment grade marketable bonds. The December 31, 1998 investment portfolio also included $2.9 billion of investment grade privately placed bonds which, while not publicly traded, are a source of liquidity.

     Some of the policies and annuities issued by the Insurers contain provisions which allow contract holders to withdraw or surrender their contracts under defined circumstances. These policies and annuities generally contain provisions which apply penalties or otherwise restrict the ability of contract holders to make such withdrawals or surrenders. The Insurers monitor the surrender and policy loan activity of their insurance products and manage the composition of their investment portfolios, including liquidity, in light of such activity. While the Insurers have experienced an increase in withdrawal and surrender activity attributable to their individual fixed annuity products, the surrender activity is well below a level which would have a material effect on liquidity.

   Changes in interest rates may affect the incidence of policy surrenders and other withdrawals. In addition to the potential impact on liquidity, unanticipated withdrawals in a changed interest rate environment could adversely affect earnings if the Company were required to sell investments at reduced values in order to meet liquidity demands. The Company seeks assets which have duration characteristics similar to the liabilities which they support. The Company also uses derivative instruments, such as interest rate swaps, to adjust the duration of the asset and liability portfolios (see Investments-Market-Sensitive Instruments and Risk Management).

     The Company's long-term goals contemplate continued growth in its insurance businesses. To achieve these growth goals, the Insurers will need to increase their statutory surplus. Statutory surplus is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by each Insurer's state of domicile. Statutory accounting rules are different from generally accepted accounting principles (GAAP) and are intended to reflect a more conservative perspective by, for example, requiring immediate recognition of selling expenses. Additional statutory surplus may be secured through various sources such as internally generated statutory earnings or equity infusions by ReliaStar with funds generated through debt or equity offerings.

     The state of domicile of each of the Insurers imposes NAIC-developed minimum risk-based capital requirements on insurance enterprises. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances and various levels of activity, based upon the nature and perceived degree of risk associated with such balances and levels of activity. Regulatory compliance is measured by a company's risk-based capital ratio, which is calculated as a company's regulatory total adjusted capital, as defined, divided by its authorized control level risk-based capital, as defined. Companies with ratios below specific trigger points are classified within certain regulatory action levels, each of which requires specified corrective action. The risk-based capital ratio of each of the Insurers significantly exceeds the ratio at which regulatory corrective action would be required.

CONSOLIDATED CASH FLOWS

The Company's cash balance at December 31, 1998 was $21.5 million. During 1998, net cash provided by operating and financing activities was $378.0 million and $6.2 million, respectively, which was offset by net cash used by investing activities of $409.1 million.

     The $378.0 million of net cash provided by operating activities was primarily due to the impact, on net operating assets, of the sale of the Company's former mortgage banking subsidiary; and the result of positive cash flow from premiums and investment income in excess of cash outflows for insurance benefits and sales and operating expenses. Net cash provided by financing activities of $6.2 million was primarily the result of net deposits to insurance contracts and the issuance of the 6.5% Notes, partially offset by the repayment of commercial paper previously issued by our former mortgage banking subsidiary and the repurchase of common stock.

INVESTMENTS

The current investment strategy for the Company is designed to maintain the overall quality of the portfolios, to maintain an appropriate liquidity position, to assure appropriate asset/liability structures, to achieve asset type diversification and to avoid issuer concentration.

     The Company intends to direct most of its new investment cash flow for 1999 to the acquisition of investment grade marketable and privately placed bonds and commercial mortgages. The marketable bonds category includes both corporate issues and structured finance securities such as collateralized mortgage obligations (CMOs) and other mortgage-backed securities. The Company will make new investments in below investment grade bonds subject to overall limitations.

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

     The following table provides information regarding the composition of the Company's invested assets:

                                            DECEMBER 31
                                -----------------------------------
(IN MILLIONS)                         1998               1997
===================================================================
Investment Grade Bonds
  Marketables                   $ 7,823.4   52.5%  $ 7,824.4   54.2%
  Private Placements              2,881.6   19.3     2,619.4   18.2
-------------------------------------------------------------------
                                 10,705.0   71.8    10,443.8   72.4
-------------------------------------------------------------------
Below Investment Grade Bonds
  Marketables                       391.3    2.6       296.7    2.0
  Private Placements                510.4    3.4       400.6    2.8
-------------------------------------------------------------------
                                    901.7    6.0       697.3    4.8
-------------------------------------------------------------------
Equity Securities                    60.3     .4        27.0     .2
Commercial Mortgages              1,726.8   11.6     1,594.9   11.1
Residential and
 Other Mortgages                    428.0    2.9       675.8    4.7
Real Estate                          53.3     .3        74.5     .5
Short-Term Investments              168.7    1.2       157.2    1.1
Other                               865.3    5.8       750.0    5.2
-------------------------------------------------------------------
 TOTAL INVESTED
  ASSETS                        $14,909.1  100.0%  $14,420.5  100.0%
-------------------------------------------------------------------

FIXED MATURITY SECURITIES

The amounts invested in fixed maturity securities as of December 31, 1998 and 1997 were $11.6 billion and $11.1 billion, respectively. The average marketable and private placement bond investments in a single corporate issuer (excluding structured finance securities such as CMOs, mortgage-backed pass throughs and asset-backed securities) as of December 31, 1998 were $9.3 million and $7.4 million, respectively.

     All of the Insurers' marketable and privately placed bonds are required to be evaluated by the Securities Valuation Office (SVO) of the NAIC. The SVO evaluates the investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories. The NAIC's categories closely follow the public rating agencies' categories for marketable bonds. NAIC categories 1 and 2 include bonds considered investment grade (BBB or higher) by the public rating agencies. Categories 3 through 6 are referred to as below investment grade (BB or lower).

     As of December 31, 1998, the weighted average book yields of the Company's investment grade portfolio and below investment grade portfolio were 7.5% and 8.4%, respectively. The weighted average book yield is not necessarily reflective of the net investment income ultimately realized by the Company. Investments with greater credit risk have a greater risk of default than investment grade securities, and accordingly, some of the incremental book yield of the below investment grade portfolio may not be realized.


   The following tables identify the amortized cost and the fair value of the Company's fixed maturity securities with respect to each NAIC credit rating category.

(IN MILLIONS)                                               DECEMBER 31, 1998
                              ------------------------------------------------------------------------------
                                           MARKETABLES                          PRIVATE PLACEMENTS
                              --------------------------------------  --------------------------------------
                                         GROSS UNREALIZED                        GROSS UNREALIZED
NAIC                          AMORTIZED  ----------------       FAIR  AMORTIZED  ----------------       FAIR
RATING                             COST   GAINS  (LOSSES)      VALUE       COST   GAINS  (LOSSES)      VALUE
============================================================================================================
1                              $5,183.4  $284.8   $(17.1)   $5,451.1   $  849.4  $ 56.1     $ (.6)  $  904.9
2                               2,279.0   107.9    (14.6)    2,372.3    1,884.1    93.8      (1.2)   1,976.7
3                                 301.8     6.9     (5.4)      303.3      352.2     7.1      (1.5)     357.8
4                                  97.5     1.1    (11.2)       87.4      113.0     1.6      (1.8)     112.8
5                                    .3      --      (.1)         .2       35.3      .2      (1.6)      33.9
6                                    .4      --       --          .4        6.6      --       (.7)       5.9

Redeemable Preferred Stock         16.3      .3     (5.9)       10.7        7.7      --        --        7.7
------------------------------------------------------------------------------------------------------------
 TOTAL                         $7,878.7  $401.0   $(54.3)   $8,225.4   $3,248.3  $158.8     $(7.4)  $3,399.7
============================================================================================================

(IN MILLIONS)                                               DECEMBER 31, 1997
                              ------------------------------------------------------------------------------
                                           MARKETABLES                          PRIVATE PLACEMENTS
                              --------------------------------------  --------------------------------------
                                         GROSS UNREALIZED                        GROSS UNREALIZED
NAIC                          AMORTIZED  ----------------       FAIR  AMORTIZED  ----------------       FAIR
RATING                             COST   GAINS  (LOSSES)      VALUE       COST   GAINS  (LOSSES)      VALUE
============================================================================================================
1                              $5,306.0  $260.8   $ (6.6)   $5,560.2   $  877.0  $ 41.6    $(2.0)   $  916.6
2                               2,154.5   114.1     (4.4)    2,264.2    1,634.2    71.7     (3.1)    1,702.8
3                                 264.2    11.5      (.8)      274.9      244.7     5.2      (.6)      249.3
4                                  19.0      .5      (.2)       19.3      137.5     3.9     (1.2)      140.2
5                                   1.6      .1      (.1)        1.6       10.2      .1      (.1)       10.2
6                                    .9      --       --          .9         .9      --       --          .9
Redeemable Preferred Stock          3.7      .4       --         4.1        1.5      --       --         1.5
------------------------------------------------------------------------------------------------------------
 TOTAL                         $7,749.9  $387.4   $(12.1)   $8,125.2   $2,906.0  $122.5    $(7.0)   $3,021.5
============================================================================================================

===============================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                       December 31, 1998     December 31, 1997
                                      --------------------  --------------------
                                      Amortized       Fair  Amortized       Fair
(In millions)                              Cost      Value       Cost      Value
================================================================================
Maturing in:
 One Year or Less                     $   459.5  $   462.9  $   199.9  $   200.9
 One to Five Years                      3,555.5    3,710.1    3,651.3    3,789.2
 Five to Ten Years                      3,022.9    3,191.1    3,006.4    3,180.7
 Ten Years or Later                     1,296.1    1,375.8    1,244.0    1,324.4
Mortgage-Backed/Structured Finance      2,793.0    2,885.2    2,554.3    2,651.5
--------------------------------------------------------------------------------
 Total                                $11,127.0  $11,625.1  $10,655.9  $11,146.7
--------------------------------------------------------------------------------

The fair values for actively traded marketable bonds are based upon quoted market prices. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair market values for privately placed bonds which are not considered problems are determined utilizing a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market (see Problem Investments).

   Fair values of fixed income securities fluctuate due to a number of factors, including the market level of interest rates, fluctuations in corporate spreads over the risk-free rate and changes in the credit quality of specific investments.

   The Company's marketable and private placement bond portfolios were diversified by industry (based upon amortized cost) as of the indicated dates as set forth in the following table:

                                                         Private
                                       Marketables     Placements
                                       -----------    -------------
December 31                            1998   1997    1998     1997
===================================================================
Basic Materials                         6.5%    6.7%    7.0%    8.9%
Consumer Non-Cyclical                   5.8     5.7    14.6    18.0
Consumer Products/Services              8.4     7.5    18.7    16.8
Energy                                  6.0     5.7     7.3     6.6
Financial Services                     20.2    20.8    15.8    17.0
Government                              2.8     3.2      .2      .6
Industrial                              5.0     4.3    11.1     9.5
Mortgage-Backed/
 Structured Finance                    30.8    31.0    11.4     7.6
Real Estate                             1.4      .7     2.2     1.5
Retailing                               1.9     2.1     4.7     5.6
Technology                              2.0     1.8     2.1     2.5
Utilities                               9.2    10.5     4.9     5.4
-------------------------------------------------------------------
 Total                                100.0%  100.0%  100.0%  100.0%
-------------------------------------------------------------------

BELOW INVESTMENT GRADE INVESTMENTS

Issuers of below investment grade debt frequently have relatively high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are issuers of investment grade securities.

   The largest investment in below investment grade bonds of any one borrower was approximately one tenth of one percent of invested assets at December 31, 1998. The largest investment in below investment grade bonds of any one industry grouping was approximately 1.6% of invested assets at December 31, 1998. The portfolio of below investment grade bonds is regularly analyzed and managed in an effort to avoid concentration risks.

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

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries



     The amortized cost and estimated fair value of investments in MBS securities, categorized by interest rates on the underlying collateral, were as follows:

                                 DECEMBER 31, 1998
                                 -----------------
                                 AMORTIZED    FAIR
(IN MILLIONS)                         COST   VALUE
===================================================
Adjustable Rate Pass Through
  Below 6%                       $   28.0  $   28.0
  6% - 7%                            41.3      41.2
  7% - 8%                           137.3     136.3
Fixed Rate Pass Through
  Below 9%                           77.8      80.2
  Above 9%                            7.2       7.5
Planned Amortization Class
  Below 7%                          293.1     310.9
  7% - 8%                           387.7     406.0
  8% - 9%                            26.5      27.2
  Above 9%                            1.7       1.8
Other
  Below 7%                          279.9     294.7
  7% - 8%                            98.0     106.1
  8% - 9%                            11.8      12.3
  Above 9%                            3.4       3.4
---------------------------------------------------
  TOTAL                          $1,393.7  $1,455.6
---------------------------------------------------

The Company invests in public and private asset-backed securities in addition to the MBS securities described above. As of December 31, 1998, the Insurers held asset-backed securities with an amortized cost of $1,399.3 million and a fair value of $1,429.6 million. These securities are collateralized by diversified pools of manufactured housing loans, credit card receivables, automobile loans, home equity loans, commercial mortgage loans, and high yield bank loans and corporate bonds. The investment strategy has been to purchase primarily senior structures and tranches that minimize prepayment and default risk. As of December 31, 1998, approximately 98% of the Company's asset-backed securities had investment grade ratings. Approximately 34% of these securities are collateralized by manufactured housing loans, 22% by commercial mortgage loans, and 20% by high yield bank loans and corporate bonds. None of the remaining collateral types exceed, on an individual basis, 10% of total asset-backed securities.

MORTGAGE LOANS

The Company's commercial mortgage loans range in size from $2 million to $26 million, with the average commercial mortgage loan investment as of December 31, 1998 being approximately $2.9 million.

     The commercial mortgage loan portfolio diversification by property type and geographic region of the United States was as follows:

DECEMBER 31           1998    1997
==================================
PROPERTY TYPE
Apartment             24.5%   20.9%
Industrial            20.6    20.8
Retail                19.6    18.4
Special Purpose       19.1    18.2
Office                14.1    20.4
Hotel/Motel            2.1     1.3
----------------------------------
 TOTAL               100.0%  100.0%
----------------------------------

DECEMBER 31           1998    1997
==================================

GEOGRAPHIC REGION
Midwest               37.4%   32.7%
Pacific               24.2    25.3
Southeast             14.7    18.5
Northeast             10.1     9.9
Mountain               8.3     7.5
Southwest              5.3     6.1
----------------------------------
 TOTAL               100.0%  100.0%
----------------------------------

The weighted average yield and the weighted average maturity of the loans in the commercial mortgage loan portfolio as of December 31, 1998 were 8.0% and 8.3 years, respectively.

     The Company invests in individual and pools of individual residential mortgage loans in addition to the structured finance securities backed by residential mortgages. As of December 31, 1998 and 1997, the Insurers held $427.1 million and $674.6 million, respectively, of non-securitized residential mortgage loans.

UNREALIZED INVESTMENT GAINS AND LOSSES

The Company's debt and equity securities are classified as available-for-sale and carried at fair value on the Consolidated Balance Sheets with unrealized investment gains and losses excluded from income and reported as a component of accumulated other comprehensive income in shareholders' equity.

     Unrealized investment gains, net of unrealized investment losses, are reported net of related DAC, PVFP and tax effects in accumulated other comprehensive income as shown below:

                                  DECEMBER 31
                               -----------------
(IN MILLIONS)                    1998      1997
================================================
Unrealized Investment Gains    $ 526.2   $ 489.1
DAC/PVFP Adjustment             (128.6)   (138.8)
Deferred Income Taxes           (140.4)   (124.1)
------------------------------------------------
 TOTAL                         $ 257.2   $ 226.2
------------------------------------------------

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries


MARKET-SENSITIVE INSTRUMENTS
AND RISK MANAGEMENT

The Company's market risk-sensitive instruments include those financial instruments as defined by SFAS No. 107, "Disclosures about Financial Instruments," and are all considered to be entered into for other than trading purposes. The Company's primary market risk exposure associated with these instruments is the risk associated with changes in market interest rates.

   Changes in interest rates impact the market value of fixed interest rate securities. The change in market value of the Company's fixed maturity securities is not expected to have a significant effect on results of operations or liquidity because: (i) the Company has the present intent and practice to hold most of its available-for-sale fixed maturity securities to maturity and
(ii) the Company's asset/liability management activity is designed to monitor and adjust for the effects of changes in market interest rates.

   The insurance liabilities of the Company are also sensitive to changes in market interest rates. Changes in interest rates may affect the incidence of policy surrenders and other withdrawals. In addition to the potential impact on liquidity, unanticipated withdrawals in a changed interest rate environment could adversely affect earnings if the Company were required to sell investments at reduced values in order to meet liquidity demands.

   The Company has established procedures for evaluating these liabilities and attempts to structure investment asset portfolios with yield, cash flow and interest rate sensitivities appropriate to support the insurance liabilities. The Company also uses derivative instruments, such as interest rate swaps, to adjust the duration of the asset and liability portfolios. In addition, the Insurers monitor the surrender and policy loan activity of their insurance products and manage the composition of their investment portfolios in light of such activity.

   The Company manages the composition of its long-term capital by considering factors such as market conditions and the ratio of long-term debt and trust-originated preferred securities to total long-term capital.

   As an illustration of the impact interest rate changes have on the fair value of the Company's financial instruments, a hypothetical 10% increase in the level of risk-free interest rates from their December 31, 1998 levels would result in an estimated net decline in fair value of the Company's financial instruments of approximately $250 million.

   In determining the estimated impact of this hypothetical change in market interest rates, the Company used duration analysis and discounted cash flow models. These analyses are significantly impacted by the assumptions and estimates used and assume an immediate change in market interest rates without any adjustment of other assumptions and without any other management of market-sensitive instruments in reaction to such an assumed change in market interest rates. Because the modeling approach only considers a change in one of the assumptions affecting fair values, actual changes in the fair value of market-sensitive instruments due to such a change in market interest rates may differ significantly from the illustrated results.

   The Company manages its interest rate risk by managing its assets within target duration ranges, based on the Company's liability profile. The Company uses duration analysis to estimate the amount of sensitivity to market interest rate changes. The duration of a bond or a portfolio can be thought of as the life in years of a notional zero-coupon bond whose fair value would change by the same amount in response to any change in market interest rates. The portfolio duration includes the duration impact of interest rate swaps and caps and equity-indexed call options.

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

   The following table sets forth the asset duration, portfolio duration and target duration for the investment portfolio of each business segment at December 31, 1998:

                                                 Asset     Portfolio   Target
(In years)                                      Duration   Duration   Duration
===============================================================================
Personal Financial Services                       4.0         4.0     3.5 - 5.0
Worksite Financial Services                       3.1         3.4     3.0 - 6.0
Tax-Sheltered and Fixed Annuities                 4.0         4.1     4.0 - 5.5
Reinsurance                                       4.4         4.5     3.5 - 8.0
-------------------------------------------------------------------------------

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

   At December 31, 1998, the Company had 60 interest rate swap contracts in effect with a notional amount of $897.5 million. At December 31, 1997, the Company had 71 interest rate swap contracts in effect with a notional amount of $1.16 billion. During the twelve months ended December 31, 1998, two interest rate swap contracts were entered into with a notional amount of $50.0 million and 13 interest rate swap contracts matured with a notional amount of $315.0 million. There were no terminations of interest rate swap contracts prior to maturity during 1998. The Company had no deferred gains or losses as of December 31, 1998 related to interest rate swap contracts terminated early. The estimated fair value of the interest rate swap contracts in effect at December 31, 1998, was an unrealized gain of $27.3 million, which is reported with other invested assets in the Consolidated Balance Sheet.

================================================================================

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries

     Most of the interest rate swap contracts are standard contracts whereby the Company pays a floating rate of interest (generally based upon the LIBOR rate as determined from time to time) and receives a fixed rate (generally a specified contract rate). The following table details the characteristics of the Company's interest rate swap contracts at December 31, 1998.

                                         RANGE OF
                           NOTIONAL   FIXED RATES
(DOLLARS IN MILLIONS)        AMOUNT      RECEIVED
=================================================
Maturing in:
  One Year or Less           $107.0    5.2 - 6.9%
  One to Three Years          510.5    5.3 - 8.1%
  Three to Five Years         255.0    6.0 - 8.2%
  Five to Seven Years          25.0          6.0%
-------------------------------------------------
  TOTAL NOTIONAL AMOUNT      $897.5
-------------------------------------------------

The Company monitors the effect of the swap position on reported income. The Company's investment portfolio includes a substantial amount of floating rate investments. Changes in market interest rates have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. Accordingly, the reported investment income (or loss) attributable to the Company's swap position will be approximately offset by the changed investment income of the Company's floating or adjustable rate investments in a changing rate environment. At December 31, 1998, the Company held $1.1 billion of adjustable rate invested assets, short-term investments and cash.

     The Company holds certain call options indexed to the performance of the S&P 500 Index as part of its asset/liability management strategy for its equity-indexed annuity products. The Company held 25 call options with a notional amount of $28.7 million and an estimated fair value of $9.8 million as of December 31, 1998.

     The Company also uses interest rate caps as part of its overall interest rate risk management strategy for certain annuity products primarily to hedge the risk of investment losses due to product surrenders in an increasing interest rate environment. The Company held eight interest rate caps with a notional amount of $510.0 million and a fair value of less than $.1 million as of December 31, 1998.

PROBLEM INVESTMENTS

The Company classifies invested assets of the Insurers as problem investments where: (i) an asset is delinquent in a required payment of principal or interest; (ii) an asset is the subject of a foreclosure action or the borrower is in bankruptcy; (iii) a loan has been restructured; or (iv) a loan has been foreclosed and the collateral is owned (Problem Investments). The Company reports a mortgage loan as delinquent when a required payment of principal or interest is 60 days past due. Fixed maturity securities are reported as delinquent following the contractual grace period allowed for any required payment of principal or interest. The Company generally considers a loan as restructured when one or more of the following terms is changed for the benefit of the borrower: (i) interest rate for a specified period of time or for the life of the loan; (ii) maturity date; (iii) principal face amount or timing of principal repayments on a contingent or absolute basis; or (iv) amount or timing of payment of accrued interest.

     The amortized cost of Problem Investments, net of related write-offs and allowances and non-recourse debt, was as follows:

                                        DECEMBER 31
                                       -------------
(IN MILLIONS)                           1998   1997
====================================================
Private Placement Bonds                 $ 9.5  $ 6.2
Marketable Bonds                          1.1    2.7
Commercial Mortgage Loans                 8.7   12.5
Residential and Other Mortgage Loans      6.1    7.3
Investment Real Estate/1/                 8.3    8.4
Foreclosed Real Estate                   30.5   42.3
Other                                      .4     --
----------------------------------------------------
 TOTAL                                  $64.6  $79.4
----------------------------------------------------

/1/ The amounts shown represent real estate acquired as an investment which the Company has determined to be Problem Investments.

The amortized cost of Problem Investments in the preceding table reflects reductions for write-offs and allowances taken by the Company. The cumulative amounts of such write-offs and allowances on problem invested assets of the Insurers in the Consolidated Balance Sheets were as follows:

                                        DECEMBER 31
                                       -------------
(IN MILLIONS)                           1998   1997
====================================================
Private Placement Bonds                 $ 9.0  $ 6.0
Marketable Bonds                          2.0     .8
Commercial Mortgage Loans                 7.6    9.0
Residential and Other Mortgage Loans      1.1    1.1
Foreclosed Real Estate                   21.3   23.6
Other                                     4.4     --
----------------------------------------------------

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

     The Company also monitors its portfolios in an attempt to identify loans which are not currently classified as Problem Investments, but where the Company has knowledge which causes it to have serious doubts as to the ability of borrowers to comply with the present loan repayment terms. These loans (Potential Problem Investments) are subject to increased scrutiny and review by the Company. The amounts of private placements, marketable bonds, and mortgage loan Potential Problem Investments were $42.3 million, $14.6 million and $0.3 million, respectively, at December 31, 1998.

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

KNOWN TRENDS AND UNCERTAINTIES WHICH MAY AFFECT FUTURE REPORTED RESULTS

GUARANTY ASSOCIATION ASSESSMENTS

The Insurers are subject to state guaranty association assessments in all states in which they conduct business. Generally, these associations guarantee specified amounts (commonly $100,000 of surrender values or $300,000 of other benefits) payable to residents of the state under policies of insolvent insurers. State laws vary widely on coverage (and inclusion in the assessment base) of GICs. Most state laws permit assessments or some portion thereof to be credited against future premium taxes. However, several states do not permit such a credit. While the Company believes that it has accrued appropriate amounts based upon currently available information, the Company could be subject to additional future assessments in amounts which may be material.

LITIGATION

The Company is a defendant in a number of lawsuits arising out of the normal course of its businesses, including several class action suits which seek both compensatory and punitive damages. The Company believes the results of litigation will not have a material adverse effect on the financial position of the Company. Some financial services companies have recently been subjected to significant awards in connection with class actions and/or suits seeking punitive damages. The Company has recently recorded an increase in its litigation reserves attributable to life insurance litigation settlement costs. While the Company is not aware of any actions or allegations which should reasonably give rise to any material adverse effect, it is possible that the Company could be subjected to such a claim in an amount which could be material.

FINANCIAL SERVICES DEREGULATION

The United States Congress, from time to time, considers legislative proposals intended to reduce or eliminate restrictions on affiliations among financial services organizations. Proposals are extant which would allow banks to own or affiliate with insurers and securities firms. An increased presence of banks in the life insurance and annuity businesses may increase competition in these markets. The Company cannot predict the impact of these proposals on the earnings of the Company.

YEAR 2000 SYSTEMS MODIFICATIONS

The Company's business units utilize data processing systems in the administration of the insurance and financial services products which they market. Most of the Company's data processing systems have required modifications to enable them to process dates including the year 2000 and beyond.

     In 1995, the Company initiated an enterprise wide program of identifying and modifying systems affected by the year 2000. The Company developed a plan whereby all systems would be identified, modified and tested for Year 2000 compliance by the end of 1998. The Company initiated a structured review and reporting system whereby senior management is regularly advised of the status of the project. As of December 31, 1998, ReliaStar had converted, tested for Year 2000 compliance and put into production 211 (84%) of our 251 core business applications. Of the remaining core business applications, 29 (12%) were in final date simulation testing, and 11 (4%) were in the process of being upgraded to, or replaced with, Year 2000-compliant systems. By the end of the second quarter of 1999, we expect all 251 of our core business applications will be converted, tested for Year 2000 compliance and put into production.

Management's Discussion and Analysis
of Financial Condition and Results of Operations
ReliaStar Financial Corp. and Subsidiaries

     The Company does business with a multitude of business entities whose ability to comply with Year 2000 systems issues may affect the business operations of the Company. The Company has made an attempt to determine whether such entities have adequate plans for Year 2000 compliance, and the Company is not aware of any instances where a key supplier or vendor will not be compliant. The Company does not have the ability to assure with any certainty the compliance capacity of third parties.

     Since the inception of the Year 2000 program and for the remainder of the program, the Company has and expects to continue to redirect certain internal and external data processing resources to its Year 2000 efforts. Certain technology initiatives have been deferred to meet resource needs for Year 2000 objectives. The Company estimates that its total Year 2000 project costs from inception in 1995 to December 31, 1998 were approximately $27 million (pre-tax) for external and redirected internal resources. The Company believes the level of its information systems spending during this time period was not materially increased by the Year 2000 project, however, certain resources were redirected to the Year 2000 project. The Company estimates that during the year ended December 31, 1999, its total Year 2000 project costs will be approximately $2.5 million (pre-tax) for external and redirected internal resources. The Company believes that the completion of the Year 2000 project will not have a material impact on the level of spending for information systems in future periods.

     The Company's business would be adversely affected if it does not meet its goals relative to Year 2000 preparedness, and the Company's plans reflect the importance of this project. Due to the Company's dependence on data processing for the operation of its business, the Company cannot reasonably develop contingency plans which would comprehensively address widespread systems failures.

IMPACT OF ACCOUNTING PRONOUNCEMENTS
TO BE ADOPTED IN THE FUTURE

In September 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This pronouncement is effective for fiscal years beginning after September 15, 1999. The Company has not completed its analysis of the impact on future financial results of applying this pronouncement.

CERTAIN FORWARD-LOOKING INFORMATION

All statements contained in this Annual Report, press releases and other public disclosures relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "expect," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the Company's ability to sell its products, the market value of the Company's investments and the lapse rate and profitability of the Company's policies; the Company's ability to achieve anticipated levels of operating efficiencies; mortality and morbidity; changes in federal income tax laws that may affect the relative tax advantages of some of the Company's products; and regulatory changes or actions, including those relating to regulation of financial services affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products.

====================================================================================================================
Consolidated Balance Sheets
ReliaStar Financial Corp. and Subsidiaries


                                                                                                   December 31
                                                                                             -----------------------
(In Millions)                                                                                     1998          1997
====================================================================================================================
ASSETS
Fixed Maturity Securities (Amortized Cost: 1998, $11,127.0; 1997, $10,655.9)                 $11,625.1     $11,146.7
Equity Securities (Cost: 1998, $57.6; 1997, $25.2)                                                60.3          27.0
Mortgage Loans on Real Estate                                                                  2,154.8       2,270.7
Real Estate and Leases                                                                            53.3          74.5
Policy Loans                                                                                     702.3         663.3
Other Invested Assets                                                                            144.6          81.1
Short-Term Investments                                                                           168.7         157.2
--------------------------------------------------------------------------------------------------------------------
  Total Investments                                                                           14,909.1      14,420.5

Cash                                                                                              21.5          46.4
Accounts and Notes Receivable                                                                    287.7         217.5
Reinsurance Receivable                                                                           417.7         324.4
Deferred Policy Acquisition Costs                                                              1,214.9       1,091.9
Present Value of Future Profits                                                                  422.5         480.0
Property and Equipment, Net                                                                      117.3         112.4
Accrued Investment Income                                                                        196.0         200.6
Other Assets                                                                                     399.8         641.2
Participation Fund Account Assets                                                                311.6         316.6
Assets Held in Separate Accounts                                                               4,310.6       3,149.3
--------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                               $22,608.7     $21,000.8
--------------------------------------------------------------------------------------------------------------------

LIABILITIES
Future Policy and Contract Benefits                                                          $13,519.8     $13,329.4
Pending Policy Claims                                                                            433.5         340.5
Other Policyholder Funds                                                                         304.6         286.5
Notes and Mortgages Payable                                                                      509.4         593.5
Income Taxes                                                                                     199.0         192.1
Other Liabilities                                                                                663.2         545.5
Participation Fund Account Liabilities                                                           311.6         316.6
Liabilities Related to Separate Accounts                                                       4,305.1       3,143.8
--------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                           20,246.2      18,747.9
--------------------------------------------------------------------------------------------------------------------

Company-Obligated Mandatorily Redeemable Preferred Securities
  Issued by Consolidated Subsidiaries                                                            242.3         241.9
--------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common Stock (Shares Issued: 1998 and 1997, 98.1)                                                   .9            .9
Additional Paid-in Capital                                                                     1,003.0       1,019.8
Retained Earnings                                                                              1,137.6         964.8
Accumulated Other Comprehensive Income                                                           257.2         226.2
Note Receivable from ESOP                                                                        (19.8)        (20.8)
Unamortized Restricted Stock Awards                                                                (.7)         (1.0)
Less Treasury Common Stock, at Cost (Shares Held: 1998, 9.2; 1997, 7.7)                         (258.0)       (178.9)
--------------------------------------------------------------------------------------------------------------------
  Total Shareholders' Equity                                                                   2,120.2       2,011.0
--------------------------------------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity                                                 $22,608.7     $21,000.8
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

================================================================================
Consolidated Statements of Income
ReliaStar Financial Corp. and Subsidiaries

                                                                                                 Year Ended December 31
                                                                                             -----------------------------
(In millions, except per share data)                                                           1998      1997      1996
==========================================================================================================================
REVENUES
Premiums                                                                                     $1,014.1   $  887.9  $  836.9
Net Investment Income                                                                         1,116.9    1,006.3     929.6
Realized Investment Gains, Net                                                                   17.6       11.7      11.2
Policy and Contract Charges                                                                     427.6      332.9     245.9
Other Income                                                                                    272.0      238.8     143.4
--------------------------------------------------------------------------------------------------------------------------
 Total                                                                                        2,848.2    2,477.6   2,167.0
--------------------------------------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
Benefits to Policyholders                                                                     1,552.0    1,377.3   1,287.7
Sales and Operating Expenses                                                                    645.2      552.2     426.1
Amortization of Deferred Policy Acquisition Costs
 and Present Value of Future Profits                                                            192.4      146.1     113.0
Interest Expense                                                                                 28.1       22.3      19.6
Dividends and Experience Refunds to Policyholders                                                29.4       24.8      19.7
--------------------------------------------------------------------------------------------------------------------------
 Total                                                                                        2,447.1    2,122.7   1,866.1
--------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Income Taxes
 and Dividends on Preferred Securities of Subsidiaries                                          401.1      354.9     300.9
Income Tax Expense                                                                              143.0      125.7     105.0
Dividends on Preferred Securities of Subsidiaries, Net of Tax                                    13.2       10.4       5.0
--------------------------------------------------------------------------------------------------------------------------
 Income from Continuing Operations                                                              244.9      218.8     190.9
Income (Loss) from Discontinued Operations, Net of Tax                                           (7.2)       3.2       2.1
--------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                                  $  237.7   $  222.0  $  193.0
--------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Basic
Income from Continuing Operations                                                            $   2.69   $   2.55  $   2.51
Income (Loss) from Discontinued Operations                                                       (.08)       .04       .03
--------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                                  $   2.61   $   2.59  $   2.54
--------------------------------------------------------------------------------------------------------------------------
Diluted
Income from Continuing Operations                                                            $   2.64   $   2.51  $   2.35
Income (Loss) from Discontinued Operations                                                       (.08)       .04       .02
--------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                                  $   2.56   $   2.55  $   2.37
--------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                                  $  237.7   $  222.0  $  187.8
--------------------------------------------------------------------------------------------------------------------------
Weighted Average Common Shares
 Basic                                                                                           91.1       85.6      73.8
 Diluted                                                                                         92.7       87.1      80.0
--------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Shareholders' Equity
ReliaStar Financial Corp. and Subsidiaries

                                                                                    YEAR ENDED DECEMBER 31
                                                             --------------------------------------------------------------------
                                                                     1998                    1997                    1996
                                                             --------------------    --------------------    --------------------
                                                                          COMPRE-                 COMPRE-                 COMPRE-
                                                              TOTAL       HENSIVE      TOTAL      HENSIVE       TOTAL     HENSIVE
(IN MILLIONS, EXCEPT PER SHARE DATA)                          EQUITY      INCOME      EQUITY      INCOME       EQUITY     INCOME
=================================================================================================================================
COMMON STOCK
Beginning of Year                                            $     .9                $     .4                $     .4
Issued for Acquisition                                             --                      .1                      --
Issued for Common Stock Split                                      --                      .4                      --
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                     .9                      .9                      .4
---------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Beginning of Year                                             1,019.8                   571.9                   566.1
Issued for Acquisition                                             --                   428.3                      --
Issued for Benefit Plans                                           --                    11.7                     2.4
Loss on Treasury Shares Reissued for Benefit Plans              (28.2)                   (8.1)                   (4.1)
Gain (Loss) on Treasury Shares Reissued for Acquisitions          (.9)                    9.5                   (23.9)
Tax Benefit on Stock Options Exercised                           12.3                     6.9                     2.7
Conversion of ESOP Convertible Preferred Stock                     --                      --                    28.7
Other                                                              --                     (.4)                     --
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                1,003.0                 1,019.8                   571.9
---------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Beginning of Year                                               964.8                   794.2                   647.2
Net Income                                                      237.7     $237.7        222.0     $222.0        193.0     $ 193.0
Dividends to Shareholders
   10% Senior Cumulative Preferred Stock ($5.00 Per Share)         --                      --                    (3.2)
   ESOP Convertible Preferred Stock ($2.19 Per Share)              --                      --                    (2.8)
   Common Stock
     (Per Share: 1998, $.710; 1997, $.605; 1996, $.545)         (64.8)                  (52.0)                  (40.0)
Other, Net                                                        (.1)                     .6                      --
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                1,137.6                   964.8                   794.2
---------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Beginning of Year                                               226.2                   140.8                   246.8
Change for the Year                                              31.0       31.0         85.4       85.4       (106.0)     (106.0)
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                  257.2                   226.2                   140.8
---------------------------------------------------------------------------------------------------------------------------------
10% SENIOR CUMULATIVE PREFERRED STOCK
Beginning of Year                                                  --                      --                    63.2
Redeemed                                                           --                      --                   (63.2)
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                     --                      --                      --
---------------------------------------------------------------------------------------------------------------------------------
ESOP CONVERTIBLE PREFERRED STOCK
Beginning of Year                                                  --                      --                    28.9
Redeemed                                                           --                      --                     (.2)
Conversion to Common Stock                                         --                      --                   (28.7)
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                     --                      --                      --
---------------------------------------------------------------------------------------------------------------------------------
NOTE RECEIVABLE FROM ESOP
Beginning of Year                                               (20.8)                  (21.6)                  (23.4)
Repayments, Accrued or Paid                                       1.0                      .8                     1.8
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                  (19.8)                  (20.8)                  (21.6)
---------------------------------------------------------------------------------------------------------------------------------
UNAMORTIZED RESTRICTED STOCK AWARDS
Beginning of Year                                                (1.0)                   (1.8)                   (3.0)
(Awards) and Forfeitures, Net                                      .1                     (.1)                    (.1)
Amortization of Restricted Stock Awards                            .2                      .9                     1.3
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                    (.7)                   (1.0)                   (1.8)
---------------------------------------------------------------------------------------------------------------------------------
TREASURY COMMON STOCK
Beginning of Year                                              (178.9)                  (66.2)                 (106.1)
Acquired                                                       (163.9)                 (151.0)                   (5.6)
Reissued for Acquisitions                                        21.2                    17.6                    25.2
Reissued, Other                                                  63.6                    20.7                    20.3
---------------------------------------------------------------------------------------------------------------------------------
   End of Year                                                 (258.0)                 (178.9)                  (66.2)
---------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                      $268.7                  $307.4                  $  87.0
---------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                   $2,120.2                $2,011.0                $1,417.7
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flow
ReliaStar Financial Corp. and Subsidiaries

                                                                                 YEAR ENDED DECEMBER 31
                                                                        ---------------------------------------
(IN MILLIONS)                                                                1998           1997           1996
===============================================================================================================
OPERATING ACTIVITIES
Net Income                                                              $   237.7      $   222.0      $   193.0
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities
     Interest Credited to Insurance Contracts                               586.8          548.9          500.1
     Future Policy Benefits                                                (685.6)        (396.9)        (238.9)
     Capitalization of Policy Acquisition Costs                            (258.7)        (212.7)        (196.2)
     Amortization of Deferred Policy Acquisition Costs and
       Present Value of Future Profits                                      192.4          146.1          113.0
     Deferred Income Taxes                                                   13.8            7.7           20.6
     Net Change in Receivables and Payables                                  19.9            7.0           63.8
     Other Assets                                                           315.1          (91.5)         (84.8)
     Realized Investment Gains, Net                                         (17.6)         (11.7)         (11.2)
     Other                                                                  (25.8)           1.7            1.8
---------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                                378.0          220.6          361.2
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Fixed Maturity Securities                            535.8          474.0          204.1
Proceeds from Maturities or Repayment of Fixed Maturity Securities        1,096.6          910.7          882.3
Cost of Fixed Maturity Securities Acquired                               (2,083.5)      (1,431.6)      (1,594.7)
Sales (Purchases) of Equity Securities, Net                                 (30.9)          14.8            5.6
Proceeds of Mortgage Loans Sold, Matured or Repaid                          654.4          350.4          483.8
Cost of Mortgage Loans Acquired                                            (539.9)        (649.4)        (407.3)
Sales of Real Estate and Leases, Net                                         23.7           14.1           35.7
Policy Loans Issued, Net                                                    (39.0)         (41.5)         (49.2)
Purchases of Other Invested Assets, Net                                     (16.8)         (10.1)           (.1)
Sales (Purchases) of Short-Term Investments, Net                            (10.8)         (37.8)          12.1
Cash Acquired with Acquisitions                                               1.3           18.5             --
---------------------------------------------------------------------------------------------------------------
   Net Cash Used by Investing Activities                                   (409.1)        (387.9)        (427.7)
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Deposits to Insurance Contracts                                           1,634.9        1,429.3        1,173.3
Maturities and Withdrawals from Insurance Contracts                      (1,350.9)      (1,299.5)      (1,133.0)
Redemption of 10% Senior Cumulative Preferred Stock                            --             --          (63.2)
Net Proceeds from Issuance of Trust-Originated Preferred Securities            --          120.8          120.8
Increase in Notes and Mortgages Payable                                     261.3          132.2           51.5
Repayment of Notes and Mortgages Payable                                   (345.8)         (20.4)         (66.3)
Payments Received on Note Receivable from ESOP                                 --             .1             .4
Issuance of Common Stock Under Stock Option and Other Plans                  35.4           21.8           18.5
Dividends on 10% Senior Cumulative Preferred Stock                             --             --           (3.2)
Dividends on ESOP Convertible Preferred Stock                                  --             --           (2.8)
Dividends on Common Stock                                                   (64.8)         (52.0)         (40.0)
Acquisition of Treasury Common Stock                                       (163.9)        (151.0)          (5.6)
---------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Financing Activities                                  6.2          181.3           50.4
---------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash                                                 (24.9)          14.0          (16.1)
Cash at Beginning of Year                                                    46.4           32.4           48.5
---------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                     $    21.5      $    46.4      $    32.4
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

NOTE ONE: CHANGES IN ACCOUNTING PRINCIPLES

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

Effective for transactions occurring on or after January 1, 1998, ReliaStar Financial Corp. (ReliaStar or the Company) adopted those provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which were deferred by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Effective for transactions occurring on or after January 1, 1997, the Company adopted those provisions of SFAS No. 125 which were not deferred by SFAS No. 127. SFAS No. 125 requires a company to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. The adoption of this standard had no effect on the financial results of the Company.

REPORTING COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a company's full set of financial statements. Comprehensive income encompasses all changes in shareholders' equity from transactions and other events and circumstances from nonowner sources. Adoption of this standard had no effect on the financial results of the Company.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that a company reports information about operating segments in financial statements using a "management approach" to aggregate operating segments. Adoption of this standard had no effect on the financial results of the Company.

EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Effective December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 requires new disclosures relating to a company's pension and other postretirement benefit plans. Adoption of this standard had no effect on the financial results of the Company.

ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

Effective January 1, 1998, the Company adopted Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 provides guidance on accounting for costs associated with computer software developed or obtained for internal use. Adoption of this standard did not have a significant effect on the financial results of the Company.

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

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, goodwill related to assets to be held and used and long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of must be reported at the lower of carrying amount or fair value less estimated costs to sell. The adoption of this standard did not have a significant effect on the financial results of the Company.

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

NOTE TWO: NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES NATURE OF OPERATIONS

The Company is principally engaged in the business of providing life insurance and related financial services products. Through its subsidiaries, the Company provides and distributes individual life insurance and annuities; employee benefit products and services; life and health reinsurance; retirement plans; mutual funds; personal finance education and bank products. The Company operates primarily in the United States and, through its subsidiaries, is authorized to conduct business in all 50 states.

     The Company primarily operates in four reportable operating segments:
Personal Financial Services, Worksite Financial Services, Tax-Sheltered and Fixed Annuities, and Reinsurance.

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

INVESTMENTS

Fixed maturity securities (bonds and redeemable preferred stocks) are classified as available-for-sale and are carried at fair value.

     Equity securities (common stocks and nonredeemable preferred stocks) are carried at fair value.

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

     Short-term investments are carried at amortized cost, which approximates fair value.

     Unrealized investment gains and losses of equity securities and fixed maturity securities, net of related deferred policy acquisition costs (DAC), present value of future profits (PVFP) and tax effects, are accounted for as a direct increase or decrease to the accumulated other comprehensive income component of shareholders' equity.

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

     The Company records write-offs or allowances for its investments based upon an evaluation of specific problem investments. The Company periodically reviews all invested assets (including marketable bonds, private placements, mortgage loans and real estate investments) to identify investments where the Company has credit concerns. Investments with credit concerns include those the Company has identified as problem investments, which are issues delinquent in a required payment of principal or interest, issues in bankruptcy or foreclosure and restructured or foreclosed assets. The Company also identifies investments as potential problem investments, which are investments where the Company has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, net of accumulated depreciation of $106.1 million and $102.2 million at December 31, 1998 and 1997, respectively. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over 35 to 50 years. Depreciation expense for the years ending

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

December 31, 1998, 1997 and 1996 totaled $7.9 million, $7.1 million and $6.6 million, respectively.

PARTICIPATION FUND ACCOUNT

On January 3, 1989, the Commissioner of Commerce of the State of Minnesota approved a Plan of Conversion and Reorganization (the Plan) which provided, among other things, for the conversion of ReliaStar Life Insurance Company (ReliaStar Life) from a combined stock and mutual life insurance company to a stock life insurance company.

     The Plan provided for the establishment of a Participation Fund Account
(PFA) for the benefit of certain participating individual life insurance policies and annuities issued by ReliaStar Life prior to the effective date of the Plan. Under the terms of the PFA, the insurance liabilities and assets with respect to such policies are segregated in the accounting records of ReliaStar Life to assure the continuation of policyholder dividend practices. Assets and liabilities of the PFA are presented in accordance with statutory accounting practices. Earnings derived from the operation of the PFA inure solely to the benefit of the policies covered by the PFA and no benefit will inure to the Company. Accordingly, results of operations for the PFA are excluded from the Company's Consolidated Statements of Income. In the event that the assets of the PFA are insufficient to provide the contractual benefits guaranteed by the affected policies, ReliaStar Life must provide such contractual benefits from its general assets.

SEPARATE ACCOUNTS

The Company operates separate accounts. The assets and liabilities of the separate accounts are primarily related to variable annuity, variable life and 401(k) contracts and represent policyholder-directed funds that are separately administered. The assets (primarily investments) and liabilities (primarily to contractholders) of each account are clearly identifiable and distinguishable from other assets and liabilities of the Company. Assets are carried at fair value. Revenues from these separate account contracts consist primarily of charges for mortality risk and expenses, cost of insurance, contract administration and surrender charges. Revenue for these products is recognized when due.

PREMIUM REVENUE AND BENEFITS TO POLICYHOLDERS

Recognition of Traditional Life, Group and Annuity Premium Revenue and Benefits to Policyholders

Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist principally of term and whole life insurance policies and certain annuities with life contingencies (immediate annuities). Life insurance premiums and immediate annuity premiums are recognized as premium revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for liabilities for future policy benefits and the amortization of DAC and PVFP.

Recognition of Universal Life-Type Contract Revenue and Benefits to
Policyholders

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

     Revenues for investment products consist of investment income and charges assessed against contract account values for policy administration. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances, and interest credited to contract balances.

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

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

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

   An analysis of the PVFP asset is presented below:

                                 Year Ended December 31
                                 -----------------------
(in millions)                    1998     1997     1996
========================================================
Balance, Beginning of Year      $480.0   $220.2   $192.0
Acquisition                       (7.3)   323.6       --
Imputed Interest                  31.0     25.5     16.4
Amortization                     (90.1)   (66.0)   (37.5)
Impact of Net Unrealized
 Investment Gains and Losses       8.9    (23.3)    49.3
--------------------------------------------------------
Balance, End of Year            $422.5   $480.0   $220.2
--------------------------------------------------------

Based on current conditions and assumptions as to future events on acquired policies in force, the Company expects that the net amortization of the December 31, 1998 PVFP balance will be between 6% and 9% in each of the years 1999 through 2003. The interest rates used to determine the amount of imputed interest on the unamortized PVFP balance ranged from 5% to 8%.

GOODWILL
Goodwill is the excess of the amount paid to acquire a company over the fair value of the net assets acquired and is amortized on straight-line basis over 15 to 40 years. The carrying value of goodwill is monitored for indicators of impairment of value. No events or circumstances were identified which warrant consideration of impairment or a revised estimate of useful lives.

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

INCOME TAXES
The provision for income taxes includes amounts currently payable and deferred income taxes resulting from the cumulative temporary differences in the assets and liabilities determined on a tax return and financial statement basis.

STOCK-BASED COMPENSATION
The Company recognizes compensation cost for its stock-based compensation plans based on the intrinsic value of the equity instrument awarded in accordance with APB Opinion No. 25.

INTEREST RATE SWAP AGREEMENTS
Interest rate swap agreements are used as hedges for asset/liability management of adjustable rate and short-term invested assets. The Company does not enter into any interest rate swap agreements for trading purposes. The interest rate swap transactions involve the exchange of fixed and floating rate interest payments without the exchange of underlying principal amounts and do not contain other optional provisions. The Company utilizes the settlement method of accounting for its interest rate swap agreements whereby the difference between amounts paid and amounts received or accrued on interest rate swap agreements is reflected in net investment income.
   The characteristics (notional amount, maturity and payment dates) of the interest rate swap agreements are similar to the characteristics of the designated hedged assets. Interest rate swaps are carried at fair value, and changes in fair value are recorded as a direct increase or decrease in the accumulated other comprehensive income component of shareholders' equity. In the event an interest rate swap agreement would cease to qualify for hedge accounting, changes in fair value of the affected swap would be recorded as income or expense. There were no terminations of interest rate swap agreements during 1998, 1997 and 1996.

EQUITY INDEX CALL OPTIONS
Equity index call options are tied to the performance of the S&P 500 Index and are used as hedges for asset/liability management related to equity-indexed annuity products. The Company does not purchase options for trading purposes. The notional amounts and other characteristics of the options correspond to the characteristics of the policyholder obligations related to deposits received for equity-indexed annuities. The change in the fair value of the call options approximates the change in the corresponding equity-indexed annuity account value. The call options are carried at fair value, and changes in fair value are recorded as income or expense, consistent with the hedged item.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to current year presentation.

NOTE THREE: ACQUISITIONS

In January 1998, the Company completed the acquisitions of ReliaStar Bancshares, Inc., formerly known as Citizens Community Bancshares Co., and ReliaStar Managing Underwriters, Inc., formerly known as LaMar & Phillips, Inc.
   ReliaStar Bancshares, Inc. is a thrift holding company whose subsidiary, ReliaStar Bank, is based in St. Cloud, Minnesota. ReliaStar Bank is a federally chartered savings bank

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

that provides consumer banking products. This acquisition was accounted for using the purchase method of accounting and was effected through a stock-for-stock exchange whereby the Company issued approximately 228,000 shares of ReliaStar common stock from treasury. Goodwill recorded as a result of this transaction was approximately $3 million.
   ReliaStar Managing Underwriters, Inc. is a managing general underwriter located in Brentwood, Tennessee, specializing in the HMO reinsurance and provider excess business. This acquisition was accounted for using the purchase method of accounting and was effected through a stock-for-stock exchange whereby the Company issued approximately 330,000 shares of ReliaStar common stock from treasury. Goodwill recorded as a result of this transaction was approximately $14 million.
   The pro forma effect of these two transactions on prior period consolidated results is not material.
   On July 1, 1997, the Company completed the acquisition of Security-Connecticut Corporation (SCC). SCC was a holding company with two primary subsidiaries: Security-Connecticut Life Insurance Company (Security-Connecticut) of Avon, Connecticut, and Lincoln Security Life Insurance Company (Lincoln Security) of Brewster, New York.
   The acquisition was accounted for using the purchase method of accounting. Therefore, the consolidated financial statements include the accounts of SCC since the date of acquisition. The acquisition was effected through a stock-for-stock exchange whereby the Company issued approximately 12.7 million additional shares of ReliaStar common stock. The purchase price was approximately $433 million and included approximately $4 million of other direct costs of acquisition. Goodwill of approximately $150 million was recorded.
   During December 1997, the Company acquired the common stock of Northstar Holding, Inc. (Northstar) held by minority shareholders. Prior to the acquisition, the Company was the majority shareholder and held 80% of Northstar's common stock. Northstar's principal subsidiary, Northstar Investment Management Corporation, is the investment advisor, manager, and distributor of the Company's mutual fund family, the Northstar Funds. The acquisition was effected through a stock-for-stock exchange whereby the Company issued approximately .5 million shares of common stock from treasury. The acquisition was accounted for using the purchase method of accounting. Goodwill recorded as a result of this transaction was approximately $27 million.
   During October 1996, the Company completed the acquisition of PrimeVest Financial Services, Inc. (PrimeVest). PrimeVest is a full-service, third party marketing firm located in St. Cloud, Minnesota, which specializes in distributing mutual funds, stocks and bonds, variable and fixed annuities and other financial products and services through a network of financial institutions. The acquisition was accounted for using the purchase method of accounting. The cash purchase price was approximately $16 million and goodwill of approximately $11 million was recorded.
   During September 1996, the Company acquired Successful Money Management Seminars, Inc. (SMMS). SMMS, headquartered in Portland, Oregon, develops and distributes educational materials used primarily in the presentation of seminars to consumers on personal financial planning. The acquisition was effected through an exchange of stock whereby the Company issued approximately 1.3 million shares of common stock from treasury. The acquisition was accounted for using the pooling of interests method of accounting. Prior period financial statements were not restated due to immateriality.

NOTE FOUR: INVESTMENTS

Investment income summarized by type of investment was as follows:

                                                                     YEAR ENDED DECEMBER 31
                                                                  ----------------------------
(IN MILLIONS)                                                       1998       1997      1996
==============================================================================================
Fixed Maturity Securities                                         $  866.7   $  787.9   $709.4
Equity Securities                                                      2.1        2.2      4.1
Mortgage Loans on Real Estate                                        181.6      178.9    176.5
Real Estate and Leases                                                21.6       16.1     18.0
Policy Loans                                                          41.8       34.3     32.2
Other Invested Assets                                                 12.8        3.6      7.3
Short-Term Investments                                                14.6        9.3      9.2
----------------------------------------------------------------------------------------------
 Gross Investment Income                                           1,141.2    1,032.3    956.7
Investment Expenses                                                   24.3       26.0     27.1
----------------------------------------------------------------------------------------------
 NET INVESTMENT INCOME                                            $1,116.9   $1,006.3   $929.6
----------------------------------------------------------------------------------------------

Net pretax realized investment gains (losses) were as follows:
                                                                     YEAR ENDED DECEMBER 31
                                                                  ----------------------------
(IN MILLIONS)                                                         1998       1997     1996
==============================================================================================
Net Gains (Losses) on Sales
 Fixed Maturity Securities
  Gross Gains                                                     $   26.3   $   10.3   $  8.7
  Gross Losses                                                       (13.2)      (6.4)    (5.5)
 Equity Securities                                                     (.3)       5.1      1.3
 Mortgage Loans                                                        (.2)        --       .1
 Foreclosed Real Estate                                                2.8         .1      1.8
 Real Estate                                                           2.1         .6      2.7
 Other                                                                15.3        9.8     13.2
----------------------------------------------------------------------------------------------
                                                                      32.8       19.5     22.3
----------------------------------------------------------------------------------------------
Provisions for Losses
 Fixed Maturity Securities                                            (8.4)      (3.0)    (2.6)
 Equity Securities                                                      --        (.1)      --
 Mortgage Loans                                                         --       (2.4)    (3.5)
 Foreclosed Real Estate                                               (2.2)      (1.6)    (3.5)
 Real Estate                                                           (.2)       (.7)    (1.1)
 Other                                                                (4.4)        --      (.4)
----------------------------------------------------------------------------------------------
                                                                     (15.2)      (7.8)   (11.1)
----------------------------------------------------------------------------------------------
 PRETAX REALIZED
  INVESTMENT GAINS                                                $   17.6   $   11.7   $ 11.2
----------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

The amortized cost and fair value of investments in fixed maturity securities by type of investment were as follows:

                                                                                      DECEMBER 31, 1998
                                                                      ------------------------------------------------
                                                                                       GROSS UNREALIZED
                                                                      AMORTIZED      --------------------         FAIR
(IN MILLIONS)                                                            COST         GAINS      (LOSSES)        VALUE
======================================================================================================================
United States Government and Government Agencies and Authorities      $   103.6      $ 11.5          --      $   115.1
States, Municipalities and Political Subdivisions                          49.9         4.1          --           54.0
Foreign Governments                                                        88.5         8.9          --           97.4
Public Utilities                                                          643.0        56.6      $  (.2)         699.4
Corporate Securities                                                    7,425.0       378.5       (47.9)       7,755.6
Mortgage-Backed/Structured Finance                                      2,793.0        99.9        (7.7)       2,885.2
Redeemable Preferred Stock                                                 24.0          .3        (5.9)          18.4
----------------------------------------------------------------------------------------------------------------------
   TOTAL                                                              $11,127.0      $559.8      $(61.7)     $11,625.1
----------------------------------------------------------------------------------------------------------------------

                                                                                       DECEMBER 31, 1997
                                                                      ------------------------------------------------
                                                                                       GROSS UNREALIZED
                                                                      AMORTIZED      --------------------         FAIR
(IN MILLIONS)                                                            COST        GAINS       (LOSSES)        VALUE
======================================================================================================================
United States Government and Government Agencies and Authorities      $   128.8     $  9.3       $  (.3)     $   137.8
States, Municipalities and Political Subdivisions                          66.8        4.5          (.3)          71.0
Foreign Governments                                                        94.8        7.3          (.1)         102.0
Public Utilities                                                          895.0       61.4          (.9)         955.5
Corporate Securities                                                    6,911.0      327.2        (14.9)       7,223.3
Mortgage-Backed/Structured Finance                                      2,554.3       99.8         (2.6)       2,651.5
Redeemable Preferred Stock                                                  5.2         .4           --            5.6
----------------------------------------------------------------------------------------------------------------------
   TOTAL                                                              $10,655.9     $509.9       $(19.1)     $11,146.7
----------------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            DECEMBER 31, 1998             DECEMBER 31, 1997
                                         -----------------------     -----------------------
                                         AMORTIZED          FAIR     AMORTIZED          FAIR
(IN MILLIONS)                                 COST         VALUE          COST         VALUE
============================================================================================
Maturing in:
   One Year or Less                      $   459.5     $   462.9     $   199.9     $   200.9
   One to Five Years                       3,555.5       3,710.1       3,651.3       3,789.2
   Five to Ten Years                       3,022.9       3,191.1       3,006.4       3,180.7
   Ten Years or Later                      1,296.1       1,375.8       1,244.0       1,324.4
Mortgage-Backed/Structured Finance         2,793.0       2,885.2       2,554.3       2,651.5
--------------------------------------------------------------------------------------------
   TOTAL                                 $11,127.0     $11,625.1     $10,655.9     $11,146.7
--------------------------------------------------------------------------------------------

The fair values for actively traded marketable bonds are determined based upon quoted market prices. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds which are not considered problems are determined using a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market.

     At December 31, 1998, the largest industry concentration in the private placement portfolio was consumer products and services, where 18.7% of the portfolio was invested, and the largest industry concentration in the marketable bond portfolio was mortgage backed/structured finance, where 30.8% of the portfolio was invested. At December 31, 1998, the largest geographic concentration of commercial mortgage loans was in the Midwest region of the United States, where approximately 37.4% of the commercial mortgage loan portfolio was invested.

     At December 31, 1998 and 1997, gross unrealized appreciation of equity securities was $3.9 million and $2.3 million, respectively, and gross unrealized depreciation was $1.2 million and $.5 million, respectively.

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

   Invested assets which were nonincome producing (no income received for the 12 months preceding the balance sheet date) were as follows:

                                         DECEMBER 31
                                       ----------------
(IN MILLIONS)                          1998       1997
=======================================================
Fixed Maturity Securities              $ 3.9      $ 1.5
Mortgage Loans on Real Estate            1.5        1.1
Real Estate and Leases                  18.9       21.5
-------------------------------------------------------
   TOTAL                               $24.3      $24.1
-------------------------------------------------------

Allowances for losses on investments are reflected on the Consolidated Balance Sheets as a reduction of the related assets and were as follows:

                                          DECEMBER 31
                                       ----------------
(IN MILLIONS)                           1998       1997
=======================================================
Mortgage Loans                         $10.5      $10.5
Foreclosed Real Estate                   6.8        9.1
Investment Real Estate                   2.2        2.8
Other Invested Assets                    6.0        2.7
-------------------------------------------------------

At December 31, 1998 and 1997, the total investment in impaired mortgage loans (before allowances for credit losses), the related allowance for credit losses and the average investment related to impaired mortgage loans were as follows:

                                          DECEMBER 31
                                       ----------------
(IN MILLIONS)                           1998       1997
=======================================================
Impaired Mortgage Loans
   Total Investment                    $13.0      $14.4
   Allowance for Credit Losses          10.5       10.5
   Average Investment                    1.6        1.6
-------------------------------------------------------

There were no increases or decreases in the allowance for credit losses during 1998. An increase of $2.4 million and a decrease of $3.6 million were recorded in 1997. Interest income recognized on impaired mortgage loans during 1998 and 1997 was $.9 million and $1.3 million, respectively. The Company does not accrue interest income on impaired mortgage loans when the likelihood of collection is doubtful. Cash receipts for interest payments are recognized as income in the period received.

     Noncash investing activities consisted of the following:

                                         YEAR ENDED DECEMBER 31
                                       --------------------------
(IN MILLIONS)                          1998       1997       1996
=================================================================
Real Estate Assets Acquired
   Through Foreclosure                   --      $11.3      $14.8
Mortgage Loans Acquired in
   Sales of Real Estate Assets           --         --       11.2
-----------------------------------------------------------------

The components of net unrealized investment gains included in the accumulated other comprehensive income component of shareholders' equity are shown below:

                                            DECEMBER 31
                                       ---------------------

(IN MILLIONS)                             1998          1997
============================================================
Unrealized Investment Gains            $ 526.2       $ 489.1
DAC/PVFP Adjustment                     (128.6)       (138.8)
Deferred Income Taxes                   (140.4)       (124.1)
------------------------------------------------------------
   TOTAL                               $ 257.2       $ 226.2
------------------------------------------------------------

The change in net unrealized investment gains and losses included in the change in accumulated other comprehensive income consisted of the following:

                                            YEAR ENDED DECEMBER 31
                                       -------------------------------
(IN MILLIONS)                           1998        1997          1996
======================================================================
Unrealized Investment Gains
   (Losses) Arising During
   The Period/1/                       $32.7      $119.9       $(165.0)
Reclassification
   Adjustments/2/                       (8.4)       (5.8)         (2.9)
Change in DAC/PVFP Adjustment/3/         6.7       (28.7)         61.9
----------------------------------------------------------------------
   TOTAL                               $31.0      $ 85.4       $(106.0)
----------------------------------------------------------------------
/1/Net of income tax expense (benefit) totaling $17.2 million, $67.7 million and
   $(89.9) million for 1998, 1997 and 1996, respectively.
/2/Net of income tax expense (benefit) totaling $(4.4) million, $(3.2) million and $(1.6) million for 1998, 1997 and 1996, respectively.
/3/Net of income tax expense (benefit) totaling $3.5 million, $(16.3) million and $33.7 million for 1998, 1997 and 1996, respectively.

NOTE FIVE: INCOME TAXES

The income tax liability reported on the Consolidated Balance Sheets consisted of the following:

                                           DECEMBER 31
                                       -------------------
(IN MILLIONS)                            1998         1997
==========================================================
Current Income Taxes                   $ (1.9)      $ 14.8
Deferred Income Taxes                   200.9        177.3
----------------------------------------------------------
   TOTAL                               $199.0       $192.1
----------------------------------------------------------

The provision for income taxes reported on the Consolidated Statements of Income consisted of the following:

                                           YEAR ENDED DECEMBER 31
                                       ----------------------------
(IN MILLIONS)                            1998       1997       1996
===================================================================
Currently Payable                      $128.1     $117.9     $ 84.7
Deferred                                 14.9        7.8       20.3
-------------------------------------------------------------------
   TOTAL                               $143.0     $125.7     $105.0
-------------------------------------------------------------------

The Internal Revenue Service has completed its review of the Company's tax returns for all years through 1995.

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

   Deferred income taxes reflect the impact for financial statement reporting purposes of "temporary differences" between the financial statement carrying amounts and tax bases of assets and liabilities. The "temporary differences" that give rise to the net deferred tax liability relate to the following:

                                                     DECEMBER 31
                                                  -----------------
(IN MILLIONS)                                       1998      1997
===================================================================
Future Policy and Contract Benefits               $(303.5)  $(363.6)
Investment Write-Offs and Allowances                (34.4)    (41.4)
Pension and Other Postretirement Benefit Plans       (7.8)     (7.7)
Employee Benefits                                   (12.9)    (12.8)
Other                                              (106.4)    (73.6)
-------------------------------------------------------------------
 Gross Deferred Tax Asset                          (465.0)   (499.1)
-------------------------------------------------------------------
Deferred Policy Acquisition Costs                   326.6     322.9
Present Value of Future Profits                     157.3     142.8
Net Unrealized Investment Gains                     119.3      95.6
Property and Equipment                               24.4      22.9
Real Estate Joint Ventures                           15.5      16.5
Other                                                22.8      75.7
-------------------------------------------------------------------
 Gross Deferred Tax Liability                       665.9     676.4
-------------------------------------------------------------------
 NET DEFERRED TAX LIABILITY                       $ 200.9   $ 177.3
-------------------------------------------------------------------

Federal income tax regulations allowed certain special deductions for 1983 and prior years which are accumulated in a memorandum tax account designated as "policyholders' surplus." Generally, this policyholders' surplus account will become subject to tax at the then current rates only if the accumulated balance exceeds certain maximum limitations or if certain cash distributions are deemed to be paid out of the account. At December 31, 1998, ReliaStar Life and its life insurance subsidiaries have accumulated approximately $51.0 million in their separate policyholders' surplus accounts. Deferred taxes have not been provided on this temporary difference.
   There have been no deferred taxes recorded for the unremitted equity in subsidiaries as the earnings are considered to be permanently invested or will be remitted only when tax effective to do so.
   The difference between the U.S. federal income tax rate and the consolidated tax provision rate is summarized as follows:

                        YEAR ENDED DECEMBER 31
                        ----------------------
                       1998      1997      1996
===============================================
Statutory Tax Rate     35.0%     35.0%     35.0%
Other                    .7        .4       (.1)
-----------------------------------------------
 EFFECTIVE TAX RATE    35.7%     35.4%     34.9%
-----------------------------------------------

The Company had approximately $47.7 million of non-life net operating loss carryforwards for tax purposes available as of December 31, 1998.
   Cash paid for federal income taxes was $122.1 million, $88.2 million and $71.0 million for 1998, 1997 and 1996, respectively.

NOTE SIX: NOTES AND MORTGAGES PAYABLE

A summary of notes and mortgages payable is as follows:

                                            DECEMBER 31
                                          --------------
(IN MILLIONS)                             1998      1997
==========================================================
Commercial Paper                              --    $218.5
Bank Borrowings                               --      63.0
Other Indebtedness--Current Portion       $   .2        .3
----------------------------------------------------------
 Short-Term Debt                              .2     281.8
----------------------------------------------------------
6 1/2% Notes Payable                       197.4        --
6 5/8% Notes Payable                       119.9     119.9
8 5/8% Notes Payable                       109.5     109.4
7 1/8% Notes Payable                        74.4      74.2
Other Indebtedness--Noncurrent Portion       8.0       8.2
----------------------------------------------------------
 Long-Term Debt                            509.2     311.7
----------------------------------------------------------
 TOTAL                                    $509.4    $593.5
----------------------------------------------------------

In November 1998, the Company issued $200.0 million of 6 1/2% notes payable at a price of 99.407% (the 6 1/2% Notes). The 6 1/2% Notes are due on November 15, 2008.
   In September 1993, the Company issued $120.0 million of 6 5/8% notes payable at a price of 99.829% (the 6 5/8% Notes). The 6 5/8% Notes are due on September 15, 2003.
   In February 1995, the Company issued $110.0 million of 8 5/8% notes payable at a price of 99.274% (the 8 5/8% Notes). The 8 5/8% Notes are due on February 15, 2005.
   In conjunction with the acquisition of SCC, the Company assumed $75.0 million of 7 1/8% notes payable (the 7 1/8% Notes). The 7 1/8% Notes are due on March 1, 2003.
   At December 31, 1998 and 1997, other indebtedness is primarily mortgage notes assumed in connection with certain real estate investments with interest rates ranging from 6.2% to 9.6%.
   The Company has unsecured revolving credit facilities with banks totaling $225.0 million for general corporate purposes. As of December 31, 1998, all $225.0 million remained available for borrowing. The facilities require annual commitment fees ranging from 1/10% to 15/100%. The weighted average interest rate on the commercial paper outstanding at December 31, 1997 was 6.18%.
   Principal payments required in each of the next five years and thereafter are as follows:

(IN MILLIONS)
===========================================================
1999 - $ .2                                   2002 - $   .1
2000 - $5.8                                   2003 - $195.1
2001 - $1.9                    2004 and thereafter - $310.1
-----------------------------------------------------------

Interest paid on debt was $25.9 million, $32.5 million and $28.0 million for 1998, 1997 and 1996, respectively.

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

NOTE SEVEN: COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY CONSOLIDATED SUBSIDIARIES

On June 3, 1997, ReliaStar Financing II (Subsidiary Trust II) issued $125.0 million (5 million shares) of 8.10% Trust-Originated Preferred Securities (the 8.10% Preferred Securities). In connection with Subsidiary Trust II's issuance of the 8.10% Preferred Securities and the related purchase by ReliaStar of all of Subsidiary Trust II's common securities (Common Securities II), ReliaStar issued to Subsidiary Trust II $128.9 million principal amount of its 8.10% Subordinated Deferrable Interest Notes, due June 3, 2027, (the Junior Subordinated Debt Securities II). ReliaStar, at its option, may extend the maturity date of the Junior Subordinated Debt Securities II to a date not later than June 3, 2046. All issued shares remain outstanding.
   On March 29, 1996, ReliaStar Financing I (Subsidiary Trust I), issued $125.0 million (5 million shares) of 8.20% Trust-Originated Preferred Securities (the 8.20% Preferred Securities). In connection with Subsidiary Trust I's issuance of the 8.20% Preferred Securities and the related purchase by ReliaStar of all of Subsidiary Trust I's common securities (Common Securities I), ReliaStar issued to Subsidiary Trust I $128.9 million principal amount of its 8.20% Subordinated Deferrable Interest Notes, due March 15, 2016 (Junior Subordinated Debt Securities I). All issued shares remain outstanding.
   Subsidiary Trust I and II (the Subsidiary Trusts) are wholly owned subsidiaries of ReliaStar. The sole assets of Subsidiary Trusts I and II are and will be the Junior Subordinated Debt Securities I & II (the Junior Subordinated Debt Securities). The interest and other payment dates on the Junior Subordinated Debt Securities correspond to the distribution and other payment dates on the 8.20% and 8.10% Preferred Securities (the Preferred Securities) and the Common Securities I and II (the Common Securities). Under certain circumstances, the Junior Subordinated Debt Securities may be distributed to holders of Preferred Securities and holders of the Common Securities in liquidation of the Subsidiary Trusts.
   The Junior Subordinated Debt Securities I are redeemable at the option of ReliaStar on or after March 29, 2001, at a redemption price of $25 per Junior Subordinated Debt Securities I plus accrued and unpaid interest. The Junior Subordinated Debt Securities II are redeemable at the option of ReliaStar on or after June 3, 2002 at a redemption price of $25 per Junior Subordinated Debt Securities II plus accrued and unpaid interest. The Preferred Securities and the Common Securities will be redeemed on a pro rata basis to the same extent that the Junior Subordinated Debt Securities are repaid, at $25 per Preferred Security and Common Security plus accumulated and unpaid distributions.
   ReliaStar's obligations under the Junior Subordinated Debt Securities and related agreements, taken together, constitute a full and unconditional guarantee by ReliaStar of payments due on the Preferred Securities.

NOTE EIGHT: EMPLOYEE BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFITS
The Company has funded and unfunded noncontributory defined benefit retirement plans covering substantially all employees which provide benefits to employees upon retirement (Pension Plans). Effective December 31, 1998, the Company's qualified defined benefit retirement plan was amended to suspend the accrual of additional benefits for future services. Employees will retain all of their accrued benefits as of December 31, 1998, which will be paid monthly at retirement according to the provisions of the plan. Employees meeting certain age and service requirements will receive certain transition benefits until retirement. A curtailment gain was recorded in 1998 to reflect the impact of this plan amendment and the impact of employee reductions resulting from the transfer of certain accident and health administrative operations to a third party.
   The Company provides certain health care and life insurance benefits to retired employees and their eligible dependents (Other Plans). The postretirement health care plan is contributory, with retiree contribution levels adjusted annually; the life insurance plan provides a flat amount of noncontributory coverage and optional contributory coverage. During 1996, the Company amended its postretirement plan to reduce the level of benefits provided to current and future retirees.
   Net periodic expense or benefit for the Company's pension and other plans included the following components:

                                         YEAR ENDED DECEMBER 31
                                       -------------------------
(IN MILLIONS)                            1998      1997      1996
=================================================================
PENSION PLANS
Service Cost                           $  3.2    $  4.9    $  3.8
Interest Cost                            16.7      15.2      13.6
Expected Return on Plan Assets          (20.9)    (17.0)    (16.1)
Amortization of Prior Service Cost         .8       1.1       1.1
Amortization of Transition Asset          (.1)      (.3)      (.3)
Curtailment Gain                         (3.7)       --        --
Actuarial Loss                            1.6       1.8        .7
-----------------------------------------------------------------
 NET EXPENSE (BENEFIT)                 $ (2.4)   $  5.7    $  2.8
-----------------------------------------------------------------
                                          Year Ended December 31
                                         ------------------------
(IN MILLIONS)                            1998      1997      1996
=================================================================
OTHER PLANS
Service Cost                           $   .5    $   .4    $   .6
Interest Cost                              .7        .7       1.0
Amortization of Prior Service Cost       (1.5)     (1.6)     (1.2)
Curtailment Gain                         (1.7)       --        --
Actuarial Gain                            (.1)      (.1)       --
-----------------------------------------------------------------
 NET EXPENSE (BENEFIT)                 $ (2.1)   $  (.6)   $   .4
-----------------------------------------------------------------

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

The funded status of the plans and net amounts recognized in the Consolidated Balance Sheets were as follows:

                                                                 PENSION PLANS                           OTHER PLANS
                                                              ------------------                     -------------------
DECEMBER 31 (IN MILLIONS)                                       1998        1997                       1998         1997
========================================================================================================================
Benefit Obligation at Beginning of Year                       $237.1      $195.8                     $ 10.9       $  9.8
Service Cost                                                     3.2         4.9                         .5           .4
Interest Cost                                                   16.7        15.2                         .7           .7
Actuarial (Gain) Loss                                           14.9        25.6                        (.2)          .3
SCC Acquisition                                                   --         8.6                         --           .6
Benefits Paid                                                  (15.4)      (13.0)                       (.4)         (.9)
Plan Amendments                                                  2.0          --                         --           --
Termination Cost                                                 1.0          --                         --           --
Curtailment                                                    (20.8)         --                        (.7)          --
------------------------------------------------------------------------------------------------------------------------
 Benefit Obligation at End of Year                             238.7       237.1                       10.8         10.9
------------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year                 229.1       184.9                         --           --
Actual Return on Plan Assets                                    36.6        45.2                         --           --
SCC Acquisition                                                   --         9.2                         --           --
Employer Contributions                                           1.4         2.8                         .4           .4
Participant Contributions                                         --          --                         .5           .5
Benefits Paid                                                  (15.4)      (13.0)                       (.9)         (.9)
------------------------------------------------------------------------------------------------------------------------
 Fair Value of Plan Assets at End of Year                      251.7       229.1                         --           --
------------------------------------------------------------------------------------------------------------------------
Funded Status                                                   13.0        (8.0)                     (10.8)       (10.9)
Unrecognized Net (Gain) Loss                                    (2.2)       10.3                       (1.8)        (1.7)
Unrecognized Prior Service Cost                                  3.6         8.5                       (4.7)        (7.2)
Unrecognized Transition Asset                                     --         (.1)                        --           --
------------------------------------------------------------------------------------------------------------------------
 NET ASSET (LIABILITY) RECOGNIZED                             $ 14.4      $ 10.7                     $(17.3)      $(19.8)
------------------------------------------------------------------------------------------------------------------------
Amounts recognized in the Consolidated Balance Sheets were as follows:
                                                                PENSION PLANS                           OTHER PLANS
                                                              -----------------                      -------------------
DECEMBER 31 (IN MILLIONS)                                     1998         1997                      1998           1997
========================================================================================================================
Prepaid Benefit Cost                                         $ 28.2       $ 22.5                        --            --
Accrued Benefit Liability                                     (19.1)       (15.7)                   $(17.3)       $(19.8)
Intangible Asset                                                5.3          3.9                        --            --
------------------------------------------------------------------------------------------------------------------------
 NET ASSET (LIABILITY) RECOGNIZED                            $ 14.4       $ 10.7                    $(17.3)       $(19.8)
------------------------------------------------------------------------------------------------------------------------

The aggregate projected benefit obligation and aggregate accumulated benefit obligation for the unfunded pension plans were $19.4 million and $19.1 million, respectively, as of December 31, 1998; and $17.2 million and $15.7 million, respectively, as of December 31, 1997. As of December 31, 1998 and 1997, pension plan assets included 1,232,982 shares of Company common stock with a fair value of $56.9 million and $50.8 million, respectively. The benefit obligations for the pension and other postretirement plans were determined using assumed discount rates of 7.0% and 7.25% as of January 1, 1999 and 1998, respectively. A weighted-average long-term rate of compensation increase of 4.5% was used for the pension benefit obligation. The assumed long-term rate of return on pension plan assets was 10.5% in 1998 and 10.0% in 1997. The assumed health care cost trend rate for 1999 and thereafter used in measuring the postretirement health care benefit obligation was 5.0%. The assumed health care cost trend rate has an effect on the amounts reported. For example, a one-percentage-point increase in the rate would increase the 1998 total service and interest cost by $.1 million and the postretirement health care benefit obligation by $.4 million. A one-percentage-point decrease in the rate would decrease the 1998 total service and interest cost by $.1 million and the postretirement health care benefit obligation by $.4 million.

SUCCESS SHARING PLAN AND ESOP
The Success Sharing Plan and ESOP (Success Sharing Plan) was designed to increase employee ownership and reward employees when certain Company performance objectives are met. Essentially all employees are eligible to participate in the Success Sharing Plan. The Success Sharing Plan has both qualified and nonqualified components. The nonqualified component is equal to 25% of the annual award and is paid in cash to employees. The qualified component is equal to 75% of the annual award which is contributed to the ESOP portion of the Success Sharing Plan.

   In 1991, the Company issued to the ESOP 1.3 million shares of a new series of preferred stock in exchange for a $30.0 million note. On December 31, 1996, all of the outstanding shares of the ESOP Convertible Preferred Stock were

Notes to Consolidated Financial Statements
RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES

converted into 5,112,760 shares of the Company's common stock. The stock portion of the Company's Success Sharing Plan contributions was met through an allocation of stock to participants accounts of 146,016, 139,594 and 105,704 shares in 1998, 1997 and 1996, respectively.

     Costs charged to expense for the Success Sharing Plan were $.9 million, $2.8 million and $4.2 million in 1998, 1997 and 1996, respectively.

STOCK INCENTIVE PLAN
The ReliaStar 1993 Stock Incentive Plan (Stock Incentive Plan) provides for awards of stock options and restricted and unrestricted shares of the Company's common stock to officers and key employees in connection with the Company's incentive compensation programs.
     The Stock Incentive Plan authorizes the grant of Incentive Stock Options
(ISO) or nonqualified options with such vesting provisions as may be determined at the time of grant. The exercise price for all options granted was the market price of the common stock at the date of grant. The options must be exercised within 10 years of the date of grant.
     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the optional accounting methodology prescribed under SFAS No. 123, the Company's net income would have been reduced by approximately $8.1 million, $4.9 million, and $2.3 million or approximately $.08, $.05 and $.03 per diluted common share for 1998, 1997 and 1996, respectively. The pro forma effect on net income for 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration the pro forma compensation expense related to grants prior to 1995. The weighted average fair value per option granted during 1998, 1997 and 1996 was $11.74, $9.17 and $4.72, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: annual dividend yield ranging from 1.6% to 2.0%, volatility factors ranging from .1868 to .2470, risk-free interest rates of 5.3% for 1998, 6.2% for 1997 and 5.1% to 5.3% for 1996, and an expected life of 2.7 to 5.8 years.

     Stock option transactions are shown in the table below:

                                               WEIGHTED-AVERAGE
                                   SHARES        EXERCISE PRICE
===============================================================
Balance, December 31, 1995      3,804,498                $12.96
 Granted                        1,451,296                 23.53
 Exercised                       (841,628)                12.42
 Canceled                        (194,166)                20.20
---------------------------------------------------------------
Balance, December 31, 1996      4,220,000                 16.32
 Granted                        2,662,745                 26.98
 Exercised                       (934,903)                14.42
 Canceled                        (177,479)                29.92
---------------------------------------------------------------
Balance, December 31, 1997      5,770,363                 21.12
 Granted                        1,646,178                 45.80
 Exercised                     (1,373,731)                15.81
 Canceled                        (390,313)                36.67
---------------------------------------------------------------
Balance, December 31, 1998      5,652,497                $28.50
---------------------------------------------------------------
Options Exercisable
 December 31, 1996              2,349,408                $12.57
 December 31, 1997              3,032,472                 15.12
 December 31, 1998              3,015,613                 19.60
---------------------------------------------------------------

The following table summarizes information concerning options outstanding and options exercisable as of December 31, 1998:

                                                OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                                  ----------------------------------------------      --------------------------------
                                       WEIGHTED-AVERAGE         WEIGHTED-AVERAGE                      WEIGHTED-AVERAGE
RANGE OF                          REMAINING CONTRACTUAL                 EXERCISE                              EXERCISE
EXERCISE PRICES        NUMBER            LIFE (IN YEARS)                   PRICE         NUMBER                  PRICE
======================================================================================================================
 $4.83 - $11.00       662,785                       3.3                   $ 6.53        662,785                 $ 6.53
$11.01 - $21.00     1,200,703                       5.0                    16.22      1,180,488                  16.22
$21.01 - $31.00     1,481,870                       7.0                    25.26        758,931                  24.83
$31.01 - $41.00       778,859                       7.8                    37.96        212,298                  35.95
$41.01 - $51.19     1,528,280                       8.7                    46.01        201,111                  45.52
----------------------------------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

During 1998, 1997 and 1996, respectively, the Company issued 11,379, 13,438 and 19,740 restricted shares of common stock to officers under the terms of the Company's Deposit Share Program. This program, which is part of the Company's incentive compensation arrangements, allows eligible officers to deposit certain unrestricted shares of the Company's common stock with the Company and receive up to one share of restricted stock for each share deposited. One-half of the matching restricted shares vests in three years and the remainder vests five years after the date of issue. The restricted shares may not be sold, exchanged, transferred or otherwise disposed of prior to vesting. The value of restricted shares at issuance has been recorded as unearned compensation and is reflected as a reduction in equity as unamortized restricted stock awards. The unearned compensation is amortized as a charge to income over the vesting periods.
   Effective January 1, 1997, the Stock Incentive Plan provides for annual increases in the number of shares available for award based on a percentage of the Company's common shares outstanding. As of January 1, 1999, the cumulative number of shares which could have been issued under the Stock Incentive Plan for awards of stock options, restricted shares and unrestricted shares of common stock was 9,986,878. The number of shares remaining available for awards under the Stock Incentive Plan was 3,368,258 at January 1, 1999.

STOCK OWNERSHIP PLAN FOR NONEMPLOYEE DIRECTORS
Under the ReliaStar Stock Ownership Plan for Nonemployee Directors, the Company pays certain amounts of each non-employee director's retainer in the form of restricted shares of the Company's common stock and nonqualified stock options. The Company issued 3,654 restricted shares to its nonemployee directors under this plan in 1996. In 1998, 1997 and 1996, the Company granted 38,500, 27,500 and 35,000 nonqualified stock options, respectively, to its nonemployee directors. The exercise price for all stock options granted was the market price at the date of the grant and no compensation expense was recorded. The stock options must be exercised within 10 years and vest at the rate of one-third of the grant on each of the first three anniversaries of the grant. The total number of shares which may be issued under the ReliaStar Stock Ownership Plan for Nonemployee Directors for awards of stock options and restricted shares is 600,000. The number of shares remaining available for awards was 390,589 as of December 31, 1998.

NOTE NINE: SHAREHOLDERS' EQUITY

DIVIDEND RESTRICTIONS
The ability of ReliaStar to pay cash dividends to shareholders is primarily dependent upon the amount of dividends received from ReliaStar Life. ReliaStar Life's ability to pay cash dividends to ReliaStar is, in turn, restricted by law or subject to approval of the insurance regulatory authorities of Minnesota. These authorities recognize only statutory accounting practices for the ability of an insurer to pay dividends to its shareholders.
   Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be an amount deemed prudent by ReliaStar Life's Board of Directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 1999, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $156.4 million.

STATUTORY SURPLUS AND NET INCOME
Net income of the insurance subsidiaries, as determined in accordance with statutory accounting practices, was $153.3 million, $185.4 million and $150.4 million for 1998, 1997 and 1996, respectively. ReliaStar Life's statutory capital and surplus was $1,063.4 million and $1,031.8 million at December 31, 1998 and 1997, respectively.

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

================================================================================

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries


     A summary of common share activity is as follows:

                                                            TREASURY
                                              ISSUED           STOCK
====================================================================
Balance, December 31, 1995                79,526,892      (6,893,494)
   Conversion of ESOP Convertible
     Preferred Stock                       5,112,760              --
   Issued for Acquisition                         --       1,326,100
   Issued for Benefit Plans                  146,624       1,060,182
   Treasury Stock Acquired                        --        (245,694)
--------------------------------------------------------------------
Balance, December 31, 1996                84,786,276      (4,752,906)
   Issued for Acquisitions                12,667,718         466,199
   Issued for Benefit Plans                  653,384         581,687
   Treasury Stock Acquired                        --      (3,963,096)
--------------------------------------------------------------------
Balance, December 31, 1997                98,107,378      (7,668,116)
   Issued for Acquisitions                        --         558,272
   Issued for Benefit Plans                       --       1,604,756
   Treasury Stock Acquired                        --      (3,731,024)
--------------------------------------------------------------------
Balance, December 31, 1998                98,107,378      (9,236,112)
--------------------------------------------------------------------

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

NOTE RECEIVABLE FROM ESOP
To finance the purchase of shares held by the ESOP, the ESOP borrowed $30.0 million from the Company under a 20-year, 9.5% note. The Company will pay dividends on the shares held by the ESOP plus additional cash contributions in amounts necessary to enable the ESOP to meet its obligations under the note.

NOTE TEN:  REINSURANCE

The Company is a member of reinsurance associations established for the purpose of ceding the excess of life insurance over retention limits. In addition, the Life and Health Reinsurance Division of ReliaStar Life assumes and cedes reinsurance on certain life and health risks as its primary business. Premium amounts received for prospective reinsurance that meet conditions for reinsurance accounting are recorded as unearned premium revenue and amortized into earned premium ratably over the remaining reinsurance contract period. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The amount of the allowance for uncollectible reinsurance receivables was immaterial at December 31, 1998 and 1997. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. The Company's retention limit is $500,000 per life for individual coverage and, to the extent that ReliaStar Life reinsures life policies written by Northern Life Insurance Company and ReliaStar Life Insurance Company of New York, (subsidiaries of ReliaStar Life), the limit is $400,000 per life. For group coverage and reinsurance assumed, the retention is $500,000 per life with per occurrence limitations, subject to certain maximums. As of December 31, 1998, $44.0 billion of life insurance in force was ceded to other companies. The Company had assumed $48.2 billion of life insurance in force as of December 31, 1998 (including $42.6 billion of reinsurance assumed pertaining to Federal Employees' Group Life Insurance and Servicemans' Group Life Insurance). Also included in these amounts are $683.2 million of reinsurance ceded and $5.6 billion of reinsurance assumed by the Life and Health Reinsurance Division of ReliaStar Life.
     The effect of reinsurance on premiums and recoveries was as follows:

                                          YEAR ENDED DECEMBER 31
                                     --------------------------------
(IN MILLIONS)                            1998        1997        1996
=====================================================================
Direct Premiums                      $  780.0     $ 675.6     $ 609.9
Reinsurance Assumed                     505.0       386.2       334.3
Reinsurance Ceded                      (270.9)     (173.9)     (107.3)
---------------------------------------------------------------------
   NET PREMIUMS                      $1,014.1     $ 887.9     $ 836.9
---------------------------------------------------------------------
   REINSURANCE RECOVERIES            $  218.7     $ 114.4     $  96.3
---------------------------------------------------------------------

NOTE ELEVEN: LIABILITY FOR UNPAID
ACCIDENT AND HEALTH CLAIMS AND
CLAIM ADJUSTMENT EXPENSES

The change in the liability for unpaid accident and health claims and claim adjustment expenses is summarized as follows:

(IN MILLIONS)                        1998       1997       1996
===============================================================
Balance at January 1               $387.0     $383.3     $369.4
Less Reinsurance Recoverables       120.2      102.6       81.6
---------------------------------------------------------------
Net Balance at January 1            266.8      280.7      287.8

Incurred Related to:
   Current Year                     204.4      178.6      223.5
   Prior Year                         8.2       (3.0)      (5.7)
---------------------------------------------------------------
Total Incurred                      212.6      175.6      217.8

Paid Related to:
   Current Year                      84.2      107.4      127.8
   Prior Year                        95.8       82.1       97.1
---------------------------------------------------------------
Total Paid                          180.0      189.5      224.9

Net Balance at December 31          299.4      266.8      280.7
Plus Reinsurance Recoverables       180.9      120.2      102.6
---------------------------------------------------------------
   BALANCE AT DECEMBER 31          $480.3     $387.0     $383.3
---------------------------------------------------------------

===============================================================================
Notes to Consolidated Financial Statements
Reliastar Financial Corp. and Subsidiaries

The liability for unpaid accident and health claims and claim adjustment expenses is included in Future Policy and Contract Benefits on the Consolidated Balance Sheets.

NOTE TWELVE: COMMITMENTS AND CONTINGENCIES

LITIGATION

The Company is a defendant in a number of lawsuits arising out of the normal course of the business of the Company, some of which include claims for punitive damages. In the opinion of management, the ultimate resolution of such litigation will not result in any material adverse impact to the financial position of the Company.

JOINT GROUP LIFE AND ANNUITY CONTRACTS

ReliaStar Life has issued certain participating group annuity and group life insurance contracts jointly with another insurance company. ReliaStar Life has entered into an arrangement with this insurer whereby ReliaStar Life will gradually transfer its liabilities (approximately $192.0 million at December 31, 1998) to the other insurer over a ten year period which commenced in 1993. The terms of the arrangement specify the interest rate on the liabilities and provide for a transfer of assets and liabilities scheduled in a manner consistent with the expected cash flows of the assets allocated to support the liabilities. A contingent liability exists with respect to the joint obligor's portion of the contractual liabilities attributable to contributions received prior to July 1, 1993 ($626.9 million) in the event the joint obligor is unable to meet its obligations.

FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with on and off-balance-sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, financial guarantees, futures contracts, interest rate swaps, interest rate caps and equity-indexed call options. Those instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the Consolidated Balance Sheets.
     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate swap and interest rate cap transactions, the contract or notional amounts do not represent exposure to credit loss. For swaps and caps, the Company's exposure to credit loss is limited to those swaps and caps where the Company has an unrealized gain. The Company has no futures contracts as of December 31, 1998.
     Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

                                                               DECEMBER 31
(IN MILLIONS)                                                 1998      1997
============================================================================
CONTRACT OR NOTIONAL AMOUNT
Financial Instruments Whose
   Contract Amounts Represent
   Credit Risk
     Commitments to Extend Credit                          $101.0   $  156.3
     Financial Guarantees                                    28.8       40.0
Financial Instruments Whose
   Notional or Contract Amounts
   Exceed the Amount of Credit Risk
     Interest Rate Swap Agreements                          897.5    1,162.5
     Interest Rate Cap Agreements                           510.0      510.0
     Equity-Indexed Call Options                             28.7        2.0
----------------------------------------------------------------------------

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

Financial Guarantees

Financial guarantees are conditional commitments issued by the Company guaranteeing the performance of the borrower to a third party. Those guarantees are primarily issued to support public and private commercial mortgage borrowing arrangements. The credit risk involved is essentially the same as that involved in issuing commercial mortgage loans.
     ReliaStar Life is a partner in six real estate joint ventures where it has guaranteed the repayment of loans of the partnership. As of December 31, 1998, ReliaStar Life had guaranteed repayment of $28.8 million ($40.0 million at December 31, 1997) of such loans including the portion allocable to the PFA. If any payment were made under these guarantees, ReliaStar Life would be allowed to make a claim for repayment from the joint venture, foreclose on the assets of the joint venture, including its real estate investment and, in certain instances, make a claim against the joint venture's general partner.
     For certain of these partnerships, ReliaStar Life has made capital contributions from time to time to provide the partnerships with sufficient cash to meet its obligations, including operating expenses, tenant improvements and debt service. Capital contributions during 1998 and 1997 were insignificant. Further capital contributions may be required in future periods for certain of the joint ventures. The Company cannot predict the amount of such future contributions.

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

Interest Rate Swap Agreements

The Company enters into interest rate swap agreements to manage interest rate exposure. The primary reason for the interest rate swap agreements is to extend the duration of adjustable rate investments. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Changes in market interest rates impact income from adjustable rate investments and have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. The risks under interest rate swap agreements are generally similar to those of futures contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The amount subject to credit risk is approximately equal to the unrealized gain on the agreements which was $27.3 million as of December 31, 1998.

Interest Rate Cap Agreements

The Company has entered into interest rate cap agreements as a hedge against the effects of rising interest rates on the invested assets supporting a portfolio of single premium deferred annuity contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The amount subject to credit risk is approximately equal to the unrealized gain on the agreements which was less than $.1 million at December 31, 1998.

Equity-Indexed Call Options

The Company holds certain call options indexed to the performance of the S&P 500 Index as part of its asset/liability management strategy for its equity-indexed annuity products. The Company held 25 call options with a notional amount of $28.7 million and an estimated fair value of $9.8 million as of December 31, 1998.

Futures Contracts

Futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. These contracts were entered into to manage interest rate risk as part of the Company's asset and liability management. Risks arise from the movements in securities values and interest rates.
     During 1997, the Company closed out all of its futures contracts and immediately entered into zero coupon interest rate swaps with similar maturities. The remaining deferred gain on the closed futures contracts of approximately $20 million is being amortized into income over the life of the liabilities whose cash flows they supported.

LEASES
The Company has operating leases for office space and certain computer processing and other equipment. Rental expense for these items was $15.9 million, $17.0 million and $14.2 million for 1998, 1997 and 1996, respectively.
     Future minimum aggregate rental commitments at December 31, 1998 for operating leases were as follows:

(in millions)
==============================================================================
1999--$8.9                                                    2002   --  $ 5.0
2000--$7.8                                                    2003   --  $ 3.9
2001--$6.5                                       2004 and thereafter --  $11.4
------------------------------------------------------------------------------

NOTE THIRTEEN: DISCONTINUED OPERATIONS AND OTHER

In December 1998, the Company completed the sale of its mortgage banking subsidiary, ReliaStar Mortgage Corporation (RMC), for approximately $19 million in cash. The results of RMC are presented as discontinued operations in the Consolidated Statements of Income.
     Revenues and income from operations prior to the date RMC was first presented as discontinued operations, and the loss on disposal were as follows:

                                                         YEAR ENDED DECEMBER 31
(in millions)                                              1998   1997   1996
===============================================================================
Revenues                                                 $18.9   $32.7  $23.6
Income from Operations/1/                                   .1     3.2    2.1
Loss on Disposal/2/                                       (7.3)     --     --
-------------------------------------------------------------------------------

1 Net of tax expense of $1.8 million and $1.1 million in 1997 and 1996, respectively.
2 Includes a $2.8 million pretax loss from operations during the phase-out period and is net of a tax benefit of $4.3 million.

During December 1998, the Company approved a plan to consolidate its five individual life insurance and annuity service center operations into one new center. This consolidation is expected to be substantially complete by the end of the year 2000 and anticipates the termination of approximately 700 positions at the Company's current service center operations. The transitioning of operations to the new center is scheduled to begin during 1999. Estimated costs related to this plan of approximately $24.8 million (pre-tax) were recorded and are primarily related to employee-related termination costs and non-cancellable lease contracts costs associated with vacated facilities.
     During 1997, the Company approved a plan to eliminate redundancies and create operational efficiencies in its Personal Financial Services segment operations through consolidation of certain financial, underwriting and claims functions. The plan was substantially completed by December 31, 1998. The remaining costs accrued as of December 31, 1998 ($3.6 million) are primarily related to remaining unpaid severance benefits and non-cancellable lease contracts costs associated with vacated facilities and are considered adequate for all remaining obligations. Certain initial accrual estimates related to non-cancellable lease contract costs were in excess of actual costs. The reversal of the excess accrued costs during 1998 increased net income by approximately $1 million.

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

NOTE FOURTEEN: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures are made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.
     SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
     The fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1998 and 1997, respectively. Although Management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates; therefore, current estimates of fair value may differ significantly from the amounts presented herein.
     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

FIXED MATURITY SECURITIES
The estimated fair value disclosures for debt securities satisfy the fair value disclosure requirements of SFAS No. 107. (See Note 4.)

EQUITY SECURITIES
Fair value equals carrying value as these securities are carried at quoted market value.

MORTGAGE LOANS ON REAL ESTATE
The fair values for mortgage loans on real estate are estimated using discounted cash flow analyses and interest rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

CASH,SHORT-TERM INVESTMENTS AND POLICY LOANS
The carrying amounts for these assets approximate the assets' fair values.

OTHER FINANCIAL INSTRUMENTS REPORTED AS ASSETS
The carrying amounts for these financial instruments (primarily premiums and other accounts receivable and accrued investment income) approximate those assets' fair values

INVESTMENT CONTRACT LIABILITIES
The fair value for deferred annuities was estimated to be the amount payable on demand at the reporting date, as those investment contracts have no defined maturity and are similar to a deposit liability. The amount payable at the reporting date was calculated as the account balance less applicable surrender charges.
     The fair value for GICs was estimated using discounted cash flow analyses. The discount rate used was based upon current industry offering rates on GICs of similar durations.
     The fair values for supplementary contracts without life contingencies and immediate annuities were estimated using discounted cash flow analyses. The discount rate was based upon treasury rates plus a pricing margin.
     The carrying amounts reported for other investment contracts, which includes participating pension contracts and retirement plan deposits, approximate those liabilities' fair value.

CLAIMS AND OTHER DEPOSIT FUNDS
The carrying amounts for claim and other deposit funds approximate the liabilities' fair value.

NOTES AND MORTGAGES PAYABLE
The fair value for publicly traded debt was based upon quoted market prices. For other debt obligations, discounted cash flow analyses were used. The discount rate was based upon the Company's estimated current incremental borrowing rates.

TRUST-ORIENTED PREFERRED SECURITIES
The fair value was based upon quoted market prices.

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

================================================================================

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries


     The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                               DECEMBER 31, 1998             DECEMBER 31, 1997
                                                           ------------------------      ------------------------
                                                            CARRYING           FAIR       CARRYING           FAIR
(IN MILLIONS)                                                 AMOUNT          VALUE         AMOUNT          VALUE
=================================================================================================================
FINANCIAL INSTRUMENTS RECORDED AS ASSETS
   Fixed Maturity Securities                               $11,625.1      $11,625.1      $11,146.7      $11,146.7
   Equity Securities                                            60.3           60.3           27.0           27.0
   Mortgage Loans on Real Estate
     Commercial                                              1,726.8        1,841.8        1,594.9        1,679.1
     Residential and Other                                     428.0          436.7          675.8          687.3
   Policy Loans                                                702.3          702.3          663.3          663.3
   Cash and Short-Term Investments                             190.2          190.2          203.6          203.6
   Other Financial Instruments Recorded as Assets              630.9          630.9          749.8          749.8
FINANCIAL INSTRUMENTS RECORDED AS LIABILITIES
   Investment Contracts
     Deferred Annuities                                     (7,784.5)      (7,366.3)      (7,753.1)      (7,321.6)
     GICs                                                      (70.3)         (98.2)         (62.5)         (90.0)
     Supplementary Contracts and Immediate Annuities          (414.8)        (416.5)        (337.1)        (330.5)
     Other Investment Contracts                               (396.4)        (396.4)        (454.9)        (454.9)
   Claim and Other Deposit Funds                              (154.4)        (154.4)        (148.1)        (148.1)
   Notes and Mortgages Payable                                (508.4)        (534.3)        (592.4)        (609.8)
   Trust-Originated Preferred Securities                      (242.3)        (257.5)        (241.9)        (256.9)
   Other Financial Instruments Recorded as Liabilities        (545.2)        (545.2)        (349.6)        (349.6)
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
   Financial Guarantees                                           --           (2.1)            --           (3.5)
-----------------------------------------------------------------------------------------------------------------


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

================================================================================

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries


NOTE FIFTEEN:  EARNINGS PER
COMMON SHARE

The following table provides a reconciliation of the numerator and denominator for the basic and diluted earnings per common share computation:

                                          YEAR ENDED DECEMBER 31
                                       --------------------------
(IN MILLIONS)                            1998      1997      1996
=================================================================
NUMERATOR --  BASIC
Income from Continuing
   Operations                          $244.9    $218.8    $190.9
Net Dividends on ESOP
   Convertible Preferred Stock             --        --      (2.0)
Dividends on 10% Senior
   Cumulative Preferred Stock              --        --      (3.2)
-----------------------------------------------------------------
Income from Continuing
   Operations Available to
   Common Shareholders (Basic)         $244.9    $218.8    $185.7
-----------------------------------------------------------------
NUMERATOR -- DILUTED
Income from Continuing
   Operations                          $244.9    $218.8    $190.9
Dividends on 10% Senior
   Cumulative Preferred Stock              --        --      (3.2)
-----------------------------------------------------------------
Income from Continuing
   Operations Available to
   Common Shareholders (Diluted)       $244.9    $218.8    $187.7
-----------------------------------------------------------------
DENOMINATOR
Weighted Average Common Shares
   During the Period (Basic)             91.1      85.6      73.8
Dilutive Effect of:
   Stock Options                          1.5       1.4       1.0
   ESOP Convertible Preferred Stock        --        --       5.2
   Other                                   .1        .1        --
-----------------------------------------------------------------
Weighted Average Common Shares
   During the Period (Diluted)           92.7      87.1      80.0
-----------------------------------------------------------------


NOTE SIXTEEN: SEGMENT INFORMATION

The Company operates in four reportable segments which are differentiated by products and/or marketing focus. The Personal Financial Services segment sells life insurance and annuity products to individuals. The Worksite Financial Services segment sells group and individual insurance products, 401(k) plans and financial services to employers and their employees at the worksite. The Tax-Sheltered and Fixed Annuities segment sells 403(b) annuities and other retirement products, primarily to the K-12 schoolteacher market. The Reinsurance segment sells group life, health and specialty reinsurance products in the U.S. and internationally.
     Operations not included in the four reportable segments are classified as Other Business Units and include the Company's mutual fund operation, broker/dealer operations, banking operation and personal financial education company. Financing costs, goodwill amortization, unallocated costs and consolidating/eliminating adjustments are reported in Corporate. Intersegment transactions are accounted for on a third-party basis.

================================================================================

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries


     Selected financial information by reportable segment is as follows:

                                               YEAR ENDED DECEMBER 31
                                           ------------------------------
(IN MILLIONS)                                1998       1997       1996
=========================================================================
OPERATING INCOME BEFORE SPECIAL CHARGES
Personal Financial Services                $   97.8   $   71.2   $   50.5
Worksite Financial Services                    60.5       51.4       44.1
Tax-Sheltered and Fixed Annuities              76.5       74.3       72.9
Reinsurance                                    42.4       37.2       32.9
-------------------------------------------------------------------------
 Total Reportable Segments                    277.2      234.1      200.4
Other Business Units                           11.4        9.4        (.1)
Corporate                                     (19.1)     (16.7)     (14.8)
-------------------------------------------------------------------------
Operating Income Before
 Special Charges                              269.5      226.8      185.5
Net Realized Investment Gains/1/                9.7        6.0        5.4
Special Charges/2/                            (34.3)     (14.0)        --
-------------------------------------------------------------------------
Consolidated Income from
 Continuing Operations                     $  244.9   $  218.8   $  190.9
-------------------------------------------------------------------------

OPERATING REVENUES
Personal Financial Services                $  891.7   $  716.0   $  550.7
Worksite Financial Services                   795.2      772.0      783.8
Tax-Sheltered and Fixed Annuities             591.2      563.1      539.0
Reinsurance                                   346.4      240.4      200.2
-------------------------------------------------------------------------
 Total Reportable Segments                  2,624.5    2,291.5    2,073.7
Other Business Units                          190.6      154.5       70.3
Corporate                                      15.5       19.9       11.8
-------------------------------------------------------------------------
 Operating Revenues                         2,830.6    2,465.9    2,155.8
Net Realized Investment Gains                  17.6       11.7       11.2
-------------------------------------------------------------------------
Consolidated Revenues                      $2,848.2   $2,477.6   $2,167.0
-------------------------------------------------------------------------

NET INVESTMENT INCOME
Personal Financial Services                $  405.1   $  332.9   $  277.2
Worksite Financial Services                   141.9      135.3      142.6
Tax-Sheltered and Fixed Annuities             532.6      509.6      486.9
Reinsurance                                    21.1       18.0       16.1
-------------------------------------------------------------------------
 Total Reportable Segments                  1,100.7      995.8      922.8
Other Business Units                             .4         .1         .2
Corporate                                      15.8       10.4        6.6
-------------------------------------------------------------------------
Consolidated Net
 Investment Income                         $1,116.9   $1,006.3   $  929.6
-------------------------------------------------------------------------

OPERATING INCOME TAX EXPENSE (BENEFIT)
Personal Financial Services                $   51.9   $   38.4   $   26.4
Worksite Financial Services                    32.6       27.3       23.4
Tax-Sheltered and Fixed Annuities              41.3       40.1       39.3
Reinsurance                                    22.9       20.3       17.8
-------------------------------------------------------------------------
 Total Reportable Segments                    148.7      126.1      106.9
Other Business Units                            5.8        1.0        0.7
Corporate                                       1.7        3.0       (5.4)
-------------------------------------------------------------------------
Operating Income Tax Expense                  156.2      130.1      102.2
Net Realized Investment Gains/1/                5.2        3.2        2.8
Special Charges/2/                            (18.4)      (7.6)        --
-------------------------------------------------------------------------
Consolidated Income Tax Expense            $  143.0   $  125.7   $  105.0
-------------------------------------------------------------------------

                                          YEAR ENDED DECEMBER 31
                                     ------------------------------
(IN MILLIONS)                         1998       1997        1996
===================================================================
AMORTIZATION OF DAC AND PVFP
Personal Financial Services           $126.1  $   103.7   $    77.4
Worksite Financial Services             10.1        7.8         2.8
Tax-Sheltered and Fixed Annuities       37.7       29.0        28.4
Reinsurance                              2.3         .5          .4
-------------------------------------------------------------------
 Total Reportable Segments             176.2      141.0       109.0
Corporate                                 .9         .7         1.0
-------------------------------------------------------------------
                                       177.1      141.7       110.0
Special Charges/2/                      12.6        1.9          --
Net Realized Investment Gains            2.7        2.5         3.0
-------------------------------------------------------------------
Consolidated Total                    $192.4  $   146.1   $   113.0
-------------------------------------------------------------------

                                                   DECEMBER 31
                                              ---------------------
(IN MILLIONS)                                    1998        1997
===================================================================
ASSETS UNDER MANAGEMENT
Personal Financial Services                   $ 7,099.0   $ 6,653.8
Worksite Financial Services                     3,512.1     3,070.1
Tax-Sheltered and Fixed Annuities               7,382.7     6,786.7
Reinsurance                                       309.9       264.3
-------------------------------------------------------------------
 Total Reportable Segments                     18,303.7    16,774.9
Other Business Units                            4,018.4     3,256.1
Corporate                                         389.8       305.9
-------------------------------------------------------------------
 Assets Under Management                       22,711.9    20,336.9
Net Unrealized Investment Gains                   526.2       489.1
Other Balance Sheet Assets                      3,389.0     3,430.9
Off-Balance Sheet Mutual Fund
 Client Assets                                 (4,018.4)   (3,256.1)
-------------------------------------------------------------------
Consolidated Assets                           $22,608.7   $21,000.8
-------------------------------------------------------------------

/1/ Amounts are after-tax and include the impact of net realized investment gains on the amortization of deferred policy acquisition costs and present value of future profits.

/2/ The Company recorded $34.3 million (after-tax) and $14.0 million (after-tax) of special charges in 1998 and 1997, respectively. These special charges are excluded from operating segment results for internal management purposes and therefore, are presented separately.

================================================================================

Notes to Consolidated Financial Statements
ReliaStar Financial Corp. and Subsidiaries

NOTE SEVENTEEN: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited quarterly results of operations:

                                                                           1998
                                              -------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)          FIRST QUARTER  SECOND QUARTER   THIRD QUARTER  FOURTH QUARTER
===========================================================================================================
Revenues                                             $689.6          $721.8          $708.9          $727.9
Income Taxes                                           38.0            41.5            40.0            23.5

Income from Continuing Operations                    $ 64.5          $ 72.9          $ 68.6          $ 38.9
Income (Loss) from Discontinued Operations               .1            (3.5)             --            (3.8)
-----------------------------------------------------------------------------------------------------------
 Net Income                                          $ 64.6          $ 69.4          $ 68.6          $ 35.1
-----------------------------------------------------------------------------------------------------------
Per Common Share--Basic
Income from Continuing Operations                    $  .71          $  .80          $  .75          $  .43
Loss from Discontinued Operations                        --            (.04)             --            (.04)
-----------------------------------------------------------------------------------------------------------
 Net Income                                          $  .71          $  .76          $  .75          $  .39
-----------------------------------------------------------------------------------------------------------
Per Common Share--Diluted
Income from Continuing Operations                    $  .70          $  .79          $  .74          $  .42
Loss from Discontinued Operations                        --            (.04)             --            (.04)
-----------------------------------------------------------------------------------------------------------
 Net Income                                          $  .70          $  .75          $  .74          $  .38
-----------------------------------------------------------------------------------------------------------
Weighted Average Common Shares
 Basic                                                 91.0            91.2            91.5            90.6
 Diluted                                               92.8            92.9            93.1            92.0
-----------------------------------------------------------------------------------------------------------

                                                                           1997
                                              -------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)          FIRST QUARTER  SECOND QUARTER   THIRD QUARTER  FOURTH QUARTER
===========================================================================================================
Revenues                                             $557.1          $572.3         $667.5          $680.7
Income Taxes                                           28.3            29.4           34.3            33.7

Income from Continuing Operations                    $ 51.1          $ 50.7         $ 60.8          $ 56.2
Income from Discontinued Operations                      .2             1.2             .7             1.1
-----------------------------------------------------------------------------------------------------------
 Net Income                                          $ 51.3          $ 51.9         $ 61.5          $ 57.3
-----------------------------------------------------------------------------------------------------------
Per Common Share--Basic
Income from Continuing Operations                    $  .64          $  .63         $  .66          $  .62
Income from Discontinued Operations                      --             .02            .01             .01
-----------------------------------------------------------------------------------------------------------
 Net Income                                          $  .64          $  .65         $  .67          $  .63
-----------------------------------------------------------------------------------------------------------
Per Common Share--Diluted
Income from Continuing Operations                    $  .63          $  .62         $  .65          $  .61
Income from Discontinued Operations                      --             .02            .01             .01
-----------------------------------------------------------------------------------------------------------
 Net Income                                          $  .63          $  .64         $  .66          $  .62
-----------------------------------------------------------------------------------------------------------
Weighted Average Common Shares
 Basic                                                 80.2            80.4           91.3            90.4
 Diluted                                               81.4            81.7           93.0            92.2
-----------------------------------------------------------------------------------------------------------

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

   The Company maintains accounting and other control systems which Management believes provide reasonable assurance that transactions are properly recorded in the books and records and that the assets are properly safeguarded. The systems of internal control include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures and a broad program of internal audits. The costs of the control systems are balanced against the expected benefits. During 1998, the Audit Committee of the Board of Directors, composed solely of outside directors, met three times with Management, the Company's internal auditors and the independent auditors to review the scope of the audits, discuss the evaluation of internal accounting controls and discuss financial reporting matters. The independent auditors and internal auditors have free access to the Audit Committee and meet with it, without Management present, to discuss any appropriate matters.

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


/s/ John G. Turner

John G. Turner, FSA
Chairman and Chief Executive Officer



Independent Auditors' Report

Board of Directors and Shareholders
ReliaStar Financial Corp. and Subsidiaries
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of ReliaStar Financial Corp. and Subsidiaries as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReliaStar Financial Corp. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 4, 1999

Common Stockholder Information

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The common stock of ReliaStar Financial Corp. is traded on the New York Stock Exchange under the symbol RLR. The following table sets forth the amounts of cash dividends per common share and the high and low prices of ReliaStar Financial Corp. common stock for each quarter of 1998 and 1997.

                                      1998
----------------------------------------------------------------
                                   MARKET PRICE        DIVIDENDS
QUARTER                              PER SHARE         PER SHARE
----------------------------------------------------------------
                                 HIGH         LOW
================================================================
1st                            $48 3/4      $39 3/4      $.155
2nd                             49 15/16     41 3/4       .185
3rd                             52 7/16      36 7/16      .185
4th                             48 7/16      29           .185
Year                                                      .710

                                      1997
----------------------------------------------------------------
                                   MARKET PRICE        DIVIDENDS
QUARTER                              PER SHARE         PER SHARE
----------------------------------------------------------------
                                 HIGH          LOW
================================================================
1st                            $32 11/16      $27        $ .14
2nd                             36 3/4         28 5/8      .155
3rd                             40 3/16        35 21/32    .155
4th                             41 9/16        33 5/8      .155
Year                                                       .605

For restrictions on dividends, see Note Nine of Notes to Consolidated Financial Statements.

SHAREHOLDERS
There were 22,347 common stockholders of record as of February 22, 1999.

Corporate Information

EMPLOYEES AND AGENTS
At year-end 1998, ReliaStar Financial Corp. had 3,500 employees and 31,600 agents under contract.

AUDITORS
Deloitte & Touche LLP

STOCK TRANSFER AGENT
Norwest Bank Minnesota, N.A., P.O. Box 64854, St. Paul, Minnesota 55164-0854,
(651) 450-4064 or (800) 468-9716. Communications regarding stock transfer requirements, lost certificates, dividend payments and change of address should be directed to the transfer agent or to the Office of the Corporate Secretary, ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401.

TRADING MARKET
New York Stock Exchange

COMMON STOCK TRADING SYMBOL
RLR

TRUST-ORIGINATED PREFERRED SECURITIES
TRADING SYMBOLS
RLR PrA, RLR PrB

ANNUAL MEETING
Thursday, May 13, 1999, 10 a.m. Central Time, ReliaStar Financial Corp. Home Office, 20 Washington Avenue South, Minneapolis, Minnesota.

INVESTOR RELATIONS
Securities analysts, investment professionals and shareholders should direct their inquiries about financial performance to Karin E. Glasgow, Director, Investor Relations, at (612) 342-3979.

MEDIA RELATIONS AND GENERAL INFORMATION
Members of the news media should direct their inquiries to Ruth A. Weber Kelley, Second Vice President, Corporate Communications, at (612) 372-5628. For general information, call the company's main switchboard at (612) 372-5432.

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