Form 10-K, Exhibit 13
period 1999-12-31
RELIASTAR FINANCIAL CORP
filed 2000-03-20
CIK 841528

                                                                      EXHIBIT 13
ReliaStar Financial Corp. and Subsidiaries

Five-Year Consolidated Financial Highlights


(in millions, except per share data)                       1999           1998            1997          1996           1995
==============================================================================================================================
Revenues and Earnings
Premiums                                                $  1,192.8     $  1,014.1     $    887.9     $    836.9     $    851.5
Net Investment Income                                      1,115.9        1,116.9        1,006.3          929.6          884.3
Realized Investment Gains (Losses)                            (1.3)          17.6           11.7           11.2            4.9
Policy and Contract Charges                                  454.5          427.6          332.9          245.9          218.5
Other Income                                                 275.4          272.0          238.8          143.4          114.4
------------------------------------------------------------------------------------------------------------------------------
 Total Revenues                                            3,037.3        2,848.2        2,477.6        2,167.0        2,073.6
Benefits and Expenses                                      2,634.2        2,447.1        2,122.7        1,866.1        1,816.7
Income Tax Expense                                           136.3          143.0          125.7          105.0           89.7
Dividends on Preferred Securities of Subsidiaries,
 Net of Tax                                                   13.2           13.2           10.4            5.0             --
------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                            253.6          244.9          218.8          190.9          167.2
Income (Loss) from Discontinued Operations,
 Net of Tax                                                     --           (7.2)           3.2            2.1           (3.5)
------------------------------------------------------------------------------------------------------------------------------
Net Income                                              $    253.6     $    237.7     $    222.0     $    193.0     $    163.7
==============================================================================================================================
Net Income Available to Common Shareholders             $    253.6     $    237.7     $    222.0     $    187.8     $    155.4
==============================================================================================================================
PER COMMON SHARE
Income from Continuing Operations (Diluted)             $     2.85     $     2.64     $     2.51     $     2.35     $     2.04
Net Income (Diluted)                                          2.85           2.56           2.55           2.37           1.99
Dividends Paid                                                .800           .710           .605           .545           .488
Financial Position
Assets                                                  $ 24,926.9     $ 22,608.7     $ 21,000.8     $ 16,707.0     $ 15,519.2
Notes and Mortgages Payable                                  803.6          509.4          593.5          407.5          422.3
Trust-Originated Preferred Securities                        242.6          242.3          241.9          120.9             --
Other Liabilities                                         21,935.0       19,736.8       18,154.4       14,760.9       13,676.8
Common Shareholders' Equity                                1,945.7        2,120.2        2,011.0        1,417.7        1,351.4
Preferred Shareholders' Equity                                  --             --             --             --           68.7
Other Data
Operating Income/1/                                     $    253.1     $    235.2     $    212.8     $    185.5     $    164.7
Operating Income Before Special Items/1,2/                   255.0          269.5          226.8          185.5          164.7
Operating Income Per Diluted Common Share/1/                  2.84           2.54           2.44           2.28           2.00
Operating Income Before Special Items
  Per Diluted Common Share/1,2/                               2.86           2.91           2.60           2.28           2.00
Statutory Premiums and Deposits and Fee Revenues/3/     $  4,195.7     $  3,543.2     $  3,211.1     $  2,726.7     $  2,560.2
Return on Equity - Operating Income/1,4/                      14.1%          13.3%          14.7%          16.4%          16.0%
Return on Equity - Operating Income
  Before Special Items/1,2,4/                                 14.2%          15.2%          15.7%          16.4%          16.0%
Year-End Market Price Per Common Share                  $   39/3/16/   $    46/1/8/   $   41/3/16/   $    28/7/8/   $   22/3/16/
Book Value Per Common Share/4/                               23.10          20.96          19.74          15.95          14.27
Assets Under Management /5/                               35,456.6       22,711.9       20,336.9       18,141.0       15,826.5
Common Shareholders' Equity, Excluding
  Accumulated Other Comprehensive Income                   2,053.2        1,863.0        1,784.8        1,276.9        1,104.6
Insurance Product Sales/6/
Individual Life                                         $    146.2     $    127.3     $     89.3     $     68.9     $     65.6
Individual Annuity                                           873.0          840.7          762.3          643.3          669.6
Group Life                                                    78.5           66.0           64.7           43.5           23.0
Group Health                                                  28.4           16.9           16.7           32.1           49.1
Retirement Plan Sales                                        600.4          453.1          405.8          315.7          255.2
Life and Health Reinsurance                                  275.4          205.6           98.1           70.2           46.5
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                   $  2,001.9     $  1,709.6     $  1,436.9     $  1,173.7     $  1,109.0
==============================================================================================================================
Life Insurance in Force
Individual                                              $129,760.1     $123,947.9     $118,485.2     $ 67,653.1     $ 66,399.5
Group                                                    193,225.9      166,979.7      141,311.4      117,342.1      106,873.7
Reinsurance                                                4,762.3        5,598.5        7,228.3        5,220.0        4,715.4
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                   $327,748.3     $296,526.1     $267,024.9     $190,215.2     $177,988.6
==============================================================================================================================

NOTE: Pilgrim Capital Corporation and Security-Connecticut Corporation were acquired effective October 29, 1999 and July 1, 1997, respectively. The financial data includes the contributions of the acquired entities subsequent to their respective acquisition dates.

/1/Operating Income excludes realized investment gains and losses and their impact on deferred policy acquisition costs and present value of future profits.

/2/Excludes special items of $1.9 million, $34.3 million and $14.0 million
   (after-tax) recorded in 1999, 1998 and 1997, respectively. (See Management's Discussion and Analysis of Financial Condition and Results of Operations.)

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

/6/Represents annualized amounts of new premiums and deposits. Beginning in 1999, individual life lump-sum deposits are reported on a weighted basis. Previously reported amounts have been restated accordingly.

ReliaStar Financial Corp. and Subsidiaries

Management's Discussion and Analysis of
Financial Condition and Results of Operations


RESULTS OF OPERATIONS

Results of operations by operating segment are summarized below:

Year ended December 31 (in millions)                        1999     1998     1997
==================================================================================
Operating Income (Loss) Before Special Items/1/
Reportable Segments
 Personal Financial Services                              $109.9   $100.3   $ 77.9
 Worksite Financial Services                                64.5     60.5     51.4
 Tax-Sheltered and Fixed Annuities                          77.3     74.0     67.6
 Reinsurance                                                16.1     42.4     37.2
Other Business Units                                        12.3     11.4      9.4
Corporate                                                  (25.1)   (19.1)   (16.7)
----------------------------------------------------------------------------------
                                                           255.0    269.5    226.8
Special Items                                               (1.9)   (34.3)   (14.0)
----------------------------------------------------------------------------------
Operating Income                                           253.1    235.2    212.8
Net Realized Investment Gains, Net of Tax                     .5      9.7      6.0
----------------------------------------------------------------------------------
Income From Continuing Operations                          253.6    244.9    218.8
Income (Loss) From Discontinued Operations, Net of Tax        --     (7.2)     3.2
----------------------------------------------------------------------------------
NET INCOME                                                $253.6   $237.7   $222.0
==================================================================================

/1/Operating income is after-tax and excludes realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs
(DAC) and present value of future profits (PVFP). Special items are presented separately to be consistent with the presentation of operating segment results used for internal management purposes.


ReliaStar Financial Corp. (the Company or ReliaStar) is principally engaged in the business of providing life insurance and related financial services products. Through its subsidiaries, the Company provides and distributes individual life insurance and annuities; employee benefit products and services; retirement plans; life and health reinsurance; mutual funds and bank products. The Company conducts its life insurance operations through its subsidiaries:
ReliaStar Life Insurance Company (ReliaStar Life), Northern Life Insurance Company (Northern), Security-Connecticut Life Insurance Company (Security-Connecticut) and ReliaStar Life Insurance Company of New York (RLNY). These subsidiaries are sometimes collectively referred to as the Insurers.

   The Company reports its operating results in four reportable operating segments: Personal Financial Services (PFS), Worksite Financial Services (WFS), Tax-Sheltered and Fixed Annuities (TSA/FA), and Reinsurance. The Personal Financial Services segment sells life insurance and annuity products to individuals. The Worksite Financial Services segment sells group and individual life insurance products, retirement plans and financial services to employers and their employees at the worksite. The Tax-Sheltered and Fixed Annuities segment sells 403(b) annuities and other retirement products, primarily to the K-12 schoolteacher market. The Reinsurance segment sells group life, health, and specialty risk reinsurance and specialty insurance products in the United States and internationally. Other Business Units include the Company's mutual fund operation, broker/dealer operations and banking operations. In the first quarter of 1999, management responsibility for the closed block of individual life insurance of Northern was transferred from the TSA/FA segment to the PFS segment. At the same time, management responsibility for the fixed annuities of Security-Connecticut was transferred from the PFS segment to the TSA/FA segment. Previously reported segment financial data has been restated to reflect these changes and conform with current period presentation.

   ReliaStar completed the acquisitions of Pilgrim Capital Corporation (Pilgrim) and Security-Connecticut Corporation (SCC) on October 29, 1999, and July 1, 1997, respectively. The acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations do not include the results of the acquired entities prior to the respective acquisition dates.

   During the fourth quarter of 1999, the Company recorded two separate special items totaling $1.9 million (after-tax). The first special item was an $8.9 million (after-tax) special charge consisting of severance, facilities, and other merger-related costs associated with the integration of the Company's existing mutual fund operation with Pilgrim. The second special item was a $7.0 million tax benefit, recorded in Corporate, that resulted from a change in tax law that permits the Company to use certain net operating loss carryforwards of previously acquired entities.

   During the fourth quarter of 1998, the Company recorded $34.3 million (after-tax) of special items related to updating certain assumptions affecting deferred acquisition costs for interest sensitive products (primarily lapse

ReliaStar Financial Corp. and Subsidiaries                               M D & A

assumptions for fixed annuities), an accrual for life insurance litigation settlement costs and certain costs associated with restructuring activities. The restructuring charges related to the Company's decision to consolidate certain activities, primarily customer service functions. Accrued costs associated with these restructuring activities are primarily employee related termination costs and non-cancelable lease contract costs associated with vacated facilities.

   During the fourth quarter of 1997, the Company recorded $14.0 million (after-tax) of special items related to updating certain assumptions affecting deferred acquisition costs for interest sensitive products and for costs related to restructuring and other activities. The costs related to restructuring and other activities were primarily related to the Company's decision to consolidate certain financial, underwriting and claims activities. Costs associated with these restructuring activities were primarily employee related termination costs and non-cancelable lease contract costs associated with vacated facilities.

   Special items are presented separately in the "Results of Operations" table to be consistent with the presentation of operating segment results used for internal management purposes.

   The discussion of segment operating results that follows refers to the "Results of Operations" table and, in each instance, amounts are after-tax and before special items unless otherwise indicated.

1999 compared with 1998

Personal Financial Services - Operating income before special items of the PFS segment for 1999 increased $9.6 million, or 10%, compared with 1998. The increase in operating income before special items was primarily due to favorable mortality experience and growth in assets under management, partially offset by slightly lower interest spreads.

   The interest spread for the PFS segment was 237 basis points in 1999 compared to 239 basis points in 1998. This decrease in spreads reflects a 21 basis point decrease in the portfolio yield and a 19 basis point reduction in the average crediting rate. For most of the business included in the PFS segment, crediting rates can be changed on the policy anniversary or some other date. The balance of the business has crediting rates that are reset annually at the beginning of the calendar year and are guaranteed for one year. Crediting rates offered on new business can be changed at any time in response to competition and market interest rates.

   Total assets under management increased to $7.5 billion as of December 31, 1999, from $6.9 billion as of December 31, 1998. Separate account assets under management increased to $2.9 billion as of December 31, 1999, from $2.1 billion as of December 31, 1998.

   Total sales (annualized new premiums and deposits) for 1999 were $341.2 million compared to $352.3 million in 1998. The decrease in sales reflects a 10% decrease in annuity sales, partially offset by a 12% increase in individual life insurance sales.

Worksite Financial Services - Operating income before special items of the WFS segment for 1999 increased $4.0 million, or 7%, compared with 1998. The increase in operating income before special items was primarily due to higher sales and lower levels of expenses in the voluntary payroll deduction unit and growth in assets under management in the retirement plans unit, partially offset by lower earnings from the closed block of pension business.

   Total sales for 1999 were $728.1 million compared with $551.5 million in 1998. The increase in sales reflects a 33% increase in retirement plan sales, a 68% increase in group health sales, a 19% increase in group life sales and a 34% increase in individual life sales.

Tax-Sheltered and Fixed Annuities - Operating income before special items of the TSA/FA segment for 1999 increased $3.3 million, or 4%, compared with 1998. The increase in operating income before special items was primarily due to increased interest spreads and growth in assets under management, partially offset by higher expense levels, including expenses associated with the consolidation of customer service functions.

   The interest spread for the TSA/FA segment was 279 basis points in 1999 compared to 254 basis points in 1998. This increase in spreads reflects a 40 basis point reduction in the average crediting rate and a 15 basis point decrease in the portfolio yield. For most of the business included in the TSA/FA segment, crediting rates on in force business are reset annually at the beginning of the calendar year and are guaranteed for one year. The balance of the business has crediting rates that can be changed on the policy anniversary or some other date. Crediting rates offered on new business can be changed at any time in response to competition and market interest rates and are guaranteed on most new deposits received to the end of the calendar year.

   Total assets under management increased to $8.2 billion as of December 31, 1999, from $7.6 billion as of December 31, 1998. Separate account assets under management increased to $779 million at December 31, 1999, from $378 million at December 31, 1998.

   Total sales for 1999 were $657.2 million compared with $600.2 million in 1998. The increase in sales reflects a 32% increase in sales of variable annuities, partially offset by a 1% decrease in fixed annuity sales.

Reinsurance - Operating income before special items of the Reinsurance segment for 1999 decreased $26.3 million, or 62%, compared with 1998. The decrease in operating income before special items was primarily due to losses from medical reinsurance business written by two independent managing underwriters with whom the Company has terminated its relationships.

ReliaStar Financial Corp. and Subsidiaries                               M D & A

  Because of increased claims in the third quarter, the Company conducted an extensive review of its medical business and determined that claims experience for certain business written by two managing underwriters was developing much worse than was assumed for pricing. The review concluded that the business was not profitable and, as a result, a pretax accrual of $25 million ($16.2 million, after-tax) was recorded for all incurred and prospective losses on all premiums written by these two managing underwriters. Concurrent with the review of the medical reinsurance business, the Company undertook a broader review of its reinsurance businesses. As a result, deficiencies were discovered in the claims reporting processes in the international reinsurance line. This required reserves to be strengthened by $8 million, pretax ($5.1 million, after-tax).

  Excluding the earned premium from the two terminated managing underwriters, earned premium for the Reinsurance segment increased 39% to $358.2 million in 1999 compared with 1998. The increase in earned premium revenue was offset by a higher overall loss ratio that increased to 68% in 1999 compared with 58% in 1998.

  Claims experience and overall profitability of workers compensation carve-out reinsurance in 1999 were consistent with 1998 and in line with the Company's expectations.

  Earnings in the reinsurance business can fluctuate based upon a number of factors, including pricing, market capacity, the availability and pricing of retrocessional programs, loss experience and the risk profile of the book of business included in this segment.

  Total sales for 1999 were $275.4 million compared with $205.6 million in 1998, an increase of 34%, primarily due to strong sales of group long-term disability and group medical reinsurance.

Other Business Units - Operating income before special items of the Other Business Units for 1999 increased $.9 million compared with 1998. The increase in operating income before special items was primarily due to the addition of Pilgrim mutual funds in the fourth quarter of 1999 and growth in assets under management of ReliaStar's existing mutual fund operation.

  During the fourth quarter of 1999, an $8.9 million (after-tax) special charge was recorded for severance, facilities and other merger-related costs associated with the integration of the Company's existing mutual fund operation with Pilgrim.

Corporate - Operating losses before special items of Corporate for 1999 increased $6.0 million compared with 1998. The increase in operating losses before special items was primarily due to increased financing costs and goodwill amortization related to purchase acquisitions and the financing costs associated with common stock buybacks completed in 1999 and 1998.

  During the fourth quarter of 1999, a special income item related to a tax benefit of $7.0 million was recorded. The tax benefit resulted from a change in tax law that permits the Company to use certain net operating loss carryforwards of previously acquired entities.

1998 compared with 1997

Personal Financial Services - Operating income before special items of the PFS segment for 1998 increased $22.4 million, or 29%, compared with 1997. Of the total increase, $16.2 million was due to including twelve months of 1998 earnings from the SCC life insurance subsidiaries compared with including six months of 1997 earnings from the SCC life insurance subsidiaries. The remaining $6.2 million increase in operating income before special items was primarily due to an increase in interest spreads, growth in assets under management and lower expense levels, partially offset by less favorable mortality experience.

  The interest spread for the PFS segment, excluding the former SCC life insurance subsidiaries, was 259 basis points in 1998 compared to 237 basis points in 1997. This increase in spreads reflects a 14 basis point increase in the portfolio yield and an 8 basis point reduction in the average crediting rate.

  Total assets under management increased to $6.9 billion as of December 31, 1998, from $6.4 billion as of December 31, 1997. Separate account assets under management increased to $2.1 billion as of December 31, 1998, from $1.6 billion as of December 31, 1997.

  Total sales for 1998 were $352.3 million compared to $298.5 million in 1997. The increase in sales reflects a 51% increase in individual life insurance sales and a 15% increase in variable annuity sales. Fixed annuity sales decreased 57% in 1998 compared to 1997. Included in the sales results are $20.2 million of sales from the SCC life insurance subsidiaries in the first six months of 1998 for which there are no comparable sales in the first six months of 1997, as SCC was acquired on July 1, 1997.

  During the fourth quarter of 1998, special items totaling $25.2 million were recorded by the PFS segment related to updating certain assumptions (primarily lapse assumptions for fixed annuities) affecting deferred acquisition costs for interest sensitive products ($3.2 million), an accrual for life insurance litigation settlement costs ($10.0 million) and certain costs associated with restructuring activities ($12.0 million).

Worksite Financial Services - Operating income before special items of the WFS segment for 1998 increased $9.1 million, or 18%, compared with 1997. The increase in operating income before special items was primarily due to increased investment income and lower expenses in the employee benefits unit; higher fee income in the retirement plans unit, reflecting growth in assets under management; favorable mortality experience and lower expenses in the

ReliaStar Financial Corp. and Subsidiaries                               M D & A

pension lines of business; partially offset by increased start-up costs in the Worksite Advisory Services unit.

  Total sales for 1998 were $551.5 million compared with $502.7 million in 1997. The increase in sales was primarily due to higher retirement plan sales.

  During the fourth quarter of 1998, special items totaling $1.3 million were recorded by the WFS segment related to certain costs associated with restructuring activities.

  During September 1998, the Company entered into a strategic alliance with Trustmark Insurance Co. (Trustmark) related to its insured group medical and Administrative Services Only (ASO) product lines. Under the alliance, ReliaStar transferred to Trustmark the claims processing and administration for its insured group medical, ASO and split risk product lines. The group medical contracts were underwritten by ReliaStar Life until a future renewal date, at which time Trustmark began providing products and services to these customers, in addition to handling claims processing and administration. As a result of the alliance, approximately 380 ReliaStar employees were terminated and most were hired by Trustmark. The termination and other costs incurred were offset by payments to ReliaStar as part of this alliance. The alliance did not materially impact 1998 operating earnings of this segment.

Tax-Sheltered and Fixed Annuities - Operating income before special items of the TSA/FA segment for 1998 increased $6.4 million, or 9%, compared with 1997. The increase in operating income before special items was primarily due to increased interest spreads and growth in assets under management.

  The interest spread for the TSA/FA segment, excluding the former SCC life insurance subsidiaries, was 255 basis points in 1998 compared to 250 basis points in 1997. This increase in spreads reflects a 14 basis point reduction in the average crediting rate and a 9 basis point decrease in the portfolio yield.

  Total assets under management increased to $7.6 billion as of December 31, 1998, from $7.1 billion as of December 31, 1997. Separate account assets under management increased to $378 million at December 31, 1998, from $142 million at December 31, 1997.

  Total sales for 1998 were $600.2 million compared with $537.6 million in 1997. The increase in sales reflects a 74% increase in sales of variable annuities, partially offset by a 5% decrease in fixed annuity sales.

  During the fourth quarter of 1998, special items totaling $7.8 million were recorded by the TSA/FA segment related to updating certain assumptions (primarily lapse assumptions for fixed annuities) affecting deferred acquisition costs and present value of future profits (PVFP) for interest sensitive products ($5.0 million) and certain costs associated with restructuring activities ($2.8 million).

Reinsurance - Operating income before special items of the Reinsurance segment for 1998 increased $5.2 million, or 14%, compared with 1997. The increase in operating income before special items was primarily due to a 44% increase in net earned premiums, partially offset by higher commission expenses and a higher overall loss ratio.

  Total sales for 1998 were $205.6 million compared with $98.1 million in 1997, an increase of 110%, primarily due to strong sales of group life and managed care reinsurance.

Other Business Units - Operating income before special items of the Other Business Units for 1998 increased $2.0 million compared with 1997. The increase in operating income before special items was primarily due to higher revenues from increased broker/dealer volume.

Corporate - Operating losses before special items of Corporate for 1998 increased $2.4 million compared with 1997. The increase was primarily due to increased financing costs and goodwill amortization related to purchase acquisitions and the financing costs associated with common stock buybacks completed in 1998.

Realized Investment Gains and Losses
The sources of net realized investment gains (losses) were as follows:

Year ended December 31 (in millions)                     1999     1998     1997
================================================================================
Net Gains (Losses) on
  Sales of Investments
 Fixed Maturity Securities
  Gross Gains                                           $ 17.8   $ 26.3   $10.3
  Gross Losses                                           (15.2)   (13.2)   (6.4)
 Equity Securities
  Gross Gains                                              7.2      2.2     5.1
  Gross Losses                                             (.5)    (2.5)     --
 Mortgage Loans on Real Estate                              .4      (.2)     --
 Real Estate and Leases                                    8.2      4.9      .7
 Other                                                     7.9     15.3     9.8
--------------------------------------------------------------------------------
Provisions for Losses on Investments
 Fixed Maturity Securities                               (13.6)    (8.4)   (3.0)
 Equity Securities                                          --       --     (.1)
 Mortgage Loans on Real Estate                             (.1)      --    (2.4)
 Real Estate and Leases                                    (.9)    (2.4)   (2.3)
 Other                                                   (12.5)    (4.4)     --
--------------------------------------------------------------------------------
Pretax Realized Investment
 Gains (Losses)                                           (1.3)    17.6    11.7
DAC/PVFP Amortization/1/                                   2.2     (2.7)   (2.5)
Income Taxes                                               (.4)    (5.2)   (3.2)
--------------------------------------------------------------------------------
NET REALIZED INVESTMENT GAINS,
 NET OF TAX                                             $   .5   $  9.7   $ 6.0
================================================================================
/1/Due to pretax realized investment gains and losses.

The Company establishes allowances and writes down the value of specific assets based upon its periodic review of individual problem investments. The Company's recording of allowances and write-downs based upon a review of individual problem assets results in fluctuations in the level of

ReliaStar Financial Corp. and Subsidiaries                               M D & A


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

Discontinued Operations

During 1998, the Company sold its mortgage banking subsidiary. The results of the former mortgage banking subsidiary are presented as discontinued operations in the Consolidated Statements of Income.

Income Taxes

The Company's effective tax rate was 33.8% for 1999, 35.7% for 1998 and 35.4% for 1997, compared to the statutory federal tax rate of 35.0%. The Company's effective tax rate for 1999 is lower than the statutory federal tax rate primarily due to a $7.0 million tax benefit recorded in the fourth quarter of 1999, partially offset by non-deductible goodwill amortization. The effective tax rates for 1998 and 1997 were higher than the statutory federal tax rate primarily due to non-deductible goodwill amortization.

FINANCIAL CONDITION

Liquidity and Capital Resources - ReliaStar Financial Corp.

ReliaStar, as parent, is dependent upon payments received from its subsidiaries for dividends, interest, and other charges to be able to pay dividends to shareholders, service its debt and pay other obligations. The payment of dividends, interest or other charges is subject to restrictions imposed by applicable laws and regulations.

  The payment of future dividends by ReliaStar to its shareholders will be largely dependent upon the ability of ReliaStar Life to pay dividends to the Company. Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be in an amount deemed prudent by ReliaStar Life's Board of Directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to net unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 2000, the amount of dividends which can be paid by ReliaStar Life without Commissioner approval is $208.4 million.

  ReliaStar has loaned $100.0 million to ReliaStar Life under a surplus note with a stated interest rate of 6.625%. The surplus note provides that there may be no payment of interest or principal without the express approval of the Minnesota Department of Commerce.

  The Company maintains a Dividend Reinvestment and Optional Cash Payment Plan. The plan provides shareholders with an opportunity to reinvest the dividends on their shares of the common stock of the Company and to make additional purchases of shares at a discount from the market based price. The amount of the discount may be changed or eliminated from time to time at the option of the Company. Pursuant to this program, the Company has issued 200,270, 207,527 and 258,637 shares for an aggregate purchase price of $8.1 million, $8.9 million and $8.3 million during the years ended December 31, 1999, 1998 and 1997, respectively.

  The Company has on file with the Securities and Exchange Commission (SEC) a shelf registration statement for the issuance of up to $500 million of debt and equity securities. As of December 31, 1999, $300 million of debt and equity securities were available for issuance under this shelf registration.

  The Company has unsecured revolving credit facilities with banks totaling $350.0 million for general corporate purposes. As of December 31, 1999, $254.0 million remained available for borrowing under these facilities.

  On October 29, 1999, the Company completed the acquisition of Pilgrim Capital Corporation (Pilgrim). ReliaStar issued approximately 2.6 million shares of common stock from treasury and paid approximately $63.9 million in cash. The Company also assumed approximately $28 million of debt.

  During October 1999, the Company completed the issuance of $200 million of 8% notes payable which are due October 30, 2006. The proceeds from this offering were used to reduce outstanding short-term borrowings and finance the acquisition of Pilgrim.

  During the second quarter of 1999, the Company terminated a systematic program to repurchase shares of its common stock in open market transactions. During 1999, the Company repurchased 1,095,000 shares under this program at an average price of $43.39 per share. The shares were repurchased for the Company's stock option plans, stock compensation programs and dividend reinvestment program. In addition, on July 16, 1999, the Company completed a $100 million general common share repurchase program that was announced on May 13, 1999, whereby 2,354,500 shares of common stock were repurchased.

ReliaStar Financial Corp. and Subsidiaries                               M D & A

  On November 18, 1998, the Company completed the issuance of $200 million of 6.5% notes payable which are due November 15, 2008. The Company used the proceeds from this offering to repurchase 2,889,400 of its common shares in a $125 million common stock buyback program that was completed during the fourth quarter of 1998, to repay short-term bank debt and for general corporate purposes.

  During the first quarter of 1998, the Company repurchased 560,000 of its common shares at an average price of $46.58 per share in a common stock buyback program completed in conjunction with the acquisitions of ReliaStar Managing Underwriters, Inc. and ReliaStar Bancshares, Inc.

  During December 1997, the Company repurchased 466,000 of its common shares at an average price of $39.21 per share in a common stock buyback program completed in conjunction with the acquisition of the common stock held by the minority shareholders of the Company's mutual fund company.

  On June 3, 1997, the Company completed the issuance of $125.0 million of 8.1% Trust-Originated Preferred Securities due June 3, 2027. The Company used the proceeds from this offering to repurchase 3,252,200 of its common shares in a $125.0 million common stock buyback program that was completed during the third quarter of 1997 in conjunction with the acquisition of SCC.

  Also in conjunction with the acquisition of SCC, the Company assumed $75.0 million of 7.125% notes, which are due March 1, 2003.

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

  The Insurers' investment portfolios represent a significant source of liquid assets. As of December 31, 1999, the Insurers' investment portfolios included $7.6 billion (30.4% of consolidated assets) of short-term investments and investment grade marketable bonds. The December 31, 1999, investment portfolio also included $2.7 billion of investment grade privately placed bonds which, while not publicly traded, are a source of liquidity.

  Some of the policies and annuities issued by the Insurers contain provisions which allow contract holders to withdraw or surrender their contracts under defined circumstances. These policies and annuities generally contain provisions which apply penalties or otherwise restrict the ability of contract holders to make such withdrawals or surrenders. The Insurers monitor the surrender and policy loan activity of their insurance products and manage the composition of their investment portfolios, including liquidity, in light of such activity. The current level of withdrawal and surrender activity is well below a level which would have a material effect on liquidity.

  Changes in interest rates may affect the incidence of policy surrenders and other withdrawals. In addition to the potential impact on liquidity, unanticipated withdrawals in a changed interest rate environment could adversely affect earnings if the Company were required to sell investments at reduced values in order to meet liquidity demands. The Company seeks assets which have duration characteristics similar to the liabilities which they support. The Company also uses derivative instruments, such as interest rate swaps, to adjust the duration of the asset and liability portfolios (see Investments-Market Sensitive Instruments and Risk Management).

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

ReliaStar Financial Corp. and Subsidiaries                               M D & A

Consolidated Cash Flows

The Company's cash balance at December 31, 1999, was $47.9 million. During 1999, net cash provided by financing activities was $387.4 million, which was partially offset by net cash used in operating and investing activities of $18.6 million and $342.4 million, respectively.

  The $18.6 million of net cash used by operating activities was primarily due to the result of cash outflows for insurance benefits and sales and operating expenses exceeding positive cash flow from premiums and investment income. Net cash provided by financing activities of $387.4 million was primarily the result of net cash inflows from insurance contracts and the issuance of notes payable, partially offset by the repurchase of ReliaStar common stock.

INVESTMENTS

The current investment strategy for the Company is designed to maintain the overall quality of the portfolios, to maintain an appropriate liquidity position, to assure appropriate asset/liability structures, to achieve asset type diversification and to avoid issuer concentration.

  The Company intends to direct most of its new investment cash flow for 2000 to the acquisition of investment grade bonds and commercial mortgages. Investment grade marketable bonds include both corporate issues and structured finance securities such as asset-backed securities, collateralized mortgage obligations
(CMOs) and other mortgage-backed securities. The Company will make new investments in below investment grade bonds subject to overall limitations.

  The assets held by each of the Insurers are legally segregated and support only their respective contractual obligations. The investment portfolios of each Insurer are structured to reflect the characteristics of the liabilities which they support. The Company internally allocates assets within the Insurers to facilitate segment asset/liability matching. These segment allocations are solely for portfolio management purposes, and generally all of the assets allocated to a segment are available to satisfy the respective liabilities of all segments within each Insurer. Assets within these portfolios are selected to provide duration, cash flow and return characteristics that are compatible with the liabilities they support. All of the investments in the Insurers' portfolios are subject to diversification, quality and reserving requirements of state laws regulating the Insurers.


  The following table provides information regarding the composition of the Company's invested assets:

December 31 (in millions)             1999               1998
-------------------------------------------------------------------
Investment Grade Bonds
 Marketables                    $ 7,415.0   51.3%  $ 7,823.4   52.5%
 Private Placements               2,705.0   18.7     2,881.6   19.3
Below Investment Grade Bonds
 Marketables                        489.4    3.4       391.3    2.6
 Private Placements                 409.3    2.8       510.4    3.4
Redeemable Preferred Stock           23.1     .1        18.4     .1
--------------------------------------------------------------------
 Fixed Maturity Securities       11,041.8   76.3    11,625.1   77.9
Equity Securities                    54.9     .4        60.3     .4
Commercial Mortgages              1,868.5   12.9     1,726.8   11.6
Residential and Other
 Mortgages                          441.2    3.0       428.0    2.9
Real Estate                          20.6     .2        53.3     .3
Policy Loans                        739.9    5.1       702.3    4.7
Short-Term Investments              157.7    1.1       168.7    1.2
Other                               138.6    1.0       144.6    1.0
--------------------------------------------------------------------
TOTAL INVESTED ASSETS           $14,463.2  100.0%  $14,909.1  100.0%
====================================================================

Fixed Maturity Securities

The amounts invested in fixed maturity securities as of December 31, 1999 and 1998, were $11.0 billion and $11.6 billion, respectively. The average marketable and private placement bond investments in a single corporate issuer (excluding structured finance securities such as CMOs, mortgage-backed pass through and asset-backed securities) as of December 31, 1999, were $9.4 million and $7.9 million, respectively.

  All of the Insurer's marketable and privately placed bonds are required to be evaluated by the Securities Valuation Office (SVO) of the NAIC. The SVO evaluates the investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories. The NAIC's categories closely follow the public rating agencies' categories for marketable bonds. NAIC categories 1 and 2 include bonds considered investment grade (BBB or higher) by the public rating agencies. Categories 3 through 6 are referred to as below investment grade (BB or lower).

  As of December 31, 1999, the weighted average book yields of the Company's investment grade portfolio and below investment grade portfolio were 7.6% and 8.4%, respectively. The weighted average book yield is not necessarily reflective of the net investment income ultimately realized by the Company. Investments with greater credit risk have a greater risk of default than investment grade securities, and accordingly, some of the incremental book yield of the below investment grade portfolio may not be realized.

ReliaStar Financial Corp. and Subsidiaries                               M D & A

  The following tables identify the amortized cost and the fair value of the Company's fixed maturity securities with respect to each NAIC credit rating category.

                                                 MARKETABLES                          PRIVATE PLACEMENTS
                                   --------------------------------------  ----------------------------------------
                                   AMORTIZED   GROSS UNREALIZED      FAIR  AMORTIZED    GROSS UNREALIZED       FAIR
                                               ----------------                         ----------------
December 31, 1999 (in millions)         COST    GAINS  (LOSSES)     VALUE       COST     GAINS   (LOSSES)     VALUE
===================================================================================================================
NAIC Rating
1                                   $5,097.0   $ 58.6  $(117.0)  $5,038.6   $  945.5    $  8.8    $(25.3)  $  929.0
2                                    2,439.7     19.3    (82.6)   2,376.4    1,816.7      10.0     (50.7)   1,776.0
3                                      418.1      3.0    (20.6)     400.5      294.0        .9      (9.6)     285.3
4                                       94.5      1.5     (8.9)      87.1      104.4       1.5       (.4)     105.5
5                                         .1       --       --         .1       15.5        .1       (.4)      15.2
6                                        1.7       --       --        1.7        3.6        --       (.3)       3.3
Redeemable Preferred Stock              11.0       .3     (1.5)       9.8       13.3        --        --       13.3
-------------------------------------------------------------------------------------------------------------------
TOTAL                               $8,062.1   $ 82.7  $(230.6)  $7,914.2   $3,193.0    $ 21.3    $(86.7)  $3,127.6
===================================================================================================================

                                                MARKETABLES                           PRIVATE PLACEMENTS
                                   --------------------------------------  ----------------------------------------
                                   AMORTIZED   GROSS UNREALIZED      FAIR  AMORTIZED    GROSS UNREALIZED       FAIR
                                               ----------------                         ----------------
December 31, 1998 (in millions)         COST    GAINS  (LOSSES)     VALUE       COST     GAINS   (LOSSES)     VALUE
===================================================================================================================
NAIC Rating
1                                   $5,183.4   $284.8  $ (17.1)  $5,451.1   $  849.4    $ 56.1    $  (.6)  $  904.9
2                                    2,279.0    107.9    (14.6)   2,372.3    1,884.1      93.8      (1.2)   1,976.7
3                                      301.8      6.9     (5.4)     303.3      352.2       7.1      (1.5)     357.8
4                                       97.5      1.1    (11.2)      87.4      113.0       1.6      (1.8)     112.8
5                                         .3       --      (.1)        .2       35.3        .2      (1.6)      33.9
6                                         .4       --       --         .4        6.6        --       (.7)       5.9
Redeemable Preferred Stock              16.3       .3     (5.9)      10.7        7.7        --        --        7.7
-------------------------------------------------------------------------------------------------------------------
TOTAL                               $7,878.7   $401.0  $ (54.3)  $8,225.4   $3,248.3    $158.8    $ (7.4)  $3,399.7
===================================================================================================================

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                              1999                  1998
                                      --------------------  --------------------
                                      AMORTIZED       FAIR  AMORTIZED       FAIR
December 31 (in millions)                  COST      VALUE       COST      VALUE
================================================================================
Maturing In:
 One Year or Less                     $   417.1  $   416.6  $   459.5  $   462.9
 One to Five Years                      3,467.1    3,455.5    3,555.5    3,710.1
 Five to Ten Years                      2,858.7    2,782.2    3,022.9    3,191.1
 Ten Years or Later                     1,195.4    1,154.0    1,296.1    1,375.8
Mortgage-Backed/Structured Finance      3,316.8    3,233.5    2,793.0    2,885.2
--------------------------------------------------------------------------------
TOTAL                                 $11,255.1  $11,041.8  $11,127.0  $11,625.1
================================================================================

ReliaStar Financial Corp. and Subsidiaries                               M D & A

The Company's marketable and private placement bond portfolios were diversified by industry (based upon amortized cost) as set forth in the following table:

                          MARKETABLES   PRIVATE PLACEMENTS
                         -------------  ------------------
December 31               1999     1998     1999     1998
==========================================================
Basic Materials            6.2%     6.5%     6.3%     7.0%
Consumer Non-Cyclical      5.0      5.8     15.4     14.6
Consumer Products/
 Services                 10.1      8.4     15.2     18.7
Energy                     5.3      6.0      7.0      7.3
Financial Services        18.2     20.2     14.2     15.8
Government                 2.2      2.8       .1       .2
Industrial                 4.4      5.0     11.6     11.1
Mortgage-Backed/
 Structured Finance       34.5     30.8     16.9     11.4
Real Estate                1.3      1.4      2.0      2.2
Retailing                  1.6      1.9      4.0      4.7
Technology                 2.1      2.0      1.7      2.1
Utilities                  9.1      9.2      5.6      4.9
----------------------------------------------------------
TOTAL                    100.0%   100.0%   100.0%   100.0%
==========================================================

Below Investment Grade Investments - Issuers of below investment grade debt frequently have relatively high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are issuers of investment grade securities.

  The largest investment in below investment grade bonds of any one borrower was approximately one tenth of one percent of invested assets at December 31, 1999. The largest investment in below investment grade bonds of any one industry grouping was approximately 1.5% of invested assets at December 31, 1999. The portfolio of below investment grade bonds is regularly analyzed and managed in an effort to avoid concentration risks.

Mortgage-Backed/Structured Finance Securities - The Company's investment policy permits the acquisition of mortgage-backed securities and collateralized mortgage obligations (collectively referred to as MBS securities) provided that the Company's aggregate investment in MBS securities shall not exceed 50% of its statutory assets and the Company shall not acquire any interests in residual, interest only, principal only or inverse floater tranches of MBS securities. The Company's investment strategy has been to invest primarily in actively traded MBS securities which are structured to reduce prepayment risk as compared to direct investments in the underlying mortgage collateral.

  The amortized cost and estimated fair value of investments in MBS securities, categorized by interest rates on the underlying collateral, were as follows:

                                   AMORTIZED      FAIR
December 31, 1999 (in millions)         COST     VALUE
======================================================
Adjustable Rate Pass Through
 Below 6%                           $    3.9  $    3.9
 6% - 7%                                48.2      47.8
 7% - 8%                                30.0      29.8
Fixed Rate Pass Through
 Below 9%                               50.3      49.8
 Above 9%                                4.7       4.9
Planned Amortization Class
 Below 7%                              217.5     223.3
 7% - 8%                               201.4     203.5
 8% - 9%                                47.3      48.0
 Above 9%                                1.0       1.0
Other
 Below 7%                              264.4     258.3
 7% - 8%                               169.1     169.4
 8% - 9%                                29.7      29.8
 Above 9%                                1.1       1.2
------------------------------------------------------
TOTAL MBS SECURITIES                $1,068.6  $1,070.7
======================================================

The Company invests in public and private asset-backed securities in addition to the MBS securities described above. As of December 31, 1999, the Insurers held asset-backed securities with an amortized cost of $2,248.2 million and a fair value of $2,162.8 million. These securities are collateralized by diversified pools of manufactured housing loans, credit card receivables, automobile loans, home equity loans, commercial mortgage loans, and high yield bank loans and corporate bonds. The investment strategy has been to purchase primarily senior structures and tranches that minimize prepayment and default risk. As of December 31, 1999, approximately 97% of the Company's asset-backed securities had investment grade ratings. Approximately 31% of these asset-backed securities are collateralized by manufactured housing loans, 22% by commercial mortgage loans, 21% by high yield bank loans and corporate bonds, and 17% by home equity loans. The remaining 9% of asset-backed securities are backed by categories of collateral types that are not material on an individual basis.

ReliaStar Financial Corp. and Subsidiaries                               M D & A

Mortgage Loans

The Company's commercial mortgage loans generally range in size from $2 million to $26 million, with the average commercial mortgage loan investment as of December 31, 1999, being approximately $3.2 million.

  The commercial mortgage loan portfolio diversification by property type and geographic region of the United States was as follows:

December 31                                             1999    1998
====================================================================
Property Type
Apartment                                               25.1%   24.5%
Special Purpose                                         22.8    19.1
Retail                                                  20.6    19.6
Industrial                                              19.3    20.6
Office                                                  10.4    14.1
Hotel/Motel                                              1.8     2.1
--------------------------------------------------------------------
TOTAL                                                  100.0%  100.0%
====================================================================


December 31                                             1999    1998
====================================================================
Geographic Region
Midwest                                                 36.0%   37.4%
Pacific                                                 24.0    24.2
Southeast                                               15.9    14.7
Northeast                                               11.5    10.1
Mountain                                                 8.3     8.3
Southwest                                                4.3     5.3
--------------------------------------------------------------------
TOTAL                                                  100.0%  100.0%
====================================================================

The weighted average yield and the weighted average maturity of the loans in the commercial mortgage loan portfolio as of December 31, 1999, were 7.8% and 8.6 years, respectively.

  The Company invests in individual and pools of individual residential mortgage loans in addition to the structured finance securities backed by residential mortgages. As of December 31, 1999 and 1998, the Insurers held $440.9 million and $427.1 million, respectively, of non-securitized residential mortgage loans.

Unrealized Investment Gains and Losses

All of the Company's debt and equity securities are classified as available-for-sale and carried at fair value on the Consolidated Balance Sheets with unrealized investment gains and losses excluded from income and reported as a component of accumulated other comprehensive income in shareholders' equity.

  The components of net unrealized investment gains and losses included in accumulated other comprehensive income are shown below:

December 31 (in millions)                              1999      1998
=====================================================================
Unrealized Investment Gains (Losses)                $(216.7)  $ 526.2
DAC/PVFP                                               50.7    (128.6)
Deferred Income Taxes                                  58.5    (140.4)
---------------------------------------------------------------------
NET UNREALIZED INVESTMENT GAINS (LOSSES)            $(107.5)  $ 257.2
=====================================================================

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

  Changes in market interest rates impact the market value of fixed interest rate securities. The change in market value of the Company's fixed maturity securities caused by changes in market interest rates is not expected to have a significant effect on results of operations or liquidity because: (i) the Company has the present intent and practice to hold most of its available-for-sale fixed maturity securities to maturity and (ii) the Company's asset/liability management activity is designed to monitor and adjust for the effects of changes in market interest rates.

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

ReliaStar Financial Corp. and Subsidiaries                               M D & A

the composition of their investment portfolios in light of such activity.

  The Company manages the composition of its capital structure by considering factors such as market conditions and the ratio of debt and trust-originated preferred securities to total capital.

  As an illustration of the impact interest rates have on the fair value of the Company's financial instruments, a hypothetical 100 basis point increase in the level of risk-free interest rates from their December 31, 1999 and 1998 levels would result in an estimated net decline in fair value of the Company's financial instruments of approximately $486.6 million and $478.3 million, respectively.

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

  The Company manages its interest rate risk by managing its assets within target duration ranges, based on the Company's liability profile. The Company uses duration analysis to estimate the amount of sensitivity to market interest rate changes. The duration of a bond or a portfolio can be thought of as the life, in years, of a notional zero-coupon bond whose fair value would change by the same amount in response to any change in market interest rates. The portfolio duration includes the duration impact of interest rate swaps and caps.

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

  The following table sets forth the asset duration, portfolio duration and target duration for the investment portfolio of each business segment at December 31, 1999:

                                      ASSET    PORTFOLIO         TARGET
(in years)                         DURATION     DURATION       DURATION
=======================================================================
Personal Financial Services            4.4        4.5         3.5 - 5.0
Worksite Financial Services            3.5        3.7         3.0 - 6.0
Tax-Sheltered and Fixed Annuities      4.0        4.1         4.0 - 5.5
Reinsurance                            5.0        5.0         3.5 - 8.0
=======================================================================

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

  At December 31, 1999, the Company had 51 interest rate swap contracts in effect with a notional amount of $790.5 million. At December 31, 1998, the Company had 60 interest rate swap contracts in effect with a notional amount of $897.5 million. During the twelve months ended December 31, 1999, one interest rate swap contract was entered into with a notional amount of $275.0 million, and 10 interest rate swap contracts matured with a total notional amount of $382.0 million. There were no terminations of interest rate swap contracts prior to maturity during 1999. The Company had no deferred gains or losses as of December 31, 1999, related to interest rate swap contracts terminated early. The estimated fair value of the interest rate swap contracts in effect at December 31, 1999, was an unrealized loss of $2.4 million, which is reported with other invested assets in the Consolidated Balance Sheets.

  Most of the interest rate swap contracts are standard contracts whereby the Company pays a floating rate of interest (generally based upon the LIBOR rate as determined from time to time) and receives a fixed rate (generally a specified contract rate). The following table details the characteristics of the Company's interest rate swap contracts at December 31, 1999.

                            NOTIONAL     RANGE OF FIXED
(dollars in millions)        AMOUNT      RATES RECEIVED
=======================================================
Maturing in:
 One Year or Less             $275.5       5.3 - 6.7%
 One to Three Years            315.0       5.5 - 8.2%
 Three to Five Years           200.0       6.0 - 6.8%
-------------------------------------------------------
TOTAL NOTIONAL AMOUNT         $790.5
=======================================================

ReliaStar Financial Corp. and Subsidiaries                               M D & A

The Company monitors the effect of the swap position on reported income. The Company's investment portfolio includes a substantial amount of floating rate investments. Changes in market interest rates have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. Accordingly, the reported investment income (or loss) attributable to the Company's swap position will be approximately offset by the changed investment income of the Company's floating or adjustable rate investments in a changing rate environment. At December 31, 1999, the Company held $913.3 million of adjustable rate invested assets, short-term investments and cash.

  The Company also uses interest rate caps as part of its overall interest rate risk management strategy for certain annuity products primarily to hedge the risk of investment losses due to product surrenders in an increasing interest rate environment. The Company held eight interest rate caps with an aggregate notional amount of $510.0 million and a fair value of approximately $.1 million as of December 31, 1999.

  The Company holds certain call options indexed to the performance of the S&P 500 Index as part of its asset/liability management strategy for its equity-indexed annuity products. The Company held 50 call options with a notional amount of $55.6 million and an estimated fair value of $19.6 million as of December 31, 1999.

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

  The amortized cost of Problem Investments, net of related write-offs and allowances and non-recourse debt, was $35.8 million and $64.6 million at December 31, 1999 and 1998, respectively.

  The amortized cost of Problem Investments reflects reductions for write-offs and allowances taken by the Company. The cumulative amounts of such write-offs and allowances on problem invested assets of the Company in the Consolidated Balance Sheets were $32.2 million and $45.4 million at December 31, 1999 and 1998, respectively.

  The Company also monitors its portfolios in an attempt to identify loans that are not currently classified as Problem Investments, but where the Company has knowledge which causes it to have serious doubts as to the ability of borrowers to comply with the present loan repayment terms. These loans (Potential Problem Investments) are subject to increased scrutiny and review by the Company. The Company had Potential Problem private placement bond investments totaling $12.6 million at December 31, 1999.

INFLATION

The primary direct effect on the Company of inflation is the increase in operating expenses. A large portion of the Company's operating expenses consists of salaries that are subject to wage increases at least partly affected by the rate of inflation. The Company attempts to minimize the impact of inflation on operating expenses through programs to improve productivity.

  The rate of inflation also has an indirect effect on the Company. To the extent that the government's policies to control the level of inflation results in changes in interest rates, the Company's new sales of insurance products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

KNOWN TRENDS AND UNCERTAINTIES

Competition

Aggressive competition in insurance premiums or other product fees and commissions could adversely affect ReliaStar's sales, earnings and ability to retain distributors. ReliaStar competes with the largest financial service companies in the United States. Many of these companies are much larger and have more resources than ReliaStar. The products sold by ReliaStar are similar to those sold by its competitors. ReliaStar must compete to attract and retain customers and distributors. Innovative products, strong support for distributors, and excellent customer service are required to successfully compete in these markets.

ReliaStar Financial Corp. and Subsidiaries                               M D & A

  The enactment of the Gramm Leach Bliley Act of 1999 will implement substantial changes in the regulation of the financial services industry in the United States. This act has removed historical limitations on the ability of banks to engage in securities related businesses and affiliate with insurance companies. As a result of the passage of this act, bank holding companies, many with greater resources, may directly compete with the Insurers.

Financial Markets Conditions

The products sold by ReliaStar provide value to its customers, in part, through crediting equity gains and losses and fixed interest income. Changes in the strengths of these markets affect ReliaStar's sales of certain products. For instance, ReliaStar has experienced a decline in the new sales of fixed income products in low interest rate environments. ReliaStar seeks to control this risk by maintaining a mix of products designed to be attractive in alternative financial market conditions. Changes in market interest rates also affect the value of the fixed income assets held by ReliaStar. ReliaStar attempts to minimize the impact of interest rate changes through asset and liability management.

Claims Volatility

Many of ReliaStar's products provide customers with benefits in the event of death or disability. It is not possible to predict with certainty when claims will occur. If ReliaStar incurs more claims than expected in any period, ReliaStar's earnings will be unfavorably affected. ReliaStar maintains reinsurance and retrocessional arrangements with many reinsurers in an attempt to minimize these fluctuations.

Claims Paying and Credit Ratings

ReliaStar's insurance products and debt instruments are rated by a number of public rating agencies. Favorable ratings are necessary to reach certain customer product markets and also affect the Company's cost of borrowing. A reduction in one or more ratings could affect ReliaStar's sales or the cost it pays to borrow. ReliaStar monitors its businesses and financial condition in an effort to maintain the ratings required to achieve its business objectives.

Guaranty Funds

Through a system of state associations, the insurance industry provides protection to its customers in the event that an insurer becomes insolvent. These associations assess member insurers to provide for the cost of benefits to the customers of insolvent insurers. If the industry is affected by a substantial future insolvency the Insurers would be subjected to assessments which could be material.

Litigation

The Company is a defendant in a number of lawsuits arising out of the normal course of its business. Some of the claims seek to be granted class action status and many of the claims seek both compensatory and punitive damages. In the opinion of management, the ultimate resolution of such litigation will not have a material adverse impact to the financial position of the Company. It should be noted, however, that a number of financial services companies have been subjected to significant awards in connection with punitive damages claims and the Company can make no assurances that it will not be subjected to such an award. The defense of the putative class actions pending against the Company may require the commitment of substantial internal resources and the retention of legal counsel and expert advisors.

  The Company is a defendant in litigation in New York State court regarding an alleged reinsurance contract. The plaintiff alleges damages in excess of $100 million. The Company believes that no contract exists and the suit is without merit. The Company filed a motion for summary judgement on February 18, 2000. If the court does not grant the Company's motion, the case may go to trial later this year.

Year 2000 Systems Modifications

The Company's business units utilize data processing systems in the administration of the insurance and financial services products which they market. Most of the Company's data processing systems have required modifications to enable them to process dates including the year 2000 and beyond. ReliaStar converted, tested for Year 2000 compliance and put into production all of its core business applications prior to December 31, 1999. Through the end of February 2000, the Company has not experienced any Year 2000-related business operation problems.

  The Company conducts business with a multitude of business entities whose ability to comply with Year 2000 systems issues may affect the business operations of the Company. The Company has made an effort to determine whether such entities have adequate plans for Year 2000 compliance, and the Company is not aware of any instances where a key supplier or vendor is not compliant. The Company does not have the ability to assure with any certainty the compliance capacity of third parties.

  Although the Company has developed contingency plans, it is not reasonably possible to develop contingency plans for all possible scenarios or which would comprehensively address widespread systems failures that may yet occur.

ReliaStar Financial Corp. and Subsidiaries                               M D & A

Impact of Accounting Pronouncements
to be Adopted in the Future

Accounting for Derivative Instruments and Hedging Activities - In September 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 137, an amendment of SFAS No. 133, was issued in June of 1999 and defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company has not completed its analysis of the impact on future financial results of applying this pronouncement.

Certain Forward-Looking Information

This report contains forward-looking information, which discusses known trends and uncertainties, including, but not limited to: claims experience, withdrawal and surrender activity, direction of new investment cash flow, impacts of changes in interest rates on the Insurers' investment portfolio and strategies to mitigate such effects. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar identifies the following important factors that could cause ReliaStar's actual results to differ materially from any results that might be projected by ReliaStar in forward-looking information. All of these factors are difficult to predict, many are beyond the control of the Company. Accordingly, although ReliaStar believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that those assumptions will approximate actual experience.

  The important factors include the following:

  . General economic conditions, including prevailing interest rates and the performance of the stock market which may affect the Company's ability to sell its products;

  . The market value of the Company's investments;

  . The lapse rate and profitability of the insurance policies issued by ReliaStar;

  . Mortality and morbidity factors in ReliaStar's insurance business (including the effect of the Company's reinsurance and retrocession risk management programs);

  . Changes in federal tax laws, which could adversely affect the tax advantages of certain of the Company's products;

  . Legislative or regulatory changes affecting financial institutions, including those affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products;

  . Industry consolidation and competition; and

  . Retention of key employees.

  You should also consider other risks and uncertainties discussed in documents filed by ReliaStar with the Securities and Exchange Commission. ReliaStar has no obligation to update forward-looking information.

ReliaStar Financial Corp. and Subsidiaries

Consolidated Balance Sheets


December 31 (in millions)                                                           1999        1998
----------------------------------------------------------------------------------------------------
Assets
Fixed Maturity Securities, at fair value
   (Amortized Cost: 1999, $11,255.1; 1998, $11,127.0)                          $11,041.8   $11,625.1
Equity Securities, at fair value (Cost: 1999, $54.2; 1998, $57.6)                   54.9        60.3
Mortgage Loans on Real Estate                                                    2,309.7     2,154.8
Real Estate and Leases                                                              20.6        53.3
Policy Loans                                                                       739.9       702.3
Other Invested Assets                                                              138.6       144.6
Short-Term Investments                                                             157.7       168.7
----------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                               14,463.2    14,909.1

Cash                                                                                47.9        21.5
Accounts and Notes Receivable                                                      334.6       287.7
Reinsurance Receivable                                                             605.4       417.7
Deferred Policy Acquisition Costs                                                1,477.5     1,214.9
Present Value of Future Profits                                                    434.6       422.5
Property and Equipment, Net                                                        126.5       117.3
Accrued Investment Income                                                          199.1       196.0
Other Assets                                                                       730.5       399.8
Participation Fund Account Assets                                                  310.9       311.6
Assets Held in Separate Accounts                                                 6,196.7     4,310.6
----------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                   $24,926.9   $22,608.7
----------------------------------------------------------------------------------------------------
Liabilities
Future Policy and Contract Benefits                                            $13,671.4   $13,519.8
Pending Policy Claims                                                              585.7       433.5
Other Policyholder Funds                                                           354.3       304.6
Notes and Mortgages Payable                                                        803.6       509.4
Income Taxes                                                                        58.1       199.0
Other Liabilities                                                                  763.4       663.2
Participation Fund Account Liabilities                                             310.9       311.6
Liabilities Related to Separate Accounts                                         6,191.2     4,305.1
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                               22,738.6    20,246.2
----------------------------------------------------------------------------------------------------
Company-Obligated Mandatorily Redeemable Preferred
   Securities Issued by Consolidated Subsidiaries                                  242.6       242.3
----------------------------------------------------------------------------------------------------
Shareholders' Equity
Common Stock (Shares Issued: 1999 and 1998, 98.1)                                     .9          .9
Additional Paid-in Capital                                                       1,008.1     1,003.0
Retained Earnings                                                                1,321.6     1,137.6
Accumulated Other Comprehensive Income                                            (107.5)      257.2
Note Receivable from ESOP                                                          (17.6)      (19.8)
Unamortized Restricted Stock Awards                                                  (.6)        (.7)
Less Treasury Common Stock, at Cost (Shares Held: 1999 and 1998, 9.2)             (259.2)     (258.0)
----------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                       1,945.7     2,120.2
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $24,926.9   $22,608.7
----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

ReliaStar Financial Corp. and Subsidiaries

Consolidated Statements of Income

Year ended December 31 (in millions, except per share data)                    1999         1998         1997
-------------------------------------------------------------------------------------------------------------
Revenues
Premiums                                                                   $1,192.8     $1,014.1     $  887.9
Net Investment Income                                                       1,115.9      1,116.9      1,006.3
Realized Investment Gains (Losses), Net                                        (1.3)        17.6         11.7
Policy and Contract Charges                                                   454.5        427.6        332.9
Other Income                                                                  275.4        272.0        238.8
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                       3,037.3      2,848.2      2,477.6
-------------------------------------------------------------------------------------------------------------
Benefits and Expenses
Benefits to Policyholders                                                   1,715.2      1,552.0      1,377.3
Sales and Operating Expenses                                                  659.4        645.2        552.2
Amortization of Deferred Policy Acquisition Costs
   and Present Value of Future Profits                                        185.5        192.4        146.1
Interest Expense                                                               46.0         28.1         22.3
Dividends and Experience Refunds to Policyholders                              28.1         29.4         24.8
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                       2,634.2      2,447.1      2,122.7
-------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Income Taxes and
   Dividends on Preferred Securities of Subsidiaries                          403.1        401.1        354.9
Income Tax Expense                                                            136.3        143.0        125.7
Dividends on Preferred Securities of Subsidiaries, Net of Tax                  13.2         13.2         10.4
-------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                             253.6        244.9        218.8
Income (Loss) from Discontinued Operations, Net of Tax                           --         (7.2)         3.2
-------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $  253.6     $  237.7     $  222.0
-------------------------------------------------------------------------------------------------------------
Per Common Share
Basic
Income from Continuing Operations                                          $   2.89     $   2.69     $   2.55
Income (Loss) from Discontinued Operations                                       --         (.08)         .04
-------------------------------------------------------------------------------------------------------------
   Net Income                                                              $   2.89     $   2.61     $   2.59
-------------------------------------------------------------------------------------------------------------
Diluted
Income from Continuing Operations                                          $   2.85     $   2.64     $   2.51
Income (Loss) from Discontinued Operations                                       --         (.08)         .04
-------------------------------------------------------------------------------------------------------------
   Net Income                                                              $   2.85     $   2.56     $   2.55
-------------------------------------------------------------------------------------------------------------
Weighted Average Common Shares
   Basic                                                                       87.7         91.1         85.6
   Diluted                                                                     89.0         92.7         87.1
-------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

ReliaStar Financial Corp. and Subsidiaries

Consolidated Statements of Shareholders' Equity and Comprehensive Income


                                                            SHAREHOLDERS' EQUITY                        COMPREHENSIVE INCOME
                                                 -----------------------------------------    -------------------------------------
Year ended December 31 (in millions, except
 per share data)                                   1999             1998             1997       1999          1998           1997
===================================================================================================================================
Common Stock
Beginning of Year                             $     .9         $     .9         $     .4
Issued for Acquisition                              --               --               .1
Issued for Common Stock Split                       --               --               .4
----------------------------------------------------------------------------------------
 End of Year                                        .9               .9               .9
----------------------------------------------------------------------------------------
Additional Paid-In Capital
Beginning of Year                              1,003.0          1,019.8            571.9
Issued for Acquisition                              --               --            428.3
Issued for Benefit Plans                            --               --             11.7
Loss on Treasury Shares Reissued
 for Benefit Plans                               (21.3)           (28.2)            (8.1)
Gain (Loss) on Treasury Shares
 Reissued for Acquisitions                        18.6              (.9)             9.5
Tax Benefit on Stock Options Exercised             7.8             12.3              6.9
Other                                               --               --              (.4)
----------------------------------------------------------------------------------------
 End of Year                                   1,008.1          1,003.0          1,019.8
----------------------------------------------------------------------------------------
Retained Earnings
Beginning of Year                              1,137.6            964.8            794.2
Net Income                                       253.6            237.7            222.0      $ 253.6       $237.7         $222.0
Dividends to Common Shareholders
 (Per Share: 1999, $.80; 1998, $.71;
 1997, $.605)                                    (70.1)           (64.8)           (52.0)
Other, Net                                          .5              (.1)              .6
----------------------------------------------------------------------------------------
 End of Year                                   1,321.6          1,137.6            964.8
----------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income
Beginning of Year                                257.2            226.2            140.8
Change for the Year                             (364.7)            31.0             85.4       (364.7)        31.0           85.4
----------------------------------------------------------------------------------------
 End of Year                                    (107.5)           257.2            226.2
----------------------------------------------------------------------------------------
Note Receivable From ESOP
Beginning of Year                                (19.8)           (20.8)           (21.6)
Repayments, Accrued or Paid                        2.2              1.0               .8
----------------------------------------------------------------------------------------
 End of Year                                     (17.6)           (19.8)           (20.8)
----------------------------------------------------------------------------------------
Unamortized Restricted Stock Awards
Beginning of Year                                  (.7)            (1.0)            (1.8)
(Awards) and Forfeitures, Net                      (.4)              .1              (.1)
Amortization of Restricted Stock Awards             .5               .2               .9
----------------------------------------------------------------------------------------
 End of Year                                       (.6)             (.7)            (1.0)
----------------------------------------------------------------------------------------
Treasury Common Stock
Beginning of Year                               (258.0)          (178.9)           (66.2)
Acquired                                        (154.7)          (163.9)          (151.0)
Reissued for Acquisitions                        108.6             21.2             17.6
Reissued, Other                                   44.9             63.6             20.7
----------------------------------------------------------------------------------------
 End of Year                                    (259.2)          (258.0)          (178.9)
---------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)                                                                   $(111.1)      $268.7         $307.4
=================================================================================================================================
TOTAL SHAREHOLDERS' EQUITY                    $1,945.7         $2,120.2         $2,011.0
=================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

ReliaStar Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

Year ended December 31 (in millions)                                               1999          1998          1997
-------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                    $   253.6     $   237.7     $   222.0
Adjustments to Reconcile Net Income to Net
   Cash Provided by (Used in) Operating Activities
     Interest Credited to Insurance Contracts                                     564.1         586.8         548.9
     Future Policy Benefits                                                      (699.0)       (685.6)       (396.9)
     Capitalization of Policy Acquisition Costs                                  (290.9)       (258.7)       (212.7)
     Amortization of Deferred Policy Acquisition Costs and
       Present Value of Future Profits                                            185.5         192.4         146.1
     Deferred Income Taxes                                                         32.1          13.8           7.7
     Net Change in Receivables and Payables                                        31.8          19.9           7.0
     Other Assets                                                                 (68.6)        315.1         (91.5)
     Realized Investment (Gains) Losses, Net                                        1.3         (17.6)        (11.7)
     Other                                                                        (28.5)        (25.8)          1.7
-------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by (Used in) Operating Activities                            (18.6)        378.0         220.6
-------------------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from Sales of Fixed Maturity Securities                                  957.3         535.8         474.0
Proceeds from Maturities or Repayment of Fixed Maturity Securities              1,370.8       1,096.6         910.7
Cost of Fixed Maturity Securities Acquired                                     (2,451.6)     (2,083.5)     (1,431.6)
Sales (Purchases) of Equity Securities, Net                                        10.6         (30.9)         14.8
Proceeds of Mortgage Loans Sold, Matured or Repaid                                340.7         654.4         350.4
Cost of Mortgage Loans Acquired                                                  (497.5)       (539.9)       (649.4)
Sales of Real Estate and Leases, Net                                               41.4          23.7          14.1
Policy Loans Issued, Net                                                          (37.6)        (39.0)        (41.5)
Purchases of Other Invested Assets, Net                                            (9.3)        (16.8)        (10.1)
Sales (Purchases) of Short-Term Investments, Net                                   11.0         (10.8)        (37.8)
Cash (Paid for) from Acquisitions, Net                                            (78.2)          1.3          18.5
-------------------------------------------------------------------------------------------------------------------
   Net Cash Used in Investing Activities                                         (342.4)       (409.1)       (387.9)
-------------------------------------------------------------------------------------------------------------------
Financing Activities
Deposits to Insurance Contracts                                                 1,678.0       1,634.9       1,429.3
Maturities and Withdrawals from Insurance Contracts                            (1,383.1)     (1,350.9)     (1,299.5)
Net Proceeds from Issuance of Trust-Originated Preferred Securities                  --            --         120.8
Increase in Notes and Mortgages Payable                                           293.9         261.3         132.2
Repayment of Notes and Mortgages Payable                                            (.2)       (345.8)        (20.4)
Payments Received on Note Receivable from ESOP                                       --            --            .1
Issuance of Common Stock Under Stock Option and Other Plans                        23.6          35.4          21.8
Dividends on Common Stock                                                         (70.1)        (64.8)        (52.0)
Acquisition of Treasury Common Stock                                             (154.7)       (163.9)       (151.0)
-------------------------------------------------------------------------------------------------------------------
   Net Cash Provided by Financing Activities                                      387.4           6.2         181.3
-------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                                                    26.4         (24.9)         14.0
Cash at Beginning of Year                                                          21.5          46.4          32.4
-------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                           $    47.9     $    21.5     $    46.4
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

ReliaStar Financial Corp. and Subsidiaries

Notes To Consolidated Financial Statements


NOTE ONE: NATURE OF OPERATIONS
AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

ReliaStar Financial Corp. (the Company or ReliaStar) is principally engaged in the business of providing life insurance and related financial services products. Through its subsidiaries, the Company provides and distributes individual life insurance and annuities; employee benefit products and services; retirement plans; life and health reinsurance; mutual funds and bank products. The Company operates primarily in the United States and, through its subsidiaries, is authorized to conduct business in all 50 states.

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

  Unrealized investment gains and losses of equity securities and fixed maturity securities, net of related deferred policy acquisition costs (DAC), present value of future profits (PVFP) and tax effects, are accounted for as a direct increase or decrease to the accumulated other comprehensive income components of shareholders' equity.

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

  The characteristics (notional amount, maturity and payment dates) of the interest rate swap agreements are similar to the characteristics of the designated hedged assets. Interest rate swaps are carried at fair value, and changes in fair value are recorded as a direct increase or decrease in the accumulated other comprehensive income component of shareholder's equity. In the event an interest rate swap agreement would cease to qualify for hedge accounting, changes in fair value of the affected swap would be recorded as income or expense. There were no terminations of interest rate swap agreements during 1999, 1998 and 1997.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

Equity Index Call Options

Equity index call options are tied to the performance of the S&P 500 Index and are used for asset/liability management of equity indexed annuity products. The Company does not purchase options for trading purposes. The notional amounts and other characteristics of the options correspond to the characteristics of obligations to policyholders for deposits received on equity indexed annuities. The change in the fair value of the call options approximates the change in the corresponding equity indexed annuity account value. The call options are carried at fair value, and changes in fair value are recorded as income or expense, consistent with the equity indexed annuity products.

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

  PVFP is amortized over the lives of the acquired insurance business in force in a manner consistent with amortization of policy acquisition costs. An analysis of the PVFP asset account is presented below:

(in millions)                         1999       1998       1997
----------------------------------------------------------------
Balance, Beginning of Year          $422.5     $480.0     $220.2
Acquisition                             --       (7.3)     323.6
Imputed Interest                      26.9       31.0       25.5
Amortization                         (77.5)     (90.1)     (66.0)
Impact of Net Unrealized
  Investment Gains and Losses         62.7        8.9      (23.3)
----------------------------------------------------------------
BALANCE, END OF YEAR                $434.6     $422.5     $480.0
----------------------------------------------------------------

Based on current conditions and assumptions as to future events on acquired policies in force, the Company expects that the net amortization of the December 31, 1999, PVFP balance will be between 6% and 9% in each of the years 2000 through 2004. The interest rates used to determine the amount of imputed interest on the unamortized PVFP balance ranged from 5% to 8%.

Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation of $112.6 million and $106.1 million at December 31, 1999 and 1998, respectively. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over 35 to 50 years. Depreciation expense for the years ending December 31, 1999, 1998 and 1997 totaled $6.7 million, $7.9 million and $7.1 million, respectively.

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

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

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

Premium Revenue and Benefits to Policyholders

Recognition of Traditional Life, Group and Annuity Premium Revenue and Benefits to Policyholders - Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist principally of term and whole life insurance policies and certain annuities with life contingencies (immediate annuities). Life insurance premiums and immediate annuity premiums are recognized as premium revenue when due. Group insurance premiums are recognized as premium revenue over the time period to which the premiums relate. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for liabilities for future policy benefits and the amortization of DAC and PVFP.

Recognition of Universal Life-Type Contract Revenue and Benefits to Policyholders - Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed could include one or more of the amounts assessed the policyholder, premiums paid by the policyholder or interest accrued to policyholder balances. Amounts received as deposits to such contracts are not reported as premium revenues.

  Revenues for universal life-type policies consist of charges assessed against policy account values for deferred policy loading and the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

Recognition of Investment Contract Revenue and Benefits to Policyholders - Contracts that do not subject the Company to risks arising from policyholder mortality or morbidity are referred to as investment contracts. Retirement plan contracts, Guaranteed Investment Contracts (GICs) and certain deferred annuities are considered investment contracts. Amounts received as deposits to such contracts are not reported as premium revenues.

  Revenues for investment products consist of investment income and charges assessed against contract account values for policy administration. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances, and interest credited to contract balances.

Stock-Based Compensation

The Company recognizes compensation cost for its stock-based compensation plans based on the intrinsic value of the equity instrument awarded in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees."

Changes in Accounting Principles

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - Effective for transactions occurring on or after January 1, 1998, the Company adopted those provisions of Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which were deferred by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Effective for transactions occurring on or after January 1, 1997, the Company adopted those provisions of SFAS No. 125 which were not deferred by SFAS No. 127. SFAS No. 125 requires a company to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. The adoption of this standard had no effect on the financial results of the Company.

Reporting Comprehensive Income - Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a company's full set of financial statements. Comprehensive income encompasses all changes in shareholders' equity from transactions and other events and circumstances from nonowner sources. Adoption of this standard had no effect on the financial results of the Company.

Disclosures about Segments of an Enterprise and Related Information - Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that a company reports information about operating segments in financial statements using a "management approach" to aggregate operating segments.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

Adoption of this standard had no effect on the financial results of the Company.

Employers' Disclosures about Pensions and Other Postretirement Benefits - Effective December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 requires new disclosures relating to a company's pension and other postretirement benefit plans. Adoption of this standard had no effect on the financial results of the Company.

Accounting for the Cost of Computer Software Developed or Obtained for Internal Use - Effective January 1, 1998, the Company adopted Statement of Position (SOP) No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 provides guidance on accounting for costs associated with computer software developed or obtained for internal use. Adoption of this standard did not have a significant effect on the financial results of the Company.

Earnings per Share - During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share." SFAS No. 128 requires the computation and disclosure of basic and diluted earnings per share (EPS). Basic EPS is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. Income available to common stockholders is computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back any convertible preferred dividends and any other changes in income or loss that would result from the assumed conversion of those potential common shares. All EPS amounts for all periods presented have been computed in accordance with the provisions of SFAS No. 128.

NOTE TWO: ACQUISITIONS

On October 29, 1999, the Company completed the acquisition of Pilgrim Capital Corporation (Pilgrim), a Phoenix-based asset management and mutual fund company.

  The acquisition was accounted for using the purchase method of accounting. Therefore, the consolidated financial statements include the accounts of Pilgrim since the date of acquisition. The acquisition was effected through a stock-and-cash transaction and includes the Company's assumption of approximately $28 million of debt. Pilgrim shareholders received approximately 2.6 million shares of ReliaStar common stock plus approximately $63.9 million in cash. The total purchase price of approximately $194 million included approximately $3 million of other direct costs of acquisition. Goodwill of approximately $150 million was recorded.

  The following pro forma consolidated financial information was prepared, assuming the acquisition of Pilgrim had taken place at the beginning of each period presented:

Year ended December 31 (in millions)             1999         1998
------------------------------------------------------------------
Revenues                                     $3,084.8     $2,896.6
Net Income                                      253.0        237.4
Net Income per Common Share (Diluted)            2.77         2.48
------------------------------------------------------------------

The pro forma consolidated financial information is not necessarily indicative of either the results of operations that would have occurred if this acquisition had been completed at the beginning of each year presented or of future operations of the combined companies.

  During July 1999, the Company completed the acquisition of the Financial Northeastern Companies (FNC), located in Fairfield, New Jersey. FNC is engaged in securities and certificates of deposit brokerage and insurance marketing. The acquisition was accounted for using the purchase method of accounting. The cash purchase price was approximately $15 million, and goodwill of approximately $13 million was recorded. The pro forma effect of this transaction on consolidated results is not material.

  In January 1998, the Company completed the acquisitions of ReliaStar Bancshares, Inc., formerly known as Citizens Community Bancshares Co., and ReliaStar Managing Underwriters, Inc., formerly known as LaMar & Phillips, Inc.

  ReliaStar Bancshares, Inc. is a thrift holding company whose subsidiary, ReliaStar Bank, is based in St. Cloud, Minnesota. ReliaStar Bank is a federally chartered savings bank that provides consumer banking products. This acquisition was accounted for using the purchase method of accounting and was effected through a stock-for-stock exchange whereby the Company issued approximately 228,000 shares of ReliaStar common stock from treasury. Goodwill recorded as a result of this transaction was approximately $3 million.

  ReliaStar Managing Underwriters, Inc. is a managing general underwriter, located in Brentwood, Tennessee, specializing in the HMO reinsurance and provider excess business. This acquisition was accounted for using the purchase method of accounting and was effected through a stock-for-stock exchange whereby the Company issued approximately 330,000 shares of ReliaStar common stock from treasury. Goodwill recorded as a result of this transaction was approximately $14 million.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

  On July 1, 1997, the Company completed the acquisition of Security-Connecticut Corporation (SCC). SCC was a holding company with two primary subsidiaries:
Security-Connecticut Life Insurance Company (Security-Connecticut) of Avon, Connecticut, and Lincoln Security Life Insurance Company (Lincoln Security) of Brewster, New York. Lincoln Security was subsequently merged with ReliaStar Life Insurance Company of New York, ReliaStar's New York based life insurance subsidiary.

  The acquisition was accounted for using the purchase method of accounting. Therefore, the consolidated financial statements include the accounts of SCC since the date of acquisition. The acquisition was effected through a stock-for-stock exchange whereby the Company issued approximately 12.7 million shares of ReliaStar common stock. The purchase price was approximately $433 million and included approximately $4 million of other direct costs of acquisition. Goodwill of approximately $150 million was recorded.

  During December 1997, the Company acquired the common stock of Northstar Holding, Inc. (Northstar) held by minority shareholders. Prior to the acquisition, the Company was the majority shareholder and held 80% of Northstar's common stock. The acquisition was effected through a stock-for-stock exchange whereby the Company re-issued approximately .5 million shares of ReliaStar common stock from treasury. The acquisition was accounted for using the purchase method of accounting. Goodwill recorded as a result of this transaction was approximately $27 million.

NOTE THREE: INVESTMENTS

Fixed Maturity Securities
The amortized cost and fair value of investments in fixed maturity securities by type of investment were as follows:

                                                                                      Gross Unrealized
                                                                       Amortized     ------------------         Fair
December 31, 1999 (in millions)                                             Cost      Gains    (Losses)        Value
====================================================================================================================
United States Government and Government Agencies and Authorities       $    85.2     $  1.6    $   (.4)    $    86.4
States, Municipalities and Political Subdivisions                           30.8        1.0       (1.2)         30.6
Foreign Governments                                                         69.2         .5       (1.0)         68.7
Public Utilities                                                           599.6       12.1       (8.5)        603.2
Corporate Securities                                                     7,129.2       65.9     (198.8)      6,996.3
Mortgage-Backed/Structured Finance                                       3,316.8       22.6     (105.9)      3,233.5
Redeemable Preferred Stock                                                  24.3         .3       (1.5)         23.1
--------------------------------------------------------------------------------------------------------------------
Total                                                                  $11,255.1     $104.0    $(317.3)    $11,041.8
====================================================================================================================

                                                                                      Gross Unrealized
                                                                       Amortized     ------------------         Fair
December 31, 1998 (in millions)                                             Cost      Gains    (Losses)        Value
====================================================================================================================
United States Government and Government Agencies and Authorities       $   103.6     $ 11.5         --     $   115.1
States, Municipalities and Political Subdivisions                           49.9        4.1         --          54.0
Foreign Governments                                                         88.5        8.9         --          97.4
Public Utilities                                                           643.0       56.6    $   (.2)        699.4
Corporate Securities                                                     7,425.0      378.5      (47.9)      7,755.6
Mortgage-Backed/Structured Finance                                       2,793.0       99.9       (7.7)      2,885.2
Redeemable Preferred Stock                                                  24.0         .3       (5.9)         18.4
--------------------------------------------------------------------------------------------------------------------
Total                                                                  $11,127.0     $559.8    $ (61.7)    $11,625.1
====================================================================================================================

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized            Fair
December 31, 1999 (in millions)                       Cost           Value
==========================================================================
Maturing in:
  One Year or Less                               $   417.1       $   416.6
  One to Five Years                                3,467.1         3,455.5
  Five to Ten Years                                2,858.7         2,782.2
  Ten Years or Later                               1,195.4         1,154.0
Mortgage-Backed/Structured Finance                 3,316.8         3,233.5
--------------------------------------------------------------------------
Total                                            $11,255.1       $11,041.8
==========================================================================

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

The fair values for the actively traded marketable bonds are determined based upon the quoted market prices. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds which are not considered problems are determined using a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds which are considered problems are determined through consideration of factors such as the net worth of borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market.

  At December 31, 1999, the largest industry concentration in the private placement portfolio was mortgage-backed/ structured finance, where 16.9% of the portfolio was invested, and the largest industry concentration in the marketable bond portfolio was mortgage-backed/structured finance, where 34.5% of the portfolio was invested.

Equity Securities

The cost and fair value of investments in equity securities were as follows:

December 31 (in millions)                                1999         1998
==========================================================================
Cost                                                 $   54.2     $   57.6
Gross Unrealized Gains                                    3.5          3.9
Gross Unrealized Losses                                  (2.8)        (1.2)
--------------------------------------------------------------------------
Fair Value                                           $   54.9     $   60.3
==========================================================================

Mortgage Loans on Real Estate

Investments in mortgage loans on real estate were as follows:


December 31 (in millions)                                   1999         1998
=============================================================================
Mortgage Loans, Non-Impaired                            $2,305.8     $2,152.3
Mortgage Loans, Impaired                                    13.7         13.0
-----------------------------------------------------------------------------
                                                         2,319.5      2,165.3
-----------------------------------------------------------------------------
Allowance for Credit Losses,
  Beginning of Year                                        (10.5)       (10.5)
Increases                                                     --           --
Decreases                                                     .7           --
-----------------------------------------------------------------------------
Allowances for Credit Losses,
  End of Year                                               (9.8)       (10.5)
-----------------------------------------------------------------------------
Total                                                   $2,309.7     $2,154.8
=============================================================================
Average Investment in Impaired
  Mortgage Loans on Real Estate                         $    2.0     $    1.6
=============================================================================

The Company does not accrue interest income on impaired mortgage loans when the likelihood of collection is doubtful, rather income is recognized for these loans as payments are received. Interest income recognized on impaired mortgage loans during the years ended December 31, 1999, 1998 and 1997, was $1.1 million, $.9 million and $1.3 million, respectively.

  At December 31, 1999, the largest geographic concentration of commercial mortgage loans was in the Midwest region of the United States, where approximately 36.0% of the commercial mortgage loan portfolio was invested.

Investment Income
Investment income summarized by type of investment was as follows:

Year ended December 31 (in millions)               1999        1998        1997
===============================================================================
Fixed Maturity Securities                      $  875.0    $  866.7    $  787.9
Equity Securities                                   3.6         2.1         2.2
Mortgage Loans on Real Estate                     181.2       181.6       178.9
Real Estate and Leases                              9.2        21.6        16.1
Policy Loans                                       42.5        41.8        34.3
Other Invested Assets                              13.2        12.8         3.6
Short-Term Investments                             14.4        14.6         9.3
-------------------------------------------------------------------------------
  Gross Investment Income                       1,139.1     1,141.2     1,032.3
Investment Expenses                                23.2        24.3        26.0
-------------------------------------------------------------------------------
Net Investment Income                          $1,115.9    $1,116.9    $1,006.3
===============================================================================

Realized Investment Gains and Losses

Net pretax realized investment gains (losses) were as follows:


Year ended December 31 (in millions)               1999        1998        1997
===============================================================================
Net Gains (Losses) on Sales
  Fixed Maturity Securities
     Gross Gains                               $   17.8    $   26.3    $   10.3
     Gross Losses                                 (15.2)      (13.2)       (6.4)
  Equity Securities
     Gross Gains                                    7.2         2.2         5.1
     Gross Losses                                   (.5)       (2.5)         --
  Mortgage Loans on Real Estate                      .4         (.2)         --
  Real Estate and Leases                            8.2         4.9          .7
  Other                                             7.9        15.3         9.8
-------------------------------------------------------------------------------
                                                   25.8        32.8        19.5
-------------------------------------------------------------------------------
Provisions for Losses
  Fixed Maturity Securities                       (13.6)       (8.4)       (3.0)
  Equity Securities                                  --          --         (.1)
  Mortgage Loans on Real Estate                     (.1)         --        (2.4)
  Real Estate and Leases                            (.9)       (2.4)       (2.3)
  Other                                           (12.5)       (4.4)         --
-------------------------------------------------------------------------------
                                                  (27.1)      (15.2)       (7.8)
-------------------------------------------------------------------------------
Pretax Realized Investment
  Gains (Losses)                               $   (1.3)   $   17.6    $   11.7
===============================================================================

Other Investment Information

Invested assets which were nonincome producing (no income received for the 12 months preceding the balance sheet date) were as follows:

December 31 (in millions)                                        1999      1998
===============================================================================
Fixed Maturity Securities                                       $ 4.5     $ 3.9
Mortgage Loans on Real Estate                                      .2       1.5
Real Estate and Leases                                            2.9       7.1
Other Invested Assets                                            29.1      11.8
-------------------------------------------------------------------------------
Total                                                           $36.7     $24.3
===============================================================================

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

Allowances for losses on investments are reflected on the Consolidated Balance Sheets as a reduction of the related assets and were as follows:

December 31 (in millions)         1999      1998
================================================
Mortgage Loans on Real Estate     $9.8     $10.5
Real Estate and Leases             4.7       9.0
Other Invested Assets              8.5       6.0
================================================

Real estate assets acquired through foreclosure during the years ended December 31, 1999 and 1997, totaled $1.3 million and $11.3 million, respectively.

  The components of net unrealized investment gains (losses) included in the accumulated other comprehensive income component of shareholders' equity are shown below:

December 31 (in millions)                     1999         1998
===============================================================
Unrealized Investment Gains (Losses)       $(216.7)     $ 526.2
DAC/PVFP Adjustment                           50.7       (128.6)
Deferred Income Taxes                         58.5       (140.4)
---------------------------------------------------------------
TOTAL                                      $(107.5)     $ 257.2
===============================================================

The change in net unrealized investment gains and losses included in the change in accumulated other comprehensive income consisted of the following:

Year ended December 31 (in millions)      1999     1998    1997
===============================================================
Unrealized Investment
 Gains (Losses) Arising
 During The Period/1/                   $(474.8)  $32.7   $119.9
Reclassification Adjustments/2/            (6.0)   (8.4)    (5.8)
Change in DAC/PVFP Adjustment/3/          116.1     6.7    (28.7)
----------------------------------------------------------------
TOTAL                                   $(364.7)  $31.0   $ 85.4
================================================================

/1/ Net of income taxes totaling $(258.9) million, $17.2 million and $67.7 million for 1999, 1998 and 1997, respectively.
/2/ Net of income taxes totaling $(3.3) million, $(4.4) million and $(3.2)
    million for 1999, 1998 and 1997, respectively.
/3/ Net of income taxes totaling $63.3 million, $3.5 million and $(16.3) million for 1999, 1998 and 1997, respectively.

NOTE FOUR: NOTES AND MORTGAGES PAYABLE

A summary of notes and mortgages payable is as follows:

December 31 (in millions)                                 1999    1998
======================================================================
Bank Borrowings                                         $ 96.0      --
Other Indebtedness - Current Portion                       5.8  $   .2
----------------------------------------------------------------------
 Short-Term Debt                                         101.8      .2
----------------------------------------------------------------------
Notes Payable - 8.000%,
 due 2006, issued at 99.6%                               197.9      --
Notes Payable - 6.500%,
 due 2008, issued at 99.4%                               197.6   197.4
Notes Payable - 6.625%,
 due 2003, issued at 99.8%                               119.9   119.9
Notes Payable - 8.625%,
 due 2005, issued at 99.3%                               109.6   109.5
Notes Payable - 7.125%,
 due 2003, assumed from SCC                               74.6    74.4
Other Indebtedness -
 Noncurrent Portion                                        2.2     8.0
----------------------------------------------------------------------
 Long-Term Debt                                          701.8   509.2
----------------------------------------------------------------------
TOTAL                                                   $803.6  $509.4
======================================================================

At December 31, 1999 and 1998, other indebtedness is primarily mortgage notes assumed in connection with certain real estate investments with interest rates ranging from 6.2% to 9.6%.

  The Company has unsecured revolving credit facilities with banks totaling $350.0 million for general corporate purposes. As of December 31, 1999, $254.0 million remained available for borrowing. The facilities require annual commitment fees ranging from .13% to .18%.

  Principal payments required in each of the next five years and thereafter are as follows:

(in millions)
==============================================
2000 - $101.8                    2003 - $195.1
2001 - $  2.0                    2004 -     --
2002 - $   .1     2005 and thereafter - $510.0
==============================================

Interest paid on notes and mortgages payable was $41.0 million, $25.9 million and $32.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE FIVE: INCOME TAXES

The income tax liability reported on the Consolidated Balance Sheets consisted of the following:

December 31 (in millions)     1999    1998
==========================================
Current Income Taxes         $38.8  $ (1.9)
Deferred Income Taxes         19.3   200.9
------------------------------------------
TOTAL                        $58.1  $199.0
==========================================

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

Deferred income taxes reflect the impact for financial statement reporting purposes of "temporary differences" between the financial statement carrying amounts and tax bases of assets and liabilities. The "temporary differences" that give rise to the net deferred tax liability relate to the following:

December 31 (in millions)                                     1999         1998
-------------------------------------------------------------------------------
Future Policy and Contract Benefits                        $(381.2)     $(368.8)
Net Unrealized Investment Losses                             (77.6)          --
Investment Write-Offs and Allowances                         (24.5)       (34.4)
Pension and Postretirement Benefit Plans                      (8.1)        (7.8)
Employee Benefits                                            (12.4)       (12.9)
Other                                                        (64.4)       (41.1)
-------------------------------------------------------------------------------
   Gross Deferred Tax Asset                                 (568.2)      (465.0)
-------------------------------------------------------------------------------
Deferred Policy Acquisition Costs                            370.2        326.6
Present Value of Future Profits                              141.2        157.3
Net Unrealized Investment Gains                                 --        119.3
Property and Equipment                                        25.4         24.4
Real Estate Joint Ventures                                    10.0         15.5
Other                                                         40.7         22.8
-------------------------------------------------------------------------------
   Gross Deferred Tax Liability                              587.5        665.9
-------------------------------------------------------------------------------
NET DEFERRED TAX LIABILITY                                 $  19.3      $ 200.9
-------------------------------------------------------------------------------

The provision for income taxes reported on the Consolidated Statements of Income consisted of the following:

Year ended December 31 (in millions)               1999        1998       1997
------------------------------------------------------------------------------
Currently Payable                                $104.2      $128.1     $117.9
Deferred                                           39.1        14.9        7.8
Benefit of Operating
   Loss Carryforward                               (7.0)         --         --
------------------------------------------------------------------------------
TOTAL                                            $136.3      $143.0     $125.7
------------------------------------------------------------------------------

The difference between the U.S. federal income tax rate and the consolidated tax provision rate is summarized as follows:

Year ended December 31                 1999       1998       1997
-----------------------------------------------------------------
Statutory Tax Rate                     35.0%      35.0%      35.0%
Benefit of Operating
   Loss Carryforward                   (1.7)        --         --
Other                                    .5         .7         .4
-----------------------------------------------------------------
EFFECTIVE TAX RATE                     33.8%      35.7%      35.4%
-----------------------------------------------------------------

During 1999, the Company recognized a $7.0 million tax benefit related to net operating loss carryforwards of previously acquired entities as a result of a change in tax law.

  Federal income tax regulations allowed certain special deductions for 1983 and prior years which are accumulated in a memorandum tax account designated as "policyholders' surplus." Generally, this policyholders' surplus account will become subject to tax at the then current rates only if the accumulated balance exceeds certain maximum limitations or if certain cash distributions are deemed to be paid out of the account. At December 31, 1999, ReliaStar Life and its life insurance subsidiaries have accumulated approximately $51.0 million in their separate policyholders' surplus accounts. Deferred taxes have not been provided on this temporary difference.

  There have been no deferred taxes recorded for the unremitted equity in subsidiaries as the earnings are considered to be permanently invested or will be remitted only when tax effective to do so.

  The Internal Revenue Service has completed its review of the Company's tax returns for all years through 1995.

  The Company had approximately $63.6 million of non-life net operating loss carryforwards for tax purposes available as of December 31, 1999.

  Cash paid for federal income taxes was $52.5 million, $122.1 million and $88.2 million during the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE SIX: EMPLOYEE BENEFIT PLANS

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

  In addition, the Success Sharing Plan has a 401(k) feature whereby participants may elect to contribute a percentage of their eligible earnings to the plan. Beginning in 1999, the Company matched participants' 401(k) contributions up to 6% of eligible earnings.

  In 1991, the Company issued to the ESOP 1.3 million shares of a new series of preferred stock in exchange for a $30.0 million note. The preferred stock was converted to common stock in 1996. The stock portion of the Company's Success Sharing Plan contributions were met through an allocation of stock to participants' accounts of 133,725, 146,016 and 139,594 shares in 1999, 1998 and 1997, respectively.

  Costs charged to expense for the Success Sharing Plan were $2.2 million, $.9 million and $2.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Pension and Other Postretirement Benefits

The Company has funded and unfunded noncontributory defined benefit retirement plans which provide benefits to employees upon retirement (Pension Plans). Effective December 31, 1998, the Company's qualified defined benefit retirement plan was amended to suspend the accrual of additional benefits for future services. Eligible employees retain all of their accrued benefits as of December 31, 1998, which will be paid monthly at retirement according to the provisions of the plan. Employees meeting certain age and service requirements will receive certain transition benefits until retirement. A curtailment gain was recorded in 1998 to reflect the impact of this plan amendment and the impact of employee reductions resulting from the transfer of certain accident and health administrative operations to a third party.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

  The Company provides certain health care and life insurance benefits to retired employees and their eligible dependents (Other Plans). The postretirement health care plan is contributory, with retiree contribution levels adjusted annually; the postretirement life insurance plan provides a flat amount of noncontributory coverage and optional contributory coverage.

  Net periodic expense or benefit for the Company's pension and other plans included the following components:

Year ended December 31 (in millions)           1999        1998        1997
---------------------------------------------------------------------------
Pension Plans
Service Cost                                 $   .3      $  3.2      $  4.9
Interest Cost                                  16.6        16.7        15.2
Expected Return On Plan Assets                (22.0)      (20.9)      (17.0)
Amortization of Prior Service Cost               .3          .8         1.1
Amortization of Transition Asset                 --         (.1)        (.3)
Curtailment (Gain) Loss                          --        (3.7)         --
Settlement Loss                                  .3          --          --
Actuarial Loss                                  1.5         1.6         1.8
---------------------------------------------------------------------------
NET EXPENSE (BENEFIT)                        $ (3.0)     $ (2.4)     $  5.7
---------------------------------------------------------------------------


Year ended December 31 (in millions)           1999        1998        1997
---------------------------------------------------------------------------
Other Plans
Service Cost                                 $   .6      $   .5      $   .4
Interest Cost                                    .9          .7          .7
Amortization of Prior Service Cost             (1.4)       (1.5)       (1.6)
Curtailment Gain                                 --        (1.7)         --
Actuarial Gain                                   --         (.1)        (.1)
---------------------------------------------------------------------------
NET EXPENSE (BENEFIT)                        $   .1      $ (2.1)     $  (.6)
---------------------------------------------------------------------------


The funded status of the plans and net amounts recognized in the Consolidated Balance Sheets were as follows:

                                                          PENSION PLANS           OTHER PLANS
                                                        ------------------     -----------------
(in millions)                                              1999       1998       1999       1998
------------------------------------------------------------------------------------------------
Benefit Obligations at Beginning of Year                 $238.7     $237.1     $ 10.8     $ 10.9
Service Cost                                                 .3        3.2         .6         .5
Interest Cost                                              16.6       16.7         .9         .7
Actuarial (Gain) Loss                                      (6.6)      14.9        1.8        (.2)
Benefits Paid                                             (15.1)     (15.4)       (.8)       (.4)
Plan Amendments                                              .1        2.0         --         --
Transfers                                                    .7         --         --         --
Termination Cost                                             --        1.0         --         --
Settlement                                                 (2.2)        --         --         --
Curtailment                                                  --      (20.8)        --        (.7)
------------------------------------------------------------------------------------------------
   Benefit Obligations at End of Year                     232.5      238.7       13.3       10.8
------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year            251.7      229.1         --         --
Actual Return on Plan Assets                              109.8       36.6         --         --
Employer Contributions                                      3.4        1.4         .8         .4
Participant Contributions                                    --         --         .5         .5
Settlement                                                 (2.2)        --         --         --
Benefits Paid                                             (15.1)     (15.4)      (1.3)       (.9)
------------------------------------------------------------------------------------------------
   Fair Value of Plan Assets at End of Year               347.6      251.7         --         --
------------------------------------------------------------------------------------------------
Funded Status                                             115.1       13.0      (13.3)     (10.8)
Unrecognized Net Gain                                     (98.2)      (2.2)        --       (1.8)
Unrecognized Prior Service Cost                             3.3        3.6       (3.3)      (4.7)
------------------------------------------------------------------------------------------------
NET ASSET (LIABILITY) RECOGNIZED                         $ 20.2     $ 14.4     $(16.6)    $(17.3)
------------------------------------------------------------------------------------------------

The components of the amounts recognized in the Consolidated Balance Sheets were as follows:

                                                           PENSION PLANS          OTHER PLANS
                                                         -----------------     -----------------
December 31 (in millions)                                  1999       1998       1999       1998
------------------------------------------------------------------------------------------------
Prepaid Benefit Cost                                     $ 33.8     $ 28.2         --         --
Accrued Benefit Liability                                 (20.1)     (19.1)    $(16.6)    $(17.3)
Intangible Asset                                            6.5        5.3         --         --
------------------------------------------------------------------------------------------------
NET ASSET (LIABILITY) RECOGNIZED                         $ 20.2     $ 14.4     $(16.6)    $(17.3)
------------------------------------------------------------------------------------------------

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

The aggregate projected benefit obligation and the aggregate accumulated benefit obligation for the unfunded pension plans were $20.1 million and $20.1 million, respectively, as of December 31, 1999; and $19.4 million and $19.1 million, respectively, as of December 31, 1998. As of December 31, 1999 and 1998, pension plan assets included 1,232,982 shares of Company common stock with a fair value of $48.3 million and $56.9 million, respectively. The benefit obligations for the pension and other postretirement plans were determined using assumed discount rates of 7.5% and 7.0% as of January 1, 2000 and 1999, respectively. A weighted-average long-term rate of compensation increase of 4.5% was used for the pension benefit obligation. The assumed long-term rate of return on pension plan assets was 10.5% in 1999 and 1998. The assumed health care cost trend rate for 2000 and thereafter used in measuring the postretirement health care benefit obligation was 5.0%. The assumed health care cost trend rate has an effect on the amounts reported. For example, a one-percentage-point increase in the rate would increase the 1999 total service and interest cost by $.1 million and the postretirement health care benefit obligation by $.5 million. A one-percentage-point decrease in the rate would decrease the 1999 total service and interest cost by $.1 million and the postretirement health care benefit obligation by $.5 million.

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

  The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the optional accounting methodology prescribed under SFAS No. 123, the Company's net income would have been reduced by approximately $11.1 million, $8.1 million, and $4.9 million for the years ended December 31, 1999, 1998 and 1997, respectively or approximately $.11, $.08 and $.05 per diluted common share for 1999, 1998 and 1997, respectively. The weighted average fair value per option granted during 1999, 1998 and 1997 was $10.54, $11.74 and $9.17, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: annual dividend yield ranging from 1.6% to 1.8%, volatility factors ranging from
 .1881 to .2693, risk-free interest rates ranging from 5.2% to 6.2% and an expected life of 5.0 to 5.8 years.

  Stock option transactions are shown in the table below:

                                                     WEIGHTED-AVERAGE
                                          SHARES       EXERCISE PRICE
---------------------------------------------------------------------
Balance, December 31, 1996             4,220,000               $16.32
  Granted                              2,662,745                26.98
  Exercised                             (934,903)               14.42
  Canceled                              (177,479)               29.92
---------------------------------------------------------------------
Balance, December 31, 1997             5,770,363                21.12
  Granted                              1,646,178                45.80
  Exercised                           (1,373,731)               15.81
  Canceled                              (390,313)               36.67
---------------------------------------------------------------------
Balance, December 31, 1998             5,652,497                28.50
  Granted                              2,951,775                29.96
  Exercised                             (828,146)               14.67
  Canceled                              (322,604)               40.30
---------------------------------------------------------------------
BALANCE DECEMBER 31, 1999              7,453,522               $30.09
---------------------------------------------------------------------
Options exercisable at:
  December 31, 1997                    3,032,472               $15.12
  December 31, 1998                    3,015,613                19.60
  December 31, 1999                    4,414,967                22.44
---------------------------------------------------------------------

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

The following table summarizes information concerning options outstanding and options exercisable as of December 31, 1999:

                                  OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    ------------------------------------------------          -----------------------------
                                 WEIGHTED-AVERAGE   WEIGHTED-AVERAGE                       WEIGHTED-AVERAGE
RANGE OF                    REMAINING CONTRACTUAL           EXERCISE                               EXERCISE
EXERCISE PRICES     NUMBER         LIFE (IN YEARS)             PRICE               NUMBER             PRICE
===========================================================================================================
$ 4.60 - $11.00    1,154,811                  3.9             $ 5.34            1,154,811            $ 5.34
$11.01 - $21.00    1,007,693                  4.4              16.07            1,005,361             16.08
$21.01 - $31.00    1,361,373                  8.0              25.09            1,092,453             24.84
$31.01 - $41.00    1,843,724                  7.9              39.11              425,238             37.27
$41.01 - $51.19    2,085,921                  8.3              45.93              737,104             45.78
===========================================================================================================

During 1999, 1998 and 1997, respectively, the Company issued 10,695, 11,379 and 13,438 restricted shares of common stock to officers under the terms of the Company's Deposit Share Program. This program, which is part of the Company's incentive compensation arrangements, allows eligible officers to deposit certain unrestricted shares of the Company's common stock with the Company and receive up to one share of restricted stock for each share deposited. One-half of the matching restricted shares vests in three years and the remainder vests five years after the date of issue. The restricted shares may not be sold, exchanged, transferred or otherwise disposed of prior to vesting. The value of restricted shares at issuance has been recorded as unearned compensation and is reflected as a reduction in equity as unamortized restricted stock awards. The unearned compensation is amortized as a charge to income over the vesting periods.

  Effective January 1, 1997, the Stock Incentive Plan provides for annual increases in the number of shares available for award based on a percentage of the Company's common shares outstanding. As of January 1, 2000, the cumulative number of shares which could have been issued under the Stock Incentive Plan for awards of stock options, restricted shares and unrestricted shares of the common stock was 11,764,381. The number of shares remaining available for awards under the Stock Incentive Plan was 3,579,941 at January 1, 2000.

Stock Ownership Plan for Nonemployee Directors

Under the ReliaStar Stock Ownership Plan for Nonemployee Directors, the Company pays certain amounts of each non-employee director's retainer in the form of nonqualified stock options. In 1999, 1998 and 1997, the Company granted 45,277, 38,500 and 27,500 nonqualified stock options, respectively, to its nonemployee directors. The exercise price for all stock options granted was the market price at the date of the grant and no compensation expense was recorded. The stock options must be exercised within 10 years and vest at the rate of one-third of the grant on each of the first three anniversaries of the grant. The total number of shares which may be issued under the ReliaStar Stock Ownership Plan for Nonemployee Directors for awards of stock options and restricted shares is 600,000. The number of shares remaining available for awards was 348,666 as of December 31, 1999.

NOTE SEVEN: UNPAID ACCIDENT AND HEALTH CLAIMS

The change in the liability for unpaid accident and health claims and claim adjustment expenses is summarized as follows:

(in millions)                      1999    1998    1997
=======================================================
Balance at January 1             $480.3  $387.0  $383.3
Less Reinsurance Recoverable      180.9   120.2   102.6
-------------------------------------------------------
Net Balance at January 1          299.4   266.8   280.7

Incurred Related to:
 Current Year                     286.0   204.4   178.6
 Prior Years                       20.8     8.2    (3.0)
-------------------------------------------------------
Total Incurred                    306.8   212.6   175.6

Paid Related to:
 Current Year                     113.2    84.2   107.4
 Prior Years                      130.9    95.8    82.1
-------------------------------------------------------
Total Paid                        244.1   180.0   189.5

Net Balance at December 31        362.1   299.4   266.8
Plus Reinsurance Recoverables     293.4   180.9   120.2
-------------------------------------------------------
BALANCE AT DECEMBER 31           $655.5  $480.3  $387.0
=======================================================


The liability for unpaid accident and health claims and claim adjustment expenses is included in Future Policy and Contract Benefits on the Consolidated Balance Sheets.

NOTE EIGHT: COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY CONSOLIDATED SUBSIDIARIES

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

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

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

  Subsidiary Trust I and II (the Subsidiary Trusts) are wholly owned subsidiaries of ReliaStar. The sole assets of the Subsidiary Trusts are and will be the Junior Subordinated Debt Securities I & II (the Junior Subordinated Debt Securities). The interest and other payment dates on the Junior Subordinated Debt Securities correspond to the distribution and other payment dates on the 8.20% and 8.10% Preferred Securities (the Preferred Securities) and the Common Securities I and II (the Common Securities). Under certain circumstances, the Junior Subordinated Debt Securities may be distributed to holders of Preferred Securities and holders of the Common Securities in liquidation of the Subsidiary Trusts.

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

NOTE NINE: SHAREHOLDERS' EQUITY

Share Data

The authorized capital stock of ReliaStar consists of 200,000,000 common shares and 7,000,000 preferred shares, all with a par value of $.01 per share.

  A summary of common share activity is as follows:

                                 ISSUED   TREASURY STOCK
========================================================
Balance, December 31, 1996    84,786,276      (4,752,906)
 Issued for Acquisitions      12,667,718         466,199
 Issued for Benefit Plans        653,384         581,687
 Treasury Stock Acquired              --      (3,963,096)
--------------------------------------------------------
Balance, December 31, 1997    98,107,378      (7,668,116)
 Issued for Acquisitions              --         558,272
 Issued for Benefit Plans             --       1,604,756
 Treasury Stock Acquired              --      (3,731,024)
--------------------------------------------------------
Balance, December 31, 1998    98,107,378      (9,236,112)
 Issued for Acquisition               --       2,555,159
 Issued for Benefit Plans             --       1,056,349
 Treasury Stock Acquired              --      (3,607,640)
--------------------------------------------------------
BALANCE DECEMBER 31, 1999     98,107,378      (9,232,244)
========================================================

Note Receivable from ESOP

To finance the shares held by the ESOP, the ESOP borrowed $30.0 million from the Company under a 20-year, 9.5% note due in 2011. The Company will pay dividends on the shares held by the ESOP plus additional cash contributions in amounts necessary to enable the ESOP to meet its obligations under the note.

Dividend Restrictions

The ability of ReliaStar to pay cash dividends to shareholders is primarily dependent upon the amount of dividends received from ReliaStar Life. ReliaStar Life's ability to pay cash dividends to ReliaStar is, in turn, restricted by law or subject to approval of the insurance regulatory authorities of Minnesota. These authorities recognize only statutory accounting practices for determining the ability of an insurer to pay dividends to its shareholders.

  Under Minnesota insurance law regulating the payment of dividends by ReliaStar Life, any such payment must be an amount deemed prudent by ReliaStar Life's Board of Directors and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce (the Commissioner), must be paid solely from the adjusted earned surplus of ReliaStar Life. Adjusted earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds) less 25% of the amount of such earned surplus which is attributable to unrealized capital gains. Further, without approval of the Commissioner, ReliaStar Life may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the greater of (i) 10% of ReliaStar Life's statutory surplus at the prior

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

year-end or (ii) 100% of ReliaStar Life's statutory net gain from operations (not including realized capital gains) for the prior calendar year. For 2000, the amount of dividends that can be paid by ReliaStar Life without Commissioner approval is $208.4 million.

Statutory Surplus and Net Income

Net income of the insurance subsidiaries, as determined in accordance with statutory accounting practices, was $191.9 million, $153.3 million and $185.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. ReliaStar Life's statutory capital and surplus was $1,153.7 million and $1,063.4 million at December 31, 1999 and 1998, respectively.

Share Rights Plan

ReliaStar has a share rights plan that provides for one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder to buy one-twentieth of a share of a new series of junior participating preferred stock at an exercise price of $100, subject to adjustment.

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

NOTE TEN: REINSURANCE

The Company is a member of reinsurance associations established for the purpose of ceding the excess of life insurance over retention limits. The Reinsurance segment assumes and cedes reinsurance on certain life and health risks as its primary business.

  Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The amount of the allowance for uncollectible reinsurance receivables was immaterial at December 31, 1999 and 1998. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

  ReliaStar Life's retention limit is $1,000,000 per insurable life for individual coverage, with lower retention limits at ReliaStar Life's subsidiaries. For group coverage and reinsurance assumed, the retention is $500,000 per life with per occurrence limitations, subject to certain maximums.

  As of December 31, 1999, $47.9 billion of life insurance in force was ceded to other companies. The Company had assumed $55.7 billion of life insurance in force as of December 31, 1999. Included in these amounts are $50.9 billion of reinsurance assumed pertaining to Federal Employees' Group Life Insurance and Servicemans' Group Life Insurance. Also included in the above amounts are $4.8 billion of reinsurance assumed and $.9 billion of reinsurance ceded by the Reinsurance segment.

  Premium amounts received for prospective reinsurance that meet conditions for reinsurance accounting are recorded as unearned premium revenue and amortized into earned premium ratably over the remaining reinsurance contract period.

  The effect of reinsurance on premiums and recoveries was as follows:

Year Ended December 31 (in millions)             1999         1998        1997
------------------------------------------------------------------------------
Direct Premiums                              $  838.0     $  780.0     $ 675.6
Reinsurance Assumed                             750.3        505.0       386.2
Reinsurance Ceded                              (395.5)      (270.9)     (173.9)
------------------------------------------------------------------------------
NET PREMIUMS                                 $1,192.8     $1,014.1     $ 887.9
------------------------------------------------------------------------------
REINSURANCE RECOVERIES                       $  355.2     $  218.7     $ 114.4
------------------------------------------------------------------------------


NOTE ELEVEN: DISCONTINUED OPERATIONS
AND OTHER

In December 1998, the Company completed the sale of its former mortgage banking subsidiary, ReliaStar Mortgage Corporation (RMC) for approximately $19 million in cash. The results of RMC are presented as discontinued operations in the Consolidated Statements of Income.

Revenues, income from operations and loss on disposal related to the former mortgage banking subsidiary were as follows:

Year ended December 31 (in millions)          1999       1998       1997
------------------------------------------------------------------------
Revenues                                        --      $18.9      $32.7
Income From Operations/1/                       --        0.1        3.2
Loss on Disposal/2/                             --       (7.3)        --
------------------------------------------------------------------------

/1/Net of tax expense of $1.8 million in 1997.
/2/Includes a $2.8 million pretax loss from operations during the phase-out period and is net of a tax benefit of $4.3 million.

During 1999, the Company combined its mutual fund operations into one location. This consolidation was substantially completed by the end of 1999 and resulted in the termination of approximately 50 associates. Estimated costs recorded were primarily for employee-related termination costs and non-cancelable lease contracts associated with vacated facilities.

  During 1998, the Company approved a plan to consolidate its five individual life insurance and annuity service center operations into one new center. This consolidation is expected to be substantially complete by the end of the year 2000 and affects approximately 700 positions at five separate service center operations. Estimated costs recorded were primarily for employee-related termination and non-cancelable lease contracts costs associated with vacated facilities. The 1999 transition of annuity operations to the new center was completed as originally scheduled.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

  During 1997, the Company approved a plan to eliminate redundancies and create operational efficiencies in its Personal Financial Services segment operations through consolidation of certain financial, underwriting and claims functions. The plan was substantially completed by December 31, 1998.

  The following table summarizes the liabilities recorded for these actions:

                                    EMPLOYEE     FACILITY AND
(in millions)                        RELATED    OTHER RELATED     TOTAL
-----------------------------------------------------------------------
Balance at December 31, 1996              --               --        --
  Actions Announced                    $ 4.4            $ 3.8     $ 8.2
-----------------------------------------------------------------------
Balance at December 31, 1997             4.4              3.8       8.2
  Actions Announced                     13.0             11.8      24.8
  Payments                              (2.6)            (1.5)     (4.1)
  Adjustments to Liability                --              (.5)      (.5)
-----------------------------------------------------------------------
Balance at December 31, 1998            14.8             13.6      28.4
  Actions Announced                     11.4              3.1      14.5
  Payments                              (4.0)            (1.8)     (5.8)
  Adjustments to Liability                --              (.4)      (.4)
-----------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999           $22.2            $14.5     $36.7
-----------------------------------------------------------------------


NOTE TWELVE: COMMITMENTS
AND CONTINGENCIES

Litigation

The Company is a defendant in a number of lawsuits arising out of the normal course of its business. Some of the claims seek to be granted class action status and many of the claims seek both compensatory and punitive damages. In the opinion of management, the ultimate resolution of such litigation will not have a material adverse impact to the financial position of the Company. It should be noted, however, that a number of financial services companies have been subjected to significant awards in connection with punitive damages claims and the Company can make no assurances that it will not be subjected to such an award.

  The Company is a defendant in litigation in New York State court regarding an alleged reinsurance contract. The plaintiff alleges damages in excess of $100 million. The Company believes that no contract exists and the suit is without merit.

Joint Group Life and Annuity Contracts

ReliaStar Life has issued certain participating group annuity and group life insurance contracts jointly with another insurance company. ReliaStar Life has entered into an arrangement with this insurer whereby ReliaStar Life will gradually transfer its liabilities (approximately $144 million at December 31, 1999) to the other insurer over a ten year period which commenced in 1993. The terms of the arrangement specify the interest rate on the liabilities and provide for a transfer of assets and liabilities scheduled in a manner consistent with the expected cash flows of the assets allocated to support the liabilities. A contingent liability exists with respect to the joint obligor's portion of the contractual liabilities attributable to contributions received prior to July 1, 1993, (approximately $653 million at December 31, 1999) in the event the joint obligor is unable to meet its obligations.

Financial Instruments

The Company is a party to financial instruments with on and off-balance-sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates and equity prices. These financial instruments include commitments to extend credit, financial guarantees, futures contracts, interest rate swaps and interest rate caps and equity indexed call options. Those instruments involve, to varying degrees, elements of credit, interest rate, equity price, or liquidity risk in excess of the amount recognized in the Consolidated Balance Sheets.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate swap and interest rate cap transactions, the contract or notional amounts do not represent exposure to credit loss. For swaps, caps and equity indexed call options, the Company's exposure to credit loss is limited to those financial instruments where the Company has an unrealized gain.

  Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

December 31 (in millions)                      1999        1998
---------------------------------------------------------------
Contract or Notional Amount
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
    Commitments to Extend Credit             $ 42.6      $101.0
    Financial Guarantees                       28.5        28.8
Financial Instruments Whose Notional
  or Contract Amounts Exceed the
  Amount of Credit Risk
    Interest Rate Swap Agreements             790.5       897.5
    Interest Rate Cap Agreements              510.0       510.0
    Equity-Indexed Call Options                55.6        28.7
---------------------------------------------------------------

Commitments to Extend Credit - Commitments to extend credit are legally binding agreements to lend to a customer. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. They generally may be terminated by the Company in the event of deterioration in the financial condition of the borrower. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

Financial Guarantees - Financial guarantees are conditional commitments issued by the Company guaranteeing the performance of the borrower to a third party. Those guarantees are primarily issued to support public and pri-

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

vate commercial mortgage borrowing arrangements. The credit risk involved is essentially the same as that involved in issuing commercial mortgage loans.

  ReliaStar Life is a partner in six real estate joint ventures where it has guaranteed the repayment of loans of the partnership. As of December 31, 1999, ReliaStar Life had guaranteed repayment of $28.5 million ($28.8 million at December 31, 1998) of such loans including the portion allocable to the PFA. If any payment were made under these guarantees, ReliaStar Life would be allowed to make a claim for repayment from the joint venture, foreclose on the assets of the joint venture, including its real estate investment and, in certain instances, make a claim against the joint venture's general partner.

  For certain of these partnerships, ReliaStar Life has made capital contributions from time to time to provide the partnerships with sufficient cash to meet its obligations, including operating expenses, tenant improvements and debt service. Capital contributions during 1999 and 1998 were insignificant. Further capital contributions may be required in future periods for certain of the joint ventures. The Company cannot predict the amount of such future contributions.

Interest Rate Swap Agreements - The Company enters into interest rate swap agreements to manage interest rate exposure. The primary reason for the interest rate swap agreements is to extend the duration of adjustable rate investments. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Changes in market interest rates impact income from adjustable rate investments and have an opposite (and approximately offsetting) effect on the reported income from the swap portfolio. The risks under interest rate swap agreements are generally similar to those of futures contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The amount subject to credit risk is approximately equal to any unrealized gain on the agreements. At December 31, 1999, there was no unrealized gain on the agreements.

Interest Rate Cap Agreements - The Company has entered into interest rate cap agreements as a hedge against the effects of rising interest rates on the invested assets supporting a portfolio of single premium deferred annuity contracts. Notional principal amounts are often used to express the volume of these transactions but do not represent the much smaller amounts potentially subject to credit risk. The amount subject to credit risk is approximately equal to the unrealized gain on the agreements which was approximately $.1 million at December 31, 1999.

Equity Indexed Call Options - The Company holds certain call options indexed to the performance of the S&P 500 Index as part of its asset/liability management strategy for its equity indexed annuity products. The Company held 50 call options with a notional amount of $55.6 million and an estimated fair value of $19.6 million as of December 31, 1999.

Futures Contracts - Futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. These contracts were entered into to manage interest rate risk as part of the Company's asset and liability management. Risks arise from the movements in securities values and interest rates.

  During 1997, the Company closed out all of its futures contracts and immediately entered into zero coupon interest rate swaps. The Company has not entered into any new futures contracts since 1997. As of December 31, 1999, the remaining deferred gain on the closed futures contracts was approximately $17 million, which is being amortized into income over the life of the liabilities whose cash flows they supported.

Leases

The Company has operating leases for office space and certain computer processing and other equipment. Rental expense for these items was $20.1 million, $15.9 million and $17.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

  Future minimum aggregate rental commitments at December 31, 1999 for operating leases were as follows:

(in millions)
-----------------------------------------------------
2000 - $14.5                             2003 - $ 9.8
2001 - $13.9                             2004 - $ 9.7
2002 - $11.3              2005 and thereafter - $31.1
-----------------------------------------------------


NOTE THIRTEEN: FAIR VALUE OF
FINANCIAL INSTRUMENTS

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

  The fair value estimates presented herein are based on pertinent information available to Management as of December 31, 1999 and 1998, respectively. Although Management is not aware of any factors that would significantly

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Fixed Maturity Securities

The estimated fair value disclosures for fixed maturity securities satisfy the fair value disclosure requirements of SFAS No. 107. (See Note 3.)

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

  The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                                   1999                          1998
                                                          -----------------------       -----------------------
                                                           CARRYING          FAIR        CARRYING          FAIR
December 31 (in millions)                                    AMOUNT         VALUE          AMOUNT         VALUE
---------------------------------------------------------------------------------------------------------------
Financial Instruments Recorded as Assets
  Fixed Maturity Securities                               $11,041.8     $11,041.8       $11,625.1     $11,625.1
  Equity Securities                                            54.9          54.9            60.3          60.3
  Mortgage Loans on Real Estate
    Commercial                                              1,868.5       1,854.7         1,726.8       1,841.8
    Residential and Other                                     441.2         439.7           428.0         436.7
  Policy Loans                                                739.9         739.9           702.3         702.3
  Cash and Short-Term Investments                             205.6         205.6           190.2         190.2
  Other Financial Instruments Recorded as Assets              722.8         722.8           630.9         630.9
Financial Instruments Recorded as Liabilities
  Investments Contracts
    Deferred Annuities                                     (7,849.0)     (7,460.8)       (7,784.5)     (7,366.3)
    GICs                                                      (79.1)        (96.8)          (70.3)        (98.2)
    Supplementary Contracts and Immediate Annuities          (395.9)       (394.3)         (414.8)       (416.5)
    Other Investment Contracts                               (311.6)       (311.6)         (396.4)       (396.4)
  Claim and Other Deposit Funds                              (127.1)       (127.1)         (154.4)       (154.4)
  Notes and Mortgages Payable                                (803.6)       (792.2)         (508.4)       (534.3)
  Trust-Originated Preferred Securities                      (242.6)       (212.2)         (242.3)       (257.5)
  Other Financial Instruments Recorded as Liabilities        (622.3)       (622.3)         (545.2)       (545.2)
Off-Balance Sheet Financial Instruments
  Financial Guarantees                                           --          (2.1)             --          (2.1)
---------------------------------------------------------------------------------------------------------------

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

NOTE FOURTEEN: EARNINGS PER COMMON SHARE

The following table provides a reconciliation of the numerator and denominator for the basic and diluted earnings per common share computation:

Year ended December 31 (in millions)         1999       1998       1997
-----------------------------------------------------------------------
Numerator - Basic and Diluted
Income from Continuing
  Operations                               $253.6     $244.9     $218.8
-----------------------------------------------------------------------
Denominator
Weighted Average Common Shares
  During the Period (Basic)                  87.7       91.1       85.6
Dilutive Effect of:
  Stock Options                               1.2        1.5        1.4
  Other                                        .1         .1         .1
-----------------------------------------------------------------------
Weighted Average Common Shares
  During the Period (Diluted)                89.0       92.7       87.1
-----------------------------------------------------------------------


NOTE FIFTEEN: SEGMENT INFORMATION

The Company operates in four reportable segments that are differentiated by products and/or marketing focus. The Personal Financial Services (PFS) segment sells life insurance and annuity products to individuals. The Worksite Financial Services segment sells group and individual insurance products, 401(k) plans and financial services to employers and their employees at the worksite. The Tax-Sheltered and Fixed Annuities (TSA/FA) segment sells 403(b) annuities and other retirement products, primarily to the K-12 schoolteacher market. The Reinsurance segment sells group life, health and specialty risk reinsurance and specialty insurance products in the U.S. and internationally.

  Operations not included in the four reportable segments are classified as Other Business Units and include the Company's mutual fund operation, broker/dealer operations and banking operations. Financing costs, goodwill amortization, other unallocated costs and consolidating/eliminating adjustments are reported in Corporate. Intersegment transactions are accounted for on a third-party basis.

  During 1999, management responsibility for the closed block of individual life insurance of Northern was transferred from the TSA/FA segment to the PFS segment. At the same time, management responsibility for the fixed annuities of Security-Connecticut was transferred from the PFS segment to the TSA/FA segment. Previously reported segment financial data has been restated to reflect these changes and conform with current period presentation.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

  Selected financial information by reportable segment is as follows:

Year ended December 31 (in millions)          1999       1998        1997
=========================================================================
Operating Income Before Special Items
Personal Financial Services               $  109.9   $  100.3   $    77.9
Worksite Financial Services                   64.5       60.5        51.4
Tax-Sheltered and Fixed Annuities             77.3       74.0        67.6
Reinsurance                                   16.1       42.4        37.2
-------------------------------------------------------------------------
  Total Reportable Segments                  267.8      277.2       234.1
Other Business Units                          12.3       11.4         9.4
Corporate                                    (25.1)     (19.1)      (16.7)
-------------------------------------------------------------------------
Operating Income Before
 Special Items                               255.0      269.5       226.8
Net Realized Investment Gains/1/                .5        9.7         6.0
Special Items/2/                              (1.9)     (34.3)      (14.0)
-------------------------------------------------------------------------
Consolidated Income from
  Continuing Operations                   $  253.6   $  244.9   $   218.8
=========================================================================

Year ended December 31 (in millions)          1999       1998        1997
=========================================================================
Operating Revenues
Personal Financial Services               $  875.0   $  890.3   $   744.9
Worksite Financial Services                  815.2      795.2       772.0
Tax-Sheltered and Fixed Annuities            604.8      592.6       534.2
Reinsurance                                  491.5      346.4       240.4
-------------------------------------------------------------------------
  Total Reportable Segments                2,786.5    2,624.5     2,291.5
Other Business Units                         226.7      190.6       154.5
Corporate                                     25.4       15.5        19.9
-------------------------------------------------------------------------
Operating Revenues                         3,038.6    2,830.6     2,465.9
Net Realized Investment
  Gains (Losses)                              (1.3)      17.6        11.7
-------------------------------------------------------------------------
Consolidated Revenues                     $3,037.3   $2,848.2   $ 2,477.6
=========================================================================

Year ended December 31 (in millions)          1999       1998        1997
=========================================================================
Net Investment Income
Personal Financial Services               $  364.7   $  386.4   $   340.3
Worksite Financial Services                  134.6      141.9       135.3
Tax-Sheltered and Fixed Annuities            563.7      551.3       502.2
Reinsurance                                   24.7       21.1        18.0
-------------------------------------------------------------------------
  Total Reportable Segments                1,087.7    1,100.7       995.8
Other Business Units                            .8         .4          .1
Corporate                                     27.4       15.8        10.4
-------------------------------------------------------------------------
Consolidated Net
  Investment Income                       $1,115.9   $1,116.9   $ 1,006.3
=========================================================================

Year ended December 31 (in millions)          1999       1998        1997
=========================================================================
Operating Income Tax Expense (Benefit)
Personal Financial Services               $   57.6   $   53.4   $    42.2
Worksite Financial Services                   34.9       32.6        27.3
Tax-Sheltered and Fixed Annuities             41.9       39.8        36.3
Reinsurance                                    8.3       22.9        20.3
-------------------------------------------------------------------------
  Total Reportable Segments                  142.7      148.7       126.1
Other Business Units                           6.9        5.8         1.0
Corporate                                     (2.0)       1.7         3.0
-------------------------------------------------------------------------
Operating Income Tax Expense                 147.6      156.2       130.1
Net Realized Investment Gains/1/                .4        5.2         3.2
Special Items/2/                             (11.7)     (18.4)       (7.6)
-------------------------------------------------------------------------
Consolidated Income Tax Expense           $  136.3   $  143.0   $   125.7
=========================================================================

Year ended December 31 (in millions)          1999       1998        1997
=========================================================================
Amortization of DAC and PVFP
Personal Financial Services               $  132.6   $  129.3   $   107.6
Worksite Financial Services                   11.6       10.1         7.8
Tax-Sheltered and Fixed Annotates             42.7       34.5        25.1
Reinsurance                                     --        2.3          .5
-------------------------------------------------------------------------
  Total Reportable Segments                  186.9      176.2       141.0
Corporate                                       .8         .9          .7
-------------------------------------------------------------------------
                                             187.7      177.1       141.7
Special Items/2/                                --       12.6         1.9
Net Realized Investments
  Gains (Losses)                              (2.2)       2.7         2.5
-------------------------------------------------------------------------
Consolidated Total                        $  185.5   $  192.4   $   146.1
=========================================================================

December 31 (in millions)                                1999        1998
=========================================================================
Assets Under Management
Personal Financial Services                        $  7,544.0   $ 6,887.0
Worksite Financial Services                           4,243.5     3,512.1
Tax-Sheltered and Fixed Annuities                     8,189.9     7,594.7
Reinsurance                                             408.9       309.9
-------------------------------------------------------------------------
  Total Reportable Segments                          20,386.3    18,303.7
Other Business Units                                 14,611.2     4,018.4
Corporate                                               459.1       389.8
-------------------------------------------------------------------------
Assets Under Management                              35,456.6    22,711.9
Net Unrealized Investment
  Gains (Losses)                                       (206.6)      526.2
Other Balance Sheet Assets                            4,267.0     3,389.0
Off-Balance Sheet Mutual Fund
  Client Assets                                     (14,590.1)   (4,018.4)
-------------------------------------------------------------------------
Consolidated Assets                                $ 24,926.9   $22,608.7
=========================================================================

/1/Amounts are after-tax and include the impact of net realized investment gains on the amortization of deferred policy acquisition costs and present value of future profits.

/2/The Company recorded $1.9 million, $34.3 million and $14.0 million of special items (after-tax) in 1999, 1998 and 1997, respectively. These special items are excluded from operating segment results for internal management purposes and therefore, are presented separately.

ReliaStar Financial Corp. and Subsidiaries                                 NOTES

NOTE SIXTEEN: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited quarterly results of operations:

                                                      1999
                                        ----------------------------------
                                         FIRST   SECOND    THIRD   FOURTH
(in millions, except per share data)    QUARTER  QUARTER  QUARTER  QUARTER
==========================================================================
Revenues                                 $727.1   $741.9   $743.8   $824.5
Income Taxes                               37.9     42.2     25.9     30.3

Net Income                               $ 64.4   $ 71.7   $ 46.1   $ 71.4
==========================================================================
Net Income Per Common Share
  Basic                                  $  .73   $  .82   $  .54   $  .81
  Diluted                                $  .71   $  .81   $  .53   $  .80
==========================================================================
Weighted Average Common Shares
  Basic                                    88.8     87.9     86.1     88.0
  Diluted                                  90.1     89.0     87.3     89.5
==========================================================================

                                                             1998
                                              -----------------------------------
                                               FIRST    SECOND    THIRD    FOURTH
(in millions, except per share data)          QUARTER  QUARTER   QUARTER  QUARTER
=================================================================================
Revenues                                       $689.6   $721.8    $708.9   $727.9
Income Taxes                                     38.0     41.5      40.0     23.5

Income From Continuing Operations              $ 64.5   $ 72.9    $ 68.6   $ 38.9
Income (Loss) From Discontinued Operations         .1     (3.5)       --     (3.8)
---------------------------------------------------------------------------------
  Net Income                                   $ 64.6   $ 69.4    $ 68.6   $ 35.1
=================================================================================
Per Common Share - Basic
Income From Continuing Operations              $  .71   $  .80    $  .75   $  .43
Loss From Discontinued Operations                  --     (.04)       --     (.04)
---------------------------------------------------------------------------------
  Net Income                                   $  .71   $  .76    $  .75   $  .39
=================================================================================
Per Common Share - Diluted
Income From Continuing Operations              $  .70   $  .79    $  .74   $  .42
Loss From Discontinued Operations                  --     (.04)       --     (.04)
---------------------------------------------------------------------------------
  Net Income                                   $  .70   $  .75    $  .74   $  .38
=================================================================================
Weighted Average Common Shares
  Basic                                          91.0     91.2      91.5     90.6
  Diluted                                        92.8     92.9      93.1     92.0
=================================================================================

ReliaStar Financial Corp. and Subsidiaries

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

  The Company maintains accounting and other control systems which management believes provide reasonable assurance that transactions are properly recorded in the books and records and that the assets are properly safeguarded. The systems of internal control include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures and a broad program of internal audits. The costs of the control systems are balanced against the expected benefits. During 1999, the Audit Committee of the Board of Directors, composed solely of outside directors, met three times with management, the Company's internal auditors and the independent auditors to review the scope of the audits, discuss the evaluation of internal accounting controls and discuss financial reporting matters. The independent auditors and internal auditors have free access to the Audit Committee and meet with it, without management present, to discuss any appropriate matters.

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

/s/ John G. Turner
-----------------------------------------
John G. Turner, FSA
Chairman and Chief Executive Officer


Independent Auditors' Report

Board of Directors and Shareholders
ReliaStar Financial Corp. and Subsidiaries
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of ReliaStar Financial Corp. and Subsidiaries as of December 31, 1999 and 1998, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReliaStar Financial Corp. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche, LLP
-----------------------------------------
Minneapolis, Minnesota
February 1, 2000

Common Stockholder Information


Market for the Company's Common Equity and
Related Stockholder Matters

The common stock of ReliaStar Financial Corp. is traded on the New York Stock Exchange under the symbol RLR. The following table sets forth the amounts of cash dividends per common share and the high and low prices of ReliaStar Financial Corp. common stock for each quarter of 1999 and 1998.

                                MARKET PRICE           DIVIDENDS
                                 PER SHARE             PER SHARE
QUARTER                   -------------------------    ---------
1999                         HIGH           LOW
----------------------------------------------------------------
1st                       $ 48 7/16      $ 39 9/16       $.185
2nd                         43 15/16       34 7/8         .205
3rd                         49 13/16       32 1/16        .205
4th                         49 1/2         31 11/16       .205
Year                                                      .800
----------------------------------------------------------------


                                MARKET PRICE           DIVIDENDS
                                 PER SHARE             PER SHARE
QUARTER                   -------------------------    ---------
1998                         HIGH           LOW
----------------------------------------------------------------
1st                       $ 48 3/4       $ 39 3/4        $.155
2nd                         49 15/16       41 3/4         .185
3rd                         52 7/16        36 7/16        .185
4th                         48 7/16        29             .185
Year                                                      .710
----------------------------------------------------------------

For restrictions on dividends, see Note Nine of Notes to Consolidated Financial Statements.

Shareholders
There were 21,711 common stockholders of record as of February 22, 2000.



Corporate Information

Employees and Agents
At year-end 1999, ReliaStar Financial Corp. had 3,800 employees and 31,700 agents under contract.

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

Trading Market
New York Stock Exchange

Common Stock Trading Symbol
RLR

Trust-Originated Preferred Securities Trading Symbols
RLR PrA, RLR PrB

Annual Meeting
Thursday, May 11, 2000, 10 a.m., Central Time, ReliaStar Financial Corp. Home Office, 20 Washington Avenue South, Minneapolis, Minnesota.

Investor Relations
Security analysts, investment professionals and shareholders should direct their inquiries about financial performance to Karin E. Glasgow, Assistant Vice President, Investor Relations at (612) 342-3979.

Media Relations and General Information
Members of the news media should direct their inquires to Ruth A. Weber Kelley, Second Vice President, Corporate Communications, at (612) 372-5628. For general information, call the Company's main switchboard at (612) 372-5432.

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


                                                                              53